     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 1, 2000

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      ASSOCIATES FIRST CAPITAL CORPORATION
             (Exact name of Registrant as specified in its charter)

                DELAWARE                                    6141                                   06-0876639
    (State or other jurisdiction of             (Primary Standard Industrial                    (I.R.S. Employer
             incorporation)                     Classification Code Number)                  Identification Number)

                           250 EAST CARPENTER FREEWAY
                              IRVING, TEXAS 75062
                                 (972) 652-4000
         (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                          CHESTER D. LONGENECKER, ESQ.
                  EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                      ASSOCIATES FIRST CAPITAL CORPORATION
                           250 EAST CARPENTER FREEWAY
                              IRVING, TEXAS 75062
                                 (972) 652-4000
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                with copies to:

               ALAN D. SCHNITZER, ESQ.                               WILLIAM J. GRANT, JR., ESQ.
              SIMPSON THACHER & BARTLETT                               WILLKIE FARR & GALLAGHER
                 425 LEXINGTON AVENUE                                     787 SEVENTH AVENUE
               NEW YORK, NEW YORK 10017                                NEW YORK, NEW YORK 10019
                    (212) 455-2000                                          (212) 728-8000

                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: At the effective time of the merger of a wholly owned subsidiary of the Registrant with and into Arcadia Financial Ltd., which shall occur as soon as practicable after the effective date of this Registration Statement and the satisfaction of or waiver of all conditions to the closing of such merger.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with the General Instruction G, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the effective registration statement for the same offering. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                         PROPOSED             PROPOSED
                                                                          MAXIMUM              MAXIMUM
           TITLE OF SECURITIES TO                   AMOUNT TO         OFFERING PRICE          AGGREGATE            AMOUNT OF
                BE REGISTERED                   BE REGISTERED(1)       PER SHARE(2)       OFFERING PRICE(2)   REGISTRATION FEE(3)
                                               45,644,630 Residual
Residual Value Obligations...................   Value Obligations          $0.00                $0.00                $0.00

(1) Based upon the maximum number of Residual Value Obligations which may be issued in connection with the merger described herein to holders of Common Stock and to holders of options to purchase Common Stock of Arcadia Financial Ltd.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(c) and 457(f)(1) and (3) of the Securities Act of 1933, as amended, based upon the market value of the Common Stock of Arcadia Financial Ltd. on February 28, 2000.

(3) In connection with the transactions described herein, Arcadia
    Financial Ltd. paid a fee of $44,732 at the time of the filing of preliminary proxy materials on Schedule 14A on December 23, 1999.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             ARCADIA FINANCIAL LTD.
                          7825 WASHINGTON AVENUE SOUTH
                             MINNEAPOLIS, MN 55439

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 31, 2000

    We will hold a special meeting of shareholders of Arcadia Financial Ltd. at 10:00 a.m., local time, on March 31, 2000 at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York, for the following purpose:

    1. To consider and vote upon a proposal to approve the merger agreement among Associates First Capital Corporation, AFCC Newco, Inc., a wholly owned subsidiary of Associates, and Arcadia, and the merger of AFCC Newco, Inc. into Arcadia pursuant to the merger agreement, under which Arcadia will become a wholly owned subsidiary of Associates and each outstanding share of Arcadia common stock, except for shares owned by Associates or any wholly owned subsidiary of Associates, shares owned by Arcadia and shares owned by shareholders who exercise and preserve their dissenters' rights in accordance with Minnesota law, will be converted into the right to receive $4.90 in cash, without interest, and one residual value obligation of Associates, the terms of which are described in the accompanying proxy statement/prospectus; and

    2. To transact any other business as may properly come before the special meeting or any adjournments of the special meeting.

    Your board of directors, based in part upon the unanimous approval of a special committee of disinterested directors, has determined that the terms of the merger are advisable and fair to, and in the best interests of, Arcadia and you, and unanimously recommends that you vote to approve the merger and the merger agreement.

    We describe the merger more fully in the accompanying proxy statement/prospectus, which we urge you to read.

    Completion of the merger is subject to a number of business and legal conditions, including the receipt of required Arcadia shareholder approval. Only Arcadia shareholders of record at the close of business on February 28, 2000 are entitled to notice of and to vote at the special meeting or any adjournments of the special meeting.

    If the merger is completed, shareholders of Arcadia who dissent from the merger and comply with all the requirements of Minnesota law have the right to receive the "fair value" of their shares in cash. See "The Merger--Dissenters' Rights" in the accompanying proxy statement/prospectus for a summary of the rights of dissenting shareholders and a description of the procedures required to be followed by them to obtain the "fair value" for their shares in cash. A copy of the relevant provisions of Minnesota law are attached to this proxy statement/prospectus as Appendix E.

    Your vote is important. To assure that your shares are represented at the special meeting, we urge you to complete, date and sign the enclosed proxy card and mail it promptly in the postage-paid envelope provided, whether or not you plan to attend the special meeting in person. You may also vote your shares by telephone or on the internet. If you choose to vote your shares by telephone or on the internet, please follow the instructions on the enclosed proxy card. You may revoke your proxy in the manner described in the accompanying proxy statement/prospectus at any time before it has been voted at the special meeting. You may vote in person at the special meeting even if you have returned a proxy, provided that you first revoke your proxy.

By: Order of the Board of Directors
James Atkinson
SECRETARY

Minneapolis, Minnesota
March 3, 2000

            ARCADIA FINANCIAL LTD.              ASSOCIATES FIRST CAPITAL CORPORATION
                PROXY STATEMENT                              PROSPECTUS

                  MERGER PROPOSED--YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Associates First Capital Corporation and Arcadia Financial Ltd. have agreed that Associates will acquire Arcadia by means of a merger. After the merger, Arcadia will be a wholly owned subsidiary of Associates.

    In the merger, your shares of Arcadia common stock, except for shares owned by shareholders who exercise and preserve their dissenters' rights, will be converted into the right to receive:

    - $4.90 in cash, without interest; and

    - one residual value obligation of Associates, the terms of which are described in this proxy statement/prospectus.

    IT IS UNCLEAR IF ANY PAYMENTS WILL BE MADE ON THE RESIDUAL VALUE OBLIGATIONS; CONSEQUENTLY, THE RESIDUAL VALUE OBLIGATIONS MAY HAVE NO VALUE. SEE "PROXY STATEMENT/PROSPECTUS SUMMARY--PAYMENTS ON THE RESIDUAL VALUE OBLIGATIONS." THE MERGER WILL BE A TAXABLE TRANSACTION FOR ARCADIA SHAREHOLDERS FOR U.S. FEDERAL INCOME TAX PURPOSES.

    After consummation of the merger, Arcadia shareholders will no longer have any equity interest in Arcadia and will not have an equity interest in Associates.

    Arcadia common stock is traded on the New York Stock Exchange under the symbol "AAC". On February 28, 2000, the closing price per share of Arcadia common stock was $4.69.

    Arcadia will hold a special meeting of its shareholders to consider and vote upon the merger proposal and other matters. The special meeting will be held on March 31, 2000 at 10:00 a.m., local time, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York. In order to complete the merger, the holders of a majority of the outstanding shares of Arcadia common stock must approve the merger and the merger agreement.

    Your board of directors, based in part upon the unanimous approval of a special committee of disinterested directors, has determined that the terms of the merger are advisable and fair to, and in the best interests of, Arcadia and you, and unanimously recommends that you approve the merger and the merger agreement. J.P. Morgan Securities Inc., financial advisor to Arcadia, has issued an opinion to the effect that, as of the date of the opinion and based upon and subject to matters stated in the opinion, the consideration to be received in the merger by you is fair to you from a financial point of view.
                            ------------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the residual value obligations of Associates to be issued in the merger or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.
                            ------------------------

                 proxy statement/prospectus dated March 3, 2000
               and first mailed to shareholders on March 3, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
QUESTIONS AND ANSWERS ABOUT THE MERGER......................  iii
PROXY STATEMENT/PROSPECTUS SUMMARY..........................  1
MARKET PRICE INFORMATION....................................  10
RISK FACTORS................................................  12
  Risks Relating to the Transaction.........................  12
  Risks Relating to the Residual Value Obligations..........  14
FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE.............  21
THE SPECIAL MEETING.........................................  22
  General...................................................  22
  Date, Time and Place......................................  22
  Matters to Be Considered at the Special Meeting...........  22
  Record Date...............................................  22
  Voting of Proxies.........................................  22
  Votes Required............................................  22
  Quorum; Abstentions and Broker Non-Votes..................  23
  Solicitation of Proxies and Expenses......................  23
  Board Recommendation......................................  23
THE MERGER..................................................  25
  Background of the Merger..................................  25
  Reasons for the Merger; Recommendation of the Board of
    Directors...............................................  29
  Opinion of Financial Advisor..............................  31
  Interests of Directors and Officers in the Merger.........  35
  Certain Federal Income Tax Considerations.................  36
  Anticipated Accounting Treatment..........................  38
  Dissenters' Rights........................................  39
  Listing of Residual Value Obligations.....................  41
  Operations Following the Merger...........................  41
DESCRIPTION OF RESIDUAL VALUE OBLIGATIONS...................  42
  General...................................................  42
  RVO Payments..............................................  42
  Allocations of Residual Cash Flow.........................  43
  Payments on, and Exchanges and Transfers of, the Residual
    Value Obligations.......................................  44
  Servicing of Auto Loan Receivables Subject to the
    Designated Securitization Transactions..................  45
  Amendment to Designated Securitization Transactions.......  45
  Reporting Requirements....................................  45
  Paying Agent and Registrar................................  45
  Transfer and Exchange.....................................  45
  Optional Redemption.......................................  46
  Merger and Consolidation..................................  46
  Assignment................................................  47
  Events of Default.........................................  48
  Amendments and Waivers....................................  49
  No Personal Liability of Directors, Officers, Employees
    and Stockholders........................................  50
  Concerning the Trustee....................................  50
  Determinations of Associates Final........................  50
  Governing Law.............................................  50
  Certain Definitions.......................................  51

                                                                PAGE
                                                              --------
THE MERGER AGREEMENT AND RELATED AGREEMENTS.................  56
  The Merger................................................  56
  Effective Time............................................  56
  Directors and Officers of Arcadia After the Merger........  56
  Conversion of Arcadia Shares in the Merger................  56
  Stock Options.............................................  56
  Restricted Stock..........................................  57
  Warrants..................................................  57
  The Exchange Agent........................................  57
  Transfer of Ownership; Distributions with Respect to
    Unexchanged Shares......................................  57
  Representations and Warranties............................  58
  Arcadia's Conduct of the Business Pending the Merger......  59
  Regulatory Matters........................................  62
  No Solicitation of Transactions...........................  62
  Director and Officer Indemnification and Insurance........  63
  Conditions to Completion of the Merger....................  63
  Termination of the Merger Agreement.......................  64
  Payment of Fees and Expenses..............................  64
  Extension, Waiver and Amendment of the Merger Agreement...  66
  Voting Agreement..........................................  66
  Asset Purchase Agreement..................................  66
  Servicing Agreement.......................................  67
LEGAL PROCEEDINGS...........................................  68
WHERE YOU CAN FIND MORE INFORMATION.........................  69
EXPERTS.....................................................  71
SHAREHOLDER PROPOSALS.......................................  71
LEGAL MATTERS...............................................  71
APPENDIX A  --  THE MERGER AGREEMENT
APPENDIX B  --  FORM OF RESIDUAL VALUE OBLIGATIONS AGREEMENT
APPENDIX C  --  FAIRNESS OPINION OF J.P. MORGAN SECURITIES,
  INC.
APPENDIX D  --  THE VOTING AGREEMENT
APPENDIX E  --  SECTIONS 302A.471 AND 302A.473 OF THE
                MINNESOTA BUSINESS CORPORATION ACT
APPENDIX F  --  FINANCIAL DATA RELATING TO THE RECEIVABLES
                UNDERLYING THE RESIDUAL VALUE OBLIGATIONS

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHAT WILL I RECEIVE IN THE MERGER?

    A: If the merger is completed and you do not exercise and preserve your dissenters' rights under Minnesota law, you will receive $4.90 in cash and one residual value obligation of Associates for each share of Arcadia common stock you own.

Q: WHAT IS A RESIDUAL VALUE OBLIGATION?

    A: A residual value obligation is a general unsecured obligation of Associates to make payments to the holder of the residual value obligation generally based on the performance of receivables which have been securitized by Arcadia. There are no minimum payments on the residual value obligations, and depending on the performance of the underlying receivables and other factors, there may be no payments on the residual value obligations. These securities are described in more detail under the caption "Description of Residual Value Obligations" beginning on page 42.

Q: WHAT WILL HAPPEN TO ARCADIA AFTER THE MERGER?

    A: After the merger, Arcadia will be a wholly owned subsidiary of Associates.

Q: WHEN DO YOU EXPECT TO COMPLETE THE MERGER?

    A: We are working to complete the merger in April of 2000. Because the merger is subject to various conditions, however, we cannot predict the exact timing.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

    A: No. After we complete the merger, Associates will send instructions to Arcadia shareholders explaining how to exchange their shares of Arcadia common stock for the merger consideration.

Q: HOW DO I VOTE?

    A: Mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the special shareholders meeting. You may also vote your shares by telephone or on the internet. If you choose to vote your shares by telephone or on the internet, please follow the instructions on the enclosed proxy card. You may also attend the meeting in person instead of submitting a proxy. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. If you do not return your card or vote via telephone or the internet, or if you do not instruct your broker how to vote any shares held for you in "street name," the effect will be a vote AGAINST the merger proposal.

Q: DOES THE BOARD OF DIRECTORS RECOMMEND VOTING IN FAVOR OF THE MERGER?

    A: Yes. After careful consideration, Arcadia's board of directors unanimously recommends that you vote to approve the merger and the merger agreement. For a more complete description of the recommendation of the board of directors of Arcadia, see page 29.

Q: AM I ENTITLED TO DISSENTERS' RIGHTS?

    A: Yes. You are entitled to dissenters' rights in connection with the merger by properly complying with the requirements of Minnesota law. For a more complete description of dissenters' rights, see the information under the caption "Dissenters' Rights" beginning on page 39. In addition, we have attached to this proxy statement/prospectus the full text of the applicable provisions of Minnesota law as Appendix E.

Q: CAN I CHANGE MY VOTE AFTER SUBMITTING MY PROXY?

    A: Yes. You may change your vote by delivering a signed notice of revocation or a later-dated, signed proxy card to the corporate secretary of Arcadia before the vote at the special meeting. If you vote your proxy by telephone or via the internet, following the procedures outlined on the enclosed proxy card, you may change your vote in accordance with the above instructions or by voting again by telephone or via the internet.

Q: WHO CAN I CALL WITH QUESTIONS?

    A: If you have questions about the merger, please call MacKenzie Partners, Inc., Arcadia's proxy solicitor, at 1-800-322-2885.

                       PROXY STATEMENT/PROSPECTUS SUMMARY

    This brief summary does not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus, including the appendices, and the other documents we refer to for a more complete understanding of the merger. See "Where You Can Find More Information" beginning on page 69.

THE MERGER (PAGE 25)

    Associates and Arcadia have entered into a merger agreement that provides for the merger of Arcadia and a newly formed subsidiary of Associates. As a result of the merger, Arcadia will become a wholly owned subsidiary of Associates. We expect to complete the merger in April of 2000. We urge you to read the merger agreement, which is included as Appendix A to this proxy statement/prospectus, carefully and in its entirety.

    EACH ARCADIA SHARE WILL BE EXCHANGED FOR $4.90 IN CASH AND ONE RESIDUAL VALUE OBLIGATION OF ASSOCIATES (PAGE 56)

    Upon completion of the merger, each share of Arcadia common stock, except for shares owned by Associates or any wholly owned subsidiary of Associates, shares owned by Arcadia and shares owned by shareholders who properly exercise and preserve their dissenters' rights under Minnesota law, will be converted into the right to receive $4.90 in cash, without interest, and one residual value obligation of Associates.

PAYMENTS ON THE RESIDUAL VALUE OBLIGATIONS (PAGE 42)

    THERE ARE NO MINIMUM PAYMENTS ON THE RESIDUAL VALUE OBLIGATIONS, AND ASSOCIATES EXPECTS THAT THERE WILL NOT BE ANY PAYMENTS ON THE RESIDUAL VALUE OBLIGATIONS.

    Arcadia believes that there may be payments on the residual value obligations. Payments will not be made on the residual value obligations unless cash from specified sources in excess of $512 million plus interest from September 30, 1999 and other expenses, less other specified amounts, is released to Associates or its subsidiaries. The specified sources of cash are:

    - cash released from spread accounts established in connection with Arcadia's existing securitizations of automobile loan receivables; and

    - cash generated by receivables which were securitized by Arcadia as of September 30, 1999 but are no longer included in the securitization trusts on the cash release date, less specified amounts. This component is meant to approximate the cash generated by a formerly securitized receivable that would have been available to Associates or its subsidiaries if the receivable had not been transferred out of the securitization trust.

    Finance income receivable is an asset on Arcadia's balance sheet which generally represents Arcadia's view of the present value of the cash it expects to be released from these spread accounts and other loans. Arcadia expects that the book value of the finance income receivable on its financial statements as of December 31, 1999 will be approximately $557 million. Based on this valuation and disregarding specified costs and other expenses which will reduce payments on the residual value obligations, holders of residual value obligations would receive payments with a present value of approximately $0.53 per residual value obligation (assuming exercise of all outstanding Arcadia stock options prior to closing).

    Any amounts paid on the residual value obligations will be paid over a period of time, and, if there are payments, it is unlikely that there would be any payments prior to January 1, 2004. For a discussion of the matters that may affect whether and to what extent payments are made on the residual value obligations, see "Risk Factors--Risks Relating to the Residual Value Obligations."

SUMMARY EFFECTS OF THE MERGER (PAGE 56)

    When we complete the merger, your shares of Arcadia common stock, except for shares owned by shareholders who properly exercise and preserve their dissenters' rights under Minnesota law, will be converted into the right to receive the merger consideration of $4.90 in cash and one residual value obligation of Associates.

    Following the merger, Associates will own all of Arcadia's outstanding shares of common stock. Associates will have complete control over the management and conduct of Arcadia's business, all income generated by Arcadia and any future increase in Arcadia's value. Similarly, Associates will also bear the risk of any losses incurred in the operation of Arcadia and any decrease in the value of Arcadia. As a result of the merger, Arcadia will be privately held and there will be no public market for Arcadia's common stock. When we complete the merger, Arcadia's common stock will no longer be listed on the New York Stock Exchange and will no longer be registered under the Securities Exchange Act of 1934, as amended.

THE RESIDUAL VALUE OBLIGATIONS, WHICH MAY HAVE NO VALUE (PAGE 42)

    The residual value obligations are general unsecured obligations of Associates to make payments to the holders generally based on the performance of automobile loan receivables which have been securitized by Arcadia. Attached as Appendix F to this proxy statement/prospectus is information about the historical performance of the receivables. The securitization transactions that will be the basis for payments on the residual value obligations are designated on Annex I to the form of Residual Value Obligations Agreement which is attached as Appendix B to this proxy statement/prospectus. There are no minimum payments on the residual value obligations, and depending on the performance of the underlying receivables and other factors, there may be no payments on the residual value obligations.

    We do not expect to list the residual value obligations on any national securities exchange or to seek their quotation on any automated dealer quotation system. We have been advised by J.P. Morgan Securities Inc. that following completion of the merger, J.P. Morgan intends to make a market in the residual value obligations. However, it is not obligated to do so and any market-making activities with respect to the residual value obligations may be discontinued at any time without notice.

    You should refer to the detailed description of the residual value obligations under the caption "Description of Residual Value Obligations" beginning on page 42 as well as the risk factors relating to the residual value obligations under the caption "Risk Factors--Risks Relating to the Residual Value Obligations" beginning on page 14.

THE TRANSACTION WILL BE A TAXABLE EVENT FOR ARCADIA SHAREHOLDERS (PAGE 36)

    The receipt of cash and residual value obligations in exchange for Arcadia common stock pursuant to the merger will be a taxable transaction for Arcadia shareholders for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. There are no authorities considering the tax treatment of instruments that are substantially the same as the residual value obligations. As a result, the tax treatment is unclear. You will most likely be required to recognize gain or loss equal to the difference between the amount of cash received ($4.90 per share) and the fair market value of the residual value obligations received in the merger and the adjusted basis in your Arcadia common stock surrendered in the merger. The gain or loss will be a long-term capital gain or loss if you have held the Arcadia common stock for more than one year. If you are a non-corporate shareholder a long-term capital gain will be subject to a maximum federal tax rate of 20%. Each residual value obligation received in exchange for your Arcadia common stock would then have a basis equal to its fair market value at the time of the exchange. Although there may be other possible tax treatments, if you receive a payment on a residual value obligation, a portion of that payment will be characterized as imputed interest and the balance as principal. For a more detailed description of the federal tax consequences of the merger, you should refer to the discussion under the caption "Certain Federal Income Tax Considerations" on page 36.

    You should consult your own tax advisors regarding all of the tax consequences of the merger.

ARCADIA'S FINANCIAL ADVISOR BELIEVES THE TRANSACTION IS FAIR TO THE SHAREHOLDERS OF ARCADIA (PAGE 31)

    In deciding to approve the merger and the merger agreement, the Arcadia board of directors considered, among various other factors described below in "The Merger--Reasons for the Merger; Recommendation of the Board of Directors," an opinion from J.P. Morgan Securities Inc., Arcadia's financial advisor. On November 12, 1999, J.P. Morgan delivered to the Arcadia board its oral opinion, which opinion was subsequently confirmed in writing, to the effect that, as of that date and based upon and subject to the matters stated in the opinion, the consideration Arcadia shareholders will receive in the merger is fair to the shareholders from a financial point of view. The full text of the written opinion of J.P. Morgan Securities Inc., dated November 12, 1999, which describes assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Appendix C to this proxy statement/prospectus. We urge you to read this opinion in its entirety.

    In consideration for services rendered in connection with the transactions contemplated by the merger agreement, Arcadia has paid J.P. Morgan an initial fee of $500,000 and, commencing in July 1999, a retainer fee of $100,000 per month. In addition, Arcadia has agreed to continue to pay J.P. Morgan the monthly retainer fee until closing, to pay J.P. Morgan a fee of 1.0% of the total transaction value of the merger, which fee will be reduced by a portion of the total retainer fee, and to reimburse J.P. Morgan for its reasonable expenses up to $100,000.

ARCADIA SHAREHOLDERS HAVE DISSENTERS' RIGHTS (PAGE 39)

    You have the right to demand the "fair value" of your shares in cash and to receive a cash amount that a court of competent jurisdiction in Hennepin County, Minnesota decides is the "fair value" of your Arcadia shares. This amount may be more or less than the value of the merger consideration you would receive pursuant to the merger agreement. This right is known as your "dissenter's right."

    If you wish to exercise your dissenter's right, you must not vote in favor of the merger and must take a series of steps which are summarized on pages
39 - 41 and set out in full in Appendix E to this proxy statement/prospectus.

    Associates' obligation to effect the merger is subject to the condition that dissenters' rights are exercised by the holders of less than 10% of Arcadia's common stock.

THE COMPANIES

ASSOCIATES FIRST CAPITAL CORPORATION
250 East Carpenter Parkway
Irving, Texas 75062
972-652-4000

    Associates is a leading, diversified finance organization providing finance, leasing and related services to individual consumers and businesses in the United States and internationally. Associates had 2,952 offices worldwide and 32,981 employees as of September 30, 1999. Associates' corporate headquarters are located in Irving, Texas.

    For the year ended December 31, 1998, Associates had total managed revenues of $10.0 billion and net earnings of $1.2 billion, and for the nine months ended September 30, 1999, Associates had total managed revenues of $9.7 billion and net earnings of $1.1 billion. As of September 30, 1999,

Associates had managed finance receivables of $81.7 billion, total managed assets of $92.3 billion and stockholders' equity of $9.5 billion. Associates believes that it is the largest publicly traded finance company in the United States based on market capitalization.

ARCADIA FINANCIAL LTD.
7825 Washington Avenue South
Minneapolis, Minnesota 55439
612-942-9880

    Arcadia purchases, securitizes and services consumer automobile loans originated primarily by car dealers affiliated with major foreign and domestic manufacturers. Loans are purchased through 17 regional buying centers located in 14 states, supplemented by a network of dealer development representatives which develop and maintain relationships with car dealers operating in each regional buying center's immediate market area or in surrounding market areas. Credit approval and loan processing are generally performed at the regional buying center or at Arcadia's headquarters in Minneapolis, Minnesota. Arcadia acts as the servicer of all loans originated and securitized by it in return for a monthly servicing fee.

THE SPECIAL MEETING (PAGE 22)

    The Special Meeting will be held on March 31, 2000 at 10:00 a.m., local time, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York. At the special meeting or any adjournment of the special meeting, you will be asked to consider and vote upon a proposal to approve the merger and the merger agreement.

RECORD DATE; VOTE REQUIRED (PAGE 22)

    You can vote at the special meeting if you owned Arcadia common stock at the close of business on February 28, 2000. On that date, there were 39,428,580 shares of Arcadia common stock outstanding and entitled to vote. You can cast one vote for each share of Arcadia common stock that you owned on that date. In order to approve the merger and the merger agreement, the holders of a majority of the outstanding shares of Arcadia common stock must vote in favor of doing so. Pursuant to a voting agreement in the form attached to this proxy statement/prospectus as Appendix D, directors and executive officers of Arcadia beneficially owning an aggregate of 2,647,637 shares of Arcadia common stock as of November 12, 1999, not including any shares issuable upon the exercise of options, or 6.71% of the shares of Arcadia common stock outstanding on that date, have agreed to vote their shares of Arcadia common stock in favor of the merger and the merger agreement.

    In addition, all other directors and executive officers of Arcadia, who beneficially own an aggregate of 3,213,135 shares of Arcadia common stock as of February 28, 2000, not including any shares issuable upon the exercise of options, or 8.15% of the shares of Arcadia common stock outstanding on that date, have indicated their intention to vote their shares of Arcadia common stock in favor of the merger and the merger agreement.

WE RECOMMEND THAT ARCADIA SHAREHOLDERS APPROVE THE MERGER (PAGE 29)

    The Arcadia board of directors, based in part upon the unanimous approval of a special committee of disinterested directors, has determined that the terms and conditions of the merger are fair to you and in your best interests and unanimously recommends that you vote "FOR" approval of the merger and the merger agreement.

OFFICERS AND DIRECTORS HAVE SOME INTERESTS IN THE MERGER THAT ARE DIFFERENT FROM OR IN ADDITION TO THEIR INTERESTS AS SHAREHOLDERS (PAGE 35)

    When considering the recommendation of the Arcadia board, you should be aware that some directors and officers of Arcadia have interests in the merger that are different from, or in addition to, yours. As a result, these directors and officers may be more likely to vote to approve the merger than Arcadia shareholders generally.

CONDITIONS TO COMPLETION OF THE MERGER (PAGE 63)

    The completion of the merger depends on a number of conditions being met, including approval of the merger and the merger agreement by Arcadia's shareholders.

    Where the law permits, a party to the merger agreement could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain when (or if) the conditions to the merger will be satisfied or waived or that the merger will be completed.

WE MAY AMEND THE TERMS OF THE MERGER (PAGE 66)

    We may jointly amend the terms of the merger. However, after you approve the merger, you must approve any amendment which changes the amount or form of consideration to be received by you.

WE MAY DECIDE NOT TO COMPLETE THE MERGER (PAGE 64)

    We can agree at any time not to complete the merger, even if Arcadia's shareholders have approved it. Also, either of us can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

    - if the merger is not completed, without the fault of the terminating party, by May 10, 2000; or

    - if the Arcadia shareholders do not approve the merger and the merger agreement at the Arcadia special meeting.

    In addition, Arcadia may terminate the merger agreement prior to the approval of the merger and the merger agreement by its shareholders in order to accept an unsolicited superior proposal.

    Furthermore, Associates may terminate the merger agreement if any of the following occur:

    - Arcadia's board withdraws or materially changes or modifies in a manner adverse to Associates its recommendation to approve the merger and the merger agreement;

    - Arcadia's board recommends or accepts another transaction proposal;

    - following a request by Associates, Arcadia's board fails to reconfirm its approval and recommendation of the merger and the merger agreement;

    - following public announcement of an alternative transaction which contains a proposal as to price, Arcadia's board fails to reject the proposal; or

    - Associates or any of its affiliates triggers Arcadia's rights agreement.

IF THE MERGER AGREEMENT IS TERMINATED, ARCADIA HAS AGREED TO PAY ASSOCIATES A TERMINATION FEE AND EXPENSES (PAGE 64)

    Arcadia has agreed to pay Associates a termination fee of $8.0 million in addition to reimbursing Associates for up to $1.0 million for its out-of-pocket expenses if the merger agreement is terminated under the circumstances that are described in the section "The Merger Agreement and Related Agreements--Payments of Fees and Expenses."

ASSOCIATES DOES NOT HAVE TO COMPLETE THE MERGER WITHOUT THE REQUIRED REGULATORY APPROVALS (PAGE 63)

    The obligation of Associates to consummate the merger is conditioned upon the receipt of all requisite regulatory approvals. While we do not know of any reason why we would not obtain the requisite regulatory approvals in a timely manner, we cannot be certain when or if we will obtain them.

SHAREHOLDER LITIGATION RELATING TO THE MERGER (PAGE 68)

    On November 16, 1999, November 24, 1999 and December 9, 1999, three lawsuits were brought against Arcadia by shareholders of Arcadia in Minnesota state court. On January 18, 2000, these three suits were consolidated into one action, in Minnesota state court. The consolidated action is purportedly a class action on behalf of all public shareholders of Arcadia and names Arcadia and its board of directors as defendants. In the consolidated action, plaintiffs allege that the defendants breached their fiduciary duties to Arcadia's public shareholders in connection with the execution of the merger agreement. After an initial review, Arcadia believes that the consolidated complaint is without merit and intends to defend it vigorously.

                           COMPARATIVE PER SHARE DATA

    The comparative share data presented below should be read in conjunction with our historical financial statements and related notes contained in the annual and other reports that we file with the Securities and Exchange Commission.

    The following table shows on a pro forma basis unaudited data concerning the net income, dividends and book value per share for Associates after giving effect to the merger, assuming that the merger occurred as of the beginning of the periods presented:

PRO FORMA BASIS:

                                                              YEAR ENDED     NINE MONTHS
                                                               DECEMBER    ENDED SEPTEMBER
                                                               31, 1998       30, 1999
                                                              ----------   ---------------
Basic net income per share..................................    $  1.67        $  1.49
Diluted net income per share................................    $  1.66        $  1.48
Dividends declared per share................................    $ 0.205        $ 0.165
Book value per share at end of period.......................    $ 11.72        $ 13.01

    The following tables set forth historical per share data for Associates and
Arcadia:

ASSOCIATES:

                                                              YEAR ENDED     NINE MONTHS
                                                               DECEMBER    ENDED SEPTEMBER
                                                               31, 1998       30, 1999
                                                              ----------   ---------------
                                                                             (UNAUDITED)
HISTORICAL PER SHARE DATA:
Basic net income per share..................................    $  1.76        $  1.49
Diluted net income per share................................    $  1.75        $  1.48
Dividends declared per share................................    $ 0.205        $ 0.165
Book value per share at end of period.......................    $ 11.72        $ 13.01

ARCADIA:

                                                              YEAR ENDED     NINE MONTHS
                                                               DECEMBER    ENDED SEPTEMBER
                                                               31, 1998       30, 1999
                                                              ----------   ---------------
                                                                             (UNAUDITED)
HISTORICAL PER SHARE DATA:
Basic net income/(loss) per common share before cumulative
  effect (1)................................................    $(2.13)         $0.89
Diluted net income/(loss) per common share before cumulative
  effect (1)................................................    $(2.13)         $0.88
Basic net income/(loss) per common share after cumulative
  effect (1)................................................    $(2.13)         $0.79
Diluted net income/(loss) per common share after cumulative
  effect (1)................................................    $(2.13)         $0.78
Dividends declared per share................................     --            --
Book value per share at end of period.......................    $ 6.86          $6.33

------------------------

(1) Effective January 1, 1999 Arcadia changed its accounting method for recognition of sales of asset-backed securities. Previously, Arcadia recognized sales of asset-backed securities once an irrevocable commitment had been received, the loans to be sold had been identified and segregated from loans held for sale, and cash proceeds had been placed in the trust by a third party. Arcadia now records sales of asset-backed securities upon physical settlement, which generally occurs within 5 to 10 days of the segregation of the loans to be sold.

                     SELECTED FINANCIAL DATA OF ASSOCIATES

    The following is a summary of consolidated financial information regarding Associates' financial position and operating results as of the dates and for the periods indicated. This information is only a summary and should be read in conjunction with the financial statements and other information Associates has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 69.

                                                      NINE MONTHS
                                                      ENDED OR AT
                                                     SEPTEMBER 30,
                                                     -------------                 YEAR ENDED OR AT DECEMBER 31,
                                                      (UNAUDITED)    ---------------------------------------------------------
                                                         1999          1998        1997        1996        1995        1994
                                                      -----------    ---------   ---------   ---------   ---------   ---------
                                                                  (DOLLARS IN MILLIONS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Total revenues..................................     $ 8,975.0     $ 9,376.8   $ 8,278.6   $ 7,098.2   $ 6,107.2   $ 4,925.8
  Earnings before provision for income taxes......       1,730.5       1,940.5     1,640.0     1,404.6     1,198.1     1,017.4
  Net earnings....................................       1,081.7       1,223.5     1,031.7       857.0       723.1       603.3
  Basic earnings per share........................          1.49          1.76        1.49        1.24        1.04
  Diluted earnings per share......................          1.48          1.75        1.48        1.23        1.04

BALANCE SHEET DATA:
  Finance receivables.............................     $67,917.1     $60,939.0   $55,215.6   $46,512.9   $39,702.5   $33,685.7
  Total assets....................................      84,958.8      75,175.4    57,232.7    48,268.4    41,303.9    35,283.5
  Total long-term debt............................      42,878.7      37,596.7    28,228.0    24,029.5    21,372.6    17,306.2
  Stockholders' equity............................       9,471.9       8,526.5     6,268.6     5,437.5     4,801.1     4,436.8

SELECTED DATA AND RATIOS:
  Total debt to equity............................         6.9:1         7.4:1       7.8:1       7.5:1       7.2:1       6.6:1
  Total debt to adjusted equity...................         7.6:1         8.1:1       8.8:1       8.8:1       9.0:1       8.5:1
  Total debt to tangible equity...................        11.4:1         9.5:1       9.5:1       9.7:1       9.9:1       9.6:1
  Ratio of earnings to fixed charges..............          1.59          1.60        1.59        1.57        1.55        1.61
  Allowance for losses to net finance
    receivables...................................         3.20%         3.25%       3.53%       3.36%       3.20%       3.15%
  Allowance for losses to net credit losses.......         1.63x         1.74x       1.59x       1.77x       2.03x       2.09x

    Due to the change in Associates' capital structure as a result of its initial public offering, share and per share data for 1994 is not comparable to, or meaningful in the context of, future periods. In addition, per share information has been adjusted to give retroactive effect to Associates two for one stock split on December 23, 1998, which was effected by a dividend of one share of Associates common stock for each share of Associates common stock outstanding.

    For all periods, the total debt to equity ratios are net of short-term investments. In addition, the debt to adjusted equity for all periods excludes the push-down goodwill created by Ford Motor Company's direct acquisition of foreign affiliates of Associates in 1989 in connection with Ford's acquisition of Associates. In the ratio of total debt to tangible equity, for all periods, tangible equity is defined as equity minus goodwill. In addition, the 1999 debt to equity ratios reflect the reclassification of a $500 million debt security from debt to equity.

    The allowance for losses to net credit losses is calculated as a ratio of the allowance for losses to related annualized or trailing net credit losses on receivables owned at the end of the period.

                       SELECTED FINANCIAL DATA OF ARCADIA

    The following is a summary of consolidated financial information regarding Arcadia's financial position and operating results as of the dates and for the periods indicated. This information is only a summary and should be read in conjunction with the financial statements and other information Arcadia has filed with the Securities and Exchange Commission. See "Where You Can Find More Information" on page 69.

                                                  NINE MONTHS
                                                  ENDED OR AT
                                                 SEPTEMBER 30,                   YEAR ENDED OR AT DECEMBER 31,
                                                 -------------   --------------------------------------------------------------
                                                  (UNAUDITED)                 (RESTATED)   (RESTATED)   (RESTATED)   (RESTATED)
                                                     1999           1998         1997         1996         1995         1994
                                                 -------------   ----------   ----------   ----------   ----------   ----------
                                                                        (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Total revenues..............................     $  205,661    $  146,383   $  133,570   $  198,687   $  101,280    $ 27,089
  Operating income (loss) before extraordinary
    items and cumulative effect...............         35,011       (92,476)     (69,663)      81,196       41,383       4,331
  Net income (loss)...........................         31,035       (83,241)     (59,018)      50,987       20,990       3,006
  Income (loss) per share before extraordinary
    items, net of tax.........................           0.89         (2.13)       (1.12)        1.61         1.28        0.07
  Net income (loss) per share.................           0.79         (2.13)       (1.53)        1.61         1.06        0.07

BALANCE SHEET DATA:
  Cash and cash equivalents...................     $   16,093    $   10,827   $   17,274   $   16,507   $    1,340    $ 16,617
  Finance income receivable...................        629,115       587,946      602,454      481,934      240,430      78,249
  Total long-term debt........................        452,672       421,939      421,780      206,418      161,929      46,804
  Total preferred shareholders' equity........             --            --           --           --       25,379      27,279
  Total common shareholders' equity...........        249,591       268,809      335,454      378,114      149,784      32,404

OPERATING DATA:
  Automobile loan purchases...................     $1,807,027    $2,193,380   $2,862,821   $2,750,553   $2,052,413    $743,256
  Automobile loan securitizations.............      1,700,605     2,198,326    2,864,120    2,787,412    1,933,525     712,211

SERVICING DATA:
  Servicing portfolio (at period end).........     $5,260,794    $5,096,222   $4,956,090   $3,791,857   $2,267,107    $837,095
  Net losses as a percentage of average
    servicing portfolio during the period.....           4.11%         4.62%        3.48%        0.99%        0.67%       0.66%

    Due to changes in the risk-free interest rate and actual expenses incurred in the fourth quarter of 1999, Arcadia expects to reduce the amount of the finance income receivable to approximately $557 million as of December 31, 1999.

    In conjunction with the adoption of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," effective January 1, 1997, Arcadia began recognizing collection fees and interest on collection accounts earned by Arcadia as servicer of the loans as a component of servicing fee income. Previously, collection fees and interest on collection accounts had been included as components of non-interest income and net interest margin, respectively. The Statement of Operations Data for the years ended December 31, 1994 through December 31, 1997 have been restated for this reclassification. This reclassification had no impact on total revenues or net income (loss).

    Extraordinary items relate to prepayment fees and charge-off of capitalized debt financing costs in connection with early extinguishment of debt obligations.

    With respect to Servicing Data, changes to Arcadia's estimated recovery rate for repossessed inventory during 1998 and 1997 resulted in a write-down of existing inventory and an increase in net losses during the years ended
December 31, 1998 and 1997.

    Effective January 1, 1999 Arcadia changed its accounting method for recognition of sales of asset-backed securities. Previously, Arcadia recognized sales of asset-backed securities once an irrevocable commitment had been received, the loans to be sold had been identified and segregated from loans held for sale, and cash proceeds had been placed in the trust by a third party. Arcadia now records sales of asset-backed securities upon physical settlement, which generally occurs within 5 to 10 days of the segregation of the loans to be sold.

                            MARKET PRICE INFORMATION

ASSOCIATES MARKET PRICE DATA

    Associates common stock is traded on the New York Stock Exchange under the symbol "AFS". The following table sets forth the range of high and low sales prices reported on the New York Stock Exchange for Associates common stock for the periods indicated.

                                                                HIGH       LOW
                                                              --------   --------
Calendar Year 1997
  First Quarter.............................................   $26.31    $ 21.25
  Second Quarter............................................    29.69      21.06
  Third Quarter.............................................    33.13      27.63
  Fourth Quarter............................................    36.28      29.38

Calendar Year 1998
  First Quarter.............................................   $41.31    $ 32.88
  Second Quarter............................................    42.75      35.69
  Third Quarter.............................................    43.38      28.09
  Fourth Quarter............................................    43.69      22.66

Calendar Year 1999
  First Quarter.............................................   $47.50    $ 36.44
  Second Quarter............................................    49.00      38.50
  Third Quarter.............................................    43.88      33.69
  Fourth Quarter............................................    39.81      26.19
Calendar Year 2000
  First Quarter (through February 28, 2000).................   $27.69    $ 17.06

ARCADIA MARKET PRICE DATA

    Arcadia common stock is traded on the New York Stock Exchange under the symbol "AAC". The following table sets forth the high and low sales prices as reported on the New York Stock Exchange for the Arcadia common stock for the periods indicated.

                                                                HIGH       LOW
                                                              --------   --------
Calendar Year 1997
  First Quarter.............................................   $19.38     $8.88
  Second Quarter............................................    11.38      6.75
  Third Quarter.............................................    11.88      8.50
  Fourth Quarter............................................    12.44      6.25
Calendar Year 1998
  First Quarter.............................................   $ 7.81     $5.81
  Second Quarter............................................    10.50      6.19
  Third Quarter.............................................     8.25      3.31
  Fourth Quarter............................................     5.44      3.00
Calendar Year 1999
  First Quarter.............................................   $ 5.38     $3.38
  Second Quarter............................................     8.38      4.50
Third Quarter...............................................     9.81      4.19
  Fourth Quarter............................................     5.25      3.50
Calendar Year 2000
  First Quarter (through February 28, 2000).................   $ 4.75     $4.44

RECENT CLOSING PRICES

    On November 12, 1999, the last trading day before announcement of the proposed merger, the closing prices per share of the common stock of Associates and Arcadia on the New York Stock Exchange were as follows:

                                                              ASSOCIATES   ARCADIA
                                                              ----------   --------
Closing Price Per Share.....................................    $34.00      $3.75

    On February 28, 2000, the latest practicable trading day before the printing of this proxy statement/prospectus, the closing prices per share of Associates common stock and Arcadia common stock on the New York Stock Exchange were as follows:

                                                              ASSOCIATES   ARCADIA
                                                              ----------   --------
Closing Price Per Share.....................................    $19.38      $4.69

    We urge shareholders to obtain current market quotations for Associates common stock and Arcadia common stock. No assurance can be given as to the future prices or markets for Associates common stock or Arcadia common stock.

                                  RISK FACTORS

    In addition to the other information contained in this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote for the merger.

RISKS RELATING TO THE TRANSACTION

    FAILURE TO COMPLETE THE MERGER COULD NEGATIVELY IMPACT ARCADIA'S STOCK PRICE AND FUTURE BUSINESS OPERATIONS.

    Several conditions must be satisfied or waived to complete the merger. The conditions are described under "The Merger Agreement and Related Agreements--Conditions to Completion of the Merger" and in detail in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. The conditions, including Arcadia shareholder approval, may not be satisfied. If the conditions are not satisfied or waived, the merger will not occur or will be delayed.

    If the merger is not completed or is delayed for any reason including the failure of Arcadia shareholders to approve the merger and the merger agreement, Arcadia may be subject to a number of material risks, including the risk that Arcadia will be unable to finance its operations on a going-forward basis. If the merger is terminated, Arcadia would have to obtain new financing under warehouse facilities and would have to successfully access the securitization markets in order to provide required cash. Arcadia may not be able to obtain sufficient financing to allow it to finance its operations on a going-forward basis.

    In addition, Arcadia may be subject to a number of other material risks, including the following:

    - Arcadia may be required under circumstances specified in the merger agreement to pay Associates a termination fee of $8.0 million and reimburse Associates up to $1.0 million for its out-of-pocket expenses;

    - the price of Arcadia common stock may decline to the extent that the current market price of Arcadia common stock reflects a market assumption that the merger will be completed; and

    - costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

    In addition, dealers with whom Arcadia customarily does business, in response to the announcement of the merger, may delay or defer decisions or transactions concerning Arcadia. Any delay or deferral in those decisions or transactions by these dealers could have a material adverse effect on Arcadia's business if the merger is not completed. Similarly, current and prospective Arcadia employees may experience uncertainty about their future roles with Arcadia until Associates' strategies with regard to Arcadia are announced or executed. This may adversely affect Arcadia's ability to attract and retain key management, sales, marketing and technical personnel.

    Further, if the merger is terminated and Arcadia's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than the price to be paid in the merger. In addition, while the merger agreement is in effect and subject to very narrowly defined exceptions, Arcadia is prohibited from soliciting, initiating, encouraging or entering into specified extraordinary transactions, such as a merger, sale of assets or other business combination, with any party other than Associates.

    Finally, under the continuous asset purchase and sale agreement between Associates and Arcadia described in this proxy statement/prospectus under the caption "The Merger Agreement and Related Agreements--Asset Purchase Agreement," Associates has the right, but is not obligated, to purchase Arcadia's interest in motor vehicle retail installment contracts, including retail installment sales contracts, promissory notes and loan agreements payable to Arcadia, each secured by a motor vehicle.

At Associates' sole discretion, it has the right to purchase up to $75 million of Arcadia's interests in these contracts in any semi-monthly period. The purchase price for these contracts is less than the price typically charged by Arcadia to a purchaser of these contracts. If the merger agreement is terminated for any reason, Arcadia has the right to repurchase all of the unpaid motor vehicle retail installment sales contracts purchased by Associates pursuant to the continuous asset purchase and sale agreement, excluding those contracts purchased by Associates on November 24, 1999. There is, however, no guarantee that Arcadia will have the necessary funds available to repurchase these contracts from Associates, or if these contracts are repurchased, that Arcadia will be able to resell these contracts to another purchaser.

    ARCADIA'S OFFICERS AND DIRECTORS HAVE CONFLICTS OF INTEREST THAT MAY MAKE THEM MORE LIKELY TO SUPPORT OR APPROVE THE MERGER THAN IF THEY DID NOT HOLD THESE INTERESTS.

    The directors and officers of Arcadia participate in arrangements and have continuing indemnification against liabilities that provide them with interests in the merger that are different from, or in addition to, yours, including the following:

    - The executive officers and directors of Arcadia own stock options to purchase an aggregate of 4,355,937 shares of Arcadia common stock. Immediately prior to the effective time, all stock options will become fully exercisable;

    - The executive officers and directors of Arcadia own 286,303 shares of restricted Arcadia common stock. Immediately prior to the effective time, all of these shares will become fully vested;

    - Upon completion of the merger, Arcadia will be obligated to pay additional insurance premiums, up to $115,000 in the aggregate per year through 2005, on life insurance policies owned by some executive officers of Arcadia; and

    - Associates has agreed to cause the surviving corporation in the merger to indemnify each present and former Arcadia officer and director against liabilities arising out of each person's services as an officer or director. Associates will cause the surviving corporation to maintain officers' and directors' liability insurance to cover any of these liabilities for the next six years.

    For these reasons, the directors and officers of Arcadia could be more likely to vote to approve the merger and the merger agreement than if they did not hold these interests. You should consider whether these interests may have influenced these directors and officers to support or recommend the merger and the merger agreement. Furthermore, the directors and officers that entered into the voting agreement with Associates, attached to this proxy statement/prospectus as Appendix D, are contractually obligated to vote to approve the merger and the merger agreement. You should consider whether these obligations may have influenced these directors and officers to support or recommend the merger and the merger agreement.

    THE FAIRNESS OPINION OBTAINED BY ARCADIA WILL NOT REFLECT CHANGES IN THE RELATIVE VALUE OF ARCADIA SINCE THE MERGER AGREEMENT WAS SIGNED.

    Arcadia does not intend to obtain an updated fairness opinion from J.P. Morgan, Arcadia's financial advisor. Changes in the operations and prospects of Arcadia, general market and economic conditions, and other factors which are beyond the control of Arcadia, on which the opinion of J.P. Morgan is based, may have altered the relative value of Arcadia. Therefore, the opinion of J.P. Morgan does not address the fairness of the merger consideration at the time the merger will be completed.

RISKS RELATING TO THE RESIDUAL VALUE OBLIGATIONS

    IF ASSOCIATES' CURRENT VALUATION OF ARCADIA'S FINANCE INCOME RECEIVABLE IS CORRECT, THERE WILL BE NO PAYMENTS ON THE RESIDUAL VALUE OBLIGATIONS.

    There are no minimum payments on the residual value obligations. Payments will not be made on the residual value obligations unless cash from specified sources in excess of $512 million plus interest from September 30, 1999 and other expenses, less other specified amounts, is released to Associates or its subsidiaries. The specified sources of cash are:

    - cash released from spread accounts established in connection with Arcadia's existing securitizations of automobile loan receivables; and

    - cash generated by receivables which were securitized by Arcadia as of September 30, 1999 but are no longer included in the securitization trusts on the cash release date, less specified amounts. This component is meant to approximate the cash generated by a formerly securitized receivable that would have been available to Associates or its subsidiaries if the receivable had not been transferred out of the securitization trust.

    We expect that the majority of cash released from these sources will come from the spread accounts, which we discuss in more detail below. Finance income receivable is an asset on Arcadia's balance sheet which generally represents Arcadia's view of the present value of the cash it expects to be released from these sources. Due to changes in the risk-free interest rate and actual expenses incurred in the fourth quarter of 1999, Arcadia expects to reduce the amount of the finance income receivable to approximately $557 million as of December 31, 1999. Finance income receivable is calculated based on assumptions and estimates that management believes are reasonable at the time concerning future delinquency, default, prepayment, repossession and net loss rates on the securitized receivables. These assumptions are based on historical experience, externally generated industry information, market conditions and expectations of future performance and present value discount rates. However, people may reasonably differ on the assumptions that underlie this type of valuation. Associates has reviewed the assumptions underlying the valuation of Arcadia's finance income receivable and, based on what it believes to be a conservative view, expects to reduce the balance of the finance income receivable, probably to an amount less than $512 million. See "--Even if cash is released from the spread accounts and from loans no longer in the securitization trusts, there may be no payments on the residual value obligations."

    THERE WILL BE NO PAYMENTS ON THE RESIDUAL VALUE OBLIGATIONS UNLESS THERE IS SUFFICIENT CASH RELEASED FROM SPREAD ACCOUNTS AND FROM LOANS IN THE SECURITIZATION TRUSTS.

    The residual value obligations represent the right to receive payments from Associates based, in part, on the amount of cash released from specified sources to Associates or its subsidiaries. The specified sources of cash are:

    - cash released from spread accounts established in connection with Arcadia's existing securitizations of automobile loan receivables; and

    - cash generated by receivables which were securitized by Arcadia as of September 30, 1999 but are no longer included in the securitization trusts on the cash release date, less specified amounts. This component is meant to approximate the cash generated by a formerly securitized receivable that would have been available to Associates or its subsidiaries if the receivable had not been transferred out of the securitization trust.

    We expect that the majority of cash released from these sources will come from spread accounts established to cover possible shortfalls in payments on the asset-backed securities issued by the securitization trusts and the payment of expenses associated with the securitization and servicing of the receivables. Collections from the underlying receivables will be deposited in the spread accounts after

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
the securitization trusts have used the collections from the underlying receivables to satisfy specified obligations. These obligations include, among others,

    - the payment of interest, principal and other amounts due to the holders of all of the asset-backed securities of the securitization trusts that own the receivables; and

    - the payment of expenses associated with the securitizations and servicing of the receivables.

    In general, no amounts will be available for release from the spread accounts unless:

    - the holders of the asset-backed securities have received all principal and interest amounts and other amounts that are due;

    - specified other expenses have been paid, including the fees of, and indemnities payable to, one or more servicers, trustees, collateral agents and others;

    - the insurer of the asset-backed securities has been reimbursed for claims under financial guaranty insurance policies issued with respect to the securities and has received all premiums relating to those policies; and

    - the amounts on deposit in the spread accounts exceed predetermined minimum amounts.

    The predetermined minimum amounts for the spread accounts may be increased or decreased over time based on the performance of the related pool of receivables. We discuss the spread accounts and the receivables performance tests in more detail below under "--Increased delinquency, default and net loss rates on securitized loans may delay, reduce and/or eliminate the amount of payments on the residual value obligations."

    Anything that affects the timing or amount of releases from the spread accounts will also affect the timing and amount of payments on the residual value obligations.

    The timing and amount of cash deposited into, and available for release from, the spread accounts varies based on a number of factors, including, among others,

    - whether the obligors on the receivables make payments on the receivables at all or on a timely basis;

    - how quickly the repossessed vehicles of defaulted borrowers can be resold and the price at which this is accomplished;

    - the terms of the receivables and the time that the receivables have been outstanding; and

    - the levels of voluntary prepayments.

    If there is a negative change in any of these factors it could reduce or eliminate the cash releases from the spread accounts and, as a result, could delay, reduce and/or eliminate the amount of payments on the residual value obligations. Arcadia has in the past experienced interruptions in the cash released from spread accounts and interruptions may occur again in the future. Historical data on the performance of the receivables underlying the residual value obligations is included as Appendix F to this proxy statement/prospectus.

    EVEN IF CASH IS RELEASED FROM THE SPREAD ACCOUNTS AND FROM LOANS NO LONGER IN THE SECURITIZATION TRUSTS, THERE MAY BE NO PAYMENTS ON THE RESIDUAL VALUE OBLIGATIONS.

    Payments on the residual value obligations, if any, will be less than the amount of cash released from the spread accounts and from loans no longer in the securitization trusts. In determining the amount and timing of payments on the residual value obligations, if any, Associates will, on a monthly basis, allocate the amount of cash released from spread accounts and the applicable amount of cash generated by receivables no longer in the securitization trusts, and will deduct from that amount specified amounts prior to allocating any amounts to make payments on the residual value obligations. You should refer to "Description of Residual Value Obligations" beginning on page 42 for a more detailed discussion of these allocations.

    First, specified expenses related to the issuance and administration of the residual value obligations will be deducted from the amount of cash released.

    Second, specified litigation expenses will be deducted from the amount of cash released. In particular, litigation expenses include all damages, judgments, settlements and other expenses paid or incurred by Associates, Arcadia or any of their affiliates after November 12, 1999 in connection with any litigation brought by or on behalf of shareholders of Arcadia or by or in the right of Arcadia, net of insurance proceeds. In connection with the payment of litigation expenses, a litigation reserve of $10 million will be established to which amounts of cash released must be allocated before Associates will make any payments on the residual value obligations. We describe current lawsuits involving Arcadia and its shareholders under "Legal Proceedings" beginning on page 68. Additional lawsuits resulting in litigation expenses may be commenced.

    Third, the aggregate amount of cash released from the spread accounts and from loans no longer in the securitization trusts after allocation of the above amounts must exceed a specified threshold. This amount generally will equal:

    - $512 million; plus

    - prescribed amounts of interest on this amount; less

    - the amount of cash released on and after September 30, 1999 and prior to the effective time of the merger; less

    - the amount of cash released following the effective date of the merger and allocated to reduce the threshold amount.

    If the total amount of cash released over time from spread accounts and the applicable amount of cash generated by receivables no longer in the securitization trusts is less than the sum of these items, no payment will be made on the residual value obligations.

    INCREASED DELINQUENCY, DEFAULT AND NET LOSS RATES ON SECURITIZED LOANS MAY DELAY, REDUCE AND/OR ELIMINATE THE AMOUNT OF PAYMENTS ON THE RESIDUAL VALUE OBLIGATIONS.

    All of the securitization trusts Arcadia has sponsored have been credit-enhanced through financial guaranty insurance policies issued by Financial Security Assurance Inc. These policies insure payments of principal and interest due on the related asset-backed securities issued by these securitization trusts.

    Each securitization trust has portfolio performance tests that relate to levels of delinquencies, defaults and net losses on the related pool of receivables. These portfolio performance tests require that the receivable portfolio of each securitization trust have:

    - an average delinquency ratio not equal to or in excess of a specified percentage,

    - a cumulative default rate not equal to or in excess of a specified percentage, which varies based on the aging of the receivable portfolio, and

    - a cumulative net loss rate not equal to or in excess of a specified percentage, which varies based on the aging of the receivable portfolio.

    If the receivables in any securitization trust perform worse than is required by any of these tests, the amount of cash that has to be retained in the related spread account or accounts increases significantly until the receivable portfolio has performed at the required levels for a specified period, generally three to five months. Some securitization transactions have been in violation of these portfolio performance tests in the past, and some transactions are still in violation of these tests. Financial Security Assurance can waive, and in the past has waived, a violation of these portfolio performance tests but is not required to do so. In the future, however, Financial Security Assurance might not do so.

    In addition, under agreements with Financial Security Assurance, each of the spread accounts is cross-collateralized with the spread accounts of other trusts. As a result, cash received by one securitization trust that is in excess of the amount needed to make payments specifically related to that trust, and to replenish that trust's spread account, may be used to support negative cash flow from, or to replenish the spread account related to, another securitization trust. As a result, the cash flow from the receivables must be sufficient to replenish all spread accounts up to the prescribed minimum balances in order for amounts to be released from any of the spread accounts.

    Accordingly, the poor performance of a pool of receivables underlying one or more securitization trusts may delay or prevent the release of cash from the related spread account and/or the spread accounts of the other securitization trusts. If this happens, payments on the residual value obligations could be delayed, reduced and/or eliminated.

    ARRANGEMENTS WITH FINANCIAL SECURITY ASSURANCE MAY ADVERSELY AFFECT THE CASH FLOW FROM THE SPREAD ACCOUNTS.

    The arrangements with Financial Security Assurance allow it to take actions that may delay, reduce and/or eliminate the release of cash from the spread accounts and, in turn, may delay, reduce and/or eliminate payments on the residual value obligations.

    Arcadia's agreements with Financial Security Assurance specify that there will be an "insurance agreement event of default" if various events occur with respect to any series of securities issued by an insured securitization trust. These events include, among others:

    - events of default under the indenture governing the asset-backed securities of the related securitization trust, including events of default relating to the failure of the securitization trust to pay amounts due on the asset-backed securities,

    - the failure of Arcadia, the securitization trust or the servicer of the receivables to perform obligations under the related securitization transaction, and

    - receivable portfolio performance tests similar to those described above but at higher levels.

    In addition, each of the securitization transactions provides that an insurance agreement event of default for that transaction includes an insurance agreement event of default under any other securitization transaction. As a result, the failure of one pool of receivables to meet portfolio performance tests, or any other insurance agreement event of default, will cause the other securitization transactions to be in default, even if there are no other problems with those securitization transactions.

    Following an insurance agreement event of default, Financial Security Assurance may:

    - suspend distributions of cash flow from the spread accounts related to the securitization trusts until the amount of cash in each account reaches a preset level, generally 25% of the balance of outstanding asset-backed securities in the related series,

    - increase its premiums,

    - replace the servicer of the receivables owned by the insured securitization trusts, and

    - foreclose on its collateral security interest in the stock of Arcadia Receivables Finance Corp., a subsidiary of Arcadia and the entity that receives the distributions from the spread accounts.

    Some of the securitization trusts have not met the portfolio performance thresholds in the past, but to date Financial Security Assurance has waived the defaults. A further deterioration in the performance of the receivables might result in one or more additional securitization trusts failing to meet performance thresholds. If this were to occur, further waivers may not be available.

    Any action that Financial Security Assurance might take in the absence of a waiver could have a material adverse effect on the amount and timing of cash releases from the spread accounts and could delay, reduce and/or eliminate payments on the residual value obligations. The securitization transactions give Financial Security Assurance broad powers. For example, in specified circumstances Financial Security Assurance may foreclose on its security interest in the stock of Arcadia Receivables Finance Corp. If Financial Security Assurance forecloses on its security interest, Associates or any of its subsidiaries will no longer be entitled to receive any cash released from the spread accounts and, as a result, no more payments on the residual value obligations would occur. In addition, if the servicer is terminated, the servicing of the receivables might be disrupted and delinquencies and losses on the receivables may increase. This would likely have an adverse effect on the timing and amount of releases from the spread accounts. Further, if there is an event of default under the indenture governing the asset-backed securities of the securitization trusts, Financial Security Assurance can control the sale of the trust property, including the receivables, securing the asset-backed securities. This could reduce, delay and/or eliminate payments on the residual value obligations.

    THE RATES AT WHICH THE OBLIGORS ON THE RECEIVABLES UNDERLYING THE RESIDUAL VALUE OBLIGATIONS DEFAULT OR DELAY IN MAKING PAYMENTS, OR MAKE PREPAYMENTS, ON THE RECEIVABLES IN THE FUTURE MAY BE DIFFERENT FROM THE HISTORICAL RATES.

    We have provided historical data on the performance of the receivables underlying the residual value obligations in Appendix F to this proxy statement/prospectus. However, the receivables may not perform consistently with past experience. This may make it difficult to value the residual value obligations and, if an active trading market for the residual value obligations develops, may result in unexpected changes in the trading price.

    A DETERIORATION IN ECONOMIC CONDITIONS MAY DELAY, REDUCE AND/OR ELIMINATE PAYMENTS ON THE RESIDUAL VALUE OBLIGATIONS.

    Periods of economic slowdown or recession, whether general, regional or industry-related, may increase the risk that the obligors on the receivables underlying the residual value obligations may default or delay in making payments. Any increase in defaults or delays could have a material adverse effect on the amount and timing of cash releases from the spread accounts and cash generated by the receivables no longer in the securitization trusts and could delay, reduce and/or eliminate payments on the residual value obligations.

    In addition, during certain fiscal periods of 1998 and 1999, Arcadia experienced a slight increase in the percentage of obligors on the receivables underlying the securitizations that defaulted in making payments. This increase in defaults during a period of economic growth indicates that an increase in default rates is not limited to periods of economic slowdown or recession.

    Cash flow on receivables underlying the residual value obligations includes the net proceeds from the sale of automobiles securing the receivables following default by the obligor. During periods of economic slowdown or recession, there is generally decreased consumer demand for automobiles and as a result, a decline in the value of automobiles securing the receivables. This may lead to a decrease in

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
the net proceeds from the sales of automobiles securing receivables on which there has been a default. This, in turn, may have an adverse effect on Arcadia's portfolio performance and lead to a decrease in the amount or delay in the timing of cash released from spread accounts and cash generated by the receivables no longer in the securitization trusts. This could delay, reduce and/or eliminate the amount of payments on the residual value obligations.

    IF FOLLOWING THE MERGER, ARCADIA, AS A SUBSIDIARY OF ASSOCIATES, IS NOT AS SUCCESSFUL AS ARCADIA HAS BEEN HISTORICALLY IN SERVICING THE RECEIVABLES UNDERLYING THE RESIDUAL VALUE OBLIGATIONS, IT WOULD ADVERSELY AFFECT PAYMENTS ON THE RESIDUAL VALUE OBLIGATIONS.

    The amount of cash flow generated by the receivables underlying the residual value obligations depends, in part, on Arcadia's ability, following the merger, to maintain efficient collection and repossession procedures and attract and retain an adequate number of qualified servicing and collection personnel. Following the merger, Arcadia's collection and repossession procedures and its ability to attract and retain an adequate number of qualified servicing and collection personnel may not be as good as Arcadia's procedures and ability have been historically. In addition, if in the future Associates consolidates Arcadia's servicing and collection operations into its own, servicing of the receivables may be disrupted. The ability to attract and retain qualified personnel may also be adversely affected by low unemployment rates driven by economic growth and the continued expansion of the consumer credit markets.

    In addition, the servicing of the receivables is subject to numerous federal and state consumer protection laws and regulations. Among other things, these laws and regulations:

    - require the servicer to obtain and maintain licenses and qualifications;
      and

    - define the servicer's rights to repossess and sell collateral vehicles.

    Changes in existing laws or regulations, or in their interpretation, or the promulgation of additional laws or regulations could impose significant new restrictions on the way in which servicing can be performed. If this happens, it could have a material adverse effect on the amount of cash released from spread accounts and cash generated by the receivables no longer in the securitization trusts and, as a result, could delay, reduce and/or eliminate the amount of payments on the residual value obligations.

    If, following the merger, Arcadia is terminated as the servicer of the receivables, the servicing of the receivables may be disrupted and delinquencies and losses on the receivables may increase. In addition, cash released from spread accounts and cash generated by the receivables no longer in the securitization trusts may decrease because some costs and expenses of the securitization trusts, such as servicing fees and some indemnities, might increase. Financial Security Assurance has the right to terminate the servicer, to the extent discussed above under "--Arrangements with Financial Security Assurance may adversely affect the residual cash flow from the spread accounts" or if the servicer does not perform its servicing duties under the relevant servicing documents. If, following the merger, Arcadia is terminated as servicer of the receivables, this would likely have a material adverse effect on the amount and timing of cash released from spread accounts and cash generated by the receivables no longer in the securitization trusts and of payments on the residual value obligations.

    THE TRADING MARKET FOR THE RESIDUAL VALUE OBLIGATIONS MAY BE ILLIQUID AND/OR VOLATILE.

    Before the issuance of the residual value obligations in the merger, there will have been no market for these securities or, to our knowledge, any similar security. As a result, it may be difficult for you and other investors to value the residual value obligations.

    We do not expect to list the residual value obligations on any national securities exchange or to seek their quotation on any automated dealer quotation system. We have been advised by J.P. Morgan that following completion of the merger, J.P. Morgan intends to make a market in the residual value obligations. However, it is not obligated to do so and any market-making activities with respect to the residual value obligations may be discontinued at any time without notice. Accordingly, there may not be an active trading market for the residual value obligations and you may not be able to sell your residual value obligations. Even if an active trading market does develop, the trading price of the residual value obligations may change rapidly.

    The liquidity and volatility of the trading market for the residual value obligations may also be adversely affected by the frequency with which information regarding the performance of the auto loan receivables underlying the residual value obligations and the amount of money allocated to make payments on the residual value obligations is made available. Holders of receivables-backed securities customarily receive information about the performance of the underlying receivables on a monthly basis. Associates currently intends to make available information about the performance of the receivables underlying the residual value obligations only on a quarterly basis, when it files its annual and quarterly reports with the Securities and Exchange Commission.

    YOU WILL HAVE LIMITED REMEDIES IF THERE IS AN EVENT OF DEFAULT UNDER THE RESIDUAL VALUE OBLIGATIONS.

    You will have limited remedies if there is an event of default under the residual value obligations, including the failure to make payments when due and an insolvency of Associates. The residual value obligations are general unsecured obligations of Associates. You will not have any right to the receivables underlying the residual value obligations, to the actual cash flows generated by the receivables, whether or not those receivables are still in the securitization trusts, or to any amounts released from the spread accounts and any cash generated by the receivables no longer in the securitization trusts.

    In addition, the terms of the residual value obligations do not provide for any minimum payments and, as a result, the agreement governing the residual value obligations does not provide for the acceleration of payments following an event of default. Accordingly, you do not have all of the rights upon an event of default that a holder of a conventional debt instrument of Associates would have.

    YOU SHOULD CONSIDER THE TAX CONSEQUENCES OF OWNING RESIDUAL VALUE
     OBLIGATIONS.

    You should carefully consider the tax consequences of investing in the residual value obligations. No statutory, judicial or administrative authority directly addresses the characterization of the residual value obligations or instruments similar to the residual value obligations for United States federal income tax purposes. As a result, significant aspects of the United States federal income tax consequences of an investment in the residual value obligations are not certain. Arcadia does not anticipate requesting a ruling from the Internal Revenue Service with respect to the residual value obligations, and the Internal Revenue Service may not agree with the conclusions expressed under the caption "Certain Federal Income Tax Considerations" beginning on page 36.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

    Some of the statements contained in this proxy statement/prospectus contain forward-looking information. These statements are found in the sections entitled "Questions and Answers About the Merger," "The Merger--Background of the Merger," "--Reasons for the Merger; Recommendation of the Board of Directors," "--Opinion of Financial Advisor," "--Certain Federal Income Tax Considerations," "--Anticipated Accounting Treatment," and "Legal Proceedings." They include statements concerning:

    - when the merger will be completed,

    - the potential benefits of the merger to Arcadia and its shareholders,

    - the tax consequences of the merger,

    - the ability of Arcadia to prevail in pending legal proceedings and

    - the effect of pending or threatened litigation on Arcadia's financial condition, results of operations and liquidity.

    You can identify these statements by forward-looking words such as "expect," "believe," "plan," "intend," and "may" or similar words. You should be aware that these statements are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those suggested by the forward-looking statements, including those discussed in the section entitled "Risk Factors."

                              THE SPECIAL MEETING

GENERAL

    We are furnishing this proxy statement/prospectus to holders of Arcadia common stock in connection with the solicitation of proxies by the Arcadia board of directors for use at the special meeting of shareholders of Arcadia to be held on March 31, 2000, and any adjournment thereof.

    This proxy statement/prospectus is first being furnished to shareholders of Arcadia on or about March 3, 2000. This proxy statement/prospectus is also furnished to Arcadia shareholders as a prospectus in connection with the issuance by Associates of residual value obligations as contemplated by the merger agreement.

DATE, TIME AND PLACE

    The special meeting will be held on March 31, 2000 at 10:00 a.m., local time, at The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

    At the Arcadia special meeting and any adjournment of the special meeting, Arcadia shareholders will be asked:

    - to consider and vote upon the approval of the merger and the merger agreement; and

    - to transact any other business as may properly come before the special meeting or any adjournment of the special meeting.

RECORD DATE

    Arcadia's board has fixed the close of business on February 28, 2000 as the record date for determination of Arcadia shareholders entitled to notice of and to vote at the special meeting.

VOTING OF PROXIES

    To assure that your shares are represented at the special meeting, we urge you to complete, date and sign the enclosed proxy and promptly return it in the enclosed envelope or otherwise mail it to Arcadia. You may also vote your shares by telephone or on the internet. If you choose to vote your shares by telephone or on the internet, please follow the instructions on the enclosed proxy. If your shares are held in "street name" by your broker, your broker will vote your shares only if you provide instructions on how to vote. Your broker will provide directions on how to instruct the broker to vote your shares. All properly executed proxies that Arcadia receives prior to the vote at the special meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve the merger and the merger agreement. Arcadia's board does not currently intend to bring any other business before the special meeting, and so far as Arcadia's board knows, no other matters are to be brought before the special meeting.

    Shareholders may revoke their proxies at any time prior to their use by delivering to the Secretary of Arcadia a signed notice of revocation or a later-dated, signed proxy. Attendance at the special meeting does not in itself constitute the revocation of a proxy.

VOTES REQUIRED

    As of the close of business on February 28, 2000, there were 39,428,580 shares of Arcadia common stock outstanding and entitled to vote. The holders of a majority of the outstanding shares of Arcadia common stock entitled to vote must affirmatively approve the merger and the merger agreement. Arcadia shareholders have one vote per share of Arcadia common stock owned on the record date.

    Pursuant to a voting agreement in the form attached to this proxy statement/prospectus as Appendix D, directors and executive officers of Arcadia beneficially owning an aggregate of 2,647,637 shares of Arcadia common stock as of November 12, 1999, not including any shares issuable upon the exercise of options, or 6.71% of the shares of Arcadia common stock outstanding on that date, have agreed to vote their shares of Arcadia common stock in favor of the merger and the merger agreement.

    In addition, all other directors and executive officers of Arcadia, who beneficially own an aggregate of 3,213,135 shares of Arcadia common stock as of February 28, 2000, not including any shares issuable upon the exercise of options, or 8.15% of the shares of Arcadia common stock outstanding on that date, have indicated their intention to vote their shares of Arcadia common stock in favor of the merger and the merger agreement. As of February 28, 2000, directors and executive officers of Associates owned no shares of Arcadia common stock. See "The Merger--Interests of Directors and Officers in the Merger."

QUORUM; ABSTENTIONS AND BROKER NON-VOTES

    The required quorum for the transaction of business at the special meeting is holders, present in person or by proxy, of a majority of the shares of Arcadia common stock issued and outstanding on the record date. Abstentions and broker non-votes each will be included in determining the number of shares present and voting at the meeting for the purpose of determining the presence of a quorum. Because approval of the merger and the merger agreement and the completion of the merger requires the affirmative vote of a majority of the outstanding shares of Arcadia common stock entitled to vote, abstentions and broker non-votes will have the same effect as votes against the approval of the merger and the merger agreement. In addition, the failure of an Arcadia shareholder to return a proxy or vote in person will have the effect of a vote against the approval of the merger and the merger agreement. Brokers holding shares for beneficial owners cannot vote on the actions proposed in this proxy statement/prospectus without the owners' specific instructions. Accordingly, we urge you to return the enclosed proxy card marked to indicate your vote or provide your broker with instructions on how your shares should be voted.

SOLICITATION OF PROXIES AND EXPENSES

    Arcadia has retained the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies from its shareholders. The fees to be paid by Arcadia to MacKenzie for these services are not expected to exceed $15,000 plus reasonable out-of-pocket expenses. Arcadia will bear its own expenses in connection with the solicitation of proxies for the special meeting of shareholders, except that Arcadia and Associates each will pay one-half of all filing and other fees paid to the SEC in connection with the registration statement and this proxy statement/prospectus.

    In addition to solicitation by mail, the directors, officers and employees of Arcadia may solicit proxies from their shareholders by telephone, facsimile or in person. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.

BOARD RECOMMENDATION

    The Arcadia board has determined, based in part upon the unanimous approval of a special committee of disinterested directors, that the merger is advisable and fair to, and in the best interests of, Arcadia and its shareholders. Accordingly, the board unanimously has approved the merger and the merger agreement and unanimously recommends that shareholders vote for approval of the merger and the merger agreement. In considering this recommendation, you should be aware that some Arcadia directors and officers have interests in the merger that are different from, or in addition to, yours. See "The Merger--Interests of Directors and Officers in the Merger."

    The matters to be considered at the special meeting are of great importance to you as a shareholder of Arcadia. Accordingly, we urge you to read and carefully consider the information presented in this proxy statement/prospectus, and to complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope, or to vote your shares by telephone or on the internet, following the instructions outlined on the enclosed proxy.

    You should not send any stock certificates with your proxy card. A transmittal form with instructions for the surrender of Arcadia common stock certificates will be mailed to you promptly after completion of the merger.

                                   THE MERGER

    This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read the entire merger agreement, which is attached to this proxy statement/prospectus as Appendix A, and the other documents we refer to carefully and in their entirety for a more complete understanding of the merger.

BACKGROUND OF THE MERGER

    GENERAL

    Arcadia's board of directors has periodically reviewed Arcadia's cash consumption and its access to cash resources. Arcadia's securitization-based business requires substantial cash to fund operations. The principal uses for this cash have included:

    - funding that portion of loan purchases not covered by advances from warehouse facilities, which limit their advance rates to less than 100%;

    - providing initial cash deposits into securitization-related spread accounts at the level required by Financial Security Assurance for the relevant transaction;

    - various other expenses related to the purchase and securitization of automobile receivables, including dealer participations, securitization expenses such as credit enhancement and trustee fees, interest advances to serviced securitization trusts under some circumstances and the costs of maintaining repossessed inventory;

    - interest expenses; and

    - operating expenses.

Arcadia's rate of cash consumption depends on many factors, including loan purchase volume, warehouse facility advance rates and the required level of cash initial deposits, including the availability of any alternatives to the use of cash. Early in 1999, following a review of projected cash flows and cash consumption, Arcadia's management decided to explore means for conserving Arcadia's cash position or enhancing Arcadia's access to cash. In connection with this, at its February 23, 1999 meeting, Arcadia's board of directors authorized the retention of J.P. Morgan Securities Inc. as Arcadia's exclusive financial advisor to explore financial and strategic alternatives.

    J.P. Morgan and Arcadia subsequently entered into an engagement letter dated as of March 25, 1999. In this letter, Arcadia engaged J.P. Morgan to act as its exclusive financial advisor to explore strategic and financial alternatives available to Arcadia. Potential transactions included establishing partnership or joint-venture structures, a sale, merger or other business combination involving all or a portion of Arcadia's stock, assets or business, and a financial restructuring, reorganization or recapitalization.

    From March 25 to November 12, 1999, representatives of J.P. Morgan contacted approximately 32 potential strategic investors in or acquirors of Arcadia. These representatives also contacted approximately 125 potential purchasers of securities to be issued by a special-purpose credit enhancement trust. Approximately 14 of the potential strategic investors and acquirors signed confidentiality agreements with Arcadia and received financial information and other documents relating to Arcadia. These contacts are chronicled in greater detail below.

    From January to June 1999 and again from July to August 1999, Arcadia held direct discussions with two parties regarding alternate credit enhancement facilities for Arcadia-sponsored securitization trusts. These facilities would have enabled Arcadia either to eliminate or reduce initial cash deposits into spread accounts or to obtain early releases of cash from spread accounts. Both of these entities ultimately terminated their negotiations with Arcadia.

    In addition, to raise cash Arcadia also consummated a sale of whole loans in May 1999 and a sale of deficiency balances in August 1999.

    By September 1999 only two entities continued to express interest in a transaction with Arcadia. One of these was Associates. The other was an entity interested in a strategic investment in Arcadia.

    APRIL-MAY 1999

    In April 1999, representatives of J.P. Morgan contacted Associates regarding a possible change of control transaction with Arcadia. On May 3, 1999 Arcadia and Associates executed a confidentiality agreement and Associates received financial information and other documents relating to Arcadia. On May 19, 1999 representatives of Associates and its advisors visited Arcadia's data room in Minneapolis, Minnesota, established to facilitate due diligence activities, and met with members of Arcadia's senior management regarding Arcadia's operations, financial condition and prospects.

    At its May 26, 1999 meeting, Arcadia's board of directors received an update from management regarding the status of meetings with possible funding sources J.P. Morgan had referred to Arcadia. In addition, management presented other potential sources of capital, including the sale of senior notes.

    JUNE-JULY 1999

    In early June 1999, Financial Security Assurance advised Arcadia that it expected to be unable to continue to provide arrangements similar to those that Arcadia had utilized during 1998 and the first quarter of 1999 to eliminate or significantly reduce the amount of cash required for initial deposit into the spread accounts. At the same time, Financial Security Assurance advised Arcadia that for future securitization transactions it expected to require a higher level of initial cash deposits into the spread accounts and higher maximum levels for the spread accounts. Arcadia's management concluded that these changes could significantly increase the cash cost to Arcadia of continuing to sponsor securitizations using Financial Security Assurance as provider of credit enhancement.

    On June 8, 1999, representatives of a potential purchaser of preferred stock of Arcadia met with members of Arcadia's senior management regarding Arcadia's operations, financial condition and prospects.

    In mid-June 1999, Associates informed J.P. Morgan that it was not interested in pursuing a merger or other change of control transaction with Arcadia.

    At the June 29, 1999 meeting of Arcadia's board of directors, J.P. Morgan discussed various strategic alternatives available to Arcadia and recommended that the board consider four potential transactions. Of these four, the board instructed J.P. Morgan to pursue the following three:

    - a private sale of $100 to $150 million of preferred stock;

    - an issuance of senior notes by a newly-created special-purpose trust that would supply credit enhancement to Arcadia-sponsored securitization trusts and enable Arcadia to obtain early releases of cash from the related spread accounts; and

    - a public offering of approximately $50 million of senior notes.

    On July 19, 1999, representatives of the potential purchaser of preferred stock again met with members of Arcadia's management regarding Arcadia's operations, financial condition and prospects.

    At its July 28, 1999 meeting, Arcadia's board of directors received an update from management regarding the status of the three potential transactions. The board directed management to continue to pursue these transactions.

    On the same day Arcadia filed its Quarterly Report on Form 10-Q for the quarter ended June 30, 1999. The financial statements in this Form 10-Q included a change to the method for estimating the present value of Arcadia's future excess cash flows. This change reduced the value of Arcadia's main asset, its finance income receivable, which represents Arcadia's retained interest in the loans it has sold. This, in turn, reduced Arcadia's net worth to a level such that Arcadia was no longer able, under the terms of its existing senior notes, to issue additional debt securities as previously proposed.

    AUGUST-SEPTEMBER 1999

    On August 10, 1999, senior management of the potential purchaser of preferred stock again met with Arcadia's senior management regarding Arcadia's operations, financial condition and prospects.

    On August 11, 1999, Standard & Poor's Ratings Services downgraded the rating of Arcadia's senior notes from "B" to "B-". With this rating, any further downgrade would cause a default under Arcadia's warehouse facilities.

    In mid-August the potential purchaser of preferred stock informed J.P. Morgan that it was no longer interested in pursuing that transaction.

    At the August 25, 1999 meeting of Arcadia's board of directors, management:

    - reported that negotiations with the potential purchaser of preferred stock had been terminated;

    - recommended, in light of Arcadia's net worth and the terms of its existing senior notes, that Arcadia no longer pursue the issuance of additional senior notes; and

    - recommended pursuing the potential offering of credit enhancement trust debt securities, but at an increased $100 million dollar level.

    The board authorized management to pursue a transaction involving the issuance of up to $100 million of debt securities by a special-purpose credit enhancement trust.

    During the period from mid-August 1999 until mid-September 1999, representatives of J.P. Morgan contacted approximately 125 potential purchasers of these debt securities. However, only the former potential purchaser of preferred stock, which J.P. Morgan contacted in early September 1999, expressed serious interest in purchasing them.

    In late August 1999, representatives of J.P. Morgan contacted Associates regarding the possible purchase of a loan portfolio from Arcadia. Associates and Arcadia subsequently exchanged loan portfolio data electronically and via hard copy. Following review of this data, Associates approached Arcadia, seeking to expand the discussions to include the potential purchase of a greater number of Arcadia's loans. In response, Arcadia provided Associates with additional data relating to Arcadia's loan production. After reviewing this data, Associates expressed the desire to investigate a broader transaction, potentially including a change of control transaction.

    At the September 28, 1999 meeting of Arcadia's board of directors, representatives of J.P. Morgan reported on the status of the transactions it was pursuing on Arcadia's behalf. The board directed J.P. Morgan to continue negotiations.

    SEPTEMBER-NOVEMBER 1999

    From October 6 through October 8, 1999, representatives of Associates visited Arcadia's data room in connection with Associates' consideration of both the purchase of a loan portfolio and a potential change of control transaction. After this, the parties resumed conversations regarding a potential merger or other change of control transaction.

    From October 14 through October 21, 1999, representatives of Associates again visited Arcadia's data room. During this period, representatives of Associates and its financial advisors met with Arcadia's senior management regarding Arcadia's operations, financial condition and prospects. Representatives of Associates also visited other Arcadia offices to conduct due diligence. At the same time, J.P. Morgan conducted financial due diligence on Associates by reviewing public documents.

    From October 6 to November 10, 1999, there were numerous telephone conversations between the legal advisors for the two companies regarding due diligence, as well as conversations between the companies' financial advisors regarding financial diligence and financial analysis of Arcadia.

    On October 15, 1999, Arcadia's senior management met with representatives of the former potential purchaser of Arcadia preferred stock and its legal advisor in connection with the potential purchase of credit enhancement trust debt securities and warrants to purchase shares of Arcadia's common stock.

    On October 27, 1999, Associates delivered to Arcadia a preliminary indication of interest in acquiring Arcadia.

    At the October 27, 1999 meeting of Arcadia's board of directors, representatives of J.P. Morgan reported on the status of the transactions being pursued on Arcadia's behalf. Representatives of J.P. Morgan then made a presentation regarding the financial terms of the proposed merger with Associates and a summary of the methodology used by J.P. Morgan to evaluate the proposed merger. The board directed J.P. Morgan to continue negotiations with Associates and the potential purchaser of credit enhancement trust debt securities and warrants.

    J.P. Morgan continued to negotiate with both these entities during the period from October 27 to November 12, 1999.

    Between November 4 and November 11, 1999, Associates and Arcadia, through their respective attorneys and financial advisors, exchanged drafts of, and comments on, a merger agreement and related documents and engaged in discussions and negotiations regarding the terms of a potential business combination.

    On November 12, 1999, the potential purchaser of credit enhancement trust debt securities and warrants delivered to Arcadia an indication of interest letter which was open until 5:00 P.M. on that day. This letter proposed the purchase, for total consideration of $150 million, of:

    - $140 million of debt securities to be issued by a special-purpose credit enhancement trust, a portion of the proceeds of which would be released to Arcadia as immediately usable cash; and

    - warrants to purchase a number of shares of Arcadia's common stock equal to approximately 40% of its then-outstanding shares.

    NOVEMBER 12-NOVEMBER 15, 1999

    Following the close of trading on Friday, November 12, 1999, Arcadia's board of directors convened a special meeting. At this meeting the board first discussed recent events which had affected Arcadia's financial condition. Director Warren Kantor then updated the board in general terms on the status of negotiations with respect to the two potential transactions. Next, representatives of J.P. Morgan reviewed in detail the terms of the two proposed transactions, including the various advantages and disadvantages of each. This presentation included the delivery of an oral opinion that, as of that date and based on and subject to various stated matters, the consideration to be received by Arcadia shareholders in the merger was fair from a financial point of view. This opinion was later confirmed in writing and is attached as Appendix C to this proxy statement/prospectus.

    A representative of Willkie Farr & Gallagher, Arcadia's legal advisors, then made a presentation to the board in which he explained the material terms of the proposed merger agreement. He then reviewed with the board various legal issues raised by the proposed merger and advised the board with respect to its fiduciary duties.

    The board then formed a special committee under Section 673 of the Minnesota Business Corporation Act to approve or disapprove the proposed merger and the related agreements for purposes of Section 673. The special committee consisted of directors Robert J. Cresci and James L. Davis, the only directors of Arcadia who qualified as disinterested directors under the terms of Section 673.

    The committee members had participated in the March, May, June, July, August and September board meetings, had received information and updates from Arcadia's management and legal and financial advisors and were familiar with the course of the merger negotiations. At their meeting, the special committee members again reviewed with Arcadia's executive officers and legal and financial advisors various aspects of the merger, including the material terms of the merger agreement and the voting agreement and the status of potential alternative transactions. After a thorough discussion and an opportunity to ask questions of Arcadia's management and legal and financial advisors, the committee unanimously approved the merger, the merger agreement, the voting agreement and the transactions contemplated by them for purposes of
Section 673.

    The full Arcadia board then reconvened.

    Following additional discussion, including a discussion of the advantages and potential risks of the proposed merger as described in this proxy statement/prospectus under "--Reasons for the Merger; Recommendation of the Board of Directors" and a discussion of the advantages and potential risks of the proposed transaction involving trust debt securities and warrants, the board unanimously:

    - decided that the merger transaction was preferable to the proposed transaction involving trust debt securities and warrants because, among other things, of the relatively low amount of available cash that the other transaction would provide;

    - determined that the merger agreement, the merger and the other transactions contemplated in connection with the merger were advisable and fair to and in the best interests of Arcadia and its shareholders; and

    - approved the merger and the merger agreement, with those changes or additions that any officer of Arcadia might approve.

    On November 12 and 13, 1999, Associates and Arcadia, in consultation with their legal and financial advisors, finalized the terms of the merger, the merger agreement and other related agreements. The parties subsequently executed the merger agreement and the related transaction documents and, on the morning of Monday, November 15, 1999 Associates and Arcadia jointly announced the merger.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS

    The Arcadia board, based in part upon the unanimous approval of a special committee of disinterested directors formed for purposes of Section 673 of the Minnesota Business Corporation Act, has concluded that the merger is advisable and fair to, and in the best interests of, Arcadia and its shareholders and has approved the merger and the merger agreement by unanimous vote of all directors.

    The decisions by Arcadia's board were each based on a number of factors, including the following material factors, each of which the board viewed as indicating the potential benefits of the merger:

    - the number and quality of potential merger and investment partners contacted and the unlikelihood of realizing superior benefits through alternative strategies;

    - the cash consideration to be received by Arcadia shareholders represented a premium of 30.67% over the closing sales price per share on the New York Stock Exchange on November 12, 1999, the last trading day prior to the public announcement of the merger;

    - discussions with J.P. Morgan regarding the financial terms of the merger, and J.P. Morgan's opinion described below, to the effect that the consideration to be received by Arcadia shareholders in the merger was fair to them from a financial point of view; and

    - the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, were reasonable.

    The Arcadia board also identified and considered a number of potentially negative factors in its deliberations concerning the merger, including the following:

    - the significant costs involved in connection with consummating the merger and the substantial management time and effort required to complete the merger;

    - the risk that the merger might not be completed based upon the failure to satisfy specified covenants or closing conditions;

    - the possible effects of the provisions regarding termination fees on the ability of a third party to make an unsolicited superior proposal; and

    - the other risks described in this proxy statement/prospectus under "Risk Factors."

    Arcadia's board concluded, however, that, on balance, the merger's potential benefits to Arcadia and its shareholders outweighed the related risks. This discussion of the information and factors considered by Arcadia's board is not intended to be exhaustive. In view of the variety of factors considered in connection with the evaluation of the merger, Arcadia's board did not find it practicable to, and did not qualify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

    In reaching its determinations, Arcadia's board of directors also considered and evaluated, among other things:

    - the results and scope of the due diligence review conducted by members of the management of Arcadia and its financial and legal advisors with respect to the business and operations of Associates;

    - information with respect to recent and historical trading prices and trading multiples of Arcadia common stock;

    - information concerning the results of operations, performance, financial condition and prospects of Arcadia;

    - the competitive and regulatory environment for Arcadia;

    - the continuing availability of the securitization market for Arcadia;

    - the likelihood that Arcadia will have reduced access to cash in the immediate future;

    - the terms of the merger agreement and the other agreements contemplated by the merger agreement;

    - the structure of the merger; and

    - the tax consequences of the merger.

    For the reasons discussed above, Arcadia's board of directors has unanimously approved the merger and the merger agreement and has determined that the merger is advisable and fair to, and in the best interests of, Arcadia and its shareholders and unanimously recommends that Arcadia shareholders vote "FOR" approval of the merger and the merger agreement.

    In considering the recommendation of Arcadia's board with respect to the merger and the merger agreement, Arcadia shareholders should be aware that some of the directors and officers of Arcadia have interests in the merger that are different from, or are in addition to, yours. Please see "The Merger--Interests of Directors and Officers in the Merger."

OPINION OF FINANCIAL ADVISOR

    At the meeting of Arcadia's board of directors on November 12, 1999, J.P. Morgan gave its oral opinion, subsequently confirmed in writing, to the board of directors that, as of that date and based upon and subject to the various considerations set forth in the opinion, the consideration to be paid pursuant to the merger agreement was fair from a financial point of view to Arcadia's shareholders. Arcadia's board of directors did not limit J.P. Morgan in any way in the investigations it made or the procedures it followed in giving its opinion.

    We have attached as Appendix C to this proxy statement/prospectus the full text of J.P. Morgan's written opinion. This opinion sets forth the assumptions made, matters considered and limits on the review undertaken. We incorporate J.P. Morgan's opinion into this document by reference and urge you to read the opinion in its entirety. J.P. Morgan addressed its opinion to the Arcadia board. The opinion addresses only the consideration to be paid pursuant to the merger agreement and is not a recommendation to you as to how you should vote with respect to the merger.

    In arriving at its opinion, J.P. Morgan reviewed:

    - the merger agreement;

    - various publicly available information concerning the business of Arcadia and of several other companies engaged in businesses comparable to those of Arcadia, and the reported market prices for other companies' securities deemed comparable;

    - the terms of various transactions involving companies comparable to Arcadia and the consideration received for these companies;

    - current and historical market prices of Arcadia's common stock;

    - the audited financial statements of Arcadia for the fiscal year ended December 31, 1998;

    - the unaudited financial statements of Arcadia for the period ended September 30, 1999;

    - certain agreements with respect to outstanding indebtedness or obligations of Arcadia;

    - certain internal financial analyses and forecasts prepared by Arcadia and its management; and

    - the terms of other business combinations that J.P. Morgan deemed relevant.

    J.P. Morgan also held discussions with several members of the management of Arcadia and Associates on numerous aspects of the merger, the past and current business operations of Arcadia, the financial condition and future prospects and operations of Arcadia, the effects of the merger on the financial condition and future prospects of Arcadia, and other matters that J.P. Morgan believed necessary or appropriate to its inquiry. In addition, J.P. Morgan reviewed other financial studies and analyses and considered other information that it deemed appropriate for the purposes of its opinion.

    J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by Arcadia. J.P. Morgan has not assumed any responsibility or liability for this information. J.P. Morgan did not conduct any valuations or appraisal of any assets or liabilities, and valuations or appraisals were not provided to J.P. Morgan. J.P. Morgan was not requested to review individual credit files or make any independent assessment as to the future performance or non-performance of Arcadia's assets. In relying on financial analyses and forecasts provided to it, J.P. Morgan has assumed that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial conditions of Arcadia to which those analyses or forecasts relate. J.P. Morgan also assumed that, in the course of obtaining regulatory and third party consents for the merger and the other transactions contemplated by the merger agreement, no restriction will be imposed that will have a material adverse effect on the future results of operations or financial conditions of Arcadia. J.P. Morgan also assumed that the merger will have the tax consequences described in discussions with representatives of Arcadia and Associates. These consequences appear in this proxy statement/prospectus under the caption "Certain Federal Income Tax Considerations" beginning on page 36. J.P. Morgan relied as to all legal matters relevant to rendering its opinion upon the advice of counsel.

    The projections furnished to J.P. Morgan for Arcadia were prepared by the management of Arcadia. Arcadia does not typically publicly disclose internal management projections of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and the projections were not prepared with a view toward public disclosure. The projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those described in the projections.

    As is customary in the rendering of fairness opinions, J.P. Morgan based its opinion on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, November 12, 1999. Subsequent developments may affect the opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan expressed no opinion as to the price at which Arcadia's common stock or the residual value obligation to be received by Arcadia's shareholders as partial consideration in the merger will trade at any future time.

    J.P. Morgan reviewed Arcadia's historical and forecasted capital structure and financial condition and analyzed detailed projections of Arcadia's cash flows and capital requirements. J.P. Morgan also analyzed Arcadia's business model, its relationships with its credit providers and the potential consequences of a failure by Arcadia to improve its liquidity position. J.P. Morgan determined that Arcadia's existing debt levels and previous downgrades by rating agencies of Arcadia's debt had adversely affected Arcadia's access to the capital markets. J.P. Morgan believes that, without completion of a sale or other capital infusion, Arcadia would likely experience additional liquidity problems in early 2000, which problems could have a material adverse effect on Arcadia's business, potentially including a liquidation of Arcadia. J.P. Morgan also considered the potential value that Arcadia might realize if it attempted to liquidate its finance income receivable. J.P. Morgan believes that, given the lack of a secondary market for trading in residuals of sub-prime auto lender securitizations and the limited time horizon for executing such a sale, due to the aforementioned liquidity concerns, Arcadia would not be able to realize its recorded book value upon such a distressed liquidation.

    Over a period of several months, J.P. Morgan conducted a broad search for potential partners and investors on Arcadia's behalf. Based on the alternatives available to Arcadia pursuant to this process, J.P. Morgan believes that the merger with Associates represents the only whole-company, strategic equity-based transaction available to Arcadia.

    In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that J.P. Morgan utilized in providing its opinion.

    OFFER VALUATION. J.P. Morgan reviewed the terms of the proposed merger, including the historical price of Arcadia and the aggregate transaction value. J.P. Morgan calculated that based on the cash portion of Associates' proposal, Arcadia's common stockholders would receive a premium of 30.7% to the $3.75 closing price of Arcadia's common stock on November 11, 1999.

    PUBLIC TRADING MULTIPLES. Using publicly available information, J.P. Morgan compared selected financial data of Arcadia with similar data for selected publicly traded companies engaged in businesses that J.P. Morgan judged to be reasonably comparable to that of Arcadia. These companies were selected because of their operating, organizational and overall business similarities with Arcadia. The companies were:

    - AmeriCredit Corporation

    - Credit Acceptance Corporation

    - Onyx Acceptance Corporation

    - Ugly Duckling Corporation

    - Union Acceptance Corporation

    - WFS Financial, Inc.

    These companies are not experiencing the same degree of liquidity pressure and limitation on their access to capital as Arcadia. As a result, J.P. Morgan determined that a public trading multiples analysis would not provide a meaningful indication of value for Arcadia.

    SELECTED TRANSACTION ANALYSIS. Using publicly available information, J.P. Morgan examined a select list of specialty finance transactions, each of which was announced since March 1, 1996. Included among the list were the following transactions within the auto finance sector:

                    BUYER                                         SELLER
---------------------------------------------  ---------------------------------------------
    -  Ford Motor Credit Company               -  Triad Financial Corporation
                                                      (ContiFinancial Corporation)

    -  Household International, Inc.           -  ACC Consumer Finance Corporation

    -  Norwest Corporation                     -  Fidelity Acceptance Corporation

    -  Search Financial Services, Inc.         -  MS Financial, Inc.

    -  Barnett Banks, Inc.                     -  Oxford Resources Corp.

    -  Associates First Capital Corporation    -  Fleetwood Credit Receivables Corp.

    -  Southern National Corporation           -  Regional Acceptance Corporation

    -  Bay View Capital Corporation            -  CTL Credit, Inc.

    J.P. Morgan calculated the median premiums represented by the purchase price paid in these acquisitions to the last 12 months' earnings per share, book value per share and total managed assets.

    These transactions did not necessarily involve sales of companies that were experiencing financial problems. As a result, J.P. Morgan determined that the transactions were not directly comparable to the proposed transaction involving Arcadia and that a comparable transactions analysis would therefore not provide a meaningful indication of value for Arcadia.

    This summary does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that one must consider its opinion, the summary and its analyses as a whole. Selecting portions of this summary and these analyses, without considering the analyses as a whole, would create an incomplete view of the processes underlying the analyses and opinion. In arriving at its opinion, J.P. Morgan considered the results of all of the analyses as a whole. No single factor or analysis was determinative of J.P. Morgan's fairness determination. Rather, the totality of the factors considered and analyses performed operated collectively to support its determination. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including those concerning general business and economic conditions and industry-specific factors. This summary sets forth under the description of each analysis the other principal assumptions upon which J.P. Morgan based that analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that either company or the combined company might achieve, which values may be higher or lower than those indicated. Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, these forecasts and analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Therefore, none of Arcadia, Associates, J.P. Morgan or any other person assumes responsibility if future results are materially different from those forecasted. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

    As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Arcadia selected J.P. Morgan to advise it and deliver a fairness opinion with respect to the merger on the basis of such experience and its familiarity with Arcadia.

    On March 30, 1999 Arcadia paid J.P. Morgan an initial fee of $500,000. Starting in July 1999, Arcadia has paid J.P. Morgan a retainer fee of $100,000 per month and is contractually obligated to do so until the closing date. Arcadia has agreed to pay J.P. Morgan a fee of 1.0% of the total transaction value of the merger, including total consideration received by the shareholders of Arcadia and the amount of Arcadia term debt with maturity greater than one year assumed by Associates, upon consummation of the merger. However, this fee will be reduced by the amounts paid to J.P. Morgan by Arcadia in the three months prior to closing. Arcadia also agreed to reimburse J.P. Morgan for its reasonable expenses, including the fees and disbursements of counsel, up to $100,000, and to indemnify J.P. Morgan against various liabilities, including liabilities which might arise under the federal securities laws.

    In the past, J.P. Morgan has participated in Arcadia's warehouse facilities and securitizations, and, in 1997, served as an underwriter of Arcadia's senior notes. J.P. Morgan and its affiliates have also provided financial advisory, capital markets and credit services to Associates, for which J.P. Morgan and its affiliates have received customary fees. In the ordinary course of their businesses, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Arcadia or Associates for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

INTERESTS OF DIRECTORS AND OFFICERS IN THE MERGER

    STOCK OPTIONS. As of the record date, executive officers and directors of Arcadia owned stock options to purchase 4,355,937 shares of Arcadia common stock. Under the merger agreement, immediately prior to the effective time of the merger, each Arcadia stock option which is outstanding and unexercised, whether or not then exercisable, will become vested and exercisable. At the effective time, each stock option will be canceled by Arcadia, and each holder of a canceled stock option will be entitled to receive from Arcadia in consideration for the cancellation of the stock option:

    - an amount in cash equal to the product of:

       - the number of shares of Arcadia common stock subject to the stock option; and

       - the excess, if any, of $4.90 over the exercise price per share of Arcadia common stock subject to the stock option, less any applicable withholding taxes; and

    - one residual value obligation for each share of Arcadia common stock subject to the stock option;

    provided, that a holder of a canceled stock option will not be entitled to receive any residual value obligations in consideration for the cancellation of the stock option if the exercise price per share of Arcadia common stock subject to the stock option equals or exceeds $4.90.

    The table below identifies:

    - the number of stock options held by each executive officer and director of Arcadia as of February 28, 2000;

    - the cash payment to be received by the person, subject to tax withholding, for the options; and

    - the number of residual value obligations to be received by the person, assuming no stock options are exercised by the person prior to the effective time.

                                                                                  NUMBER OF
                                                                                RESIDUAL VALUE
                                             NUMBER OF ARCADIA    TOTAL CASH     OBLIGATIONS
NAME                                           STOCK OPTIONS        PAYMENT     TO BE RECEIVED
----                                         ------------------   -----------   --------------
Warren Kantor..............................        869,310        $146,250.00      162,500
Robert E. Cresci...........................        145,225        $33,750.00        37,500
James L. Davis.............................        123,400        $33,750.00        37,500
Richard A. Greenawalt......................      1,800,001        $360,000.00      400,000
Scott A. Anderson..........................        367,001        $122,452.90      129,501
James D. Atkinson III......................        130,000        $22,500.00        25,000
Cortes E. DeRussy..........................        175,000        $67,500.00        75,000
Robert A. Marshall.........................        200,000        $180,000.00      200,000
Duane E. White.............................        250,000        $67,500.00        75,000
John A. Witham.............................        296,000        $68,650.00       121,000

    RESTRICTED STOCK. As of the record date, executive officers and directors of Arcadia owned 286,303 shares of restricted Arcadia common stock. Immediately prior to the effective time, each of these shares which is outstanding will become vested. At the effective time, each share of restricted Arcadia common stock will be converted into the right to receive $4.90 in cash, without interest, and one residual value obligation.

    INDEMNIFICATION. The surviving corporation has agreed to indemnify present and former officers and directors of Arcadia and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring at or prior to the effective time of the merger to the fullest extent that Arcadia and its subsidiaries would have been permitted under applicable law and its charter documents to indemnify these persons. The merger agreement provides that all rights to indemnification set forth in Arcadia's charter documents for present and former officers and directors of Arcadia will also be included in the charter documents of the surviving corporation for a period of six years from the effective time, subject to exceptions specified in the merger agreement. Associates also has agreed to maintain insurance for Arcadia's directors and officers equivalent to Arcadia's current directors' and officers' liability insurance for six years after the effective time, subject to limitations specified in the merger agreement.

    LIFE INSURANCE PREMIUM PAYMENTS. Upon completion of the merger, under the terms of various split dollar life insurance agreements, Arcadia is obligated to make additional insurance premium payments, up to an aggregate amount of $115,000 per year through 2005, for life insurance policies owned by some executive officers of Arcadia.

    As a result, these directors and executive officers may be more likely to approve the merger and the merger agreement than Arcadia shareholders generally. Furthermore, the directors and executive officers who entered into the voting agreement with Associates are contractually obligated to approve the merger and the merger agreement.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion describes certain federal income tax considerations relevant to the exchange of shares of Arcadia common stock for the merger consideration pursuant to the merger that are generally applicable to holders of Arcadia common stock. This discussion is based on currently existing provisions of the Internal Revenue Code, existing treasury regulations enacted pursuant the Internal Revenue Code and current administrative rulings and court decisions, all of which are subject to change. Any change in the above, which may or may not be retroactive, could alter the tax consequences to Arcadia shareholders as described in the following discussion.

    Arcadia shareholders should be aware that this discussion does not deal with all federal income tax considerations that may be relevant to particular shareholders in light of their particular circumstances, such as shareholders who or which:

    - are dealers in securities;

    - are subject to the alternative minimum tax provisions of the Internal Revenue Code;

    - are non-U.S. persons;

    - do not hold their Arcadia common stock as capital assets; or

    - acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.

    In addition, the following discussion does not address the tax consequences of the merger under foreign, state or local tax laws, the tax consequences of transactions, if any, effectuated prior or subsequent to, or concurrently with, the merger, whether or not these transactions are undertaken in connection with the merger, including without limitation any transaction in which shares of Arcadia common stock are acquired or residual value obligations are disposed of. Accordingly, we urge you to consult your own tax advisors as to the specific tax consequences to you of the merger, including the applicable federal, state, local and non-U.S. tax consequences.

    There are no authorities considering the tax treatment of instruments that are substantially the same as the residual value obligations. As a result, the tax treatment is unclear, and could differ from the treatment described in this discussion. You should consult your own tax advisors regarding the federal, state, local and non-U.S. tax consequences to you of the receipt, ownership and disposition of the residual value obligations.

    CHARACTERIZATION OF THE RESIDUAL VALUE OBLIGATIONS. The receipt of cash and the residual value obligations in exchange for Arcadia common stock pursuant to the merger will be a taxable transaction for Arcadia shareholders for United States federal income tax purposes. Although the tax treatment to an Arcadia shareholder is unclear, each Arcadia shareholder most likely will recognize gain or loss equal to the difference between the amount of cash and the fair market value of the residual value obligations received in the merger and the shareholder's adjusted basis in the Arcadia common stock surrendered in exchange for the merger consideration. See "--Other Possible Tax Treatments" below. The gain or loss will be long-term capital gain or loss if you have held the Arcadia common stock for more than one year. Capital gain of a non-corporate holder is generally subject to a maximum federal tax rate of 20% in respect of property held for more than one year.

    Each shareholder who receives a residual value obligation in exchange for Arcadia common stock and applies the foregoing tax treatment will have a tax basis in the residual value obligation equal to its fair market value at the time of the exchange. The holding period for the residual value obligation will begin on the day following the date of the exchange.

    Given the wholly contingent nature of the residual value obligations, it is not anticipated that the residual value obligations will be treated as debt instruments for federal income tax purposes.

    Therefore, when a payment is subsequently received on a residual value obligation, the present value of that payment will be determined under the principles of Section 483 of the Internal Revenue Code at the time of the exchange using a discount rate equal to the applicable federal rate, described below. The amount of the payment in excess of its present value will then be characterized as imputed interest and the balance will be treated as principal and reduce your basis in the residual value obligation. If your basis in a residual value obligation is reduced to zero, any additional principal payments on the residual value obligation should be treated as gain from the sale or exchange of the residual value obligation rather than from the sale or exchange of the Arcadia common stock. The imputed interest must be included in income by a holder under its regular method of accounting. Therefore, a holder using the cash method of accounting would include the imputed interest in income when payment on a residual value obligation is received, and a holder using the accrual method would include the imputed interest when all events have occurred which fix the right to receive the payment.

    In general, the applicable federal rate is a rate reflecting an average of market yields on Treasury debt obligations for different ranges of maturities that is published monthly by the Internal Revenue Service. The relevant applicable federal rate will be the lower of the lowest applicable federal rate in effect during the three-month period ending with November 1999 or the lowest applicable federal rate in effect during the three-month period ending with the month that includes the effective time. In each case, the maturity range of the relevant applicable federal rate will correspond to the period from the effective time to the date the amount is received or deemed received.

    Upon a sale of a residual value obligation, a portion of the amount received will be treated under the principles of Section 483 as interest income that is ordinary income to the holder. The balance of the amount will be treated as sales proceeds. The interest amount will equal the excess of the amount received over its present value as of the date of the exchange, calculated using a discount rate equal to the applicable federal rate. You will recognize gain or loss equal to the difference between the amount treated as sales proceeds and your adjusted tax basis in the residual value obligation. The gain or loss will be treated as capital gain or loss which will be long-term if you have held the residual value obligation for more than one year.

    OTHER POSSIBLE TAX TREATMENTS. The U.S. federal income tax treatment may be different than that described above. For example:

    - It is possible that residual value obligations might not be includable in income as part of the taxable amount realized for the Arcadia common stock. In that case, payments would be included under the principles of
      Section 483 described above, and payments received would be treated as gain from the sale or exchange of Arcadia common stock. In this event, any loss on the exchange of Arcadia common stock for residual value obligations generally would be deferred until final payment on the residual value obligations is received.

    - It is possible that the fair market value of the residual value obligations received in the merger will be includable in income as part of the taxable amount realized for the Arcadia common stock, but that any subsequent payments received on the residual value obligation would not be subject to the principles of Section 483 discussed above. In that event, you will have a tax basis in the residual value obligation equal to the fair market value at the time received, and subsequent payments on the residual value obligation would be treated first as recovery of basis in that residual value obligation, and any payment in excess of the basis would be treated as gain or loss from the sale or exchange of the residual value obligation.

    - It is possible that the Internal Revenue Service might take the view that residual value obligations represent debt instruments. In that event, the tax treatment outlined above would differ in that:

       - you would be required to include original issue discount in income each year, irrespective of whether cash payments are received;

       - inclusions of original issue discount and gain from the sale of residual value obligations would be ordinary income; and

       - adjustments would be made, generally in later periods, to reflect the actual pattern of cash payments, if any, on the residual value obligations.

    You should consult your tax advisors regarding the alternative possible treatments of the transaction.

    LACK OF CASH RECOVERY. If an identifiable event occurs which establishes the worthlessness of a residual value obligation, you would be entitled to deduct as a capital loss, in the year of the identifiable event, your adjusted tax basis in your residual value obligation.

    BACK-UP WITHHOLDING AND INFORMATION REPORTING. You may be subject to a back-up withholding tax of 31% on the receipt of the merger consideration. In general, back-up withholding will only apply if you fail to comply with identification requirements. Back-up withholding is not additional tax and may be claimed as a credit against your U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service. You should consult your tax advisors regarding your qualification for exemption from back-up withholding and the procedure for obtaining any applicable exemption. In addition, amounts paid on the sale, exchange, redemption or satisfaction of a residual value obligation will also be subject to information reporting unless an exemption applies.

ANTICIPATED ACCOUNTING TREATMENT

    Associates intends that the merger be accounted for under the purchase method of accounting in accordance with generally accepted accounting principles.

DISSENTERS' RIGHTS

    Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act entitle any shareholder of Arcadia as of February 28, 2000, in lieu of receiving the payment to which the shareholder would otherwise be entitled pursuant to the merger agreement, to dissent from the merger and obtain payment in cash for the "fair value" of the shares of stock held by the shareholder. If you are contemplating the exercise of dissenters' rights, you should review carefully the provisions of Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, copies of which are attached as Appendix E to this proxy statement/prospectus, particularly the specific procedural steps required to perfect these rights. These rights will be lost if the procedural requirements of Section 302A.473 are not fully and precisely satisfied.

    Set forth below is a brief description of the procedures relating to the exercise of dissenters' rights. The following description does not purport to be a complete statement of the provisions of Section 302A.473 and is qualified in its entirety by reference to this section. Please read this description in conjunction with the full text of Section 302A.473 appearing in Appendix E to this proxy statement/ prospectus.

    Under Section 302A.473, Subd. 3, a shareholder as of the record date of the shareholders meeting to consider the merger who wishes to exercise dissenters' rights must file with Arcadia, at Arcadia's address, 7825 Washington Avenue South, Minneapolis, Minnesota 55439, Attention: James D. Atkinson, III, Secretary, before the vote on the merger, a written notice of intent to demand the "fair value" of Arcadia's shares owned by the shareholder. In addition, the shareholder must not vote his or her shares in favor of the merger. A vote against the merger will not in itself constitute written notice, and a failure to vote will not affect the validity of a timely written notice. However, the submission of a blank proxy will constitute a vote in favor of the merger and a waiver of statutory dissenters' rights.

    If the merger is approved by the shareholders of Arcadia, Arcadia will send to all dissenters who filed the necessary notice of intent to demand the fair value of their shares, and who did not vote their shares in favor of the merger, a notice containing the information required by Section 302A.473, Subd. 4, including without limitation:

    - the address to which a dissenter must send a demand for payment and certificates representing shares in order to obtain payment for the shares and the date by which they must be received; and

    - a form to be used to certify the date on which the dissenter, or the beneficial owner on whose behalf the dissenter dissents, acquired the shares of common stock (or an interest in them) and to demand payment.

    In order to receive the fair value of the shares under Section 302A.473, a dissenter must demand payment and deposit certificates representing shares within 30 days after notice by Arcadia is given. Under Minnesota law, notice by mail is given by Arcadia when deposited in the United States mail. A shareholder who fails to make demand for payment and to deposit certificates as required by
Section 302A.473, Subd. 4, will not be a dissenter and will lose the right to receive the fair value of his or her shares under that section despite the timely filing of notice of intent to demand payment under Section 302A.473, Subd. 3, but will be entitled to the merger consideration payable under the merger agreement, which may be more or less than or equal to the fair value of the shares determined under Minnesota Business Corporation Act
Section 302A.473.

    Under Section 302A.471, Subd. 2, beneficial owners of shares who desire to exercise statutory dissenters' rights themselves must obtain and submit the registered owner's written consent at or before the time they file the notice of intent to demand fair value. Under Section 302A.471, Subd. 2, you may not assert dissenters' rights with respect to less than all of the shares of common stock registered in your name, unless you dissent with respect to all shares beneficially owned by another person and disclose the name and address of that other person.

    Except as provided below, if demand for payment and deposit of stock certificates is duly made by a dissenter with Arcadia as required by the notice, then after the effective time of the merger or the receipt of the demand, whichever is later, Arcadia will pay the dissenter an amount which Arcadia estimates to be the fair value of the dissenter's shares of common stock, with interest, if any. For the purpose of a dissenter's rights under Sections 302A.471 and 302A.473, "fair value" means the value of the shares of common stock immediately before the effective date of the merger and "interest" means interest commencing five days after the effective date of the merger until the date of payment, calculated at the rate provided in Minnesota Statutes
Section 549.09, presently 5%. The payment must be accompanied by Arcadia's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective time, Arcadia's latest available interim financial statements and a brief description of the method used by Arcadia to reach such an estimate. If the dissenter believes the payment received from Arcadia is less than the fair value of the shares of common stock, with interest, if any, the dissenter must give written notice to Arcadia of his or her own estimate of the fair value of the shares of common stock, with interest, if any, within 30 days after the date of Arcadia's remittance and must demand payment of the difference between his or her estimate and Arcadia's remittance. If the dissenter fails to give written notice of the estimate to Arcadia within the 30-day time period, the dissenter will be entitled only to the amount remitted by Arcadia.

    Arcadia may withhold the remittance with respect to shares of common stock for which the dissenter demanding payment was not the registered owner or the person on whose behalf the dissenter acts was not a beneficial owner as of November 15, 1999. As to each dissenter who was not a beneficial owner as of November 15, 1999 who has validly demanded payment, following the effective time or the receipt of demand, whichever is later, Arcadia will mail its estimate of the fair value of the dissenter's shares of common stock and offer to pay this amount with interest, if any, to the dissenter upon receipt of the dissenter's agreement to accept this amount in full satisfaction. If the dissenter believes that Arcadia's offer is for less than the fair value of the shares of common stock, with interest, if any, the dissenter must give written notice to Arcadia of his or her own estimate of the fair value of the shares of common stock, with interest, if any, and demand payment of this amount within 30 days after the mailing of Arcadia's offer. If the dissenter fails to give written notice of this estimate to Arcadia within the 30-day time period, the dissenter will be entitled only to the amount offered by Arcadia.

    If Arcadia and any dissenter who objects to Arcadia's estimate of "fair value" cannot settle the dissenter's demand within 60 days after Arcadia receives the dissenter's estimate of the fair value of his or her shares of common stock, then Arcadia will file a petition in a court of competent jurisdiction in Hennepin County, Minnesota, requesting that the court determine the statutory fair value of common stock with interest, if any. All dissenters whose demands are not settled within the applicable 60-day settlement period will be made parties to this proceeding.

    The court will then determine whether each dissenter in question has fully complied with the provisions of Section 302A.473 and, for all dissenters who have fully complied and not forfeited statutory dissenters' rights, will determine the fair value of the shares, taking into account any and all factors the court finds relevant, including, without limitation, the recommendation of any appraisers which may have been appointed by the court, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Arcadia or a dissenter. The fair value of the shares as determined by the court is binding on all shareholders and may be less than, equal to or greater than the price to be paid to shareholders who are not dissenters or dissenting shareholders who have settled with Arcadia. Each dissenter who is a party to the proceeding is entitled to judgment in cash for the amount by which the fair value of the shares of common stock as determined by the court, plus interest, exceeds the estimated payment previously remitted by Arcadia to the dissenter. However, under the statute, dissenters are not liable to Arcadia for the amount, if any, by which payments remitted by Arcadia to the dissenters exceed the fair value of the shares determined by the court, plus interest. The costs and expenses of this court proceeding will be assessed against Arcadia, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment is found to be arbitrary, vexatious or not in good faith.

    If the court finds that Arcadia has failed to comply substantially with
Section 302A.473, the court also may assess against Arcadia the fees and expenses, if any, of attorneys and experts as the court deems equitable. These fees and expenses may also be assessed against any person who has acted arbitrarily, vexatiously or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    Under Section 302A.471, Subd. 4, you have no right at law or equity to set aside the adoption of the merger agreement or the consummation of the merger, except if the adoption or consummation is fraudulent with respect to you or Arcadia.

    Associates' obligation to effect the merger is subject to the condition that dissenters' rights are exercised by the holders of less than 10% of Arcadia's common stock.

LISTING OF RESIDUAL VALUE OBLIGATIONS

    We do not expect to list the residual value obligations on any national securities exchange or to seek their quotation on any automated dealer quotation system. We have been advised by J.P. Morgan that following completion of the merger, J.P. Morgan intends to make a market in the residual value obligations. However, it is not obligated to do so and any market-making activities with respect to the residual value obligations may be discontinued at any time without notice.

OPERATIONS FOLLOWING THE MERGER

    Following the merger, Arcadia will operate as a wholly owned subsidiary of Associates. Associates does not currently plan on assuming or guaranteeing any of the current indebtedness of Arcadia. Upon completion of the merger, it is anticipated that the current directors of AFCC Newco, Inc. will be the members of Arcadia's board.

                   DESCRIPTION OF RESIDUAL VALUE OBLIGATIONS

    Associates will issue the residual value obligations under the Residual Value Obligations Agreement between Associates and The Chase Manhattan Bank, as trustee, to be dated as of the effective date of the merger. The terms of the residual value obligations include those expressly set forth in the RVO Agreement and those made part of the RVO Agreement by reference to the Trust Indenture Act of 1939, as amended.

    This description of residual value obligations is intended to be a useful overview of the material provisions of the residual value obligations and the RVO Agreement. Because this description of residual value obligations is only a summary, you should refer to the RVO Agreement for a complete description of the obligations of Associates and your rights as a holder of residual value obligations. We have included a copy of the form of RVO Agreement as Appendix B to this proxy statement/ prospectus.

    The section entitled "--Certain Definitions" includes the definitions of the capitalized terms used in this description. References to "Associates" in this section mean only Associates First Capital Corporation and not its subsidiaries.

GENERAL

    The residual value obligations:

    - are general unsecured obligations of Associates;

    - will be issued in a maximum amount equal to one residual value obligation for each outstanding share of Arcadia common stock outstanding as of the effective date of the merger plus any additional residual value obligations issued in satisfaction of dissenters' rights following the effective date of the merger; and

    - will be issued in denominations of a whole residual value obligation and integral multiples of whole residual value obligations.

    We do not expect to list the residual value obligations on any national securities exchange or to seek their quotation on any automated dealer quotation system. We have been advised by J.P. Morgan that following completion of the merger, J.P. Morgan intends to make a market in the residual value obligations. However, it is not obligated to do so and any market-making activities with respect to the residual value obligations may be discontinued at any time without notice.

    Investments in the residual value obligations involve a high degree of risk. Risks associated with holding the residual value obligations are discussed under "Risk Factors" in this proxy statement/ prospectus.

RVO PAYMENTS

    There are no minimum payments on the residual value obligations, and depending on the performance of the underlying receivables and other factors, there may be no payments on the residual value obligations. If ultimately there are payments on the residual value obligations, it is unlikely payments will commence prior to January 1, 2004. Payments on the residual value obligations, if any, will:

    - be paid on the Payment Dates occurring in January, April, July and October of each year; and

    - be payable to the holders of record on the December 1, March 1, June 1 and September 1 immediately preceding the related Payment Dates.

    On each Payment Date on which the Accrued RVO Payment Amount is greater than zero, Associates will be required to make a payment (an "RVO Payment") with respect to each residual value obligation in an amount equal to the quotient of:

    - the then-effective Accrued RVO Payment Amount, DIVIDED BY

    - the total number of residual value obligations outstanding.

    If the Accrued RVO Payment Amount on a Payment Date is zero, there will be no RVO Payment on that Payment Date.

    Notwithstanding the foregoing, Associates will not, except in connection with the payment of RVO Payments on a redemption date, be required to make payments on any residual value obligation if the amount of the payment that would otherwise be made on that residual value obligation would be less than $0.05. Any amounts not paid in accordance with the foregoing and any amounts not paid in breach of the terms of the residual value obligations will be carried over to the next Payment Date and continue to accrue interest as provided in the second paragraph below.

    The "Accrued RVO Payment Amount" as of any date means the sum of:

    - the aggregate of the amount of Residual Cash Flow allocated pursuant to priority clause (D) under the "Initial Allocation Priorities" described in the next sub-section, or priority clause (B) of the "Additional Allocation Priorities" described in the next sub-section, to make payments on the residual value obligations, and

    - interest accrued on such amounts pursuant to the next paragraph, provided, that the Accrued RVO Payment Amount will be reduced on each Payment Date by the amount of the aggregate RVO Payments made on such Payment Date.

    On the business day after each Securitization Distribution Date occurring on or after the effective date of the merger (each, an "Allocation Date"), Associates will be required to determine whether to increase the then-effective Accrued RVO Payment Amount by making the allocations of Residual Cash Flow described below. In general, amounts allocated on an Allocation Date to increase the Accrued RVO Payment Amount pursuant to priority clause (D) of the "Initial Allocation Priorities" and priority clause (B) of the "Additional Allocation Priorities" described in the next sub-section will accrue interest from and including the Allocation Date to but excluding the date the accrued amounts are paid on the residual value obligations, at a rate equal to One-Month LIBOR.

ALLOCATIONS OF RESIDUAL CASH FLOW

    INITIAL ALLOCATION OF RESIDUAL CASH FLOW. On each Allocation Date, Associates will be required to make the following allocations of the Residual Cash Flow, if any, as of that Allocation Date, in the following order of priority (the "Initial Allocation Priorities"):

    (A) 100% to reduce RVO Expenses incurred after the third preceding Securitization Distribution Date and on or prior to the second preceding Securitization Distribution Date (provided, that (i) in the case of the initial Allocation Date, the allocation will be 100% to reduce RVO Expenses incurred on or after November 12, 1999 and on or prior to the second preceding Securitization Distribution Date and (ii) in the case of the final Allocation Date, the allocation will be 100% of the remaining Residual Cash Flow, if any, to reduce (x) RVO Expenses incurred after the third preceding Securitization Distribution Date and on or prior to such Allocation Date and (y) RVO Expenses which Associates reasonably expects to incur thereafter), PLUS(except in the case of the initial Allocation
       Date) any RVO Expenses incurred on or prior to the third preceding Securitization Distribution Date and on or after November 12, 1999 which were not previously reduced by a prior allocation of Residual Cash Flow pursuant to this priority clause (A), until such amounts have been reduced to zero, then

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    (B) 100% of the remaining Residual Cash Flow, if any, to reduce Litigation
       Expenses incurred after the third preceding Securitization Distribution Date and on or prior to the second preceding Securitization Distribution Date (provided that (i) in the case of the initial Allocation Date, the allocation will be 100% of the remaining Residual Cash Flow, if any, to reduce Litigation Expenses incurred on or after November 12, 1999 and on or prior to the second preceding Securitization Distribution Date and
       (ii) in the case of the final Allocation Date, the allocation will be 100% of the remaining Residual Cash Flow, if any, to reduce Litigation Expenses incurred after the third preceding Securitization Distribution Date and on or prior to such Allocation Date), PLUS(except in the case of the initial Allocation Date) any Litigation Expenses incurred on or prior to the third preceding Securitization Distribution Date and on or after November 12, 1999 which were not previously reduced by a prior allocation of Available Residual Cash Flow pursuant to this priority clause (B), until such amounts have been reduced to zero, then

    (C) 100% of remaining Residual Cash Flow, if any, to reduce the then-effective AFCC Amount until the then-effective AFCC Amount has been reduced to zero, then

    (D) 50% of the remaining Residual Cash Flow, if any, to increase the Accrued RVO Payment Amount.

    ADDITIONAL ALLOCATION OF RESIDUAL CASH FLOW. In addition to, and after giving effect to, the allocation of Residual Cash Flow pursuant to the Initial Allocation Priorities, on the second Allocation Date following the final disposition of all litigation giving rise to Damages and the final determination of all related legal fees and expenses, an amount equal to the excess, if any, of

    - the aggregate amount of Residual Cash Flow allocated on or prior to such Allocation Date to reduce Litigation Expenses pursuant to priority clause (B) above OVER

    - the aggregate amount of Damages (the "Excess Litigation Reserve"),

    must be allocated by Associates in the following order of priority (the "Additional Allocation Priorities"):

    (A) 100% to reduce the then-effective AFCC Amount (calculated after giving effect to the allocation of Residual Cash Flow pursuant to the Initial Allocation Priorities on that Allocation Date) until the AFCC Amount has been reduced to zero, then

    (B) 50% of remaining Excess Litigation Reserve, if any, to increase the Accrued RVO Payment Amount.

    APPLICATION OF FUNDS PURSUANT TO ALLOCATION PROVISIONS. The allocation provisions described under the Initial Allocation Priorities and the Additional Allocation Priorities do not require any actual or specific use of funds by Associates or its subsidiaries. The allocations are made solely for purposes of determining whether, and to what extent, Associates is required to make payments on the residual value obligations. You will not have any right to the receivables underlying the residual value obligations or to the actual residual cash flows generated by the receivables.

PAYMENTS ON, AND EXCHANGES AND TRANSFERS OF, THE RESIDUAL VALUE OBLIGATIONS

    The residual value obligations may be exchanged or transferred at the office or agency of Associates in the Borough of Manhattan, The City of New York (which initially will be the corporate trust office of the trustee in New York, New
York). At the option of Associates, RVO Payments may be made by check mailed to the address of the holders as their addresses appear in the register for the residual value obligations. RVO Payments on residual value obligations in global form registered in the name of or held by The Depository Trust Company ("DTC"), the depositary for the global residual value obligations, or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of the global residual value obligation. No service charge will be made for any registration of transfer or exchange of residual value obligations, but Associates may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection with the transfer or exchange.

SERVICING OF AUTO LOAN RECEIVABLES

    The RVO Agreement requires Associates to, or to cause its affiliates to, service or arrange for the servicing of the receivables securitized pursuant to the Designated Securitization Transactions (subject to the right of other entities under the Designated Securitization Transactions to terminate the servicer of the receivables) and any Other Transaction Receivables in accordance with customary business practices and Associates' applicable policies and procedures and, if Associates or any of its subsidiaries is then servicing, or arranging for the servicing of, indirectly originated automobile loans, consistent with that servicing.

AMENDMENT TO DESIGNATED SECURITIZATION TRANSACTIONS

    Associates may not, and may not permit its subsidiaries to, amend or modify the terms of any agreement entered into in connection with the Designated Securitization Transactions unless such an amendment or modification is made in accordance with reasonable business practices and with a good faith intent other than to reduce RVO Payments. In addition, Associates may not, and may not permit its subsidiaries to, amend or modify the terms of any agreement entered into in connection with the Designated Securitization Transactions to increase the servicing fees payable thereunder unless such increased servicing fees are payable to an entity other than Associates and its subsidiaries and Associates or its subsidiaries have been terminated as servicer by Financial Security Assurance Inc. or any other entity in accordance with the terms of the Designated Securitization Transactions.

REPORTING REQUIREMENTS

    Unless the Securities and Exchange Commission requires Associates to disclose different information, Associates has agreed to publicly disclose in respect of each fiscal quarter of Associates, not later than the time it files its Quarterly Report on Form 10-Q with the Securities and Exchange Commission in respect of each of its first three fiscal quarters in each fiscal year and not later than the time it files its Annual Report on Form 10-K in respect of its fourth fiscal quarter in each fiscal year (or, in the event Associates is not then required to make such filings with the Securities and Exchange Commission, not later than the time it would be required to make such filings if it were so required), information specified in the Residual Value Obligations Agreement.

PAYING AGENT AND REGISTRAR

    The trustee will initially act as paying agent and registrar. Associates may change the paying agent or registrar without prior notice to the holders of the residual value obligations, and Associates or any of its subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

    A holder may transfer or exchange residual value obligations in accordance with the RVO Agreement. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and Associates may require a holder to pay any taxes and fees required by law or permitted by the RVO Agreement.

    The registered holder of a residual value obligation will be treated as the owner of it for all purposes.

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
OPTIONAL REDEMPTION

    Except as described below, Associates may not redeem the residual value obligations.

    At Associates' option, Associates may redeem the residual value obligations, in whole but not in part, on any Payment Date when the total aggregate principal balance of the auto loan receivables that were securitized pursuant to the Designated Securitization Transactions as of the effective date of the merger is less than or equal to 5% of the total aggregate principal balance of those receivables as of the effective date of the merger. Associates may make this redemption upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address. The optional redemption price will equal the fair value (as of the date of a resolution of the Board of Directors of Associates relating to the redemption) of the outstanding residual value obligations, as determined in good faith by the Board of Directors of Associates and set forth in the Board resolution. The Board of Directors of Associates will determine the fair value of the residual value obligations assuming the prior payment of the RVO Payment, if any, to be made on the redemption date.

    The redemption date, if any, will also be a Payment Date. Accrued RVO Payments Amounts, if any, as of the Payment Date coinciding with the redemption date will be paid to the person in whose name the residual value obligation is registered at the close of business on the related record date.

    After the redemption date, no further RVO Payments will be made on the residual value obligations as long as Associates has deposited with the paying agent funds in satisfaction of the optional redemption price, and any RVO Payments to be made on such redemption date, pursuant to the RVO Agreement.

    Holders must surrender residual value obligations to a paying agent to collect redemption payments.

    Associates is not required to make mandatory redemption payments or sinking fund payments with respect to the residual value obligations.

MERGER AND CONSOLIDATION

    Associates will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, UNLESS:

    - the resulting, surviving or transferee Person (the "Successor Company") is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company, if not Associates, expressly assumes, by supplemental agreement, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations, duties, commitments and covenants of Associates under the residual value obligations and the RVO Agreement;

    - immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; and

    - Associates has delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that the consolidation, merger or transfer and such supplemental agreement, if any, comply with the RVO Agreement and that all conditions precedent provided in the RVO Agreement relating to the transaction have been complied with.

    For purposes of this covenant, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of Associates, which properties and assets, if held by Associates instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of Associates on a consolidated basis, will be deemed to be the transfer of all or substantially all of the properties and assets of Associates.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, Associates under the RVO Agreement.

    Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, there may be a degree of uncertainty as to whether a particular transaction would involve "all or substantially all" of the property or assets of a Person.

    Notwithstanding the preceding, Associates may, subject to only the conditions described in the first and third bullet points above, merge with an affiliate incorporated solely for the purpose of reincorporating Associates in another jurisdiction to realize tax or other benefits.

    Any consolidation, merger, conveyance, transfer or lease that complies with the terms of the RVO Agreement described in this section will not be restricted by the terms of the RVO Agreement described under "--Assignment."

ASSIGNMENT

    Associates will not assign its obligations under the RVO Agreement or under the residual value obligations to any Person, UNLESS:

    - the assignee (the "Assignee Company") is a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Assignee Company expressly assumes, by supplemental agreement, executed and delivered to the trustee, in form satisfactory to the trustee, all the obligations of Associates under the residual value obligations and the RVO Agreement;

    - immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing;

    - either (A) immediately after giving effect to such transaction, the Assignee Company has a consolidated net worth that is not less than the lower of (1) $1 billion or (2) the consolidated net worth of Associates at such time or (B) Associates remains secondarily liable, by guarantee or otherwise, for the payment obligations of the Assignee Company under the RVO Agreement and the residual value obligations;

    - Associates has delivered to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that the assignment and the supplemental agreement comply with the RVO Agreement and that all conditions precedent provided in the RVO Agreement relating to the transaction have been complied with; and

    - the Assignee Company or one of its affiliates is the successor to Associates' and its subsidiaries' interest in the Residual Cash Flow and the Designated Securitization Transactions.

    The Assignee Company will succeed to, and be substituted for, and may exercise every right and power of Associates under the RVO Agreement.

    Nothing in the RVO Agreement or in the residual value obligations, other than the foregoing provision, restricts Associates' ability to assign its rights and/or obligations under the RVO Agreement and/or the residual value obligations.

EVENTS OF DEFAULT

    Each of the following is an "Event of Default":

    (1) default in any payment of any RVO Payment on any residual value obligation when due, and such default continues for 30 days;

    (2) default in the payment of the optional redemption price, when the same becomes due and payable, as described above under "--Optional Redemption";

    (3) failure by Associates to comply for 60 days after notice with its other agreements contained in the RVO Agreement; or

    (4) certain events of bankruptcy, insolvency or reorganization of Associates (the "bankruptcy provisions").

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the trustee or the holders of 50% of the outstanding residual value obligations notify Associates of the default and Associates does not cure such default within the time specified in clause (3) of this paragraph after receipt of such notice.

    Subject to the provisions of the RVO Agreement relating to the duties of the trustee, if an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the RVO Agreement at the request or direction of any of the holders unless those holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payments on the residual value obligations, no holder may pursue any remedy with respect to the RVO Agreement or the residual value obligations UNLESS:

    (1) the holder has previously given the trustee notice that an Event of Default is continuing;

    (2) the holders of at least 25% of the outstanding residual value obligations have requested the trustee to pursue the remedy;

    (3) the holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

    (4) the trustee has not complied with the request within 60 days after the receipt of the request and the offer of security or indemnity; and

    (5) the holders of a majority of the outstanding residual value obligations have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with the request within the 60-day period.

    Subject to restrictions specified in the RVO Agreement, the holders of a majority of the outstanding residual value obligations are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee. The RVO Agreement provides that in the event that an Event of Default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the RVO Agreement or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability. Prior to taking any action under the RVO Agreement, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    The RVO Agreement does not provide for the acceleration of any payment as a remedy upon an Event of Default.

    The holders of a majority of the outstanding residual value obligations may waive an existing Default or Event of Default and its consequences, except with respect to

    - nonpayment of amounts due on the residual value obligations, or

    - a Default or Event of Default with respect to a provision that may only be amended with the consent of each holder affected.

    The RVO Agreement provides that if a Default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of amounts due on any residual value obligation, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, Associates is required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers of the certificate know of any Default that occurred during the previous year. Associates also is required to deliver to the trustee, within 5 days after Associates becomes aware of the occurrence of any Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers' Certificate setting forth the details of such Event of Default or Default and the action which Associates proposes to take.

AMENDMENTS AND WAIVERS

    Subject to exceptions specified in the RVO Agreement, the RVO Agreement or the residual value obligations may be amended with the consent of the holders of a majority of the outstanding residual value obligations, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, residual value obligations, and, subject to exceptions specified in the RVO Agreement, any past default or compliance with any provisions may be waived with the consent of the holders of a majority of the residual value obligations then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, residual value obligations. However, without the consent of each holder of an outstanding residual value obligation affected, no amendment may, among other things:

    (1) reduce the percentage of residual value obligations whose holders must consent to an amendment;

    (2) reduce the amount of an RVO Payment or extend the stated time for payment of an RVO Payment;

    (3) reduce the amount payable upon the redemption of any residual value obligation or change the time at which any residual value obligation may be redeemed as described above under "--Optional Redemption", whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

    (4) make any residual value obligation payable in money other than that stated in the residual value obligation;

    (5) impair the right of any holder to receive payment on his or her residual value obligations on or after the due dates or to institute suit for the enforcement of any payment on or with respect to his or her residual value obligations; or

    (6) make any change in the amendment or waiver provisions which require each holder's consent.

    Without the consent of any holder, Associates and the trustee may amend the RVO Agreement or the residual value obligations to:

    (1) cure any ambiguity, omission, defect or inconsistency;

    (2) provide for the assumption by a successor corporation, partnership, trust or limited liability company, or an Assignee Company, of the obligations of Associates under the RVO Agreement;

    (3) provide for uncertificated residual value obligations in addition to or in place of certificated residual value obligations;

    (4) add guarantees with respect to the residual value obligations, including, without limitation, as contemplated by "--Assignment" above;

    (5) secure the residual value obligations;

    (6) add to the covenants of Associates for the benefit of the holders or surrender any right or power conferred upon Associates;

    (7) make any change that does not adversely affect the rights of any holder; or

    (8) comply with any requirement of the Securities and Exchange Commission in connection with the qualification of the RVO Agreement under the Trust Indenture Act.

    The consent of the holders is not necessary under the RVO Agreement to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the RVO Agreement becomes effective, Associates is required to mail to the holders a notice briefly describing the amendment. However, the failure to give this notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    No director, officer, employee, incorporator or stockholder of Associates, as such, will have any liability for any obligations of Associates under the residual value obligations or the RVO Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a residual value obligation waives and releases all such liability. The waiver and release are part of the consideration for issuance of the residual value obligations. This waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Securities and Exchange Commission that such a waiver is against public policy.

CONCERNING THE TRUSTEE

    The Chase Manhattan Bank is the trustee under the RVO Agreement and has been appointed by Associates as registrar and paying agent with regard to the residual value obligations.

DETERMINATIONS OF ASSOCIATES FINAL

    The residual value obligations provide that, in general, Associates' calculations and determinations of all amounts and other matters in connection with the residual value obligations will be final and conclusive in the absence of manifest error. However, Associates will be required to engage its independent auditors to review the calculations and determinations made by Associates under the residual value obligations and under the RVO Agreement substantially to the same extent as Associates engages its independent auditors to perform a similar function with respect to securitization transactions effected by or for the benefit of Associates and its subsidiaries.

GOVERNING LAW

    The RVO Agreement provides that it and the residual value obligations will be governed by, and construed in accordance with, the laws of the State of New York.

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
CERTAIN DEFINITIONS

    "AFCC Amount" means an amount equal to (A) $512 million PLUS (B) interest at 1.25% per month on $512 million (calculated on the basis of a 360-day year of twelve 30-day months) from September 30, 1999 up to but excluding the effective date of the merger less (C) the amount of Residual Cash Flow generated on and after September 30, 1999 and prior to the effective date of the merger; provided, that this amount will be (i) INCREASED on each Securitization Distribution Date following the effective date by the amount of AFCC Amount Interest for the period ending on and including the day prior to such Securitization Distribution Date and beginning on and including the immediately preceding Securitization Distribution Date (or in the case of the initial Securitization Distribution Date occurring after the effective date, beginning on and including the effective date) and (ii) DECREASED on each Allocation Date by the amount of Residual Cash Flow allocated on such date pursuant to priority clause (C) under the Initial Allocation Priorities, or priority clause (A) under the Additional Allocation Priorities, to the reduction of the AFCC Amount.

    "AFCC Amount Interest", for any period, means interest accrued during such period at the rate of 1.25% per month on the average daily AFCC Amount during such period (after giving effect to any increase in the AFCC Amount on the first day of such period). AFCC Amount Interest will be required to be calculated on the basis of a 360-day year of twelve 30-day months.

    "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City; provided, that with respect to the determinations in connection with the definition of One-Month LIBOR, such day is also a day for trading by and between banks in U.S. dollar deposits in the interbank eurodollar market.

    "Damages" has the meaning set forth in the definition of "Litigation Expenses."

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Securitization Transactions" means the auto loan securitization transactions specified on Annex I to the form of RVO Agreement attached as Appendix B to this proxy statement/prospectus.

    "Designated Spread Accounts" means the spread accounts established pursuant to each of the Designated Securitization Transactions.

    "Liquidated Other Transaction Receivables" means each Other Transaction Receivable as to which (i) 91 days have elapsed since the servicer (or Associates or any of its subsidiaries, if there is no servicer of the Other Transaction Receivable) repossessed the related financed vehicle, (ii) the servicer (or Associates, if there is no servicer of the Other Transaction Receivable) has determined in good faith that all amounts it expects to recover have been received or (iii) all or any portion of a scheduled payment shall have become more than 180 days past due.

    "Litigation Expenses" means the sum of (i) $10,000,000 (which amount will be deemed to have been incurred, for purposes of priority clause (B) under the Initial Allocation Priorities, on November 12, 1999) and (ii) the amount of all damages, judgments, settlements, defense costs and other expenses paid or incurred by Arcadia, Associates or any of their affiliates after November 12, 1999 in connection with any litigation brought by or on behalf of shareholders of Arcadia or by or in the right of Arcadia, net of related insurance proceeds, if any (the amount referred to in this clause (ii) being referred to herein as "Damages"); PROVIDED, that the aggregate amount of Damages will be deemed to be INCREASED on each Securitization Distribution Date following the effective date by the amount of Litigation Interest for the period ending on and including the day prior to such Securitization Distribution Date and beginning on and including the immediately preceding Securitization Distribution Date (or, in the case of the initial Securitization Distribution Date occurring after the effective date, beginning on and including November 12, 1999).

    "Litigation Interest", for any period, means interest accrued during such period on the average daily amount of aggregate Damages during such period (regardless of whether incurred prior to or during such period and after giving effect to any increase in Damages on the first day of such period) at One-Month LIBOR; PROVIDED, that solely for the purpose of calculating Litigation Interest, the aggregate amount of Damages will be DECREASED on each Allocation Date by the amount of Residual Cash Flow allocated on such date pursuant to priority clause (B) of the Initial Allocation Priorities to the reduction of Litigation Expenses; and, PROVIDED, further, that the aggregate amount of Damages will not be so decreased on any Allocation Date as contemplated by the immediately preceding proviso unless, as of such date, the aggregate amount of Residual Cash Flow allocated to reduce Litigation Expenses pursuant to priority clause (B) of the Initial Allocation Priorities equals or exceeds $10,000,000.

    "Litigation Reserve Interest", for any period, means interest accrued during such period on the excess, if any, of

    - the aggregate amount of Residual Cash Flow, if any, allocated to reduce Litigation Expenses pursuant to priority clause (B) under the Initial Allocation Priorities, over

    - the aggregate amount of Damages (such excess being calculated as of the day after the Allocation Date during such period) at One-Month LIBOR.

    "Officers' Certificate" means a certificate signed by the Chairman or a Vice Chairman of the Board of Directors, the President or a Vice President (however designated), and by the Treasurer, an Assistant Treasurer, the Comptroller, an Assistant Comptroller, the Secretary or an Assistant Secretary, of Associates.

    "One-Month LIBOR", for any period, means the rate per annum determined on the basis of the rate for deposits in U.S. dollars for a 30-day period commencing on the first day of such period appearing on Page 3750 of the Dow Jones Markets screen of 11:00 A.M., London time, two Business Days prior to the beginning of such period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), One-Month LIBOR will be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by Associates or, in the absence of such availability, by reference to the rate at which the trustee is offered U.S. dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such period for the number of days comprised therein. All amounts calculated based on One-Month LIBOR will be calculated on the basis of the actual number of days elapsed and a 360-day year.

    "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the trustee. The counsel may be an employee of or counsel to Associates or the trustee.

    "Other Transaction Receivable" has the meaning set forth in the definition of "Residual Cash Flow."

    "Other Transaction Receivables Collected Funds" means, with respect to any period and without duplication, the amount of funds received by the Company or any of its Subsidiaries representing collections on the Other Transaction Receivables during such period, including, but not limited to, payments by or on behalf of the obligor, bankruptcy trustee payments, dealer payments, dealer refunds for life and/or disability insurance and other soft adds funded under the Other Transaction Receivables, GAP Insurance or waiver proceeds from whatever source, comprehensive and physical damage proceeds, sales tax refunds, legal proceeding recoveries, vendor single interest self-insurance proceeds, blanket vendor single interest insurance proceeds, warranty refunds and all Other Transaction Receivable Liquidation Proceeds.

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    "Other Transaction Receivable Liquidation Proceeds" means all amounts realized by Associates or any of its Subsidiaries with respect to a Liquidated Other Transaction Receivable net of (i) reasonable expenses paid or reimbursed by Associates or any of its Subsidiaries to an auction house in connection with the repossession and disposition of the financed vehicle and (ii) amounts that are required to be refunded to the obligor on such Other Transaction Receivable. The Other Transaction Receivable Liquidation Proceeds with respect to any Other Transaction Receivable shall in no event be less than zero.

    "Other Transaction Receivables Residual Cash Flow" means, with respect to any period and without duplication,

    - the SUM of (i) any Other Transaction Receivables Collected Funds received by Associates or any of its Subsidiaries during such period with respect to the Other Transaction Receivables (other than amounts which constitute Collected Funds as defined in the Sale and Servicing Agreements or Pooling and Servicing Agreements, as the case may be, entered into in connection with the Designated Securitization Transactions), and (ii) any proceeds received by Associates or any of its Subsidiaries during such period from the sale of any Other Transaction Receivable to an entity other than Associates or any of its Subsidiaries,

    - MINUS, without duplication,

        (v) all amounts received by Associates or any of its Subsidiaries during such period with respect to such Other Transaction Receivables that are allocable to principal in accordance with the terms of the Other Transaction Receivables;

        (w) for each Other Transaction Receivable that has become a Liquidated Other Transaction Receivable during such period, the principal balance outstanding on the date it became a Liquidated Other Transaction Receivable;

        (x) an amount to cover estimated servicing expenses and funding costs (including, without limitation, interest, credit enhancement insurance premiums and indenture and owner trustees', and other agents', fees) that would have been payable with respect to such Other Transaction Receivables for such period, assuming that each such Other Transaction Receivable continued to be subject to its related Designated Securitization Transaction, which estimates, in the case of the credit enhancement insurance premiums and other fees, shall be based on the contractual rate as in effect on the date such Receivable became an Other Transaction Receivable and, in the case of other funding costs, shall be based on the contractual rate that would have been in effect on the date of determination assuming the Other Transaction Receivable continued to be subject to its related Designated Securitization Transaction;

        (y) if such period is the period in which a Receivable becomes an Other Transaction Receivable, any amount other than the principal balance of such Receivable that was paid to the related Designated Securitization Transaction in connection with its purchase from that Designated Securitization Transaction (determined at the time of such purchase in accordance with the Sale and Servicing Agreement or Pooling and Servicing Agreement, as the case may be, entered into in connection with the related Designated Securitization Transaction); and

        (z) if such period is the period in which Associates or any of its Subsidiaries sells such Other Transaction Receivable to an entity other than Associates or any of its Subsidiaries, an amount equal to (I) the principal balance of such Other Transaction Receivable on the date sold, PLUS (II) if the Other Transaction Receivable was not purchased from a Designated Securitization Transaction at the option of Associates, an amount equal to the reasonable costs incurred by Associates or any of its Subsidiaries in connection with the sale of such Other Transaction Receivable by Associates or its Subsidiaries; PROVIDED that (A) amounts shall be deducted pursuant to this clause (z) only if such sale is in accordance with reasonable business practices and with a

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    good faith intent other than to reduce RVO Payments, (B) no amounts shall be deducted pursuant to this clause (z) if the principal balance of such Other Transaction Receivable has already been deducted pursuant to clause (w) above and (C) the amount deducted pursuant to this clause (z) with respect to any Other Transaction Receivable that had been purchased from a Designated Securitization Transaction at the option of Associates shall in no event exceed the gross amount realized by the seller upon the sale of such Other Transaction Receivable.

    "Payment Date" means the second Business Day after the Securitization Distribution Dates in April, July, October and January, commencing on the first such day following the effective date of the merger (or, if the effective date is after the record date in respect of such first Payment Date, then on the next succeeding Payment Date).

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government, agency or political subdivision thereof or other entity.

    "Receivable" shall have the meaning ascribed thereto in the Spread Account Agreement.

    "Residual Cash Flow", as of any Allocation Date, means, without duplication, the sum of the following:

        (a) the sum of (i) all cash actually released to Associates or its Subsidiaries on the immediately preceding Securitization Distribution Date from the Designated Spread Accounts pursuant to the section of the Spread Account Agreement (as supplemented, in the case of each Designated Spread Account, by the related Spread Account Agreement Supplement) which permits the release of such amounts to Associates or its Subsidiaries, (ii) other than amounts included in clause (i) of this definition on a prior Allocation Date, all cash actually released to Associates or its Subsidiaries from the Designated Spread Accounts during the calendar month preceding the month in which such Allocation Date occurs (PROVIDED, that (x) the foregoing shall exclude any cash so released prior to the effective date of the merger and
    (y) in the case of the final Allocation Date, the period covered by this clause (ii) will begin on the first day of the calendar month preceding the month in which the final Allocation Date occurs and will continue to and include such final Allocation Date) and (iii) all cash actually released to Associates or its Subsidiaries from a Program Spread Account or a Tag Account (each as defined in the Spread Account Agreement) during the calendar month preceding the month in which such Allocation Date occurs (PROVIDED, that (x) the foregoing shall exclude any cash so released prior to the effective date of the merger and (y) in the case of the final Allocation Date, the period covered by this clause (iii) will begin on the first day of the calendar month preceding the month in which the final Allocation Date occurs and will continue to and include such final Allocation Date), but only to the extent such cash would have been included as Residual Cash Flow but for clause (C) of the following proviso; PROVIDED, that Residual Cash Flow will not include any of the foregoing amounts to the extent that (A) such amounts are contractually required, pursuant to one or more agreements entered into in connection with the Designated Securitization Transactions, to be applied other than as provided under the Initial Allocation Priorities and the Additional Allocation Priorities,
    (B) such amounts are released to one of Associates' Subsidiaries and such Subsidiary is not permitted, pursuant to one or more agreements entered into in connection with the Designated Securitization Transactions, to dividend such amounts to its parent free from any liens or encumbrances or other contractual restrictions or (C) such amounts have been transferred to a Program Spread Account or Tag Account (as defined in the Spread Account Agreement) established in connection with the Designated Securitization Transactions;

        (b) any Other Transaction Receivables Residual Cash Flow for the calendar month preceding the month in which such Allocation Date occurs (PROVIDED, that (x) the foregoing will exclude any Other Transaction Receivable Residual Cash Flow received prior to the effective time of the

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    merger and (y) in the case of the final Allocation Date, the period covered by this clause (b) will begin on the first day of the calendar month preceding the month in which the final Allocation Date occurs and will continue to and include such final Allocation Date) with respect to all receivables which were securitized as of September 30, 1999 pursuant to the Designated Securitization Transactions but are no longer included, as of the end of such preceding calendar month, in the Designated Securitization Transactions for any reason ("Other Transaction Receivables"); and

        (c) the amount of Litigation Reserve Interest, if any, for the period ending on and including the day prior to the Securitization Distribution Date immediately preceding such Allocation Date and beginning on and including the second Securitization Distribution Date immediately preceding such Allocation Date (it being understood that the amount of Litigation Reserve Interest as of the initial Allocation Date will be zero).

    "RVO Expenses" means the sum of the following:

        (a) the reasonable out-of-pocket fees and expenses paid or incurred directly or indirectly by Associates or its Subsidiaries relating to the issuance and administration of the residual value obligations (including, without limitation, fees and expenses of printing certificates representing the residual value obligations; fees and expenses of the trustee, the registrar and the paying agent for the residual value obligations and any other agents engaged in accordance with the RVO Agreement; and related legal expenses), but excluding accounting fees and expenses, audit fees, if any, the fees and expenses relating to the listing of the residual value obligations on a national securities exchange and legal expenses relating to the negotiating of the terms of the residual value obligations and the drafting of the RVO Agreement; and

        (b) the reasonable actual or reasonably imputed cost to Associates or its Subsidiaries of providing alternative credit support in connection with the early release of cash to Associates or its Subsidiaries from the Designated Spread Accounts; PROVIDED, that such costs shall only be included as RVO Expenses to the extent that, in Associates' good faith judgment, such costs do not exceed the benefits of such release, and PROVIDED, FURTHER,that the costs referenced in this clause (b) will be included as RVO Expenses as such costs are incurred (or deemed to be incurred if imputed) or, at Associates' election, in a lump sum calculated on a present value basis (discounted at the rate of 1.25% per month) at the time of the related release of cash.

    "Securitization Distribution Date" shall mean the 15th day of each calendar month, or if such 15th day is not a Business Day, the next succeeding Business Day.

    "Spread Account Agreement" means the Spread Account Agreement, dated as of March 25, 1993, as amended and restated as of September 22, 1999, among Arcadia Financial Ltd., Arcadia Receivables Finance Corp., Financial Security
Assurance Inc., The Chase Manhattan Bank and Norwest Bank Minnesota, National Association, as such agreement may be amended from time to time.

    "Spread Account Agreement Supplements" means the Series Supplements to the Spread Account Agreement entered into in connection with each of the Designated Securitization Transactions, as in effect from time to time.

    "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of Associates.

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                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

    The following is a brief summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement in its entirety for a more complete description of the merger. In the event of any discrepancy between the terms of the merger agreement or other agreements and the following summary, the agreement will control.

THE MERGER

    AFCC Newco, Inc., a Minnesota corporation and a wholly owned subsidiary of Associates, will merge with and into Arcadia following:

    - the approval of the merger and the merger agreement by the Arcadia shareholders; and

    - the satisfaction or waiver of the other conditions to the merger.

    Arcadia will be the surviving corporation and become a wholly owned subsidiary of Associates following the merger.

EFFECTIVE TIME

    At the closing of the merger, the parties will cause the merger to become effective by filing articles of merger with the Secretary of State of the State of Minnesota. Associates and Arcadia are working toward completing the merger as soon as possible and hope to complete the merger during April of 2000. Because the merger is subject to a number of conditions, however, we cannot predict the exact timing.

DIRECTORS AND OFFICERS OF ARCADIA AFTER THE MERGER

    Unless otherwise agreed by Associates and Arcadia prior to the effective time, the directors and officers of AFCC Newco, Inc. will become the new directors and officers, respectively, of Arcadia at the effective time. The directors of AFCC Newco, Inc. currently are Matthew L. Hollingsworth, Frederic
C. Liskow and Patrick Gray. The officers of AFCC Newco, Inc. currently are Matthew L. Hollingsworth, John F. Hughes, Roy A. Guthrie, Chester D. Longenecker, Judy K. Winkel, Frederic C. Liskow, Patrick J. Greene, Patrick C. Smith and Karen L. Robb.

CONVERSION OF ARCADIA SHARES IN THE MERGER

    Upon completion of the merger, each outstanding share of Arcadia common stock, except for shares owned by Associates or any wholly owned subsidiary of Associates, shares owned by Arcadia and shares owned by shareholders who exercise and preserve their dissenters' rights in accordance with Minnesota law, will automatically be converted into the right to receive $4.90 in cash, without interest, and one residual value obligation of Associates.

STOCK OPTIONS

    All of the outstanding and unexercised Arcadia stock options will become vested and exercisable immediately prior to the effective time, regardless of whether the stock options are currently exercisable, except that there will be no cashless exercises of stock options with an exercise price per share exceeding $4.90. At the effective time, each of your Arcadia stock options will be canceled by

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Arcadia. In consideration for the cancellation of each of your stock options you will be entitled to receive:

    - an amount in cash equal to the product of:

       - the number of shares of Arcadia common stock subject to the stock option; and

       - the excess, if any, of $4.90 over the exercise price per share of Arcadia common stock subject to the stock option, less any applicable withholding taxes; and

    - one residual value obligation for each share of Arcadia common stock subject to the stock option.

If the exercise price per share of Arcadia common stock subject to your stock options exceeds $4.90, you will not receive any residual value obligations in consideration for the cancellation of your stock options.

    If the exercise price per share of any of your stock options exceeds $4.90 and you wish to receive $4.90 in cash, without interest, and one residual value obligation for each share of Arcadia common stock that is subject to these stock options, you must exercise these stock options prior to the effective time. As described above, all Arcadia stock options will become vested and exercisable immediately prior to the effective time.

RESTRICTED STOCK

    Immediately prior to the effective time, each share of restricted Arcadia common stock held by an employee, consultant or director of Arcadia or its subsidiaries which is outstanding will become vested. At the effective time, each of these shares of restricted Arcadia common stock will be converted into the right to receive $4.90 in cash, without interest, and one residual value obligation.

WARRANTS

    After the effective time, any warrants to purchase shares of Arcadia common stock that were outstanding will no longer be exercisable, upon payment of the exercise price, for shares of Arcadia common stock. Instead, as of the effective time, each outstanding warrant to purchase shares of Arcadia common stock will become exercisable, upon payment of the exercise price, for the amount of cash and residual value obligations which the holder of the warrant would have owned immediately after the effective time if the holder had exercised the warrant immediately prior to the effective time.

THE EXCHANGE AGENT

    At or prior to the effective time, Associates is required to deposit with a bank or trust company cash and certificates representing the residual value obligations to be exchanged for shares of Arcadia common stock. Promptly after the effective time, the exchange agent will mail you a letter of transmittal and instructions for surrendering your Arcadia stock certificates in exchange for the merger consideration.

    YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED THE LETTER OF TRANSMITTAL AND INSTRUCTIONS REFERRED TO ABOVE.

TRANSFER OF OWNERSHIP; DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES

    Associates will issue a residual value obligation in a name other than the name registered for the surrendered Arcadia stock certificate only if the exchange agent is given all documents required:

    - to show and effect the unrecorded transfer of ownership; and

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
    - to show that any applicable stock transfer taxes have been paid.

    You are not entitled to receive any payments on residual value obligations with a record date after the merger is completed until you have surrendered your Arcadia stock certificates in exchange for the merger consideration.

    If there are any payments on residual value obligations with a record date after the merger, you will receive, only following surrender of your Arcadia stock certificates, the payments payable with respect to the residual value obligations issued in exchange for your Arcadia stock certificates.

REPRESENTATIONS AND WARRANTIES

    The merger agreement contains various representations and warranties with respect to Arcadia and its subsidiaries relating to, among other things:

    - their organization, qualification to business and good standing;

    - the validity of their organizational documents;

    - their capitalization;

    - the authorization, execution and enforceability of the merger agreement;

    - the effect of the merger and the merger agreement on obligations;

    - governmental consents and approvals in connection with the merger;

    - their possession of and compliance with permits and licenses required to conduct their business;

    - their compliance with applicable laws, rules and regulations of governmental entities;

    - their filings and reports with the SEC;

    - brokers' fees and expenses;

    - changes in their business operations since September 30, 1999;

    - legal proceedings;

    - taxes;

    - labor matters;

    - financial statements;

    - material contracts and obligations;

    - regulatory matters;

    - investment securities;

    - interest rate risk management instruments;

    - liabilities;

    - environmental matters;

    - insurance;

    - Year 2000 compliance of software and equipment;

    - intellectual property;

    - inapplicability of state anti-takeover statutes to the merger; and

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    - receivables.

    Associates and AFCC Newco made representations and warranties about the following topics:

    - their organization, qualification to do business and good standing;

    - validity of their organizational documents;

    - the authorization, execution and enforceability of the merger agreement;

    - the effect of the merger and the merger agreement on obligations;

    - governmental consents and approvals in connection with the merger;

    - brokers' fees and expenses; and

    - Associates' availability of funds in connection with the merger.

    The representations and warranties in the merger agreement are complicated and not easily summarized. We urge you to read carefully the sections in the merger agreement entitled "Representations and Warranties of Company" and "Representations and Warranties of Parent and Sub."

ARCADIA'S CONDUCT OF THE BUSINESS PENDING THE MERGER

    Arcadia has agreed that, until the completion of the merger or unless Associates consents in writing, Arcadia and its subsidiaries will:

    - conduct their businesses in the usual, regular and ordinary course of business consistent with past practices and in compliance with all applicable laws;

    - use reasonable efforts to maintain and preserve intact its business organization, employees and business relationships and retain the services of its key officers and key employees; and

    - take no action which would adversely affect or delay in any respect the ability of either Associates or Arcadia to obtain any necessary approvals of any regulatory agency or other governmental entity required for the transactions contemplated under the merger agreement or to perform its covenants and agreements under the merger agreement.

    Except as permitted or required under the merger agreement, Arcadia has also agreed that until the completion of the merger, without the prior written consent of Associates, it will not, nor will it permit its subsidiaries to:

    - incur any indebtedness other than to refinance existing short-term indebtedness, pursuant to credit facilities existing on the date of the merger agreement and additional indebtedness not in excess of $20 million;

    - make or commit to make capital expenditures in excess of $50,000 or, in the aggregate, $500,000;

    - reclassify or modify any of its capital stock;

    - declare, set aside or pay dividends or other distributions, except distributions from Arcadia's subsidiaries to Arcadia or other subsidiaries paid in the ordinary course of business;

    - issue, sell, pledge or encumber shares of Arcadia capital stock or securities exchangeable for Arcadia capital stock, other than the issuance of Arcadia common stock pursuant to the exercise of outstanding stock options or warrants as of the date of the merger agreement;

    - grant any third party any right to acquire any shares of Arcadia capital stock or any similar rights;

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    - enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

    - sell, transfer, encumber or dispose of any of its property or assets to any third party other than a wholly owned subsidiary;

    - cancel, release or assign indebtedness to any third party except in the ordinary course of business consistent with past business or pursuant to contractual requirements existing as of the date of the merger agreement;

    - securitize or dispose of receivables owned by Arcadia or its subsidiaries, subject to exceptions described under "The Merger Agreement and Related Agreements--Related Agreements;"

    - make any material investment in any other entity, other than a wholly owned subsidiary;

    - acquire any interests in any other entity;

    - commence any new line of business;

    - enter into any contract, arrangement or understanding which limits Arcadia's or its subsidiaries' ability to compete in any line of business or in any geographic region;

    - enter into any contract, arrangement or understanding the benefits of which will be paid or increased, or the vesting of the benefits of which will be accelerated, by the delivery of the merger agreement;

    - enter into any contract, arrangement or understanding which would prohibit or materially delay the consummation of the transactions contemplated by the merger agreement;

    - modify or terminate any existing material contract;

    - enter into any contract, arrangement or understanding involving payment or receipts by Arcadia or any of its subsidiaries in excess of $100,000;

    - increase or accelerate compensation payable to directors, officers, employees, consultants or independent contractors of Arcadia or its subsidiaries, subject to exceptions set forth in the merger agreement;

    - grant any severance or termination pay to any director, officer, employee, consultant or independent contractor of Arcadia or its subsidiaries, subject to exceptions set forth in the merger agreement;

    - loan or advance any money or other property to any director, officer, employee, consultant or independent contractor of Arcadia or its subsidiaries;

    - establish, adopt, enter into, amend or terminate any employee benefit plan;

    - amend any Arcadia stock option, except in accordance with the merger agreement;

    - pay, discharge or satisfy any obligations other than current obligations in the ordinary course of business and consistent with past practice and liabilities disclosed pursuant to the merger agreement;

    - settle any litigation, other than settlements where the payment does not exceed $50,000 and does not include additional non-monetary obligations on Arcadia or its subsidiaries;

    - modify its accounting policies and procedures;

    - materially change its underwriting, servicing or collection policies and procedures;

    - change any material tax elections or settlements or compromise any material tax liability;

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    - amend any of Arcadia's articles of incorporation, bylaws or any other organizational documents;

    - enter into any plan of consolidation, reorganization or merger with any person other than a wholly owned subsidiary;

    - materially restructure or change its investment portfolio, hedging strategy or gap position;

    - adopt a plan of complete or partial liquidation, dissolution, reorganization or recapitalization;

    - authorize or take any action that is intended or could reasonably be expected to result in any of Arcadia's representations and warranties being or becoming untrue in any material respect, any of the conditions of the merger agreement not being satisfied, or any provision of the merger agreement being violated; or

    - agree to, or make any commitment to, take or authorize any of the foregoing actions.

    Arcadia has also agreed, among other things:

    - to consult with Associates on strategic and operational matters and to provide Associates reasonable access to its facilities, records, officers, employees, accountants, counsel and other representatives; and

    - to use its reasonable best efforts to make available to the officers, employees, accountants, counsel and other representatives of Associates, upon reasonable notice, representatives of Financial Security Assurance, the guarantor under Arcadia's securitization transactions.

    Associates has agreed, among other things:

    - to pay all transfer taxes imposed on either Arcadia or Associates in connection with the merger;

    - for one year following the effective time, to provide employees of Arcadia and its subsidiaries who continue their employment with the surviving corporation with employee benefits which, in the aggregate, are no less favorable than the benefits provided to such employees by Arcadia immediately prior to the effective time;

    - to use all reasonable efforts to have the residual value obligations approved for quotation on a national securities exchange; and

    - to engage Ernst & Young to conduct procedures on the books and records of Arcadia relating to testing of customer account information and testing of the ability of Arcadia's system to accurately age, recompute the interest amortization of and the reduction of principal on customer accounts, and to render a report to Associates with respect to its findings.

    Each of Associates and Arcadia has also agreed, among other things:

    - to use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper and advisable to comply with all legal requirements which may be imposed on Associates and Arcadia with respect to the merger and to consummate the transactions contemplated by the merger agreement; and

    - to use their reasonable best efforts to promptly make all necessary filings and obtain any permits, consents, approvals and authorizations as may be required in connection with the merger and the merger agreement.

    The agreements related to the conduct of Arcadia's business in the merger agreement are complicated and not easily summarized. We urge shareholders to carefully read the sections in the merger agreement entitled "Covenants Relating to Conduct of Business" and "Additional Agreements."

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REGULATORY MATTERS

    The merger agreement provides that the obligation of Associates and Arcadia to complete the merger is conditioned upon expiration of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. In addition, the obligation of Associates to complete the merger is conditioned upon the receipt of all other requisite regulatory approvals. We cannot assure you that all governmental agencies will approve or take the other required actions with respect to the merger.

NO SOLICITATION OF TRANSACTIONS

    Until the merger is completed or the merger agreement is terminated, Arcadia has agreed not to directly or indirectly:

    - solicit, initiate, encourage, accept, agree to, approve or endorse the submission of any inquiries, proposals or offers that constitute or may be reasonably expected to lead to a transaction proposal by a third party; or

    - participate in any discussions regarding a transaction proposal or otherwise cooperate in any way in connection with the making of a transaction proposal.

    A "transaction proposal" as it relates to Arcadia, includes:

    - any acquisition or purchase of any assets or equity securities of Arcadia or its subsidiaries;

    - any tender offer or exchange offer;

    - any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Arcadia or any of its material subsidiaries; and

    - any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the merger.

    Arcadia may, however, in response and with respect to a bona fide unsolicited written proposal from a third party submitted after the date of the merger agreement which constitutes a "superior proposal", enter into or participate in discussions or negotiations with such third party, provided that, among other things, based on the advice of Arcadia's outside counsel, Arcadia's board of directors determines in good faith that failure to take such action in response to such a proposal would constitute a breach by the board of directors of its fiduciary duties under applicable law.

    A "superior proposal," as it relates to Arcadia, is a bona fide written transaction proposal for at least a majority of the outstanding fully diluted shares of Arcadia's common stock or for all or substantially all of the consolidated assets of Arcadia, made by a third party after the date of the merger agreement, for which all necessary financing is committed in full and which, if accepted, is reasonably likely to be consummated and is financially superior to the holders of Arcadia's common stock as compared to the merger.

    If Arcadia receives a transaction proposal or a request for nonpublic information by any third party considering making or who has made a transaction proposal, it shall immediately inform Associates of the terms and conditions of any such proposal and the identity of the party making it, and will keep Associates informed of the status and details of any such transaction proposal or request.

    Nothing in the merger agreement prohibits Arcadia's board of directors from taking and disclosing to their shareholders a position with respect to a transaction proposal by a third party to the extent required under the Exchange Act, including Rules 14e-2 and 14d-9 thereunder, or from making such disclosure to Arcadia's shareholders which, based on advice of outside counsel, the board determines in good faith is required under applicable law.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

    The surviving corporation has agreed to indemnify present and former officers and directors of Arcadia and its subsidiaries against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the effective time of the merger to the fullest extent that Arcadia and its subsidiaries would have been permitted under applicable law and its charter documents to indemnify such persons. The merger agreement provides that all rights to indemnification set forth in Arcadia's charter documents for present and former officers and directors of Arcadia shall also be included in the charter documents of the surviving corporation for a period of six years from the effective time, subject to exceptions specified in the merger agreement. Associates also has agreed to maintain insurance for Arcadia's directors and officers equivalent to Arcadia's current directors' and officers' liability insurance for six years after the effective time, subject to limitations specified in the merger agreement.

CONDITIONS TO COMPLETION OF THE MERGER

    The completion of the merger depends on a number of conditions being met, including approval of the merger and the merger agreement by Arcadia's shareholders, as well as the prior satisfaction or waiver of each of the following conditions before completion of the merger:

    - the registration statement relating to the issuance of the residual value obligations as contemplated by the merger agreement has been declared effective by the SEC;

    - no court of competent jurisdiction or governmental entity has enacted, issued or entered any statute, rule, regulation, order, injunction or decree that prohibits, prevents, materially restricts or makes illegal its completion;

    - our respective representations and warranties in the merger agreement must have been materially true and correct at the date the merger agreement was executed and must remain materially true and correct as of the effective time;

    - we have performed and complied in all material respects with our respective obligations required by the merger agreement to be performed or complied with on or prior to the effective time; and

    - any waiting period under the antitrust laws that applies to the consummation of the merger has expired or been terminated.

    Associates' obligations to complete the merger are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

    - all consents or approvals of or filings with any third party which are necessary to consummate the transactions contemplated by the merger agreement must be obtained by Arcadia, except where a failure to obtain any such consent or approval or make any such filing could not reasonably be expected to have a material adverse effect on Arcadia;

    - all regulatory approvals or consents required to consummate the transactions contemplated by the merger agreement must be obtained;

    - dissenters' rights may not be exercised by the holders of 10% or more of Arcadia's common stock;

    - Arcadia's rights agreement must not be triggered in connection with the merger and the transactions contemplated thereby; and

    - any consent required of, or notice or other document required to be delivered to, Financial Security Assurance Inc. in connection with the merger or the transactions contemplated thereby shall have been obtained or given.

TERMINATION OF THE MERGER AGREEMENT

    Either of us may terminate the merger agreement at any time, even after the Arcadia shareholders vote to approve it, under the following circumstances:

    - if prior to the effective time the other party fails to perform in any material respect any of its obligations under the merger agreement to be performed at or prior to such date of termination, and the failure to perform is not cured within ten days after receipt of written notice;

    - if prior to the effective time any representation or warranty of the other party is not true and correct, except for failures to be true and correct which are not reasonably likely to have a material adverse effect on the other party's ability to complete the merger;

    - if the merger is not completed, without the fault of the terminating party, by May 10, 2000;

    - if any required regulatory approval is denied and the denial is not appealable;

    - if any governmental entity has taken any action prohibiting the merger and the action is not appealable; or

    - if the Arcadia shareholders do not approve the merger and the merger agreement at the Arcadia special meeting.

    In addition, Arcadia may terminate the merger agreement prior to the approval of the merger and the merger agreement by its shareholders in order to accept an unsolicited superior proposal.

    Furthermore, Associates may terminate the merger agreement if any of the following occur:

    - Arcadia's board withdraws or materially changes or modifies in a manner adverse to Associates its recommendation as to the merger and the merger agreement;

    - Arcadia's board recommends or accepts another transaction proposal;

    - following a request by Associates, Arcadia's board fails to reconfirm its approval and recommendation of the merger and the merger agreement;

    - following public announcement of a transaction proposal which contains a proposal as to price, Arcadia's board fails to reject the proposal within 10 business days after announcement; or

    - Associates or any of its affiliates triggers Arcadia's rights agreement.

PAYMENT OF FEES AND EXPENSES

    Except as set forth below, whether or not the merger is consummated, all costs and expenses incurred in connection with the merger and the merger agreement will be paid by the party incurring the expense, except that Associates and Arcadia will share equally all expenses of printing and mailing the registration statement and the proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger.

    Arcadia has agreed to pay Associates a cash termination fee of $8.0 million in addition to reimbursing Associates up to $1.0 million for its out-of-pocket expenses in the following circumstances:

    - Arcadia terminates the merger agreement in order to accept an unsolicited superior proposal;

    - Associates terminates the merger agreement because Arcadia's board has failed to reconfirm its recommendation of the merger following a request by Associates;

    - Associates terminates the merger agreement because Arcadia's board has withdrawn or modified its recommendation of the merger and the merger agreement in a manner adverse to Associates;

    - Associates terminates the merger agreement because Arcadia's board has recommended or accepted another transaction proposal;

    - Associates terminates the merger agreement because Arcadia's board has failed to reject a transaction proposal within 10 business days after its public announcement, which transaction proposal contains a proposal as to price; or

    - Associates terminates the merger agreement because of a triggering of Arcadia's rights agreement resulting from the transactions contemplated by the merger agreement.

    Arcadia has agreed to pay Associates a cash termination fee of $8.0 million if:

    - a transaction proposal relating to more than 15% of the outstanding fully diluted common stock, or any other class of the capital stock of Arcadia, or more than 15% of the consolidated assets of Arcadia, is commenced, publicly disclosed or otherwise communicated to Arcadia at any time on or after the date of the merger agreement and prior to the termination of the merger agreement;

    - within 12 months following termination of the merger agreement, Arcadia enters into a definitive agreement with respect to, or consummates, any transaction proposal relating to more than 15% of its outstanding fully diluted common stock, or any other class of its capital stock, or more than 15% of its consolidated assets; and

    - the merger agreement is terminated in any one of the following circumstances:

     - the merger is not completed, without the fault of the terminating party, within 180 days after the execution of the merger agreement and the Arcadia special meeting has not been held;

     - the Arcadia shareholders do not approve the merger and the merger agreement at the Arcadia special meeting; or

     - Associates terminates the merger agreement as a result of:

       - a breach of the terms of the merger agreement described under the caption "No Solicitation of Transactions;"

       - a willful failure of Arcadia to perform any other obligation under the merger agreement; or

       - a willful act or omission by Arcadia which causes a representation or warranty not to be true.

    In addition, Associates has agreed to reimburse Arcadia for any prepayment penalty, totaling $2,427,980, paid by Arcadia resulting from a failure to deliver receivables to the prefunded Securitization Trust 1999-C if the merger agreement is terminated for any of the following reasons, provided that no amount shall be payable by Associates if Arcadia is obligated to pay Associates any termination fee:

    - pursuant to a failure by a party to perform in any material respect any of its obligations under the merger agreement to be performed at or prior to the date of termination, and the failure to perform is not cured within ten days after receipt of written notice;

    - pursuant to a failure of any representation or warranty of a party to be true and correct, except for such failures to be true and correct which are not reasonably likely to materially adversely affect the party's ability to complete the merger;

    - if the merger is not completed, without the fault of the terminating party, within 180 days after the execution of the merger agreement;

    - if any governmental entity whose approval is a condition to consummation of the merger has denied that approval and the denial is not appealable;

    - if any governmental entity has taken any action prohibiting the merger and the action is not appealable; or

    - if the Arcadia shareholders do not approve the merger and the merger agreement at the Arcadia special meeting.

EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT

    Associates and Arcadia may amend the merger agreement before completion of the merger; provided, however, after the Arcadia shareholders approve the merger and the merger agreement, no change may be made which changes the amount or form of consideration to be delivered to holders of Arcadia common stock under the merger agreement.

    Either Associates or Arcadia may, in writing, extend the other's time for or waive compliance with the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement.

VOTING AGREEMENT

    In connection with the merger, four directors and officers of Arcadia have entered into a voting agreement with Associates. The terms of the voting agreement provide that these directors and officers will vote all shares of Arcadia common stock beneficially owned by them, or any new shares of Associates or Arcadia stock they may acquire, in favor of the approval of the merger and the merger agreement and the transactions contemplated by the merger agreement. In connection with the voting agreement, each of the directors and officers has executed an irrevocable proxy to vote their shares in favor of the approval of the merger and the merger agreement. As of November 12, 1999, the Arcadia directors and officers who entered into the voting agreement collectively held 2,647,637 shares of Arcadia common stock, not including any shares issuable upon the exercise of options, which represented 6.71% of the outstanding Arcadia common stock. None of the directors and officers who are parties to the voting agreement was paid additional consideration in connection with the execution of the voting agreement.

ASSET PURCHASE AGREEMENT

    Associates and Arcadia entered into a continuous asset purchase and sale agreement, dated as of November 12, 1999. Under this agreement, on November 24, 1999, Associates purchased motor vehicle retail installment sales contracts from Arcadia totaling approximately $300 million in outstanding, unpaid balances. Additionally, Arcadia has agreed to sell and, Associates, in its sole discretion, has the option to purchase, up to $75 million of retail installment sales contracts in any semi-monthly period. The purchase price paid by Associates for these contracts is 104.5% of the aggregate unpaid balances of the contracts on the applicable purchase date, plus any accrued, unpaid interest and fees, not to exceed 59 days' interest.

    To date, Associates has purchased substantially all of the retail installment sales contracts originated by Arcadia since October 1, 1999. Associates and Arcadia expect that Associates will continue to purchase substantially all of the contracts originated by Arcadia until the merger is consummated or the merger agreement is terminated. However, there can be no assurance that Associates will do so.

    If Arcadia is not in material default of its obligations under the continuous asset purchase and sale agreement and Associates does not purchase the full $75 million per semi-monthly period of these contracts from Arcadia, Arcadia has the right to securitize any receivables owned by or loans owed to it or any of its subsidiaries, in the amount of the principal amount of the unpurchased contracts, up to a maximum amount of $150 million per month. In addition, if Associates is in material default of its obligations under the continuous asset purchase and sale agreement, Arcadia may securitize up to a maximum of $150 million a month in amount of receivables owned by or loans owed to it or any of its subsidiaries.

    If the merger agreement is terminated for any reason, Arcadia has the right to repurchase all of the unpaid motor vehicle retail installment sales contracts purchased by Associates pursuant to the continuous asset purchase and sale agreement, excluding those contracts purchased by Associates on November 24, 1999. Also, Associates must pay to Arcadia an additional 1.5% of the original unpaid balance of all contracts not repurchased by Arcadia including the initial $300 million purchase. The additional 1.5% payment is subject to downward adjustment if the weighted average annual percentage rate of all contracts retained by Associates is not at least 17.5%.

SERVICING AGREEMENT

    Associates and Arcadia entered into a servicing agreement dated as of November 12, 1999. Under the terms of the servicing agreement, Arcadia acts as the custodian of and servicer for any and all motor vehicle retail installment sales contracts purchased by Associates from Arcadia pursuant to the continuous asset purchase and sale agreement. Arcadia, as custodian and servicer, is responsible for maintaining any and all records and documentation relating to such contracts. In addition, Arcadia, as Associates' agent, manages, services, administers and makes collections on such contracts and perform various other functions as required under the servicing agreement. In return for these services, Associates pays to Arcadia a monthly amount equal to one-twelfth of 1.25% of the aggregate principal balance represented by these contracts.

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
                               LEGAL PROCEEDINGS

    SHAREHOLDER LITIGATION RELATING TO THE MERGER. On November 16, 1999, a lawsuit was commenced against Arcadia by a shareholder of Arcadia in Minnesota state court (RICHARD RUOHONEN AND ALL OTHERS SIMILARLY SITUATED VS. ARCADIA FINANCIAL LTD. ET AL.). A similar lawsuit was filed on November 24, 1999 in Minnesota state court (MICHELLE LEMIRE AND ALL OTHERS SIMILARLY SITUATED VS. ARCADIA FINANCIAL LTD. ET AL.). An additional lawsuit was filed on December 9, 1999 in Minnesota state court (JOHN A. HALPERN AND ALL OTHER SIMILARLY SITUATED VS. ARCADIA FINANCIAL LTD. ET AL.). On January 18, 2000, these three suits were consolidated into one action, IN RE ARCADIA FINANCIAL LTD. SHAREHOLDER LITIGATION, in Minnesota state court. The consolidated action is purportedly a class action on behalf of all public shareholders of Arcadia and names Arcadia and its board of directors as defendants. In the consolidated action, plaintiffs allege that the defendants breached their fiduciary duties to the Arcadia's public shareholders in connection with the execution of the merger agreement. Plaintiffs seek to enjoin the merger and to obtain an unspecified amount of compensatory damages. Arcadia has begun to review the consolidated complaint and believes that the claims are without merit and intends to defend them vigorously. There can, however, be no assurance that Arcadia will prevail in its defense.

    OTHER SHAREHOLDER LITIGATION. On March 4, 1997, a shareholder commenced an action against Arcadia and named directors and officers of Arcadia entitled TARAN V. OLYMPIC FINANCIAL LTD. ET AL. in the United States District Court for the District of Minnesota. Four similar lawsuits, three of them in the United States District Court for the District of Minnesota (FRANK DIBELLA, ON BEHALF OF HIMSELF AND ALL OTHERS SIMILARLY SITUATED VS. OLYMPIC FINANCIAL LTD. ET AL., MICHAEL DIEMER VS. OLYMPIC FINANCIAL LTD. ET AL. AND HOWARD PISNOY VS. OLYMPIC FINANCIAL LTD. ET AL.) and one in the United States District Court for the Eastern District of New York (NORTH RIVER TRADING, LLC, AND ALLAN FARKAS, AND ALL OTHERS SIMILARLY SITUATED VS. OLYMPIC FINANCIAL LTD. ET AL.) were filed after that time. These suits have been consolidated in one suit, IN RE OLYMPIC FINANCIAL LTD. SECURITIES LITIGATION,in the United States District Court for the District of Minnesota. Plaintiffs in the consolidated action allege that during the period from July 20, 1995 through March 3, 1997 the defendants, in violation of federal securities laws, engaged in a scheme that had the effect of artificially inflating, maintaining and otherwise manipulating the value of Arcadia's common stock by, among other things, making baseless, false and misleading statements about the current state and future prospects of Arcadia, particularly with respect to Arcadia's classic program and the refinancing of repossessed automobiles. Plaintiffs allege that this scheme included making false and misleading statements and/or concealing material adverse facts. The parties have begun discovery. Arcadia has reviewed the complaint in the consolidated action and believes that the consolidated action is without merit and intends to defend it vigorously. There can, however, be no assurance that Arcadia will prevail in its defense or that any order, judgment, settlement or decree arising out of this litigation will not have a material adverse effect on Arcadia's financial condition, results of operations or liquidity.

    POTENTIAL EFFECT ON PAYMENTS UNDER THE RESIDUAL VALUE OBLIGATION. Any costs and expenses incurred by Arcadia in connection with the litigation described above and costs and expenses incurred in connection with any other shareholder litigation may reduce, delay and/or eliminate payments on the residual value obligations. For a more detailed description of the effect of litigation expenses on payments under the residual value obligations, you should refer to "Risk Factors--Risks Relating to the Residual Value Obligations" beginning on page 14 and "Description of Residual Value Obligations" beginning on page 42.

                      WHERE YOU CAN FIND MORE INFORMATION

    Associates and Arcadia are each subject to the informational requirements of the Exchange Act and, accordingly, file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed by Associates and Arcadia can be inspected and copied at the public reference facilities of the SEC located at:

Judiciary Plaza                Citicorp Center                Seven World Trade Center
Room 1024                      500 West Madison Street        13th Floor
450 Fifth Street, N.W.         Suite 1400                     New York, NY 10048
Washington, DC 20549           Chicago, IL 60661

    Copies of these materials can also be obtained from the SEC Public Reference Section at the address noted above at prescribed rates. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the internet site is http://www.sec.gov.

    Associates' and Arcadia's common stock is each quoted for trading on the New York Stock Exchange and, accordingly, reports, proxy statements and other information concerning Associates or Arcadia, as the case may be, may be inspected at:

                            New York Stock Exchange
                                120 Broad Street
                            New York, New York 10005

    Associates has filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the residual value obligations offered by this proxy statement/prospectus. This proxy statement/prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to Associates, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by this reference. A copy of the registration statement may be inspected without charge at the offices of the SEC Public Reference Room at the address noted above. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Associates in addition to being a proxy statement of Arcadia for use at its special meeting.

    Associates has supplied all information contained in this proxy statement/prospectus relating to Associates, and Arcadia has supplied all information contained in this proxy statement/prospectus relating to Arcadia. Neither Associates nor Arcadia warrants the accuracy or completeness of information relating to the other.

    The SEC allows Associates and Arcadia to incorporate by reference information into this proxy statement/prospectus, which means that Associates and Arcadia can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.

    The following documents previously filed by Associates with the SEC pursuant to the Exchange Act (file number 2-44197) are incorporated into this proxy statement/prospectus by this reference:

    1. Associates' Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    2. Associates' Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

    3.  Associates' Current Reports on Form 8-K filed January 6, 1999,
       January 7, 1999, January 19, 1999, March 10, 1999, March 15, 1999,
       March 16, 1999, April 13, 1999, April 27, 1999, May 21, 1999, May 28,
       1999, June 14, 1999, July 13, 1999, October 12, 1999, November 15, 1999,
       December 16, 199, January 27, 2000, January 27, 2000 and February 15, 2000; and

    4.  Associates' Current Report on Form 8-K/A filed January 6, 1999.

    All documents filed by Associates pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this proxy statement/prospectus and prior to the date the offering of residual value obligations by Associates pursuant to this proxy statement/prospectus is terminated shall be deemed to be incorporated by reference in this proxy statement/prospectus and to be a part of this proxy statement/prospectus from the date any such document is filed.

    The following documents previously filed by Arcadia with the SEC pursuant to the Exchange Act (file number 0-20526) are incorporated into this proxy statement/prospectus by this reference:

    1. Arcadia's Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

    2. Arcadia's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

    3. Arcadia's Quarterly Reports on Form 10-Q/A for the fiscal quarter ended March 31, 1999; and

    4. Arcadia's Current Reports on Form 8-K filed March 3, 1999; March 8, 1999, May 21, 1999, June 16, 1999, October 20, 1999, October 20, 1999,
       October 20, 1999 and November 16, 1999.

    All documents filed by Arcadia pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this proxy statement/prospectus and prior to the date of the special meeting shall be deemed to be incorporated by reference into this proxy statement/prospectus and to be a part of this proxy statement/prospectus from the date any such document is filed.

    You may have received some of the documents incorporated by reference, but you can obtain any of them through Associates, Arcadia or the SEC or the SEC's internet site described above. Documents incorporated by reference are available from Associates and Arcadia without charge, excluding all exhibits unless specifically incorporated by reference as exhibits in this proxy statement/ prospectus. You may obtain documents incorporated by reference in this proxy statement/prospectus, without charge, by requesting them in writing from the appropriate party at the following address:

    Associates First Capital Corporation
    250 East Carpenter Parkway
    Irving, Texas 75062
    Attention: Secretary

    Arcadia Financial Ltd.
    7825 Washington Avenue South
    Minneapolis, Minnesota 55439

    Attention: Secretary

    If you would like to request documents from Associates or Arcadia, please do so by March 23, 2000 to receive them before the special meeting.

    You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote your shares at the special meeting. Neither Associates nor Arcadia has authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated March 3, 2000. You should not assume the information contained in this proxy statement/prospectus is accurate as of any date other than that date, or any other date as this proxy statement/prospectus indicates. Neither the mailing of this proxy statement/prospectus to you nor the issuance of residual value obligations in the merger creates any implication to the contrary.

                                    EXPERTS

    The consolidated financial statements of Associates at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in the Annual Report on Form 10-K of Associates for the year ended December 31, 1998, have been audited by PricewaterhouseCoopers LLP, independent auditors, as set forth in their report incorporated by reference in this proxy statement/prospectus, and are incorporated in this proxy statement/prospectus in reliance upon this report given on the authority of PricewaterhouseCoopers LLP as experts in accounting and auditing.

    The consolidated financial statements of Arcadia at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, included in the Annual Report on Form 10-K of Arcadia for the year ended December 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report to these financial statements incorporated by reference in this proxy statement/prospectus, and are incorporated in this proxy statement/prospectus in reliance upon this report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                             SHAREHOLDER PROPOSALS

    Proposals submitted by shareholders of Arcadia for presentation at the 2000 annual meeting of shareholders, to be held if the merger has not been consummated prior thereto, must have been received by the Secretary of Arcadia no later than December 15, 1999 for inclusion in the proxy statement and form of proxy relating to the 2000 annual meeting of shareholders.

                                 LEGAL MATTERS

    The validity of the residual value obligations offered by this proxy statement/prospectus will be passed upon for Associates by Simpson Thacher & Bartlett, New York, New York.

                                   APPENDIX A
                              THE MERGER AGREEMENT

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                     ASSOCIATES FIRST CAPITAL CORPORATION,

                                AFCC NEWCO, INC.

                                      AND

                             ARCADIA FINANCIAL LTD.

                         DATED AS OF NOVEMBER 12, 1999

--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----

                                  ARTICLE I
                                  THE MERGER

1.1    The Merger..................................................       1
1.2    Closing.....................................................       1
1.3    Effective Time..............................................       1
1.4    Effects of the Merger.......................................       2
1.5    Conversion of Company Common Stock..........................       2
1.6    Options and Restricted Stock................................       3
1.7    Articles of Incorporation...................................       3
1.8    Bylaws......................................................       3
1.9    Directors and Officers of Surviving Corporation.............       4

                                  ARTICLE II
                              EXCHANGE OF SHARES

2.1    Establishment of Exchange Fund..............................       4
2.2    Exchange of Shares..........................................       4

                                 ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF COMPANY

3.1    Corporate Organization......................................       5
3.2    Capitalization..............................................       7
3.3    Authority; No Violation.....................................       8
3.4    Consents and Approvals......................................       9
3.5    Regulatory Reports..........................................      10
3.6    Broker's Fees; Opinion of Company Financial Advisor.........      10
3.7    Absence of Certain Changes or Events........................      10
3.8    Legal Proceedings...........................................      10
3.9    Taxes and Tax Returns.......................................      10
3.10   Employees...................................................      12
3.11   SEC Reports.................................................      14
3.12   Financial Statements........................................      14
3.13   Licenses; Compliance with Applicable Law....................      14
3.14   Certain Contracts...........................................      15
3.15   Agreements with Regulatory Agencies.........................      16
3.16   Investment Securities.......................................      16
3.17   Interest Rate Risk Management Instruments...................      16
3.18   Undisclosed Liabilities.....................................      16
3.19   Environmental Liability.....................................      16
3.20   Information Supplied........................................      17
3.21   Insurance...................................................      17
3.22   Year 2000 Compliance........................................      17
3.23   Intellectual Property.......................................      17
3.24   Rights Agreement............................................      18
3.25   State Anti-Takeover Statutes................................      18
3.26   Properties..................................................      18
3.27   Receivables.................................................      18

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                                  ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

4.1    Corporate Organization......................................      19
4.2    Authority; No Violation.....................................      19
4.3    Consents and Approvals......................................      20
4.4    Broker's Fees...............................................      20
4.5    Funds.......................................................      21
4.6    Information Supplied........................................      21

                                      ARTICLE V
                      COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1    Conduct of Company Businesses Prior to the Effective Time...      21
5.2    Forbearances of Company.....................................      21
5.3    Transition..................................................      24
5.4    Notification of Tax Proceedings.............................      25
5.5    Transfer Taxes..............................................      25

                                  ARTICLE VI
                            ADDITIONAL AGREEMENTS

6.1    Company Shareholders Meeting; Preparation of Proxy                25
       Statement...................................................
6.2    Reasonable Best Efforts.....................................      26
6.3    Access to Information.......................................      27
6.4    Employee Benefits...........................................      27
6.5    Indemnification; Directors' and Officers' Insurance.........      28
6.6    Additional Agreements.......................................      29
6.7    Advice of Changes...........................................      29
6.8    No Solicitation.............................................      29
6.9    Publicity...................................................      30
6.10   Stockholder Litigation......................................      31
6.11   Anti-Takeover Provisions....................................      31
6.12   Stop Transfer...............................................      31
6.13   [Intentionally Omitted].....................................      31
6.14   Agreed Upon Procedures......................................      31
6.15   [Intentionally Omitted].....................................      31
6.16   Tax Schedules...............................................      31
6.17   Listing.....................................................      31
6.18   Employee Retention..........................................      31

                                 ARTICLE VII
                             CONDITIONS PRECEDENT

7.1    Conditions to Each Party's Obligation To Effect the               32
       Merger......................................................
7.2    Conditions to Company's Obligations to Effect the Merger....      32
7.3    Conditions to Parent's and Sub's Obligations to Effect the        32
       Merger......................................................

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                                 ARTICLE VIII
                          TERMINATION AND AMENDMENT

8.1    Termination.................................................      33
8.2    Effect of Termination.......................................      34
8.3    Amendment...................................................      36
8.4    Extension; Waiver...........................................      36

                                     ARTICLE IX
                                 GENERAL PROVISIONS

9.1    Nonsurvival of Representations, Warranties and Agreements...      36
9.2    Expenses....................................................      36
9.3    Notices.....................................................      36
9.4    Interpretation..............................................      37
9.5    Counterparts; Facsimile.....................................      37
9.6    Entire Agreement............................................      38
9.7    Governing Law...............................................      38
9.8    Severability................................................      38
9.9    Assignment; Third Party Beneficiaries.......................      38
9.10   Enforcement.................................................      38
9.11   Schedules...................................................      38

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER, dated as of November 12, 1999 (this "AGREEMENT"), by and among ASSOCIATES FIRST CAPITAL CORPORATION, a Delaware corporation ("PARENT"), AFCC NEWCO, INC., a Minnesota corporation and a wholly-owned subsidiary of Parent ("SUB"), and ARCADIA FINANCIAL LTD., a Minnesota corporation ("COMPANY").

    WHEREAS, the respective Boards of Directors of Parent, Sub and Company have determined that the merger of Sub with and into Company (the "MERGER"), with Company as the surviving corporation of the Merger (the "SURVIVING CORPORATION"), each upon the terms and subject to the conditions set forth in this Agreement, are advisable and fair to and in the best interests of their respective stockholders;

    WHEREAS, as an inducement and condition to Parent and Sub entering into this Agreement, and concurrently with the execution of this Agreement, certain affiliates of Company are executing and delivering to Parent a Voting Agreement (the "SUPPORT AGREEMENT") dated as of the date hereof; and

    WHEREAS, simultaneously with the execution of this Agreement, an affiliate of Parent and Company entered into a Continuous Asset Purchase Agreement (the "PURCHASE AGREEMENT") and a Master Servicing Agreement (together with the Purchase Agreement, the "RECEIVABLES AGREEMENTS");

    WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions therefor.

    NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

    1.1 THE MERGER. Subject to the terms and conditions of this Agreement and in accordance with the Minnesota Business Corporation Act (the "MBCA"), at the Effective Time (as defined in Section 1.3), Sub shall merge with and into Company. Company shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Minnesota. Upon consummation of the Merger, the separate corporate existence of Sub shall terminate.

    1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 8.1, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., New York City time, on the second business day after satisfaction or waiver of the conditions (excluding conditions that, by their terms, cannot be satisfied until the Closing Date (as defined in this Section 1.2), but subject to satisfaction or waiver of such conditions on the Closing Date) set forth in
Article VII (the "CLOSING DATE"), at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York 10017, unless another date, time or place is agreed to in writing by the parties hereto.

    1.3 EFFECTIVE TIME. Upon the Closing, the parties shall file articles of merger (the "ARTICLES OF MERGER") with the Secretary of State of the State of Minnesota and shall make all other filings or recordings required under the MBCA. The Merger shall become effective at such time as the Articles of Merger shall have been duly filed with the Secretary of State of the State of Minnesota, or at such later time as is agreed by Parent and Company and specified in the Articles of Merger (the time the Merger becomes effective being the "EFFECTIVE TIME").

    1.4 EFFECTS OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Section 302A.641 of the MBCA.

    1.5 CONVERSION OF COMPANY COMMON STOCK. At the Effective Time by virtue of the Merger and without any action on the part of Parent, Sub, Company or the holder of any of the following securities:

    (a) Each share of common stock, par value $0.01 per share, of Company (the "COMPANY COMMON STOCK"), together with the associated preferred stock purchase rights (the "COMPANY RIGHTS") under the Company Rights Agreement (as defined in
Section 3.24) issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled pursuant to Section 1.5(c) and Dissenting Shares (as defined in Section 1.5(d))) shall be converted into the right to receive (i) $4.90 in cash payable to the holder thereof, without interest thereon (the "CASH CONSIDERATION") and (ii) one residual value obligation (each, a "RVO") having the principal terms described in Exhibit A hereto (the "RVO CONSIDERATION", and, together with the Cash Consideration, the "MERGER CONSIDERATION").

    (b) All of the shares of Company Common Stock and Company Rights issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist as of the Effective Time, and each certificate (each a "COMMON CERTIFICATE") previously representing any such shares of Company Common Stock and Company Rights (other than shares canceled pursuant to Section 1.5(c) and Dissenting Shares) shall thereafter represent solely the right to receive the Merger Consideration into which the shares of Company Common Stock and Company Rights represented by such Common Certificate have been converted pursuant to this
Section 1.5.

    (c) At the Effective Time, all shares of Company Common Stock that are held by Company as treasury stock, if any, or by Parent or any of Parent's wholly-owned Subsidiaries (as defined in Section 3.1) shall automatically be canceled and shall cease to exist, and no cash, stock of Parent or other consideration shall be delivered in exchange therefor.

    (d) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time held by holders (if any) who have not voted in favor of this Agreement or consented thereto in writing and who have demanded dissenters' rights with respect thereto in accordance with Sections 302A.471 and 302A.473 of the MBCA and, as of the Effective Time, have not failed to perfect or have not effectively withdrawn or lost their dissenters' rights under Sections 302A.471 and 302A.473 of the MBCA ("DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration as described in Section 1.5(a), but holders of such shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Sections 302A.471 and 302A.473 of the MBCA (but only after the amount thereof shall be agreed upon or finally determined pursuant to the provisions of the MBCA), except that any Dissenting Shares held by a holder who shall have failed to perfect or shall have effectively withdrawn or lost its dissenter's rights under Sections 302A.471 and 302A.473 of the MBCA shall thereupon be deemed to have been converted into the right to receive the Merger Consideration and shall no longer be considered Dissenting Shares. Company shall give Parent (i) prompt notice of any written demands for dissenter's rights, attempted withdrawals of such demands and any other instruments served pursuant to the MBCA received by Company relating to dissenting shareholders' rights and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for fair value under the MBCA. Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for fair value for capital stock of Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

    (e) Each share of capital stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one identical share of the capital stock of the Surviving Corporation and shall constitute the only issued and outstanding capital stock of the Surviving Corporation following the Effective Time.

    1.6 OPTIONS AND RESTRICTED STOCK. (a) Immediately prior to the Effective Time, each employee, consultant and director stock option to purchase shares of Company Common Stock (each, a "COMPANY OPTION") which is then outstanding and unexercised, whether or not then exercisable, shall be (or, if not previously vested and exercisable, shall become) vested and exercisable (provided that any exercise of a Company Option as to which the per share exercise price exceeds the Cash Consideration shall be for cash) and such Company Options immediately thereafter shall be canceled by Company pursuant to this Section 1.6, and each holder of a canceled Company Option shall be entitled to receive at the Effective Time or as soon as practicable thereafter from Company in consideration for the cancellation of such Company Option (i) an amount in cash equal to the product of (A) the number of shares of Company Common Stock previously subject to such Company Option and (B) the excess, if any, of the Cash Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option, less any applicable withholding taxes and (ii) one RVO for each share of Company Common Stock previously subject to such Company Option; provided, that a holder of a cancelled Company Option shall not be entitled to receive any RVO in respect of the cancellation thereof if the exercise price per share of Company Common Stock previously subject to such Company Option exceeds the Cash Consideration.

    (b) Immediately prior to the Effective Time, each share of restricted Company Common Stock held by an employee, consultant or director of the Company or its Subsidiaries ("COMPANY RESTRICTED STOCK"), which is then outstanding and restricted, shall become vested and such Company Restricted Stock immediately thereafter shall be converted into the right to receive Merger Consideration.

    (c) Company shall (i) take all actions necessary and appropriate so that all stock or other equity based plans maintained with respect to Company Common Stock (the "COMPANY STOCK PLANS"), including, without limitation, the plans listed in Section 3.10(a) of the Company Disclosure Schedule, shall terminate as of the Effective Time and that any other Employee Plan (as hereinafter defined in Section 3.10) (including the Company's employee stock purchase plan) providing for the issuance, transfer or grant of any capital stock of Company or any interest in respect of any capital stock of Company shall be amended to provide that no further issuances, transfer or grants shall be permitted as of the Effective Time and (ii) provide that, following the Effective Time, no holder of a Company Option or Company Restricted Stock or any participant in any Company Stock Plan shall have any right thereunder to acquire or receive any capital stock of Company, Parent or the Surviving Corporation (except as otherwise set forth in Sections 1.5 or 1.6(a) or (b) above). Prior to the Effective Time, Company shall (x) obtain all necessary consents from, and provide (in a form reasonably acceptable to Parent) any required notices to, holders of Company Options and Company Restricted Stock and (y) amend the terms of the applicable Company Stock Option, Company Restricted Stock, Company Stock Plan and the Company's employee stock purchase plan, in each case, as is necessary to give effect to the provisions of this Section 1.6.

    1.7 ARTICLES OF INCORPORATION. Subject to the terms and conditions of this Agreement, at the Effective Time, the articles of incorporation of Company, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until thereafter amended as provided therein and by the MBCA.

    1.8 BYLAWS. Subject to the terms and conditions of this Agreement, at the Effective Time, the bylaws of Company, as in effect immediately prior to the Effective Time, shall, subject to the provisions of Section 6.5, be the bylaws of the Surviving Corporation until thereafter amended as provided therein and by the MBCA.

    1.9 DIRECTORS AND OFFICERS OF SURVIVING CORPORATION. At the Effective Time, the directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers, respectively, of the Surviving Corporation following the Merger, to hold office in accordance with the Surviving Corporation's bylaws and applicable law.

                                   ARTICLE II
                               EXCHANGE OF SHARES

    2.1 ESTABLISHMENT OF EXCHANGE FUND. Prior to the Effective Time, Parent shall designate First Chicago Trust Company of New York or such other bank or trust company reasonably acceptable to Company, to act as exchange agent (the "EXCHANGE AGENT") for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Common Certificates, for exchange in accordance with this Article II, cash and certificates representing the RVOs (such cash and certificates being hereinafter referred to as the "EXCHANGE FUND") to be paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock.

    2.2 EXCHANGE OF SHARES. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record as of the Effective Time of one or more Common Certificates (other than with respect to shares of Company Common Stock canceled pursuant to Section 1.5(c)) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Certificates shall pass, only upon delivery of the Common Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Common Certificates in exchange for the Merger Consideration. Upon proper surrender of a Common Certificate for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, covering such Common Certificate, the holder of such Common Certificate shall be entitled to receive in exchange therefor a check representing the amount of the Cash Consideration and a certificate representing the RVO Consideration, and the Common Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the Merger Consideration payable to holders of Common Certificates.

    (b) If the payment of the Merger Consideration is to be made to a person other than the registered holder of the Common Certificate surrendered in exchange therefor, it shall be a condition to the payment thereof that the Common Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance, delivery or payment of such Merger Consideration to any person other than the registered holder of the Common Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (c) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Common Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for the applicable Merger Consideration as provided in this Article II.

    (d) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Company for 6 months after the Effective Time shall be paid to Parent. Any shareholders of Company who have not theretofore complied with this
Article II shall thereafter look only to Parent for payment of the

Merger Consideration, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

    (e) In the event any Common Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Certificate to be lost, stolen or destroyed and, if reasonably required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Common Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Certificate the Merger Consideration.

    (f) All cash and RVOs paid upon the surrender of the Common Certificates in accordance with the terms of Articles I and II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of the Company Common Stock and Company Rights theretofore represented by such Common Certificates; SUBJECT, HOWEVER, to the Surviving Corporation's obligation, with respect to shares of Company Common Stock outstanding immediately prior to the Effective Time, to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Company on such shares of Company Common Stock in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

    (g) The Exchange Agent shall invest any funds in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to Parent.

    (h) No distributions or other payments declared or made with respect to RVOs after the Effective Time shall be paid to the holder of any unsurrendered Common Certificate with respect to the RVOs that such holder would be entitled to receive upon surrender of such Common Certificate until such holder shall surrender such Common Certificate in accordance with Section 2.2(a). Subject to the effect of applicable laws, following surrender of any such Common Certificate, there shall be paid to such holder of RVOs issuable in exchange therefor, without interest, (i) the amount of distributions or other payments declared after the Effective Time theretofore paid with respect to such RVOs and
(ii) at the appropriate payment date, the amount of distributions or other payments declared but not paid or with a record date after the Effective Time but prior to such surrender with a payment date subsequent to such surrender payable with respect to such RVOs.

                                  ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF COMPANY

    Company hereby represents and warrants to Parent and Sub as follows:

    3.1 CORPORATE ORGANIZATION. (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Company has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction (whether federal, state, local or foreign) in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary other than in such jurisdictions where the failure so to qualify would not have, individually or in the aggregate, a Material Adverse Effect on the Company. As used in this Agreement, (i) the term "MATERIAL ADVERSE EFFECT" means, with respect to Company, a material adverse effect on the business, assets (tangible or intangible), liabilities, operations, condition (financial or otherwise) or results of operations of Company and its Subsidiaries either individually or taken as a whole, or on the ability of Company to perform its obligations under and to consummate the transactions contemplated by this Agreement on a timely basis, excluding any material adverse effect that arises from or is attributable to (A) general economic conditions, (B) conditions (political, economic, regulatory, competitive or otherwise) that adversely affect the industry in which Company operates, (C) actions taken by lenders, rating agencies or others as a direct result of the announcement of the execution of this agreement (but not excluding the effect of such actions on the business, assets (tangible or intangible), liabilities, operations, condition (financial or otherwise), results of operations or prospects of Company and its Subsidiaries either individually or taken as a whole, or on the ability of Company to perform its obligations under and to consummate the transactions contemplated by this Agreement on a timely basis) or (D) impairment of Company's ability to finance its operations, including as a result of a lowering of Company's credit ratings, a reduction or elimination of a warehouse line of credit or actions taken by lenders or guarantors (but not excluding the effect of any such impairment on the business, assets (tangible or intangible), liabilities, operations, condition (financial or otherwise), results of operations or prospects of Company and its Subsidiaries either individually or taken as a whole, or on the ability of Company to perform its obligations under and to consummate the transactions contemplated by this Agreement on a timely basis); and (ii) the term "SUBSIDIARY" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries and (iii) the term "KNOWLEDGE" means, when used with respect to Company, the actual knowledge, after due inquiry, of any executive officer listed on Section 3.1(a) of the Company Disclosure Schedule (as defined below). Section 3.1(a) of the Company disclosure schedule delivered to Parent concurrently herewith (the "COMPANY DISCLOSURE SCHEDULE") contains true and complete copies of the articles of incorporation and bylaws of Company, as in effect as of the date of this Agreement. Such organizational documents are in full force and effect and no other organizational documents are applicable to or binding upon Company. Company is not in violation of any of the provisions of its articles of incorporation or bylaws.

    (b) Part I of Section 3.1(b) of the Company Disclosure Schedule sets forth a complete and correct list of all of Company's Subsidiaries (each a "COMPANY SUBSIDIARY" and collectively the "COMPANY SUBSIDIARIES") and indicates, as to each such Subsidiary, the number and type of outstanding shares of capital stock or other equity securities of each such Subsidiary, any issued and outstanding options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, and any contracts, commitments, understandings or arrangements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip on rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements or arrangements. All of the outstanding shares of capital stock or other securities evidencing ownership of the Company Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable with no personal liability attaching to the ownership thereof and such shares or other securities are owned by Company or its wholly-owned Subsidiaries free and, except as set forth on Section 3.1(b) of the Company Disclosure Schedule, clear of any lien, claim, charge, option, encumbrance, mortgage, pledge or security interest (a "LIEN") with respect thereto. Each Company Subsidiary (i) is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity under the laws of its jurisdiction of organization, (ii) is duly licensed or qualified to do business and in good standing in all jurisdictions

(whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified other than in such jurisdictions where the failure so to qualify would not have, individually or in the aggregate, a Material Adverse Effect on the Company and
(iii) has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. Except for
(i) the ownership interests set forth in Part II of Section 3.1(b) of the Company Disclosure Schedule and (ii) the ownership interests in its Subsidiaries disclosed in Part I of Section 3.1(b) of the Company Disclosure Schedule, Company does not own, directly or indirectly, any capital stock or other ownership interest, and does not have any option or similar right to acquire any equity or other ownership interest. Part III of Section 3.1(b) of the Company Disclosure Schedule provides a complete and accurate description of all partnership, joint venture and similar investments held by Company or any Company Subsidiary, including, without limitation, all such investments in which any Company employee or affiliate serves as a director. Company has provided or made available to Parent a complete and accurate copy of all such partnership, joint venture or similar agreements to which Company or any Company Subsidiary is a party. Except as set forth on Section 3.1(b) of the Company Disclosure Schedule, neither Company nor any Company Subsidiary is subject to any obligation or requirement to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any entity.

    (c) Company has made available to Parent the minute books of Company, which accurately reflect in all material respects all corporate meetings and actions held or taken since January 1, 1996 by its shareholders and Board of Directors (including committees of the Board of Directors of Company).

    3.2 CAPITALIZATION. The authorized capital stock of Company consists of 55,000,000 shares of Company Common Stock, 90,000 shares of Class A Preferred Stock, par value $0.01 per share ("CLASS A PREFERRED STOCK"), and 44,010,000 undesignated shares, par value $0.01 per share ("UNDESIGNATED STOCK"). As of September 30, 1999, (i) 39,443,693 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Common Stock were held in treasury,
(iii) no shares of Class A Preferred were issued or outstanding, (iv) 90,000 shares of Class A Preferred Stock were reserved for issuance upon the exercise of the Company Rights and (v) 2,052,000 shares of Company Common Stock were reserved for issuance upon the exercise of warrants to purchase 2,052,000 shares of Company Common Stock ("COMPANY WARRANTS"). All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Company Common Stock which are issuable upon exercise of Company Options or Company Warrants have been duly authorized and reserved for issuance and, if and when issued pursuant to the terms thereof, will be validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the Effective Time, each Company Warrant shall become exercisable for the amount of cash and number of RVOs which the holder of such Company Warrant would have owned immediately after the Effective Time if such holder had exercised such Company Warrant immediately prior to the Effective Time. Part I of Section 3.2 of the Company Disclosure Schedule sets forth, in each case as of September 30, 1999, (i) the number of shares of Company Common Stock that were reserved for issuance upon the exercise of authorized but unissued stock options pursuant to the Company Stock Plans, (ii) the number of shares of Company Common Stock issuable upon the exercise of outstanding Company Options pursuant to the Company Stock Plans and (iii) the number of shares of Company Common Stock that were reserved for issuance under Company's restricted stock election plans and Employee Stock Purchase Plan or otherwise. Part III of Section 3.2 of the Company Disclosure Schedule sets forth a list, as of September 30, 1999, of the holders of record of the Company Warrants the number of shares subject to each such Company Warrant, the expiration date of each such Company Warrant and the price at which each such Company Warrant may be exercised. Except as set forth above in this Section 3.2 or in Part I or Part II of Section 3.2 of the Company Disclosure Schedule, no other shares of Company Common Stock, capital stock or other equity or voting securities of Company were outstanding or reserved for issuance. Part II of Section 3.2 of the Company Disclosure Schedule sets forth a list, as of September 30, 1999, of the holders of Company Options, the date of grant of each Company Option granted and outstanding, the number of shares subject to each such option, the expiration date of each such option, the vesting schedule of each such option and the price at which each such option may be exercised under the applicable Company Stock Plan or otherwise. Except as set forth in Part IV of Section 3.2 of the Company Disclosure Schedule, since September 30, 1999, Company has not (i) issued any shares of its capital stock or other equity or voting securities or any securities convertible into or exercisable or exchangeable for any shares of its capital stock or other equity or voting securities, other than shares of Company Common Stock issued upon the exercise or conversion of Company Options outstanding as of September 30, 1999 as described in the immediately preceding sentence or (ii) taken any action which would cause an antidilution adjustment under any outstanding options or warrants. There are no outstanding bonds, debentures, notes or other indebtedness or other securities (other than the Company Options and the Company Warrants) of Company having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which shareholders of Company may vote. Except as set forth above in this Section 3.2 and as set forth in Section 3.2 of the Company's Disclosure Schedule, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Company or any of its Subsidiaries is a party or by which any of them is bound obligating Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of Company or of any of its Subsidiaries or obligating Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Company or any of its Subsidiaries. Except as set forth in
Part VI of Section 3.2 of the Company's Disclosure Schedule, there are no agreements or arrangements pursuant to which Company is or could be required to register shares of Company Common Stock or other securities under the Securities Act of 1933, as amended (the "SECURITIES ACT"), or other agreements or arrangements with or among any securityholders of Company with respect to securities of Company. Except as set forth in Part VII of Section 3.2 of the Company Disclosure Schedule, there are no voting, sale, transfer or other similar agreements to which Company or any of its Subsidiaries is a party with respect to the capital stock of Company or its Subsidiaries or any other securities of Company or its Subsidiaries which are convertible or exchangeable into or exercisable for shares of the capital stock of Company or its Subsidiaries. None of the shares of Company Common Stock are held, directly or indirectly, by any of the Company Subsidiaries.

    3.3 AUTHORITY; NO VIOLATION. (a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Board of Directors of Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the holders of shares of Company Common Stock, (ii) duly approved and adopted a resolution containing this Agreement and approved the execution and delivery of this Agreement and the transactions contemplated hereby, including the Merger, and approved the execution and performance of the Support Agreement and the Receivables Agreements and
(iii) resolved to recommend that the holders of shares of Company Common Stock vote to approve and adopt this Agreement (the "COMPANY BOARD RECOMMENDATION"). A committee of the Board of Directors of Company consisting of all of Company's disinterested (as such term is defined in Subdivision 1(d)(3) of Section 302A.673 of the MBCA) directors of Company, formed in accordance with Subdivision 1(d) of Section 302A.673 of the MBCA, duly approved the execution and performance of this Agreement, the Support Agreement and the Receivables Agreements and the transactions contemplated hereby and thereby. The Board of Directors of Company has directed that this

Agreement be submitted to Company's shareholders for approval at a meeting of such shareholders and, except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in connection with the Merger (the "COMPANY SHAREHOLDER APPROVAL"), no other corporate proceedings on the part of Company or the Board of Directors of the Company and no other votes or consents of any holders of Company securities are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent and Sub) constitutes the valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

    (b) Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement or the Receivables Agreements by Company nor the consummation by Company of the transactions contemplated hereby or thereby, nor compliance by Company with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation or bylaws (or other constituent documents) of Company or any Company Subsidiary or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, permit, concession, franchise, license, lease, agreement, contract, pooling and servicing agreement or other Securitization Agreement (as defined in Section 3.14) or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound, except as to (ii), for any such violations, conflicts, breaches, losses, terminations, cancellations, accelerations or Liens that could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    3.4 CONSENTS AND APPROVALS. Except for (i) the filing of any required applications or notices with governmental agencies or authorities as set forth in Schedule 3.4 of the Company Disclosure Schedule and approval of such applications and notices (the "REGULATORY APPROVALS"), (ii) the filing with the SEC of the Form S-4 (as defined in Section 6.1(a)) containing the Proxy Statement/Prospectus (as defined in Section 6.1(a)), (iii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota pursuant to the MBCA, (iv) the expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), (v) the Company Shareholder Approval, (vi) the filing with the SEC of such reports under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby and (vii) such other consents, approvals, filings and registrations the failure to obtain which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Company, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental or regulatory authority or instrumentality (each a "GOVERNMENTAL ENTITY"), are necessary in connection with the execution and delivery by Company of this Agreement or the Receivables Agreements or the consummation by Company of the transactions contemplated hereby or thereby. Company has no reason to believe that any regulatory approvals or consents required to consummate the transactions contemplated by this Agreement (the "REQUISITE REGULATORY APPROVALS") will not be obtained on a timely basis.

    3.5 REGULATORY REPORTS. Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 1996 with (i) the Securities and Exchange Commission (the "SEC"), (ii) any domestic or foreign industry self-regulatory organization ("SRO") and (iii) any other federal, state or foreign governmental or regulatory agency or authority (collectively with the SEC and all SROs, "REGULATORY AGENCIES"), and have timely paid all taxes, fees and assessments due and payable in connection therewith, except as to (ii) and
(iii), for such filings and payments that the failure to make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on Company. Except as disclosed in Section 3.5 of the Company Disclosure Schedule and for normal examinations conducted by a Regulatory Agency in the regular course of the business of Company and its Subsidiaries, no Regulatory Agency has initiated any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 1996. Except as set forth in Section 3.5 of the Company Disclosure Schedule, there is no material unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of Company or any of its Subsidiaries.

    3.6 BROKER'S FEES; OPINION OF COMPANY FINANCIAL ADVISOR. (a) No broker, finder or investment banker (other than J.P. Morgan & Co. (the "COMPANY FINANCIAL ADVISOR")) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement. Company has attached as Section 3.6 of the Company Disclosure Schedule a complete and correct copy of all agreements between Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereby.

    (b) Company has received the oral opinion of the Company Financial Advisor as of the date of this Agreement, to the effect that the Merger Consideration is fair to the holders of the Company Common Stock from a financial point of view, a signed copy of which opinion will be delivered to Parent.

    3.7  ABSENCE OF CERTAIN CHANGES OR EVENTS.  (a) Except as set forth on
Section 3.7 of the Company Disclosure Schedule, since September 30, 1999, no event, change or circumstance has occurred which has had, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect on Company.

    (b) Except as set forth on Section 3.7 of the Company Disclosure Schedule, since September 30, 1999, Company and its Subsidiaries have, in all material respects, carried on their respective businesses only in the ordinary and usual course consistent with their past practices.

    (c) Except as disclosed in Section 3.7(c) of the Company Disclosure Schedule, since September 30, 1999, there has not occurred any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 5.2 without the prior consent of Parent.

    3.8 LEGAL PROCEEDINGS. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no suits, actions, counterclaims, proceedings (whether judicial, arbitral, administrative or other) or governmental, or regulatory investigations pending or, to the knowledge of Company, threatened against or affecting Company or any of its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Company. There is not any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company or any of its Subsidiaries having, or which individually or in the aggregate would reasonably be expected to have, a Material Adverse Effect on Company.

    3.9 TAXES AND TAX RETURNS. Except as set forth in Section 3.9 of the Company Disclosure Schedule:

    (a) Company and each of its Subsidiaries, and any consolidated, combined, unitary or aggregate group for tax purposes of which Company or any of its Subsidiaries is or has been a member, has filed or will file all material Tax Returns (as defined below) required to be filed by it in the manner provided by law. If not yet filed, such Tax Returns will be filed within the time prescribed by law (including extensions of time permitted by the appropriate Taxing Authority, as defined below). All such Tax Returns are true, correct and complete in all material respects. Company and each of its Subsidiaries has paid or will pay on a timely basis all material Taxes (as defined below) whether or not shown thereon to be due other than Taxes which (i) are being contested in good faith, (ii) have not been finally determined and (iii) for which an adequate reserve has been provided in accordance with GAAP. None of Company or any of its Subsidiaries is aware of any investigation pending or threatened by any Taxing Authority for any jurisdiction where the Company and its Subsidiaries do not file Tax Returns with respect to a given Tax that may lead to an assertion by such Taxing Authority that Company or any Subsidiary is or may be subject to such Tax in such jurisdiction.

    (b) There are no examinations, audits, actions, proceedings, investigations or disputes pending, or claims asserted, for material Taxes upon Company or any of its Subsidiaries. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any Taxing Authority with respect to Company or any of its Subsidiaries that have an impact on any material Taxes for any taxable period ending after the Closing Date.

    (c) Proper and accurate amounts for all material Taxes have been withheld by Company and its Subsidiaries in connection with amounts paid or owing to any employee, officer, creditor, shareholder, independent contractor or other person in compliance with the Tax withholding provisions of applicable federal, state and local laws and have either been paid, remitted or deposited to or with the appropriate Taxing Authorities, or, if not yet due, set aside in accounts for such purposes and accrued on the books of Company or any Subsidiary as applicable.

    (d) There are no Tax liens upon any property or assets of Company or any of its Subsidiaries except liens for Taxes not yet due and payable.

    (e) None of Company and its Subsidiaries has filed a consent under section 341(f) of the Code (as defined below) concerning collapsible corporations. None of Company and its Subsidiaries (i) has received approval to make or agreed to a change in accounting method that would materially affect any taxable period of Company or any of its Subsidiaries ending after the Closing Date, or (ii) has any application pending with any Taxing Authority requesting permission for any change in accounting method. None of Company and its Subsidiaries has been required to include in income any adjustment pursuant to section 481 of the Code (or any similar provision of state, local or foreign tax law) by reason of a voluntary change in accounting method initiated by Company or any of its Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method.

    (f) Neither Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing consolidated federal income tax return (other than a group the common parent of which was Company), (ii) is a party to a Tax allocation or Tax sharing agreement (other than an agreement solely among members of a group the common parent of which is Company), or (iii) has any liability for the Taxes of any person (other than any of Company or its Subsidiaries) under Treasury Regulation section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

    (g) For the 1998 Tax year, the Company and its Subsidiaries reported a net operating loss of $200, 162,111 on its U.S. federal income Tax Return. As of the date hereof, and subject to matters raised as of the date hereof in any audits disclosed in Section 3.9 of the Company Disclosure Schedule, the net operating losses of the Company and its subsidiaries for U.S. federal income tax purposes are not less than $180 million. Except as set forth in Section 3.9 of the Company Disclosure Schedule, prior to the Closing Date, there has not been, and there will not be, any change of ownership of Company or any of its Subsidiaries within the meaning of Section 382 of the Code and the Treasury Regulations thereunder or any limitation on the utilization of such net operating losses under Treasury Regulation 1.1502-21 or Temporary Treasury Regulation 1.1502-21T. To the extent such a change of ownership or such limitation on the utilization of such net operating losses has or will occur prior to the Closing Date, Section 3.9 of the Company Disclosure Schedule accurately describes in reasonable detail the event(s) constituting such change in ownership and such limitation on the utilization of such net operating losses. As of September 30, 1999 the net deferred tax liability of Company and the Subsidiaries (excluding any net operating loss carryforwards) was not greater than $200,000,000.

    For purposes of this Agreement, "CODE" shall mean the U.S. Internal Revenue Code of 1986, as amended, or any successor law. For purposes of this Agreement, "TAX" or "TAXES" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sales, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any governmental authority, domestic or foreign. For purposes of this Agreement, "TAXING AUTHORITY" shall mean, with respect to any Tax, the government entity or political subdivision thereof that imposes such Tax and the agency (if any) charged with the collection of such Tax for such entity or subdivision. For purposes of this Agreement, "TAX RETURN" shall mean any return, report or statement required to be filed with any governmental authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof. For purposes of this Agreement, "TREASURY REGULATIONS" shall mean the Treasury Regulations promulgated under the Code.

    3.10 EMPLOYEES. (a) Section 3.10(a) of the Company Disclosure Schedule identifies each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ("ERISA")) and each employment, severance or similar contract or arrangement (whether or not written) and each plan, policy, fund, program, contract or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock options, other stock related rights, other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits, or post-employment or retirement benefits (i) for or pursuant to which the Company, any of its Subsidiaries, or any entity which, together with Company or any of its Subsidiaries, would be treated as a single employer under Section 414 of the Code (each such entity, an "ERISA AFFILIATE") has any current or contingent liability and (ii) that covers any current or former employee, consultant, independent contractor or director of or with respect to Company or any of its Subsidiaries (each, an "EMPLOYEE PLAN"). Company has furnished or made available to Parent accurate and complete copies of the Employee Plans (or, to the extent no copy exists, an accurate description thereof) (and, if applicable, related trust agreements), all amendments thereto, all written interpretations thereof, as well as, with respect to each Employee Plan (if applicable), (i) the two most recent annual reports (Form 5500 and attached schedules), (ii) audited financial statements for the two most recent years, (iii) actuarial valuation reports for the two most recent years,
(iv) nondiscrimination testing results for the two most recent years,
(v) contracts with third party administrators, and (vi) any summary plan description and other written communications (or a description of any material oral communications) by Company or its Subsidiaries to their employees concerning the extent of the benefits provided under an Employee Plan.

    (b) None of Company, any of its Subsidiaries or any ERISA Affiliate has at any time (i) maintained or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code, (ii) been required to contribute to any multi-employer plan (as defined in Section 3(37) of ERISA), or (iii) incurred any current or projected liability or made promises or guarantees in respect of the payment or funding of post-employment or post-retirement health, medical or life insurance benefits for current, former or retired employees of Company or any of its Subsidiaries, except, in the case of this clause (iii), (x) as required to avoid an excise tax under Section 4980B of the Code, (y) except as required by any other applicable federal state or local law or (z) as set forth in Section 3.10(b) of the Company Disclosure Schedule.

    (c) Each Employee Plan that is intended to be qualified under Section
401(a) of the Code has been determined by the Internal Revenue Service to be so qualified; each trust created under any such Employee Plan has been determined by the Internal Revenue Service to be exempt from tax under Section 501(a) of the Code and no event has occurred, either by reason of any action or failure to act, which could reasonably be expected to adversely affect the qualified status of any such Employee Plan or trust. Company has provided Parent with the most recent determination letter or application for determination letter from the Internal Revenue Service relating to each such Employee Plan. Each Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including but not limited to ERISA and the Code and has been maintained in good standing with applicable regulatory authorities. No event has occurred and no condition exists that would subject the Company or its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations. No "prohibited transaction" (as such term is defined in ERISA section 406 and Code section 4975) has occurred with respect to any Employee Plan. The Company and its Subsidiaries have timely made all contributions and timely paid all premiums with respect to each Employee Plan as required by such Employee Plan, applicable law, collective bargaining agreement or any other binding obligation.

    (d) Except as set forth in Section 3.10(d) of the Company Disclosure Schedule, there has been no amendment to, written interpretation of or announcement (whether or not written) by Company or any of its Subsidiaries or ERISA Affiliates relating to, or any change in employee participation or coverage under, any Employee Plan that would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

    (e) Except as set forth in Section 3.10(e) of the Company Disclosure Schedule, there is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, obligates Company to make a payment of any amount or provision of any benefit that would not be deductible pursuant to the terms of Section 162 or 280G of the Code.

    (f) No Employee Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside the United States.

    (g) Section 3.10(g) of the Company Disclosure Schedule specifies, on a plan by plan basis, the unfunded liabilities, (for the purposes of GAAP) as of the date of this Agreement, of each of the Employee Plans providing deferred compensation.

    (h) Neither Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union contracts or is the subject of any proceeding asserting that it or any subsidiary has committed an unfair labor practice. There is no pending or, to the knowledge of Company, threatened labor dispute (other than an individual employee grievance), strike or work stoppage against Company or any of its Subsidiaries which would interfere with the respective business activities of Company or its Subsidiaries. There is no action, suit, complaint, charge, arbitration, inquiry, proceeding, grievance or investigation by or before any court, government agency, administrative agency or commission brought by or on behalf of any employee, prospective employee, former employee, retiree or other representative of Company's employees pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries other than any which would not, individually or in the aggregate, have a Material Adverse Effect on Company. Neither Company nor any of its Subsidiaries is a party to or otherwise bound by, any consent, decree, or citation by any government entity relating to employees or employment practices.

    (i) Company and its Subsidiaries are in compliance with their obligations pursuant to the Worker Adjustment and Retraining Notification Act of 1988 (the "WARN ACT"). Except as set forth in Section 3.10(i) of the Company Disclosure Schedule, the Subsidiaries have not effectuated a "mass layoff" or "plant closing" (as defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees of either Company or any of its Subsidiaries.

    3.11 SEC REPORTS. Company has made available to Parent an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule, form and definitive proxy statement filed since January 1, 1996 by Company with the SEC pursuant to the Securities Act or the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "COMPANY REPORTS") and
(b) communication mailed by Company to its shareholders since January 1, 1996. As of their respective dates of filing or mailing, as the case may be, each Company Report and each such communication complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company Report or communication, and as of such dates no such Company Report or communication (including any and all financial statements included therein) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. Section 3.11 of the Company Disclosure Schedule sets forth true and correct copies of all communications (excluding Company Reports) between Company, or any person on behalf of Company, on the one hand, and the SEC on the other hand, in each case since January 1, 1996.

    3.12 FINANCIAL STATEMENTS. Each of the consolidated financial statements (including the notes thereto) included in the Company Reports complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP"), including, without limitation, SFAS No. 125 (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC), applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Company and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring immaterial year-end adjustments). The books and records of Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Company has made available to Parent true and correct copies of, or excerpts from, the books and records of the Company from which the amount of finance income receivable, and the cash flows related thereto, as set forth in the Company Reports was calculated.

    3.13  LICENSES; COMPLIANCE WITH APPLICABLE LAW.  (a) Except as set forth in
Section 3.13 of the Company Disclosure Schedule, Company and its Subsidiaries hold, and are in compliance with, all permits, licenses, variances, exemptions, authorizations, orders and approvals ("PERMITS") of all Governmental Entities necessary for the operation of their respective businesses, except to the extent that the failure to so hold or comply with such Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Company, and there are no proceedings pending or, to the knowledge of Company, threatened or contemplated by any Governmental Entity seeking to terminate, revoke or materially limit any such permit, license, exemption, order or approval. To the extent Company or any of its Subsidiaries has not been in compliance with all Permits of all Governmental Entities necessary for the operation of its business, such failure to be in compliance, alone or together with all such other failures, could not reasonably be expected to have a Material Adverse Affect on Company.

    (b) Neither Company nor any of its Subsidiaries nor the conduct of any of their respective businesses is in conflict with, or in default or violation of, any statutes, laws, regulations, ordinances, Permits, rules, judgments, decrees or arbitration awards of any Governmental Entity applicable to Company or any of its Subsidiaries or by which its or any of their respective properties are bound or affected, except for such conflicts, defaults or violations that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Company.

    3.14 CERTAIN CONTRACTS. Section 3.14 of the Company Disclosure Schedule includes a list of each (i) contract, arrangement, commitment or understanding with respect to the employment of any directors, executive officers or key employees, or with any consultants (for purposes of this clause (i), other than consultants for computer and information systems) involving the payment of $100,000 or more per annum, (ii) contract, arrangement, commitment or understanding which is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed as an exhibit to a Company Report, (iii) contract, arrangement, commitment or understanding which limits in any way the ability of Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of any business, (iv) contract, arrangement, commitment or understanding with or to a labor union or guild (including any collective bargaining agreement), (v) contract, arrangement, commitment or understanding (including, without limitation, any Company Employee Plan but excluding options, warrants and other securities identified in Section 3.2 or in Section 3.2 of the Company Disclosure Schedule) any of the benefits of which will be paid or increased, or the vesting of the benefits of which will be accelerated, by the delivery of this Agreement or the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, (vi) contract, arrangement, commitment or understanding which would prohibit or materially delay the consummation of any of the transactions contemplated by this Agreement, (vii) loan agreement, indenture, mortgage, pledge, conditional sale or title retention agreement, security agreement, guaranty, standby letter of credit (to which Company or any of its Subsidiaries is the responsible party), material equipment lease or lease purchase agreement to which the Company or any of its Subsidiaries is a party or by which any of them is bound, (viii) contract, arrangement, commitment or understanding to which Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets are bound or effected entered into in connection with the securitization by Company or any of its Subsidiaries of receivables (including, without limitation, (A) contracts, arrangements, commitments or understandings regarding credit support provided by Financial Security Assurance Inc. ("FSA") and any modification agreement, waiver or consent related thereto and (B) sale and servicing agreements) ("SECURITIZATION AGREEMENTS"), (ix) contract, agreement, arrangement or understanding between any affiliate of Company (other than any wholly-owned Subsidiary of Company), on the one hand, and Company or any Subsidiary of Company, on the other hand, and (x) any other contract, arrangement, commitment or understanding that is material to the business, assets, liabilities, financial condition or results of operations of Company and its Subsidiaries, taken as a whole (PROVIDED, that for purposes of this clause (ix) any contract, arrangement, commitment or understanding involving payments or receipts by Company or any of its Subsidiaries in excess of $250,000 over the term thereof shall be deemed to be material). Company has previously made available to Parent complete and accurate copies of all Company Contracts (as defined below). Each contract, arrangement, commitment or understanding of the type described in this Section 3.14, whether or not set forth in Section 3.14 of the Company Disclosure Schedule, is referred to herein as a "COMPANY CONTRACT". None of Company or any of its Subsidiaries is in material breach of or default in the performance of its obligations under any Company Contract, and no material breach or default, alleged breach or default or event which would

(with the passage of time, notice or both) constitute a material breach or default thereunder by Company or any of its Subsidiaries (or, to the knowledge of Company, any other party or obligor with respect thereto) has occurred, or as a result of its performance will occur. To the extent that Company or any of its Subsidiaries has been, since January 1, 1996, in material breach of or default in performance of its obligations under any Company Contract, such breach or default, together with all such other breaches or defaults, could not reasonably be expected to have a Material Adverse Effect on Company. To the knowledge of Company, each Company Contract is in full force and effect.

    3.15 AGREEMENTS WITH REGULATORY AGENCIES. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive issued by, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a "COMPANY REGULATORY AGREEMENT"), nor has Company or any of its Subsidiaries been advised since January 1, 1996 by any Regulatory Agency or other Governmental Entity that it is considering issuing or requesting any such Company Regulatory Agreement.

    3.16 INVESTMENT SECURITIES. Each of Company and its Subsidiaries has good and marketable title to all investment securities held by it, free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Company or any of its Subsidiaries. Such investment securities are valued on the books of Company in accordance with GAAP.

    3.17 INTEREST RATE RISK MANAGEMENT INSTRUMENTS. Section 3.17 of the Company Disclosure Schedule sets forth the notional amount and fair value of each interest rate swap, cap, floor and option agreement and other interest rate risk management arrangement, and such instruments, whether entered into for the account of Company or one of its Subsidiaries, were entered into in the ordinary course of business and with counterparties reasonably believed by Company to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company's knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

    3.18 UNDISCLOSED LIABILITIES. Except for (i) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the quarter ended
September 30, 1999, as filed with the SEC, (ii) liabilities disclosed in Section
3.18 of the Company Disclosure Schedule and (iii) liabilities incurred (A) in the ordinary course of business consistent with past practice, and (B) outside the ordinary course not in excess, in the aggregate, of $50,000, at September 30, 1999, neither Company nor any of its Subsidiaries had, and since such date none of them has incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Company's financial statements in accordance with GAAP).

    3.19 ENVIRONMENTAL LIABILITY. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on Company or any of its Subsidiaries of any material liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance relating to the protection of the environment or human health including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("Environmental Laws"), pending or, to Company's knowledge, threatened against Company or any of its Subsidiaries. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation. Company is, and has been, in compliance with applicable Environmental Laws in all material respects. Wastes or other materials regulated under, or that could result in material liability under, Environmental Laws, including without limitation petroleum and petroleum products, asbestos, and polychlorinated biphenyls, have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by the Company in violation of, or in a manner or to a location that could reasonably be expected to give rise to material liability to Company under or relating to, any Environmental Laws.

    3.20 INFORMATION SUPPLIED. None of the information supplied by Company for inclusion or incorporation by reference in the Form S-4, containing the Proxy Statement/Prospectus to be sent to the shareholders of Company in connection with the Company Shareholders Meeting (as defined in Section 6.1(a)), will, at the date it is first mailed to Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation is made by Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion in such document. The Form S-4 and Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder. Company shall promptly inform Parent of the discovery of any information which should be set forth in a supplement to the Form S-4, containing the Proxy Statement/Prospectus.

    3.21 INSURANCE. Company and its Subsidiaries maintain insurance policies and performance bonds on their respective properties and assets, and with respect to their employees and operations, with reputable insurance carriers, and such insurance policies and bonds are identified in Section 3.21 of the Company Disclosure Schedule. Company and its Subsidiaries are not in material default under any of their insurance policies and have paid all premiums owed thereunder, and no material claims for coverage thereunder have been denied.

    3.22 YEAR 2000 COMPLIANCE. Except as would not, individually or the aggregate, have a Material Adverse Effect on Company, all computer hardware, software, databases, systems and other computer equipment (collectively, "SOFTWARE") owned, held and/or used by Company or any Company Subsidiary can be used prior to, during and after the calendar year 2000, and will operate during each such time period, either on a stand-alone basis, or by interacting or interoperating with year 2000 compliant third-party Software without error relating to the processing, calculating, comparing, sequencing or other use of correctly inputted data.

    3.23 INTELLECTUAL PROPERTY. Company and its Subsidiaries own or have a valid license to use all trademarks, trade names, service marks, copyrights, patents, trade secrets and other intellectual property (collectively, "INTELLECTUAL PROPERTY") that are material to the conduct of their business. All applications, registrations and patents for such Intellectual Property owned, used or licensed by the Company are identified in Section 3.23 of the Company Disclosure Schedule. Except as set forth in Section 3.23 of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is bound by or subject to any license or other agreement with respect to any such Intellectual Property (including, without limitation, the rights to the name "Arcadia" and any variations thereof). Neither Company nor any of its Subsidiaries has received any notice or other communication alleging that its usage of such Intellectual Property violates the intellectual property rights of any other person.

    3.24 RIGHTS AGREEMENT. The Board of Directors of Company has approved an amendment to the Rights Agreement, dated as of November 1, 1996, as amended (the "COMPANY RIGHTS AGREEMENT"), between Company and Norwest Bank Minnesota, N.A., to the effect that neither Parent, Sub nor any of their affiliates shall become an "Acquiring Person", that no "Stock Acquisition Date", "Distribution Date", or "Triggering Event" (as such terms are defined in the Company Rights Agreement) will occur pursuant to the Company Rights Agreement by reason of, and the Rights Agreement shall not be applicable to, the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and will cause the trustee under the Company Rights Agreement to execute such amendment as of the date hereof.

    3.25 STATE ANTI-TAKEOVER STATUTES. The restrictions contained in Sections 302A.671, 302A.673 and 302A.675 of the MBCA are inapplicable to this Agreement, the Support Agreement, the Receivables Agreements and the transactions contemplated hereby and thereby. No provision of Company's articles of incorporation, bylaws or other governing instruments of Company or any of its Subsidiaries would restrict or impair the ability of Parent to vote, or otherwise exercise the rights of a shareholder with respect to, shares of Company or any of its Subsidiaries.

    3.26 PROPERTIES. (a) (i) None of Company or its Subsidiaries owns any real property.

    (b) Pursuant to the leases and subleases (the "REAL PROPERTY LEASES") of Company and its Subsidiaries with respect to all material real property which is leased or subleased by Company or its Subsidiaries (the "LEASED REAL PROPERTY"), Company and its Subsidiaries hold good and valid leasehold title to the Leased Real Property, in each case in accordance with the provisions of the applicable Real Property Lease and free of all Liens, in each case except, individually or in the aggregate, as would not have a Material Adverse Effect on Company. Each of the Real Property Leases is enforceable against Company or its Subsidiary, as the case may be, and, to the knowledge of Company, against the other party thereto, in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law) and except for such failures to be enforceable as would not, individually or in the aggregate, have a Material Adverse Effect on Company.

    3.27 RECEIVABLES. Except as would not, individually or in the aggregate, have a Material Adverse Effect on Company, (a) Company or any trust to which Company has transferred title of any Receivables has good title and original documents evidencing the Receivables, free and clear of any Liens; no person, firm, corporation or association has any claim whatsoever to any such Receivables. For purposes of this Section 3.27, "RECEIVABLE" means any receivable owned by Company or any of its Subsidiaries or securitized pursuant to any securitization transaction entered into by, or for the benefit of, Company or any of its Subsidiaries.

    (b) There exists a file pertaining to each Receivable, and such file contains (i) a fully executed original of the Receivable, (ii) a certificate of insurance, application form for insurance signed by the obligor under such Receivable (the "OBLIGOR"), or a signed representation letter from the Obligor named in the Receivable pursuant to which the Obligor has agreed to obtain physical damage insurance for the related financial vehicle, or copies thereof,
(iii) the original certificate of title, lien card or application therefor and
(iv) a credit application signed by the Obligor, or a copy thereof. The records of Company maintained in electronic format and provided to Parent relating to the Receivables of Company as of September 30, 1999 accurately reflect the information purported to be reflected therein.

    (c) Company is not a party to and there is no pending or, to Company's knowledge, threatened litigation, legal or administrative proceeding, or otherwise.

    (d) Each Receivable is genuine, valid and complete in all respects and is enforceable in accordance with its terms, except as its enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the rights of creditors.

    (e) As of the closing date of each securitization transaction entered into by, or for the benefit of, Company or any of its Subsidiaries, each motor vehicle that is security for a Receivable was covered by a comprehensive and collision insurance policy (i) in an amount at least equal to the lesser of
(A) its maximum insurable value or (B) the principal amount due from the Obligor under the related Receivable, (ii) naming Company as loss payee and
(iii) insuring against loss and damage due to fire, transportation, collision and other risks generally covered by comprehensive and collision coverage. Each Receivable requires the Obligor to maintain physical loss and damage insurance naming Company and its successors and assigns as additional insured parties, and each Receivable permits the holder thereof to obtain physical loss and damage insurance at the expense of the Obligor if the Obligor fails to do so. No such motor vehicle was or had previously been insured under a policy of force-placed insurance on any such closing date.

    (f) The collateral for each of the Receivables that is secured is the collateral described in the applicable security agreement or other security document. Each security interest in titled personal property collateral constitutes a valid, enforceable and perfected purchase money first lien on the collateral described in the Receivable file.

    (g) Each Receivable was originated, has been serviced and currently complies in all material respects with all applicable state, federal and local laws and regulations, including but not limited to all consumer protection and insurance laws, the Truth-In-Lending Act, ECOA, RESPA and the FCRA.

    (h) Company has paid or caused to be paid any and all licenses, franchise, business privilege use, intangible stamp or other Taxes or fees due and owing, if any, arising from the acquisition, origination, collection or holding of each Receivable.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                               OF PARENT AND SUB

    Parent and, with respect to Sections 4.1 and 4.2, Sub hereby represent and warrant to Company as follows:

    4.1 CORPORATE ORGANIZATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. Each of Parent and Sub has all requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified (individually or in the aggregate) would not reasonably be expected to have a material adverse effect on the ability of Parent or Sub to perform its obligations under and to consummate the transactions contemplated by this Agreement on a timely basis.

    4.2 AUTHORITY; NO VIOLATION. (a) Each of Parent and Sub has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Sub and by Parent in its capacity as sole shareholder of Sub. No other corporate proceedings on the part of Parent or Sub and no other votes or consents of any holders of Parent securities are necessary on the part of Parent or Sub to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Sub and (assuming due authorization, execution and delivery by Company) constitutes the valid and binding obligations of Parent and Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

    (b) Neither the execution and delivery of this Agreement by Parent or Sub nor the consummation by Parent or Sub of the transactions contemplated hereby, nor compliance by Parent or Sub with any of the terms or provisions hereof, nor the execution and delivery of the Receivables Agreements by the affiliate of Company party thereto, nor the consummation by such affiliate of the transactions contemplated thereby, nor compliance by such affiliate with any of the terms or provisions thereof, will (i) violate any provision of the certificate or articles of incorporation or bylaws of Parent or Sub, as applicable, or (ii) assuming that the consents and approvals referred to in
Section 4.3 are duly obtained, violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any of its material Subsidiaries or any of their respective properties or assets, or violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its material Subsidiaries under, any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, permit, concession, franchise, license, lease, agreement, contract, or other instrument or obligation to which Parent or any of its material Subsidiaries is a party, or by which they or any of their respective properties, assets or business activities may be bound or affected, except (in the case of clause
(ii) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the ability of Parent or Sub to perform its obligations under and to consummate the transactions contemplated by this Agreement on a timely basis.

    4.3  CONSENTS AND APPROVALS.  Except for (i) the Regulatory Approvals,
(ii) the filing with the SEC of the Form S-4 containing the Proxy Statement/Prospectus, (iii) the filing of the Articles of Merger with the Secretary of State of the State of Minnesota pursuant to the MBCA, (iv) the expiration of any applicable waiting period under the HSR Act, (v) the Company Shareholder Approval, (vi) the filing with the SEC of such reports under the Exchange Act as may be required in connection with the execution and delivery of this Agreement and the transactions contemplated hereby and (vii) such other consents, approvals and registrations the failure to obtain which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Sub to perform its obligations under and to consummate the transactions contemplated by this Agreement on a timely basis, no consents or approvals of or filings or registrations with any Governmental Entity, or of or with any third party, are necessary in connection with the execution and delivery by Parent of this Agreement or the consummation by Parent of the transactions contemplated by this Agreement or in connection with the execution and delivery by the affiliate of Parent party thereto of the Receivables Agreements or the consummation by such affiliate of the transactions contemplated thereby. Parent has no reason to believe that any Requisite Regulatory Approvals will not be obtained on a timely basis.

    4.4 BROKER'S FEES. Parent has not engaged any broker, finder or investment banker (other than Goldman, Sachs & Co., whose fee shall be paid by Parent) that would be entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

    4.5 FUNDS. Either Parent or Sub has, or will have prior to the consummation of the Merger, sufficient funds available to satisfy the obligation to pay the Cash Consideration in the Merger.

    4.6 INFORMATION SUPPLIED. None of the information supplied by Parent for inclusion or incorporation by reference in the Form S-4 containing the Proxy Statement/Prospectus to be sent to the shareholders of Company in connection with the Company Shareholders Meeting, will not, at the date it is first mailed to Company's shareholders or at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by Company for inclusion or incorporation by reference in such document. The Form S-4 and the Proxy Statement/ Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                                   ARTICLE V
                   COVENANTS RELATING TO CONDUCT OF BUSINESS

    5.1 CONDUCT OF COMPANY BUSINESSES PRIOR TO THE EFFECTIVE TIME. During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement, Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the usual, regular and ordinary course consistent with past practice and in compliance in all respects with applicable laws, (b) use reasonable efforts to maintain and preserve intact its business organization, employees and business relationships and retain the services of its key officers and key employees and (c) take no action which would adversely affect or delay in any respect the ability of either Parent or Company to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement.

    5.2 FORBEARANCES OF COMPANY. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Company Disclosure Schedule and except as expressly required or permitted by this Agreement, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (which consent, in the case of clause (h) below, shall not be unreasonably withheld):

    (a) (i) incur any indebtedness for borrowed money (other than (A) short-term indebtedness incurred (x) to refinance existing short-term indebtedness or (y) pursuant to lines of credit and credit facilities existing on the date of this agreement and (B) indebtedness of Company or any of its Subsidiaries owed to Company or any of its other wholly-owned Subsidiaries and
(C) indebtedness in the aggregate not in excess of $20,000,000 incurred pursuant to that Indenture, dated as of July 1, 1994, as amended and restated by a First Amendment and Restatement, dated as of April 28, 1995, between Company and Norwest Bank Minnesota, N.A., as trustee, as amended, provided that any indebtedness incurred pursuant to this clause (C) shall be prepayable without premium on at least 30 but not more than 60 days' notice to the holders thereof), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, or make any loan, advance or capital contribution (other than to Company or any of its wholly-owned Subsidiaries) or (ii) make or commit to make any capital expenditures in excess of $50,000 for any single or related group of capital expenditures, or $500,000 in the aggregate for all capital expenditures;

    (b) (i) adjust, split, combine or reclassify any of its capital stock;
(ii) make, declare, set aside or pay any dividend (except for dividends paid in the ordinary course of business by any wholly-owned Subsidiaries of Company to Company or to any other of its wholly-owned Subsidiaries) or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock;
(iii) grant any individual, corporation or other entity any right to acquire any shares of its capital stock or any stock appreciation or similar rights except as permitted by Section 5.2(i); (iv) issue or authorize the issuance of, deliver, sell, transfer, pledge or otherwise encumber any additional shares of capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, other than the issuance of Company Common Stock pursuant to the exercise of stock options or warrants disclosed in
Section 3.2 of the Company Disclosure Schedule as being outstanding on the date of this Agreement and granted pursuant to the Company Stock Plans; or (v) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

    (c) (i) sell, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, including, without limitation, capital stock in any Company Subsidiary, to any individual, corporation or other entity other than a direct or indirect wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, except in the ordinary course of business consistent with past practice or pursuant to contractual requirements under contracts existing on the date of this Agreement and identified in Section 3.14 of the Company Disclosure Schedule; or
(ii) securitize or otherwise dispose of any receivables owned by, or loans owed to, Company or any of its Subsidiaries, except for sales or other dispositions of receivables or any such loans to Parent or any of its Subsidiaries; provided, however, that Company may securitize receivables owned by, or loans owed to, Company or any of its Subsidiaries under the following conditions: (i) if Parent is in material default of its obligations under the Receivables Agreements, Company may securitize up to a maximum of $150 million a month in amount (as reflected on the books and records of the Company) of receivables owned by, or loans owed to, Company or any of its Subsidiaries and (ii) for so long as Company is not in default under the Purchase Agreement in any material respect, Company may securitize or otherwise dispose of receivables owned by, or loans owed to, Company or any of its Subsidiaries in the amount of the principal amount of Retail Installment Sales Contracts (as defined in the Purchase Agreement) which Seller has available for sale, and which Buyer has the right to purchase, under the Purchase Agreement and which up to a maximum of $150 million a month in amount (as reflected on the books and records of the Company) of Buyer has elected not to purchase.

    (d) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation, limited partnership or other entity, other than an investment in a wholly-owned Subsidiary of Company;

    (e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof;

    (f) acquire or agree to acquire voting or non-voting equity securities or similar ownership interests in any person (other than a Subsidiary);

    (g) commence, undertake or engage in any new line of business;

    (h) enter into any contract, arrangement, commitment or understanding of the types described in clause (iii), (v) or (vi) of Section 3.14; make any change in or terminate any of its existing contracts, arrangements, commitments or understandings disclosed pursuant to Section 3.14; or enter into any contract, agreement, arrangement or understanding involving payments or receipts by Company or any of its Subsidiaries in excess of $100,000 over the term thereof;

    (i) (i) increase or accelerate the compensation or benefits of any present or former director, officer, consultant, independent contractor or employee of Company or its Subsidiaries (except for increases in salary or wages in the ordinary course of business consistent with past practice for persons other than those subject to an employment agreement with Company); provided, however, that

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(A) Company may accelerate the vesting of previously granted restricted shares attributable to fiscal 1999 to Company officers and employees pursuant to Company's 1998-2000 Restricted Stock Election Plan as in effect on the date of this Agreement; (B) Company may commit to pay cash bonuses to the persons and in the amounts set forth in Part I of Section 5.2(i) of the Company Disclosure Schedule, provided, in the case of any such person, such person (x) is employed by Company on the 60th day following the Effective Time, (y) is, following the Effective Time and prior to such 60th day, terminated without cause (as defined below) or (z) following the Effective Time and prior to such 60th day terminates his or her employment for good reason (as defined below); (C) Company may pay the bonuses to the persons and in the amounts set forth in Part II of Section 5.2(i) of the Company Disclosure and (D) Company may pay bonuses to persons other than those identified in Part II of Section 5.2(i) of the Company Disclosure Schedule in an aggregate amount not to exceed $7 million pursuant to Company's bonus and incentive policies in effect on the date hereof, (ii) grant any severance or termination pay to any present or former director, officer, consultant, independent contractor or employee of Company or its Subsidiaries other than as provided under an Employee Plan in existence as of the date of this Agreement and identified in Section 3.10(a) or 3.14, as the case may be, of the Company Disclosure Schedule, (iii) loan or advance any money or other property to any present or former director, officer, consultant, independent contractor or employee of Company or its Subsidiaries (iv) establish, adopt, enter into, amend or terminate any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement or (v) amend any term of a Company Option, except in accordance with Section 1.6 hereof. For purposes of Section 5.2(i)(A)(Y), a person may be terminated for "CAUSE" upon his or her
(i) substantial failure to perform duties, which failure is not cured within 10 business days following written notice, (ii) commission of a (x) felony or (y) crime involving moral turpitude, (iii) malfeasance or misconduct which is injurious to the Surviving Corporation or (iv) breach of the material terms of his or her employment, including without limitation any non-compete, non-solicitation or confidentiality obligations; PROVIDED, HOWEVER, that if such person is subject to an employment agreement with the Company, and such agreement includes a definition of cause, such definition will supercede the foregoing definition. For purposes of Section 5.2(i)(A)(Z), a person may terminate employment for "GOOD REASON" upon (i) a failure of Parent to pay compensation or benefits when due to such person, (ii) a reduction of such person's base salary or a failure of Parent to provide employee benefits in accordance with Section 6.4 hereof, (iii) a relocation of such person's principal place of employment by more that 35 miles from his or her current principal place of employment or (iv) a substantial change in such person's duties, other than as a result of poor job performance; PROVIDED, HOWEVER, that it shall only be good reason if, in each case, Parent does not cure such good reason within 10 business days following the Parent's receipt of written notice from such person of the acts or omissions alleged to be good reason; PROVIDED, FURTHER, that if such person is subject to an employment agreement with the Company, and such agreement includes a definition of good reason, such definition will supercede the foregoing definition.

    (j) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except for the payment, discharge or satisfaction of (i) current liabilities or obligations, in accordance with their terms, in the ordinary course of business consistent with past practice and (ii) liabilities disclosed pursuant to this agreement and the schedules hereto, to the extent required by their terms, or waive, release, grant, or transfer any rights of value or modify or change any existing license, lease, contract or other document in any manner that would be material to Company and its Subsidiaries;

    (k) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement), other than settlements or compromises of litigation where the amount paid does not exceed $50,000 for any single litigation matter or related group of litigation matters (provided such settlement or compromise agreements do not involve any non-monetary obligations on the part of Company or any of its Subsidiaries);

    (l) (i) change any accounting principle used by it (including, without limitation, any assumptions used for purposes of computing finance income receivable), except for such changes as may be required to be implemented following the date of this Agreement pursuant to generally accepted accounting principles or rules and regulations of the SEC promulgated following the date hereof, as concurred in by Company's independent auditors; or (ii) materially change or amend Company's underwriting, servicing or collection policies, procedures or standards;

    (m) change any material Tax election, change any annual Tax accounting period, change any material method of Tax accounting, file any amended Tax Return, enter into any closing agreement relating to any material Tax, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund or consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment;

    (n) adopt or implement any amendment to its articles of incorporation or bylaws or other comparable organizational documents, or enter into any plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Company;

    (o) materially restructure or materially change its investment securities portfolio, its hedging strategy or its gap position, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or materially alter the credit or risk concentrations associated with its businesses; or repurchase any receivables disposed of by Company or any of its Subsidiaries in connection with any Securitization Transaction;

    (p) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

    (q) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in Article VIII not being satisfied or in a violation of any provision of this Agreement, except, in each case, as may be required by applicable law; or

    (r) agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 5.2.

    5.3 TRANSITION. In order to facilitate an orderly transition of the management of the business of Company and its Subsidiaries to Parent and in order to facilitate the integration of the operations of Company and Parent and their Subsidiaries and to permit the coordination of their related operations on a timely basis, and in an effort to accelerate to the earliest time possible following the Effective Time the realization of synergies, operating efficiencies and other benefits expected to be realized by Parent and Company as a result of the Merger, on and after the earlier of (i) the 45th day after the date of this Agreement and (ii) the day, if any, on which Parent waives its right to terminate this Agreement pursuant to Section 8.1(d)(vi) (the date of the earlier of such days, the "ACCESS DATE"), Company shall and shall cause its Subsidiaries to consult with Parent on all strategic and operational matters to the extent such consultation is not in violation of applicable laws, including laws regarding the exchange of information and other laws regarding competition. Without in any way limiting the provisions of Section 6.3, Parent, its Subsidiaries, officers, employees, counsel, financial advisors and other representatives shall on and after the Access Date, upon reasonable notice to Company and subject to applicable laws relating to the exchange of information, be entitled to review the operations and visit the facilities of Company and its Subsidiaries at all times as may be deemed reasonably necessary by Parent in order to accomplish the foregoing arrangements (provided such access does not, in Company's reasonable opinion, unreasonably interfere with Company's business options). Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct Company's operations prior to the Effective Time. Prior to the

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
Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

    5.4 NOTIFICATION OF TAX PROCEEDINGS. From the date of this Agreement to the Effective Time, to the extent Company or any Subsidiary becomes aware of the commencement or scheduling of any Tax audit, the assessment of any material Tax, the issuance of any notice of material Tax due or any bill for collection of any material Tax due or any material lien for Taxes, or the commencement or scheduling of any other administrative or judicial proceeding with respect to the determination, assessment, or collection of any material Tax on Company or any Subsidiary, Company shall provide prompt notice to Parent of such matter setting forth information (to the extent known) describing any asserted Tax liability in reasonable detail and including copies of any notice or other documentation received from the applicable Tax Authority with respect of the matter.

    5.5 TRANSFER TAXES. All Transfer Taxes imposed on Company or Parent or any of their affiliates in connection with this Agreement shall be paid by Parent. For this purpose, "Transfer Taxes" means any Stock transfer taxes, real property transfer, transfer gains or similar taxes (including without limitation, any New York State Real Estate Transfer Tax) payable in connection with this Agreement.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

    6.1 COMPANY SHAREHOLDERS MEETING; PREPARATION OF PROXY STATEMENT. Company shall cause a meeting of its shareholders (the "COMPANY SHAREHOLDERS MEETING") to be duly called and held as soon as practicable after the date hereof for the purpose of approving the adoption of this Agreement. As promptly as practicable following the date hereof, Parent and Company shall prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments thereto, the "PROXY STATEMENT/PROSPECTUS") and Parent shall prepare and file with the SEC a registration statement on Form S-4 with respect to the issuance of the RVOs in the Merger (the "FORM S-4"). The Proxy Statement/Prospectus will be included in the Form S-4 as Parent's prospectus. The Form S-4 and the Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder. Each of Parent and Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger. Parent and Company shall, as promptly as possible after receipt thereof, provide copies of any written comments received from the SEC with respect to the Proxy Statement/Prospectus to the other party and advise the other party of any oral comments with respect to the Proxy Statement/Prospectus received from the SEC. Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to Company's shareholders as promptly as practicable after the FormS-4 is declared effective under the Securities Act. Each of Company and Parent will inform the other party, promptly after it receives notice thereof, of any request by the SEC for an amendment to the Form S-4 or the Proxy Statement/ Prospectus, as the case may be, or requests for additional information. No amendment or supplement to the Form S-4 or the Proxy Statement/Prospectus shall be filed without the approval of both parties, which approvals shall not be unreasonably withheld or delayed. The Board of Directors of Company shall (i) include in the Proxy Statement/Prospectus (x) the Company Board Recommendation unless based on the advice of Company's outside counsel, the Board of Directors of Company determines in good faith that inclusion of such recommendation would constitute a breach by the Board of Directors of Company of its fiduciary duties under applicable law and (y) the opinion of the Company Financial Advisor referred to in Section 3.6(b) and (ii) use its reasonable best efforts to obtain the necessary vote in favor of the adoption of this Agreement by its shareholders. The Board of Directors of Company shall not withdraw, amend, modify or materially qualify in a manner adverse to Parent the Company Board Recommendation (or announce publicly its intention to do so) unless based on the advice of Company's outside counsel, the Board of Directors of Company determines in good faith that failure to do so would constitute a breach by Board of Directors of Company of its fiduciary duties under applicable law. Subject to its right to terminate this Agreement in accordance with the terms hereof, Company shall be required to satisfy all its obligations under this Agreement, including, without limitation, its obligations under this Section 6.1(a), whether or not the Board of Directors of Company shall have withdrawn, amended, modified or qualified in a manner adverse to Parent the Company Board Recommendation or announced publicly its intention to do so.

    6.2 REASONABLE BEST EFFORTS. (a) Each of Parent and Company shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or any of its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement.

    (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to identify and obtain as promptly as practicable all permits, consents, approvals and authorizations of all Governmental Entities and any other third parties which are necessary or advisable to consummate the transactions contemplated by this Agreement (including, without limitation, the Merger), and to comply fully with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Without limiting the generality of the foregoing, within 20 days of the date of this Agreement, Company shall deliver to Parent a schedule setting forth in reasonable detail those third party consents, approvals and filings which are necessary to consummate the transactions contemplated by this Agreement. Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult with the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any Governmental Entity or any other third party in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all Governmental Entities and other third parties necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Without limiting the generality of the foregoing, Parent and Company agree that if all of the conditions to Closing set forth in Article VII have been satisfied or waived other than the condition set forth in Section 7.3(c) and if, and to the extent that, it would result in the condition set forth in Section 7.3(c) being satisfied, Parent and Company shall use reasonable efforts to effect the sale by Company or one or more of its Subsidiaries to Parent or one or more of its Subsidiaries of receivables owned by Company or its Subsidiaries at a purchase price of 100% of the amount of the receivables as reflected on the books and records of Parent or the applicable Subsidiary of Parent. In the event that the actions contemplated by the immediately preceding sentence would require more than reasonable efforts or would not result in the satisfaction of the condition set forth in
Section 7.3(c), Parent and Company shall cooperate in good faith and use reasonable efforts to cause the condition set forth in Section 7.3(c) to be satisfied.

    (c) Parent and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Form S-4 and the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

    6.3 ACCESS TO INFORMATION. (a) On and after the Access Date, upon reasonable notice and subject to applicable laws relating to the exchange of information, Company shall, and shall cause its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access, during normal business hours during the period prior to the Effective Time, to all its personnel, properties, books, contracts, commitments and records (provided that such access does not, in the Company's reasonable opinion, unreasonably interfere with the Company's business operations and that such access is coordinated through Company's senior management) and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Parent and such other parties (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or other federal or state laws (other than reports or documents which Company is not permitted to disclose under applicable law) and (ii) all other information concerning its business, properties and personnel as Parent may reasonably request, in all cases so that Parent may have full opportunity to make such reasonable investigations as it desires of the affairs and assets of Company. Neither Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of Company or any of its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

    (b) Company shall use its reasonable efforts to make available to the officers, employees, accountants, counsel and other representatives of Parent, during normal business hours during the period prior to the Effective Time, representatives of Financial Security Assurance Inc. ("FSA") for the purpose of discussing the impact of the transactions contemplated hereby on the securitization transactions effected by Company and its Subsidiaries and such other matters as shall be reasonably raised by Parent, provided, that such access shall be coordinated through Company's senior management and that representatives of Company shall be permitted to attend all meetings and participate in all phone calls with representatives of FSA.

    (c) Parent shall, and shall cause its representatives to, hold all information furnished by or on behalf of Company or any of Company's Subsidiaries or representatives pursuant to Section 6.3(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated April 30, 1999 between Parent and Company (the "CONFIDENTIALITY AGREEMENT").

    (d) No investigation by Parent or its representatives shall affect the representations and warranties of Company set forth herein.

    6.4 EMPLOYEE BENEFITS. (a) For one year following the Effective Time, employees of Company and its Subsidiaries who continue their employment with the Surviving Corporation, Parent or any of their respective Subsidiaries ("CONTINUED EMPLOYEES") will be provided employee benefits which, in the aggregate, are no less favorable than the benefits provided under Company's Employee Plans to the Continued Employees immediately prior to the Effective Time; PROVIDED, HOWEVER, that nothing contained herein shall constitute a commitment or obligation on the part of Parent, the Surviving Corporation or any of their respective subsidiaries to adopt or continue any individual benefit arrangement or term thereof and that nothing herein shall interfere with the Surviving Corporation's right to take any action or refrain from taking any action which Company or any of its Subsidiaries could take or refrain from taking prior to the Effective Time.

    (b) To the extent that Continuing Employees are eligible participate in employee benefit plans of Parent, such Continuing Employee shall be given credit for service with Company and its Subsidiaries, to the same extent as such service was credited for such purpose by Company under comparable Company Employee Plans, for purposes of eligibility and vesting. If Continuing Employees become eligible to participate in a medical, dental or health plan of Parent or its subsidiaries, Parent shall cause such plan to (i) waive any preexisting condition limitations for conditions covered under the comparable medical, health or dental plans which are Company Employee Plans and (ii) honor any deductible and out of pocket expenses incurred and paid by the Continuing Employees under the comparable medical, health or dental plans which are Company Employee Plans during the portion of the calendar year prior to such participation. Notwithstanding the foregoing, in no event shall any Continuing Employee be entitled to any credit for service, deductibles or out of pocket expenses to the extent that it would result in a duplication of benefits with respect to the same period of service, deductible or out of pocket expenses.

    6.5 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE. (a) The articles of incorporation and bylaws of the Surviving Corporation shall contain, to the extent permitted by law, the provisions with respect to indemnification set forth in the articles of incorporation and bylaws of Company on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Effective Time in any manner that would adversely affect the rights thereunder of the persons who at any time prior to the Effective Time were entitled to such indemnification under the articles of incorporation or bylaws of Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated hereby), unless such modification is required by law; PROVIDED, that the articles of incorporation and bylaws of the Surviving Corporation shall not be required to contain such provisions if Parent otherwise provides the same level of indemnification for such individuals as contained in the articles of incorporation and bylaws of the Surviving Corporation.

    (b) The Surviving Corporation shall indemnify, defend and hold harmless the present and former officers and directors of Company or any of Company's Subsidiaries in their capacities as such (each an "INDEMNIFIED PARTY") after the Effective Time against all losses, expenses, claims, damages or liabilities arising out of actions or omissions occurring on or prior to the Effective Time to the fullest extent that Company and its Subsidiaries would have been permitted under Minnesota law and their respective articles of incorporation or bylaws, to indemnify such Indemnified Parties.

    (c) Parent shall use its reasonable best efforts to cause the persons serving as officers and directors of Company immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors' and officers' liability insurance policy maintained by Company (provided that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; PROVIDED, HOWEVER, that in no event shall Parent be required to expend more than 200% of the current amount expended by Company (the "INSURANCE AMOUNT") to maintain or procure insurance coverage pursuant hereto and further PROVIDED, that if Parent is unable to maintain or obtain the insurance called for by this Section 6.5(c), Parent shall use its reasonable best efforts to obtain as much comparable insurance as available for the Insurance Amount.

    (d) In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this section. From and after the Effective Time,

Parent shall unconditionally guarantee the timely payment of any funds owing by, and the timely performance of all other obligations of, the Surviving Corporation under this Section 6.5.

    (e) The provisions of this Section 6.5 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    6.6 ADDITIONAL AGREEMENTS. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any other merger between a Subsidiary of Company and a Subsidiary of Parent) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.

    6.7 ADVICE OF CHANGES. Parent and Company shall promptly advise the other party of any change or event that could reasonably be expected to have a Material Adverse Effect on it or to delay or impede the ability of Parent, Sub or Company, respectively, to perform their respective obligations pursuant to this Agreement and to effect the consummation of the transactions contemplated hereby; PROVIDED, HOWEVER, that the delivery of any notice pursuant to this
Section 6.7 shall not limit or otherwise affect the remedies available hereunder to any party receiving such notice.

    6.8 NO SOLICITATION. (a) Neither Company nor any of its Subsidiaries shall (whether directly or indirectly through advisors, agents or other intermediaries), nor shall Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, agents, representatives or advisors to, (a) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person other than Parent that constitutes or may reasonably be expected to lead to, (i) any acquisition or purchase of any assets of Company or any of its Subsidiaries (including through the formation of a joint venture) or of any equity securities of Company or any of its Subsidiaries (except in the case of a transaction permitted by Section 5.2(c)(i)), (ii) any tender offer or exchange offer (including a self-tender offer) for any class of equity securities of Company or any of its material Subsidiaries, (iii) any merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its material Subsidiaries or
(iv) any other transaction the consummation of which would or would reasonably be expected to impede, interfere with, prevent or materially delay the Merger (any of the foregoing, a "TRANSACTION PROPOSAL"), or accept, agree to, approve or endorse any Transaction Proposal or (b) enter into or participate in any discussions or negotiations regarding any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; PROVIDED, that Company may, in response and with respect to a bona fide unsolicited written proposal from a third party submitted after the date of this Agreement which constitutes a Superior Proposal (as defined below), engage in the activities specified in clause (b), if (i) based on the advice of Company's outside counsel, the Board of Directors of Company determines in good faith that failure to take such action in response to such a proposal would constitute a breach by the Board of Directors of Company of its fiduciary duties under applicable law, (ii) Company has received from such third party an executed confidentiality agreement with terms not materially less favorable to Company than those contained in the Confidentiality Agreement and (iii) Company has complied in all material respects with this Section 6.8. If Company receives a Transaction Proposal, or a request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person who is considering making or has made a Transaction Proposal, it shall immediately inform Parent orally and shall as promptly as practicable (and in any event within one day) inform Parent in writing of the terms and conditions of such proposal and the identity of the person making it, forwarding a copy of any written communications relating thereto. Company will keep Parent informed on as prompt a basis as is practicable of the status and details of any such Transaction Proposal or request and any related discussions or negotiations, including by forwarding copies of any material written communications relating thereto. Company will immediately cease and cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and shall use its reasonable efforts to cause any such parties in possession of confidential information about Company or its Subsidiaries that was furnished by or on behalf of Company or its Subsidiaries in connection with any of the foregoing to return or destroy all such information in the possession of any such party or in the possession of any agent or advisor of any such party. Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or its Subsidiaries is a party. Company shall ensure that the officers, directors and employees of Company and its Subsidiaries and any investment banker or other advisor or representative retained by such party are aware of and instructed to comply with the restrictions described in this Section 6.8. Nothing in this Section 6.8 shall prohibit Company or its Board of Directors from taking and disclosing to Company's shareholders a position with respect to a Transaction Proposal by a third party to the extent required under the Exchange Act, including
Rules 14e-2 and 14d-9 thereunder, or from making such disclosure to Company's shareholders which, based on the advice of Company's outside counsel, the Board of Directors of Company determines in good faith, is required under applicable law; PROVIDED, that nothing in this sentence shall affect the obligations of Company and its Board of Directors under any other provision of this Agreement. For purposes of this Agreement, a "SUPERIOR PROPOSAL" means a bona fide written Transaction Proposal for at least a majority of the outstanding fully-diluted shares of Company Common Stock or for all or substantially all of the consolidated assets of Company made by a Third Party after the date hereof for which all necessary financing is committed in full and which, if accepted, is reasonably likely to be consummated and taking into account all legal, financial and regulatory aspects of the proposal and the person making such proposal, including the relative expected consummation date, is financially superior to the holders of Company Common Stock as compared to the Merger.

    (b) Unless this Agreement shall have been terminated in accordance with
Section 8.1 Company shall not amend, modify or waive any provision of the Company Rights Agreement, and shall not take any action to redeem the Company Rights or render the Company Rights inapplicable to any transaction other than the transactions to be effected pursuant to this Agreement, which is reasonably likely to reduce the likelihood of or delay the consummation of the Merger, or result in any increase in the costs or decrease in the benefits to Parent of the Merger, or affect the capitalization of Parent or any of its affiliates after the Merger.

    6.9 PUBLICITY. Company, on the one hand, and Parent and Sub, on the other hand, will consult with each other before holding any press conferences, analyst calls or other meetings or discussions and before issuing any press releases or other public announcements or statements regarding the transactions contemplated hereby or by the Support Agreement or the Receivables Agreements. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement, the Support Agreement or the Receivables Agreements, including the Merger, and shall not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. In addition, Company shall, and shall cause its Subsidiaries to, (a) consult with Parent regarding communications with shareholders and employees relating to the transactions contemplated hereby,
(b) provide Parent with shareholder lists of Company and (c) allow and facilitate Parent contact with shareholders of Company.

    6.10 STOCKHOLDER LITIGATION. The parties to this Agreement shall cooperate and consult with one another, to the fullest extent possible, in connection with any stockholder litigation against any of them or any of their respective directors or officers with respect to the transactions contemplated by this Agreement, the Support Agreement or the Receivables Agreements. In furtherance of and without in any way limiting the foregoing, each of the parties shall use its respective reasonable best efforts to prevail in such litigation so as to permit the consummation of the transactions contemplated by this Agreement in the manner contemplated by this Agreement. Notwithstanding the foregoing, Company agrees that it will not compromise or settle any litigation commenced against it or its directors or officers relating to this Agreement, the Support Agreement or the Receivables Agreements or the transactions contemplated hereby or thereby (including the Merger) without Parent's prior written consent, which shall not be unreasonably withheld.

    6.11 ANTI-TAKEOVER PROVISIONS. (a) Each party will take all steps necessary to exempt (or continue the exemption of) the Merger and the other transactions contemplated hereby and by the Support Agreement and the Receivables Agreements from, and challenge the validity of the MBCA (including Sections 302A.671, 302A.673 and 302A.675 thereof), as now or hereafter in effect.

    (b) The Board of Directors of Company shall take all further action (in addition to that referred to in Section 3.24), if any, necessary in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement.

    6.12 STOP TRANSFER. Company acknowledges and agrees to be bound by and comply with the provisions of Section 3(c) of the Support Agreement as if a party thereto with respect to transfers of record ownership of shares of Company Common Stock and agrees to notify the transfer agent for any such shares and provide such documentation and do such other things as may be necessary to effectuate the provisions of such agreement.

    6.13  [Intentionally Omitted]

    6.14 AGREED UPON PROCEDURES. Immediately after the date of this Agreement, Parent shall engage Ernst & Young LLP ("E&Y"), at Parent's expense, to conduct the procedures set forth in Exhibit B hereto and to render to Parent in writing (with a copy to Company) a report with respect thereto. Parent shall instruct E&Y to complete its report as promptly as practicable, but in any event within 40 days of the date of this Agreement.

    6.15  [Intentionally Omitted]

    6.16 TAX SCHEDULES. Prior to the Closing Date, Company shall use reasonable best efforts to cooperate with Parent and assist Parent in preparing schedules reasonably acceptable to Parent that accurately set forth as of the Effective Time (i) the tax basis of the assets held by Company and its Subsidiaries; (ii) the amount of each item of deferred tax liability and deferred tax assets included on Company's audited financial statements for fiscal 1998; and (iii) details of any accrual for contingent tax liabilities of Company and its Subsidiaries. Parent shall engage, at Parent's expense, Ernst & Young LLP or another accounting firm reasonably acceptable to Company to prepare the Schedules described in this Section 6.16.

    6.17 LISTING. Prior to the Effective Time, Parent shall file a listing application with a national securities exchange with respect to the RVOs issued or issuable in connection with the Merger and shall use all reasonable efforts to have such RVOs approved for quotation on such national securities exchange.

    6.18 EMPLOYEE RETENTION. Prior to the Effective Time, at Parent's request Company shall establish a key employee retention program upon terms reasonably satisfactory to Parent and Company. Company shall establish a liability in accordance with GAAP on its books and records in connection with any such retention program.

                                  ARTICLE VII
                              CONDITIONS PRECEDENT

    7.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

    (a) COMPANY SHAREHOLDER APPROVAL. The Company Shareholder Approval shall have been obtained in accordance with applicable law.

    (b) NO INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, issued or enforced by any court of competent jurisdiction or Governmental Entity which prohibits, prevents, materially restricts or makes illegal the consummation of the Merger or the Receivables Agreements, which has not been vacated, dismissed or withdrawn prior to the Effective Time. Parent and Company shall use their reasonable best efforts to have any of the foregoing, vacated, dismissed or withdrawn by the Effective Time.

    (c) HSR ACT. The applicable waiting period under the HSR Act shall have expired or been terminated.

    (d) EFFECTIVENESS OF THE FORM S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated by the SEC and not concluded or withdrawn.

    7.2 CONDITIONS TO COMPANY'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of Company to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

    (a) The representations of Parent and Sub contained in this Agreement, shall have been true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) when made and shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and Company shall have received a certificate of the Chief Executive Officer or the President and Chief Operating Officer of Parent to the foregoing effect.

    (b) Parent and Sub shall have performed and complied with in all material respects their obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Company shall have received a certificate of the Chief Executive Officer or the President and Chief Operating Officer of Parent to the foregoing effect.

    7.3 CONDITIONS TO PARENT'S AND SUB'S OBLIGATIONS TO EFFECT THE MERGER. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following additional conditions:

    (a) The representations of Company contained in this Agreement shall have been true and correct when made and shall be true and correct (in all material respects, in the case of representations and warranties not already qualified as to materiality by their terms) at and as of the Effective Time as though made on and as of such date (except (i) for changes specifically permitted by this Agreement and (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date), and Parent shall have received a certificate of the Chief

Executive Officer, the Senior Executive Vice President and Chief Financial Officer or the Executive Vice President, Controller and Chief Accounting Officer of Company to the foregoing effect.

    (b) Company shall have performed and complied with in all material respects its obligations under this Agreement to be performed or complied with on or prior to the Effective Time, and Parent shall have received a certificate of the Chief Executive Officer, the Senior Executive Vice President and Chief Financial Officer or the Executive Vice President, Controller and Chief Accounting Officer of Company to the foregoing effect.

    (c) All Requisite Regulatory Approvals shall have been obtained and be in effect at the Effective Time.

    (d) Neither Parent, Sub nor any of their affiliates shall have become an "Acquiring Person", and no "Stock Acquisition Date", "Distribution Date", or "Triggering Event" (as such terms are defined in the Company Rights Agreement) shall have occurred pursuant to the Company Rights Agreement.

    (e) The number of Dissenting Shares as of the Effective Time shall be less than 10% of the number of shares of Company Common Stock outstanding at the Effective Time.

    (f) Any consent required of, or notice or other document required to be delivered to, FSA in connection with the transactions contemplated hereby or by the Receivables Agreements pursuant to the Securitization Agreements shall have been obtained or given and be in effect at the Effective Time.

    (g) All consents or approvals of or filings with any third party which are necessary to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, other than such consents, approvals or filings the failure of which to have been obtained or made could not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect on Company or the Surviving Corporation.

                                  ARTICLE VIII
                           TERMINATION AND AMENDMENT

    8.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Company of the matters presented in connection with the Merger:

    (a)  by mutual consent of Parent and Company;

    (b) by either Parent or the Board of Directors of Company if (i) any Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval the receipt of which is a condition to the Obligations of Parent and Sub pursuant to Section 7.3(c) has denied such approval and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable, PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to comply with Section 6.2 or any other provision of this Agreement has been the cause of such action, (ii) the Company Shareholder Approval shall not have been received at the Company Shareholders Meeting duly called and held or (iii) the Effective Time shall not have occurred on or before 180 days after the execution by all parties of this Agreement (the "TERMINATION DATE"), PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to fulfill any obligations under this Agreement has been the primary cause of the failure of the Effective Time to occur on or before the Termination Date until ten business days after such failure has been cured.

    (c)  by the Board of Directors of Company, if, prior to Effective Time,
(i) Parent or Sub shall have failed to perform in any material respect any of their obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured or is incapable of being cured within 10 days after the receipt by Parent of written notice of such failure, (ii) any representation or warranty of Parent or Sub contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct which are not reasonably likely to materially adversely affect Parents's or Sub's ability to complete the Merger, PROVIDED, that such failure to be true and correct is not cured or is incapable of being cured within 10 days after the receipt by Parent of written notice of such failure or (iii) prior to the Company Shareholder Approval, upon five business days' prior irrevocable written notice to Parent, in order to accept an unsolicited Superior Proposal; PROVIDED, HOWEVER, that (A) such notice shall include a copy of any proposed or definitive documentation relating to such Superior Proposal (including all financing documentation), and shall otherwise specify all material terms, conditions and other information with respect thereto and (B) prior to any such termination, Company shall, if requested by Parent in connection with any revised proposal Parent might make, negotiate in good faith for such five business day period with Parent, and such third party proposal remains a Superior Proposal after taking into account any revised proposal during such five business day period; and PROVIDED, FURTHER, that it shall be a condition to termination pursuant to this Section 8.1(c)(iii) that Company shall have made the payment of the fee to Parent required by Section 8.2(c) and the payment in respect of Parent Expenses required by Section 8.2(b);

    (d) by Parent, if, prior to Effective Time, (i) Company shall have failed to perform in any material respect any of its obligations under this Agreement to be performed at or prior to such date of termination, which failure to perform is not cured or is incapable of being cured within 10 days after the receipt by Company of written notice of such failure, (ii) any representation or warranty of Company contained in this Agreement shall not be true and correct (except for changes permitted by this Agreement and those representations which address matters only as of a particular date shall remain true and correct as of such date), except, in any case, such failures to be true and correct which are not reasonably likely to materially adversely affect Company's ability to complete the Merger, PROVIDED, that such failure to be true and correct is not cured or is incapable of being cured within ten days after the receipt by Company of written notice of such failure, (iii) the Board of Directors of Company withdraws or materially modifies or changes its recommendation of this Agreement and/or transactions contemplated hereby (including the Merger) in a manner adverse to Parent or Sub or approves, accepts or recommends another Transaction Proposal or fails to reconfirm such recommendation if so requested by Parent, within 10 business days following such request; (iv) (A) if a Transaction Proposal that is publicly disclosed shall have been commenced, publicly proposed or communicated to Company which contains a proposal as to price (without regard to the specificity of such price proposal) and
(B) Company shall not have rejected such Acquisition Proposal within 10 business days after the date its existence first becomes publicly disclosed; (v) Parent, Sub or any of their affiliates shall have become an "Acquiring Person", or a "Stock Acquisition Date", "Distribution Date", or "Triggering Event" (as such terms are defined in the Company Rights Agreement) shall have occurred pursuant to the Company Rights Agreement; or (vi) the conclusions of E&Y set forth in its report rendered to Parent pursuant to Section 6.14 hereof shall not be reasonably consistent with information previously provided E&Y or Parent by Company; PROVIDED, HOWEVER, that any termination by Parent pursuant to Section 8.1(d) (vi) must occur within 45 days after the date of this Agreement.

    8.2 EFFECT OF TERMINATION. (a) In the event of termination of this Agreement by either Parent or Company as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, and none of Parent, Company, any of their respective affiliates or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.3(c), this
Section 8.2 and Article IX shall survive any termination of this Agreement,
(ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its breach of any provision of this Agreement and
(iii) Company shall pay to Parent the Termination Fee (as defined below) and Parent Expenses (as defined below), if applicable, in accordance with this
Section 8.2.

    (b) In addition to any other amounts which may be payable to Parent pursuant to any other paragraph of this Section 8.2, Company shall, following the termination of this Agreement pursuant to Section 8.1(c)(iii) or pursuant to
Section 8.1(d)(iii), (iv) or (v) promptly, but in no event later than one business day following written notice thereof, together with reasonable supporting documentation, reimburse Parent, in an aggregate amount of up to $1 million, for all out-of-pocket expenses and fees (including reasonable fees payable to all counsel, accountants, financial advisors, financial printers, experts and consultants), whether incurred prior to, concurrently with or after the execution of this Agreement (up to the date of termination), in connection with the preparation, negotiation and execution of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated by this Agreement (collectively, the "PARENT EXPENSES").

    (c) In the event that this Agreement is terminated by Parent pursuant to clause (d)(iii), (d)(iv) or (d)(v) of Section 8.1 or by Company pursuant to
Section 8.1(c)(iii), Company shall pay to Parent by wire transfer of immediately available funds to an account designated by Parent on the next business day following such termination an amount equal to $8 million (the "TERMINATION FEE").

    (d) If a Transaction Proposal relating to more than 15% of the outstanding fully diluted Company Common Stock or any other class of equity securities or more than 15% of the consolidated assets of Company is commenced, publicly disclosed, publicly proposed or otherwise communicated or made known to Company at any time on or after the date of this Agreement and prior to the termination hereof, and this Agreement is terminated pursuant to clause (b)(ii) or (b)(iii) (but, in the case of clause (b)(iii), only if the Company Shareholders Meeting has not been duly held) of Section 8.1; clause (d)(i) of Section 8.1 based on a breach of Section 6.8 or a willful failure to perform any other obligation hereunder; or clause (d)(ii) of Section 8.1 based on a willful act or omission causing a representation or warranty not to be true, and within 12 months of the date of such termination, Company enters into a definitive agreement with respect to, or consummates, any Transaction Proposal relating to more than 15% of the outstanding fully diluted Company Common Stock or any other class of equity securities or more than 15% of the consolidated assets of Company, then Company shall pay to Parent an amount equal to the Termination Fee, plus any amount paid by Parent pursuant to Section 8.2(d), concurrently with the earlier of the execution of such definitive agreement or the consummation of such Transaction Proposal.

    (e)  In the event that this Agreement is terminated pursuant to clause
(b)(i), (b)(ii), (b)(iii), (c)(i), (c)(ii), (d)(i), (d)(ii) or (d)(vi) of
Section 8.1 and Company paid a prepayment penalty resulting from a failure to deliver receivables to the prefunded Securitization Trust 1999-C originated by Company, Parent shall pay to Company the amount of such penalty paid by Company (but not in excess of $3,759,560), provided, that no amount shall be payable pursuant to this Section 8.2(e) in the event that Company is obligated to pay the Termination Fee.

    (f)  If Company or Parent fails to pay any amounts due under this Section
8.2 within the time periods specified herein, such party shall pay to the other all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the publicly announced prime or base lending rate of The Chase Manhattan Bank from the date such amounts were required to be paid until the date actually received by Parent.

    8.3 AMENDMENT. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Company; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any amendment of this Agreement which changes the amount or the form of the consideration to be delivered to the holders of Company Common Stock hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    8.4 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein; PROVIDED, HOWEVER, that after any approval of the transactions contemplated by this Agreement by the shareholders of Company, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of Company Common Stock hereunder other than as contemplated by this Agreement. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE IX
                               GENERAL PROVISIONS

    9.1 NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than pursuant to the Support Agreement and the Receivables Agreements, which shall terminate in accordance with their respective terms) shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

    9.2 EXPENSES. Subject to Section 8.2(b), all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; PROVIDED, HOWEVER, that the costs and expenses of printing and mailing the Form S-4 and the Proxy
Statement/Prospectus, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Company and Parent.

    9.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally to the recipient, (ii) when sent to the recipient by telecopy (receipt electronically confirmed by sender's telecopy machine) if during normal business hours of the recipient, otherwise on the next business day, (iii) one business day after the date when sent to the recipient by reputable express courier service (charges prepaid), or (iv) seven business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices and other communications shall be sent to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent, to:

               Associates First Capital Corporation
               250 Carpenter Freeway
               Irving, TX 75062
               Attention: General Counsel
               Fax: (972) 652-5798

               with a copy to:

               Simpson Thacher & Bartlett
               425 Lexington Avenue
               New York, NY 10017
               Attention: David J. Sorkin, Esq.
               Fax: (212) 455-2502

               and

        (b) if to Company, to:

               Arcadia Financial Ltd.
               7825 Washington Avenue South
               Minneapolis, MN 55439
               Attention: General Counsel
               Fax: (612) 996-0671

               with copies to:

               Willkie Farr & Gallagher
               787 Seventh Avenue
               New York, NY 10019
               Attention: William J. Grant, Jr., Esq.
               Fax: (212) 728-8111

               and

               Dorsey & Whitney LLP
               220 South Sixth Street
               20th Floor
               Minneapolis, MN 55402-1498
               Attention: William B. Payne, Esq.
               Fax: (612) 340-2868

    9.4 INTERPRETATION. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Company, Parent or any of their respective Subsidiaries or affiliates to take any action which would violate any applicable law, rule or regulation.

    9.5. COUNTERPARTS; FACSIMILE. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

    9.6 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof other than the Support Agreement, the Confidentiality Agreement and the Receivables Agreements (each of which is enforceable in accordance with the specific terms of the respective agreement).

    9.7 GOVERNING LAW. Except to the extent that the laws of the State of Minnesota are mandatorily applicable to the Merger, this Agreement shall be governed and construed in accordance with the laws of the State of New York, without regard to any applicable principles of conflicts of law.

    9.8 SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

    9.9 ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.5, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    9.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or New York State court sitting in the Borough of Manhattan, City of New York, this being in addition to any other remedy to which they are entitled at law or in equity.

    9.11 SCHEDULES. The disclosure of any item in a Disclosure Schedule to this Agreement shall be deemed to be a disclosure for all purposes of this Agreement on any other Schedule on which it is specifically referenced or identified, but shall expressly not be deemed to constitute an admission by either party, or to otherwise imply or concede that any item is material or would (or would be reasonably likely to) have a Material Adverse Effect for purposes of this Agreement.

    IN WITNESS WHEREOF, Parent, Sub and Company have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                                                       ASSOCIATES FIRST CAPITAL CORPORATION

                                                       By:  /s/ ROY GUTHRIE
                                                            -----------------------------------------
                                                            Name: Roy Guthrie
                                                            Title: Senior Executive Vice President and
                                                                   Chief Financial Officer

                                                       AFCC NEWCO, INC.

                                                       By:  /s/ ROY GUTHRIE
                                                            -----------------------------------------
                                                            Name: Roy Guthrie
                                                            Title: Senior Executive Vice President and
                                                                   Chief Financial Officer

                                                       ARCADIA FINANCIAL LTD.

                                                       By:  /s/ RICHARD GREENAWALT
                                                            -----------------------------------------
                                                            Name: Richard Greenawalt
                                                            Title: Chief Executive Officer

                                                                       EXHIBIT A

                       TERMS OF RESIDUAL VALUE OBLIGATION

PAYMENT RIGHT:                                    Each RVO shall represent the right to receive an
                                                  amount in cash equal to a PRO RATA share of 50% of
                                                  the Residual Cash Flow remaining after application
                                                  of the Residual Cash Flow to the AFCC Amount, RVO
                                                  Expenses and Litigation Expenses, calculated
                                                  pursuant to, and subject to, the terms below.

PAYMENT DATES:                                    Amounts allocated for payment on the RVOs as
                                                  provided below under "Application of Residual Cash
                                                  Flow", if any, will be paid on the second business
                                                  day after the Distribution Dates in April, July,
                                                  October and January to holders of record on the
                                                  immediately preceding March 1, June 1, September 1
                                                  or December 1, respectively, commencing with the
                                                  first payment date following the Effective Time
                                                  (or, if the Effective Time is after the record date
                                                  in respect of such first payment date, then on the
                                                  next succeeding payment date).

APPLICATION OF RESIDUAL CASH FLOW:                On the business day after each Distribution Date
                                                  occurring after the Effective Time (each such day,
                                                  an "ALLOCATION DATE"), the Residual Cash Flow
                                                  received on such Distribution Date (including as a
                                                  result of the addition of Litigation Reserve
                                                  Interest) shall be allocated as follows:

                                                  1. 100% to reduce RVO Expenses incurred after the
                                                  third preceding Distribution Date and on or prior
                                                  to the second preceding Distribution Date
                                                  (provided, that, in the case of the first
                                                  allocation date occurring after the Effective Time,
                                                  the allocation shall be 100% to reduce RVO Expenses
                                                  incurred on or after November 12, 1999 and on or
                                                  prior to the second preceding Distribution Date),
                                                  PLUS any RVO Expenses incurred on or prior to the
                                                  third preceding Distribution Date which were not
                                                  previously reduced by a prior allocation of
                                                  Residual Cash Flow, until such amounts have been
                                                  reduced to zero, then

                                                  2. 100% of the remaining Residual Cash Flow, if
                                                  any, to reduce Litigation Expenses incurred after
                                                  the third preceding Distribution Date and on or
                                                  prior to the second preceding Distribution Date
                                                  (provided, that, in the case of the first
                                                  allocation date occurring after the Effective Time,
                                                  the allocation shall be 100% to reduce Litigation
                                                  Expenses incurred on or after November 12, 1999 and
                                                  on or prior to the second preceding Distribution
                                                  Date), PLUS any Litigation Expenses incurred on or
                                                  prior to the third preceding Distribution Date
                                                  which were not previously reduced by a prior
                                                  allocation of Residual Cash Flow, until such
                                                  amounts have been reduced to zero, then

                                     A-1-1

                                                  3. 100% of remaining Residual Cash Flow, if any, to
                                                  reduce the AFCC Amount until the AFCC Amount has
                                                  been reduced to zero, then

                                                  4. 50% of remaining Residual Cash Flow, if any, to
                                                  make payments on the RVOs.

                                                  In addition to, and after giving effect to, the
                                                  allocation of Residual Cash Flow described above,
                                                  on the second allocation date following the final
                                                  disposition of all litigation giving rise to
                                                  Damages and the final determination of all legal
                                                  fees and expenses related thereto, an amount equal
                                                  to the excess, if any, of (i) the aggregate amount
                                                  of Residual Cash Flow allocated to reduce
                                                  Litigation Expenses pursuant to clause 2 above
                                                  (calculated after giving effect to the allocation
                                                  of Residual Cash Flow described above on such
                                                  allocation date) over (ii) the aggregate amount of
                                                  Damages, shall be allocated as follows:

                                                  1. 100% to reduce the AFCC Amount (calculated after
                                                  giving effect to the allocation of Residual Cash
                                                  Flow described above on such allocation date) until
                                                  the AFCC Amount has been reduced to zero, then

                                                  2. 50% of remaining Residual Cash Flow, if any, to
                                                  make payments on the RVOs.

                                                  Amounts allocated on an Allocation Date to make
                                                  payments on the RVOs shall accrue interest from and
                                                  including such Allocation Date through and
                                                  including the day prior to the payment of such
                                                  amounts at 30-day LIBOR as in effect at the end of
                                                  the day on such Allocation Date.

                                                  Notwithstanding the foregoing, Parent shall not be
                                                  required to make payments on the RVOs on any
                                                  payment date if the amount of the payment that
                                                  would otherwise be made on each RVO would be less
                                                  than $0.05. Any amounts not paid in accordance with
                                                  this paragraph shall (i) be carried over to the
                                                  next payment date, (ii) continue to accrue interest
                                                  as provided in the immediately preceding paragraph
                                                  and (iii) subject to the immediately preceding
                                                  sentence, be allocated 100% to make payments on the
                                                  RVOs.

RESIDUAL CASH FLOW:                               "RESIDUAL CASH FLOW" means the cash actually
                                                  released from the "spread accounts" established in
                                                  connection with the securitization transactions
                                                  listed on Annex 1 to this Exhibit A on or after
                                                  September 30, 1999 and the cash flow (net of
                                                  losses, servicing expenses and funding costs
                                                  pursuant to the terms of the related securitization
                                                  transactions) from any receivables which were
                                                  securitized as of September 30, 1999 in connection

                                     A-1-2

                                                  with such securitization transactions but are no
                                                  longer securitized for any reason; PROVIDED, that
                                                  Residual Cash Flow shall be INCREASED on each
                                                  Distribution Date after the Effective Time by the
                                                  amount of Litigation Reserve Interest, if any, for
                                                  the period ending on the day prior to such
                                                  Distribution Date and beginning on the immediately
                                                  preceding Distribution Date; and, PROVIDED,
                                                  FURTHER, that Residual Cash Flow shall be decreased
                                                  on each Distribution Date after September 30, 1999
                                                  by all cash actually released from the "spread
                                                  accounts" established in connection with the
                                                  securitization transactions listed on Annex 1 to
                                                  this Exhibit A during the period ending on the day
                                                  prior to such Distribution Date and beginning on
                                                  the immediately preceding Distribution Date which
                                                  cash is contractually required to be applied other
                                                  than as provided above under "Application of
                                                  Residual Cash Flow". In calculating Residual Cash
                                                  Flow, GAP insurance will be included and
                                                  repossession expenses (other than repossession
                                                  expenses paid to an auction house) will be
                                                  excluded.

                                                  "LITIGATION RESERVE INTEREST", for any period,
                                                  means interest accrued during such period on the
                                                  excess, if any, of (i) the aggregate amount of
                                                  Residual Cash Flow allocated to reduce Litigation
                                                  Expenses over (ii) the aggregate amount of Damages
                                                  (such excess being calculated as of the day after
                                                  the allocation date during such period) at 30-day
                                                  LIBOR as of the end of the first day of such
                                                  period.

AFCC AMOUNT; AFCC AMOUNT INTEREST:                "AFCC AMOUNT" means $512 million; PROVIDED, that
                                                  such amount shall be (i) DECREASED on the Closing
                                                  Date by the amount of the Residual Cash Flow
                                                  generated on and after September 30, 1999 and prior
                                                  to the Closing Date, (ii) INCREASED on each
                                                  Distribution Date by the amount of AFCC Amount
                                                  Interest for the period ending on the day prior to
                                                  such Distribution Date and beginning on the
                                                  immediately preceding Distribution Date and (iii)
                                                  DECREASED (but without duplication of any decrease
                                                  pursuant to clause (i) above) on each allocation
                                                  date by the amount of Residual Cash Flow allocated
                                                  to the reduction of the AFCC Amount on such date as
                                                  provided above under "Application of Residual Cash
                                                  Flow".

                                                  "AFCC AMOUNT INTEREST", for any period, means
                                                  interest accrued during such period at the rate of
                                                  1.25% per month on the AFCC Amount as of the first
                                                  day of such period (after giving effect to any
                                                  increase in the AFCC Amount on such date). AFCC
                                                  Amount Interest shall be calculated on a 30/360 day
                                                  basis.

                                     A-1-3

LISTING:                                          Parent shall use reasonable efforts to arrange for
                                                  the listing of the RVOs on a national securities
                                                  exchange.

NUMBER OF RVOS TO BE ISSUED:                      In accordance with the Agreement to which this
                                                  Exhibit A is attached. The RVOs shall be issued
                                                  pursuant to a RVO agreement between Parent and a
                                                  trustee (or person acting in a similar capacity)
                                                  reasonably acceptable to Company.

MINIMUM PAYMENT:                                  None.

DETERMINATIONS:                                   Parent's determination of all amounts and other
                                                  matters shall be final and conclusive in the
                                                  absence of manifest error; PROVIDED, that Parent
                                                  shall engage its independent auditors to review the
                                                  calculations and determinations made by Parent to
                                                  the same extent as Parent engages its independent
                                                  auditors to perform a similar function with respect
                                                  to securitization transactions effected by or for
                                                  the benefit of Parent and its Subsidiaries.

                                                  All interest amounts other than AFCC Amount
                                                  Interest shall be calculated on the basis of the
                                                  actual number of days elapsed and a 360-day year.

SERVICING:                                        Parent shall, or shall cause its affiliates to,
                                                  service or arrange for the servicing of the
                                                  receivables giving rise to Residual Cash Flow in
                                                  accordance with customary business practices and
                                                  Parent's applicable policies and procedures and, if
                                                  Parent or any of its Subsidiaries is then
                                                  servicing, or arranging for the servicing of,
                                                  indirectly originated automobile loans, consistent
                                                  with such servicing.

CLEAN-UP CALL:                                    Parent shall have an option to purchase for fair
                                                  value (as determined in good faith by Parent) all
                                                  outstanding RVOs at any time when the amount of the
                                                  receivables remaining in the securitization trusts
                                                  listed in Annex 1 to this Exhibit A is less than or
                                                  equal to 5% of the amount of the receivables
                                                  remaining in the securitization Trusts listed in
                                                  Annex 1 to this Exhibit A as of the Closing Date.

DEFINITIONS:

TERMS NOT DEFINED:                                Capitalized terms used in this Exhibit A without
                                                  definition shall have the definitions assigned
                                                  thereto in the Agreement to which this Exhibit A is
                                                  attached.

DISTRIBUTION DATE:                                Each "distribution date" in connection with the
                                                  securitization transactions listed on Annex 1 to
                                                  this Exhibit A.

                                     A-1-4

RVO EXPENSES:                                     "RVO EXPENSES" means the sum of (i) the out-of-
                                                  pocket fees and expenses paid or incurred directly
                                                  or indirectly by Parent relating to the issuance
                                                  and administration of the RVOs (including, without
                                                  limitation, fees and expenses of printing
                                                  certificates representing the RVOs; fees and
                                                  expenses of the transfer agent and
                                                  registrar/trustee for the RVOs; and related legal
                                                  expenses), but excluding accounting fees and
                                                  expenses, audit fees, if any, and the fees and
                                                  expenses relating to the listing of the RVOs on a
                                                  national securities exchange and (ii) the
                                                  reasonable actual or reasonably imputed cost to
                                                  Parent of providing alternative credit support in
                                                  connection with the early release of cash from the
                                                  "spread accounts" established in connection with
                                                  the securitization transactions listed on Annex 1
                                                  to this Exhibit A; PROVIDED, that the costs
                                                  referenced in this clause (ii) shall be included as
                                                  RVO Expenses as such costs are incurred (or deemed
                                                  to be incurred if imputed) or, at Parent's
                                                  election, in a lump sum calculated on a present
                                                  value basis (discounted at the rate of 1.25% per
                                                  month) at the time of the related release of cash.

LITIGATION EXPENSES; LITIGATION INTEREST:         "LITIGATION EXPENSES" means the sum of (i)
                                                  $10,000,000 and (ii) the, amount of all damages,
                                                  judgments, settlements, defense costs and other
                                                  expenses paid or incurred by Company, Parent or any
                                                  of their Affiliates after the date of the Agreement
                                                  to which this Exhibit A is attached in connection
                                                  with any litigation brought by or on behalf of
                                                  shareholders of Company or by or in the right of
                                                  Company, net of insurance proceeds, if any (the
                                                  amount referred to in this clause (ii) being
                                                  referred to herein as, "DAMAGES"); PROVIDED, that
                                                  the aggregate amount of the Damages shall be deemed
                                                  to be INCREASED on each Distribution Date by the
                                                  amount of Litigation Interest for the period ending
                                                  on the day prior to such Distribution Date and
                                                  beginning on the immediately preceding Distribution
                                                  Date.

                                                  "LITIGATION INTEREST", for any period, means
                                                  interest accrued during such period on the amount
                                                  of Damages as of the first day of such period
                                                  (after giving effect to any increase in Damages on
                                                  such date) at 30-day LIBOR as of the end of the
                                                  first day of such period.

                                     A-1-5

ANNEX 1

Olympic Automobile Receivables Trust, 1994-B

Olympic Automobile Receivables Trust, 1995-A

Olympic Automobile Receivables Trust, 1995-B

Olympic Automobile Receivables Trust, 1995-C

Olympic Automobile Receivables Trust, 1995-D

Olympic Automobile Receivables Trust, 1995-E

Olympic Automobile Receivables Trust, 1996-A

Olympic Automobile Receivables Trust, 1996-B

Olympic Automobile Receivables Trust, 1996-C

Olympic Automobile Receivables Trust, 1996-D

Olympic Automobile Receivables Trust, 1997-A

Arcadia Automobile Receivables Trust, 1997-B

Arcadia Automobile Receivables Trust, 1997-C

Arcadia Automobile Receivables Trust, 1997-D

Arcadia Automobile Receivables Trust, 1998-A

Arcadia Automobile Receivables Trust, 1998-B

Arcadia Automobile Receivables Trust, 1998-C

Arcadia Automobile Receivables Trust, 1998-D

Arcadia Automobile Receivables Trust, 1998-E

Arcadia Automobile Receivables Trust, 1999-A

Arcadia Automobile Receivables Trust, 1999-B

Arcadia Automobile Receivables Trust, 1999-C

                                     A-1-6

                                   APPENDIX B

                  FORM OF RESIDUAL VALUE OBLIGATIONS AGREEMENT

                                                                      APPENDIX B
                                    FORM OF RESIDUAL VALUE OBLIGATIONS AGREEMENT
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                      ASSOCIATES FIRST CAPITAL CORPORATION

                                      AND

                           THE CHASE MANHATTAN BANK,

                                   AS TRUSTEE

                             ---------------------

                      RESIDUAL VALUE OBLIGATIONS AGREEMENT

                        DATED AS OF [            ], 2000

                            ------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
ARTICLE I
Definitions and Incorporation by Reference..................      1
  SECTION 1.1. Definitions..................................      1
  SECTION 1.2. Other Definitions............................      3
  SECTION 1.3. Incorporation by Reference of Trust Indenture
    Act.....................................................      3
  SECTION 1.4. Rules of Construction........................      4

ARTICLE II
The RVOs....................................................      4
  SECTION 2.1. Form, Dating.................................      5
  SECTION 2.2. Execution and Authentication.................      6
  SECTION 2.3. Registrar and Paying Agent...................      6
  SECTION 2.4. Paying Agent To Hold Money in Trust..........      6
  SECTION 2.5. Lists of Holders.............................      6
  SECTION 2.6. Transfer and Exchange........................      6
  SECTION 2.7. Mutilated, Destroyed, Lost or Stolen RVOs....      7
  SECTION 2.8. Outstanding RVOs.............................      8
  SECTION 2.9. Cancellation.................................      8
  SECTION 2.10. RVO Payments................................      8
  SECTION 2.11. CUSIP Numbers...............................      9

ARTICLE III
Covenants...................................................      9
  SECTION 3.1. Payment of RVOs..............................      9
  SECTION 3.2. Maintenance of Office or Agency..............      9
  SECTION 3.3. Corporate Existence..........................      9
  SECTION 3.4. Compliance Certificate.......................     10
  SECTION 3.5. Further Instruments and Acts.................     10
  SECTION 3.6. Statement by Officers as to Default..........     10
  SECTION 3.7. Servicing of Receivables.....................     10
  SECTION 3.8. Amendment to Designated Securitization
    Transactions............................................     10
  SECTION 3.9. Use of Program Spread Account and Tag
    Accounts................................................     10
  SECTION 3.10. Disclosure..................................     11

ARTICLE IV
Successor Company...........................................     11
  SECTION 4.1. Merger and Consolidation.....................     11
  SECTION 4.2. Assignment...................................     11

ARTICLE V
Redemption of RVOs..........................................     12
  SECTION 5.1. Optional Redemption..........................     12
  SECTION 5.2. Election to Redeem...........................     12
  SECTION 5.3. Notice of Redemption.........................     12
  SECTION 5.4. Deposit of Redemption Price..................     13
  SECTION 5.5. RVOs Payable on Redemption Date..............     13

ARTICLE VI
Defaults and Remedies.......................................     13
  SECTION 6.1. Events of Default............................     13
  SECTION 6.2. Other Remedies...............................     14
  SECTION 6.3. Waiver of Past Defaults......................     14
  SECTION 6.4. Control by Majority..........................     14
  SECTION 6.5. Limitation on Suits..........................     14

                                                                PAGE
                                                              --------
  SECTION 6.6. Rights of Holders to Receive Payment.........     15
  SECTION 6.7. Collection Suit by Trustee...................     15
  SECTION 6.8. Trustee May File Proofs of Claim.............     15
  SECTION 6.9. Priorities...................................     15
  SECTION 6.10. Undertaking for Costs.......................     15

ARTICLE VII
Trustee.....................................................     16
  SECTION 7.1. Duties of Trustee............................     16
  SECTION 7.2. Rights of Trustee............................     16
  SECTION 7.3. Individual Rights of Trustee.................     17
  SECTION 7.4. Trustee's Disclaimer.........................     17
  SECTION 7.5. Notice of Defaults...........................     17
  SECTION 7.6. Reports by Trustee to Holders................     17
  SECTION 7.7. Compensation and Indemnity...................     17
  SECTION 7.8. Replacement of Trustee.......................     18
  SECTION 7.9. Successor Trustee by Merger..................     19
  SECTION 7.10. Eligibility; Disqualification...............     19
  SECTION 7.11. Trustee's Application for Instruction from
    the Company.............................................     19

ARTICLE VIII
Amendments..................................................     19
  SECTION 8.1. Without Consent of Holders...................     19
  SECTION 8.2. With Consent of Holders......................     20
  SECTION 8.3. Compliance with Trust Indenture Act..........     20
  SECTION 8.4. Revocation and Effect of Consents and
    Waivers.................................................     20
  SECTION 8.5. Notation on or Exchange of RVOs..............     21
  SECTION 8.6. Trustee To Sign Amendments...................     21
  SECTION 8.7. Payment for Consents.........................     21

ARTICLE IX
Miscellaneous...............................................     21
  SECTION 9.1. Trust Indenture Act Controls.................     21
  SECTION 9.2. Notices......................................     21
  SECTION 9.3. Communication by Holders with other
    Holders.................................................     22
  SECTION 9.4. Certificate and Opinion as to Conditions
    Precedent...............................................     22
  SECTION 9.5. Statements Required in Certificate or
    Opinion.................................................     22
  SECTION 9.6. When RVOs Disregarded........................     22
  SECTION 9.7. Rules by Trustee, Paying Agent and
    Registrar...............................................     23
  SECTION 9.8. Legal Holidays...............................     23
  SECTION 9.9. GOVERNING LAW................................     23
  SECTION 9.10. No Recourse Against Others..................     23
  SECTION 9.11. Successors..................................     23
  SECTION 9.12. Multiple Originals..........................     23
  SECTION 9.13. Variable Provisions.........................     23
  SECTION 9.14. Qualification of Agreement..................     23
  SECTION 9.15 Security for Purposes of Uniform Commercial
    Code....................................................     23
  SECTION 9.16. Table of Contents; Headings.................     23

EXHIBIT A  Form of Residual Value Obligation
ANNEX I    Designated Securitization Transactions

                             CROSS-REFERENCE TABLE

                                                              INDENTURE
TIA SECTION                                                    SECTION
-----------                                                   ----------
310(a)(1)...................................................  7.10
   (a)(2)...................................................  7.10
   (a)(3)...................................................  N.A.
   (a)(4)...................................................  N.A.
   (b)......................................................  7.8;  7.10
   (c)......................................................  N.A.
311(a)......................................................  7.11
   (b)......................................................  7.11
   (c)......................................................  N.A.
312(a)......................................................  2.5
   (b)......................................................  9.3
   (c)......................................................  9.3
313(a)......................................................  7.6
   (b)(1)...................................................  N.A.
   (b)(2)...................................................  7.6
   (c)......................................................  7.6
   (d)......................................................  7.6
314(a)......................................................  3.2; 9.2
   (b)......................................................  N.A.
   (c)(1)...................................................  9.4
   (c)(2)...................................................  9.4
   (c)(3)...................................................  N.A.
   (d)......................................................  N.A.
   (e)......................................................  9.5
315(a)......................................................  7.1
   (b)......................................................  7.5; 9.2
   (c)......................................................  7.1
   (d)......................................................  7.1
   (e)......................................................  6.10
316(a)(last sentence).......................................  9.6
   (a)(1)(A)................................................  6.4
   (a)(1)(B)................................................  6.3
   (a)(2)...................................................  N.A.
   (b)......................................................  6.6
317(a)(1)...................................................  6.7
   (a)(2)...................................................  6.8
   (b)......................................................  2.4
318(a)......................................................  9.1

------------------------

N.A. means Not Applicable.

Note: This Cross-Reference Table shall not, for any purpose, be deemed to be part of this Agreement.

RESIDUAL VALUE OBLIGATIONS AGREEMENT, dated as of [            ], 2000, between
ASSOCIATES FIRST CAPITAL CORPORATION, a Delaware corporation (the "COMPANY"), and The Chase Manhattan Bank, a New York banking corporation (the "TRUSTEE"), as Trustee.

    The Company has duly authorized the creation of an issue of residual value obligations (hereinafter called "RVOS"), of substantially the tenor and amount hereinafter set forth (including in the form of RVO attached hereto as Exhibit A), and to provide therefor the Company has duly authorized the execution and delivery of this Agreement.

    Pursuant to the Agreement and Plan of Merger, by and among the Company, AFCC Newco, Inc. and Arcadia Financial Ltd., dated as of November 12, 1999 (the "MERGER AGREEMENT"), the Company proposes to issue and deliver RVOs to holders of common stock of Arcadia Financial Ltd. as part of the Merger Consideration (as defined in the Merger Agreement) payable pursuant to the terms and conditions of the Merger Agreement.

    Each party hereto agrees as follows for the benefit of the other party hereto and for the equal and ratable benefit of the Holders (as defined below).

                                   ARTICLE I
                   DEFINITIONS AND INCORPORATION BY REFERENCE

    SECTION 1.1.  DEFINITIONS.

    "Accrued RVO Payment Amount" shall have the meaning specified in the form of RVO attached as Exhibit A.

    "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

    "Agreement" means this Agreement as amended or supplemented from time to time.

    "Board of Directors" means, as to any Person, the board of directors of such Person or any duly authorized committee thereof.

    "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City; PROVIDED, that with respect to the determinations in connection with the definition of One-Month LIBOR, such day is also a day for trading by and between banks in U.S. dollar deposits in the interbank eurodollar market.

    "Closing Date" means the date on which the closing takes place under the Merger Agreement.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Company" means Associates First Capital Corporation or a successor.

    "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

    "Designated Securitization Transactions" shall have the meaning specified in the form of RVO attached as Exhibit A.

    "DTC" means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Excess Litigation Reserve" shall have the meaning specified in
Section 2(a)(ii) of the form of RVO attached as Exhibit A.

    "Fiscal Year" means the fiscal year of the Company ending on December 31 of each year.

    "GAAP" means generally accepted accounting principles in the United States of America as in effect as of the date of this Agreement, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession.

    "Holder" means the Person in whose name a RVO is registered in the RVO Register.

    "Legal Holiday" has the meaning ascribed to it in SECTION 9.8.

    "Merger Agreement" shall have the meaning specified in the preamble hereto.

    "Officer" means the Chairman of the Board, the President, any Vice President (however designated), the Treasurer or the Secretary of the Company.

    "Officers' Certificate" means a certificate signed by the Chairman or a Vice Chairman of the Board of Directors, the President or a Vice President (however designated), and by the Treasurer, an Assistant Treasurer, the Comptroller, an Assistant Comptroller, the Secretary or an Assistant Secretary, of the Company.

    "Opinion of Counsel" means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company.

    "Optional Redemption Price" shall have the meaning specified in the form of RVO attached as Exhibit A.

    "Payment Date" shall have the meaning specified in the form of RVO attached as Exhibit A.

    "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government, agency or political subdivision thereof or other entity.

    "Redemption Date" means, with respect to the redemption of RVOs pursuant to
ARTICLE V, the date of redemption with respect thereto, which date must be a Payment Date.

    "Residual Cash Flow" shall have the meaning specified in the form of RVO attached as Exhibit A.

    "RVO" shall have the meaning specified in the preamble hereto.

    "RVO Payments" shall have the meaning specified in the form of RVO attached as Exhibit A.

    "RVO Register" means the register of RVOs, maintained by the Trustee, pursuant to SECTION 2.3.

    "SEC" means the Securities and Exchange Commission.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Securitization Distribution Date" shall mean the 15(th) day of each calendar month, or if such 15(th) day is not a Business Day, the next succeeding Business Day.

    "Subsidiary" of any Person means any corporation, association, partnership, joint venture, limited liability company or other business entity of which more than 50% of the total voting power of shares of capital stock or other interests (including partnership and joint venture interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Company.

    "TIA" or "Trust Indenture Act" means the Trust Indenture Act of 1939 (15 U.S.C. SectionSection77aaa-77bbbb), as amended and as in effect on the date of this Agreement.

    "Trustee" means the party named as such in this Agreement until a successor replaces it and, thereafter, means the successor.

    "Trust Officer" shall mean, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Agreement.

    SECTION 1.2.  OTHER DEFINITIONS.

TERM                                                          DEFINED IN
----                                                          ----------
"Agent Member"..............................................  Section2.1
"Assignee Company"..........................................  Section4.2
"Authenticating Agent"......................................  Section2.2
"Bankruptcy Custodian"......................................  Section6.1
"Bankruptcy Law"............................................  Section6.1
"Company Order".............................................  Section2.2
"Corporate Trust Office"....................................  Section3.2
"Event of Default"..........................................  Section6.1
"Global RVOs"...............................................  Section2.1
"Paying Agent"..............................................  Section2.3
"Registrar".................................................  Section2.3
"Spread Account Agreement"..................................  Exhibit A
"Successor Company".........................................  Section4.1

    SECTION 1.3. INCORPORATION BY REFERENCE OF TRUST INDENTURE ACT. This Agreement is subject to the mandatory provisions of the TIA which are incorporated by reference in and made a part of this Agreement. The following TIA terms have the following meanings:

    "Commission" means the SEC.

    "indenture securities" means the RVOs.

    "indenture security holder" means a Holder.

    "indenture to be qualified" means this Agreement.

    "indenture trustee" or "institutional trustee" means the Trustee.

    "obligor" on the indenture securities means the Company and any other obligor on the indenture securities.

    All other TIA terms used in this Agreement that are defined by the TIA, defined in the TIA by reference to another statute or defined by SEC rule have the meanings assigned to them by such definitions.

    SECTION 1.4.  RULES OF CONSTRUCTION.  Unless the context otherwise requires:

    (1) a term has the meaning assigned to it;

    (2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

    (3) "including" means including without limitation; and

    (4) words in the singular include the plural and words in the plural include the singular.

                                   ARTICLE II

                                    THE RVOS

    SECTION 2.1. FORM, DATING AND TERMS. (a) The RVOs shall be issued substantially in the form of EXHIBIT A (which is hereby incorporated by reference and made a part of this Agreement), including appropriate legends as set forth in SECTION 2.1(C).

    Payments on the RVOs shall be payable, at the option of the Company, by
(i) check mailed to addresses of the Persons entitled thereto as such addresses shall appear on the RVO Register or (ii) wire transfer to an account located in the United States maintained by the payee. Payments in respect of RVOs represented by a global RVO certificate registered in the name of DTC (the "GLOBAL RVOS") will be made by wire transfer of immediately available funds to the accounts specified by DTC.

    The RVO certificates may have notations, legends or endorsements required by law, stock exchange rule or usage, in addition to those set forth on EXHIBIT A and in SECTION 2.1(C). The Company and the Trustee shall approve the forms of the RVO certificates and any notation, endorsement or legend on them. Each RVO certificate shall be dated the date of its authentication. The terms of the RVOs set forth in EXHIBIT A are part of the terms of this Agreement and, to the extent applicable, the Company and the Trustee, by their execution and delivery of this Agreement, expressly agree to be bound by such terms.

    (b) DENOMINATIONS. The RVOs shall be issuable only in fully registered form and only in denominations of a whole RVO and any integral multiple thereof.

    (c) DTC LEGEND. If requested or required by or on behalf of DTC, the Global RVOs shall bear the following legend on the face thereof:

    "UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION ("DTC"), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN."

    (d) BOOK-ENTRY PROVISIONS. (i) This SECTION 2.1(D) shall apply only to Global RVOs deposited with the Trustee, as custodian for DTC.

    (ii) Each Global RVO initially shall (x) be registered in the name of DTC or the nominee of DTC, (y) be delivered to the Trustee as custodian for DTC and
(z) bear the legend set forth in SECTION 2.1(C).

    (iii) Members of, or participants in, DTC ("AGENT MEMBERS") shall have no rights under this Agreement with respect to any Global RVO held on their behalf by DTC or by the Trustee as the custodian of DTC or under such Global RVO, and DTC may be treated by the Company, the Trustee and any agent of the Company or the Trustee as the absolute owner of such Global RVO for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee or any agent of the Company or the Trustee from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a Holder of a beneficial interest in any Global RVO.

    (iv) The registered Holder of a Global RVO may grant proxies and otherwise authorize any person, including Agent Members and persons that may hold interests through Agent Members, to take any action which a Holder is entitled to take under this Agreement or the RVOs.

    (e) DEFINITIVE RVOS. In connection with the exchange of a portion of an RVO in certificated form (a "DEFINITIVE RVO") for a beneficial interest in a Global RVO, the Trustee shall cancel such Definitive RVO, and the Company shall execute, and the Trustee shall authenticate and deliver, to the transferring Holder a new Definitive RVO representing the amount of RVOs not so transferred.

    SECTION 2.2. EXECUTION AND AUTHENTICATION. One Officer shall sign the certificates representing the RVOs for the Company by manual or facsimile signature. If an Officer whose signature is on a RVO certificate no longer holds that office at the time the Trustee authenticates the RVO certificate, the RVO certificate shall be valid nevertheless.

    A RVO certificate shall not be valid until an authorized signatory of the Trustee manually authenticates the RVO certificate. The signature of the Trustee on a RVO certificate shall be conclusive evidence that such RVO has been duly and validly authenticated and issued under this Agreement.

    On the Closing Date and on each date thereafter as necessary, in connection with satisfying the rights of persons holding Dissenting Shares (as defined in the Merger Agreement), the Trustee shall authenticate and make available for delivery RVOs for original issue, upon a written order of the Company signed by two Officers or by an Officer and either an Assistant Treasurer or an Assistant Secretary of the Company (the "COMPANY ORDER"). Such Company Order shall specify the number of RVOs to be authenticated and the date on which the original issue of RVOs is to be authenticated. The aggregate number of RVOs which may be authenticated and delivered under this Agreement is limited to the number of RVOs specified in such Company Order or Orders, except for RVOs authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of, other RVOs pursuant to SECTION 2.1, SECTION 2.2, SECTION 2.6, SECTION 2.7 OR
SECTION 8.5. Notwithstanding anything to the contrary contained in this Agreement, all RVOs issued under this Agreement shall vote and consent together on all matters as one class.

    The Trustee may appoint an agent (the "AUTHENTICATING AGENT") reasonably acceptable to the Company to authenticate the RVOs. Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate RVOs whenever the Trustee may do so. Each reference in this Agreement to authentication by the Trustee includes authentication by the Authenticating Agent.

    In case the Company, pursuant to ARTICLE IV, shall be consolidated or merged with or into any other Person or shall convey, transfer, lease or otherwise dispose of its properties and assets substantially as an entirety to any Person or shall assign its rights hereunder or under the RVOs to any Person, and the successor Person resulting from such consolidation, or surviving such merger, or into which the Company shall have been merged, or the Person which shall have received a conveyance, transfer, lease or other disposition as aforesaid or the Assignee Company, as the case may be, shall have executed a supplement hereto with the Trustee pursuant to ARTICLE IV, any of the RVOs authenticated or delivered prior to such consolidation, merger, conveyance, transfer, lease or other disposition may, from time to time, at the request of the successor Person (including an Assignee Company), be exchanged for other RVOs executed in the name of the successor Person with such changes in phraseology and form as may be appropriate, but otherwise in substance of like tenor as the RVOs surrendered for such exchange and representing a like amount of RVOs; and the Trustee, upon Company Order of the successor Person, shall authenticate and deliver RVOs as specified in such order for the purpose of such exchange. If RVOs shall at any time be authenticated and delivered in any new name of a successor Person pursuant to this SECTION 2.2 in exchange or substitution for or upon registration of transfer of any RVOs, such successor Person, at the option of the Holders but without expense to them, shall provide for the exchange of all RVOs at the time outstanding for RVOs authenticated and delivered in such new name.

    SECTION 2.3. REGISTRAR AND PAYING AGENT. The Company shall maintain an office or agency where RVOs may be presented for registration of transfer or for exchange (the "REGISTRAR") and an office or agency where RVOs may be presented for payment (the "PAYING AGENT"). The Company shall cause each of the Registrar and the Paying Agent to maintain an office or agency in the Borough of Manhattan, The City of New York. The Registrar shall keep a register of the RVOs and of their transfer and exchange (the "RVO REGISTER"). The Company may have one or more co-registrars and one or more additional paying agents. The term "Paying Agent" includes any additional paying agent.

    The Company shall enter into an appropriate agency agreement with any Registrar, Paying Agent or co-registrar not a party to this Agreement, which shall incorporate the terms of the TIA. The agreement shall implement the provisions of this Agreement that relate to such agent. The Company shall notify the Trustee of the name and address of each such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such and shall be entitled to appropriate compensation therefor pursuant to SECTION 7.7. The Company or any of its Subsidiaries may act as Paying Agent, Registrar, co-registrar or transfer agent.

    The Company initially appoints the Trustee as Registrar and Paying Agent for the RVOs.

    SECTION 2.4. PAYING AGENT TO HOLD MONEY IN TRUST. By no later than 10:00 a.m (New York City time) on the date on which any payment on any RVO is due and payable, the Company shall deposit with the Paying Agent a sum sufficient to make such payment when due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders of RVOs or the Trustee all money held by such Paying Agent for payments on the RVOs and shall notify the Trustee in writing of any default by the Company in making any such payment. If the Company or a Subsidiary acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund. The Company at any time may require a Paying Agent (if other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent. Upon complying with this Section, the Paying Agent (if other than the Trustee, the Company or a Subsidiary) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the RVOs.

    SECTION 2.5. LISTS OF HOLDERS. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, or to the extent otherwise required under the TIA, the Company shall furnish to the Trustee, in writing at least seven Business Days before each Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

    SECTION 2.6.  TRANSFER AND EXCHANGE.

    (a) OBLIGATIONS WITH RESPECT TO TRANSFERS AND EXCHANGES OF RVOS.

    (i) When RVOs are presented to the Registrar with a request to register a transfer or to exchange them for RVOs representing an equal number of RVOs in other denominations, the Registrar, subject to the other terms and conditions of this ARTICLE II, shall register the transfer or make the exchange if its or the Company's reasonable requirements for such transfer or exchange are met. To permit registrations of transfers and exchanges, the Company shall, subject to the other terms and conditions of this ARTICLE II, execute and the Trustee shall authenticate RVOs at the Registrar's or co-registrar's request.

    (ii) No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax, assessments or similar governmental charge payable in connection therewith (other than any such transfer taxes, assessments or similar governmental charges payable upon exchange or transfer pursuant to
SECTION 8.5).

    (iii) Prior to the due presentation for registration of transfer of any RVO, the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar may deem and treat the person in whose name a RVO is registered as the absolute owner of such RVO for the purpose of receiving payments on such RVO and for all other purposes whatsoever and none of the Company, the Trustee, the Paying Agent, the Registrar or any co-registrar shall be affected by notice to the contrary.

    (iv) All RVOs issued upon any transfer or exchange pursuant to the terms of this Agreement shall evidence the same obligations and shall be entitled to the same benefits under this Agreement as the RVOs surrendered upon such transfer or exchange.

    (b) NO OBLIGATION OF THE TRUSTEE. (i) The Trustee shall have no responsibility or obligation to any beneficial owner of a Global RVO, any member of, or any participant in, DTC or any other Person with respect to the accuracy of the records of DTC or its nominee or of any participant or member thereof, with respect to any ownership interest in the RVOs or with respect to the delivery to any participant, member, beneficial owner or other Person (other than DTC) of any notice (including any notice of redemption) or the payment of any amount or delivery of any RVOs (or other security or property) under or with respect to such RVOs. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the RVOs shall be given or made only to or upon the order of the registered Holders (which shall be DTC or its nominee in the case of a Global RVO). The rights of beneficial owners in any Global RVO shall be exercised only through DTC subject to the applicable rules and procedures of DTC. The Trustee may rely and shall be fully protected in relying upon information furnished by DTC with respect to its members, participants and any beneficial owners.

    (ii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Agreement or under applicable law with respect to any transfer of any interest in any RVO (including any transfers between or among DTC participants, members or beneficial owners in any Global RVO) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Agreement, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

    SECTION 2.7. MUTILATED, DESTROYED, LOST OR STOLEN RVOS. If a mutilated RVO is surrendered to the Registrar or if the Holder of a RVO claims that the RVO has been lost, destroyed or wrongfully taken, the Company shall, if the requirements of Section 8-405 of the Uniform Commercial Code are met, issue and the Trustee shall authenticate a replacement RVO so long as the Holder satisfies any other reasonable requirements of the Trustee. If required by the Trustee or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee, the Paying Agent, the Registrar and any co-registrar from any loss which any of them may suffer if a RVO is replaced, and, in the absence of notice to the Company or the Trustee that such RVO has been acquired by a bona fide purchaser, the Company shall execute and upon

Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated RVO or in lieu of any such destroyed, lost or stolen RVO, a new RVO of like tenor and amount of RVOs, bearing a number not contemporaneously outstanding.

    In case any such mutilated, destroyed, lost or stolen RVO has become or is about to become due and payable pursuant to ARTICLE V, the Company in its discretion may, instead of issuing a new RVO, pay such RVO.

    Upon the issuance of any new RVO under this Section, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Trustee) in connection therewith.

    Every new RVO issued pursuant to this Section in lieu of any mutilated, destroyed, lost or stolen RVO shall constitute an original additional contractual obligation of the Company and any other obligor upon the RVOs, whether or not the mutilated, destroyed, lost or stolen RVO shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Agreement equally and proportionately with any and all other RVOs duly issued hereunder.

    The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen RVOs.

    SECTION 2.8. OUTSTANDING RVOS. RVOs outstanding at any time are all RVOs authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section as not outstanding. A RVO shall not cease to be outstanding in the event the Company or a Subsidiary of the Company holds the RVO, PROVIDED, HOWEVER, that (i) for purposes of determining which are outstanding for consent or voting purposes hereunder, RVOs shall cease to be outstanding in the event the Company or an Affiliate of the Company holds the RVO and (ii) in determining whether the Trustee shall be protected in making a determination whether the Holders of the requisite number of outstanding RVOs are present at a meeting of Holders of RVOs for quorum purposes or have consented to or voted in favor of any request, demand, authorization, direction, notice, consent, waiver, amendment or modification hereunder, or relying upon any such quorum, consent or vote, only RVOs which a Trust Officer of the Trustee actually knows to be held by the Company or an Affiliate of the Company shall not be considered outstanding.

    If a RVO is replaced pursuant to SECTION 2.7, it ceases to be outstanding unless the Trustee and the Company receive proof satisfactory to them that the replaced RVO is held by a bona fide purchaser.

    If the Paying Agent segregates and holds in trust, in accordance with this Agreement on a redemption date, money sufficient to pay all amounts payable on that date with respect to the RVOs to be redeemed and the Paying Agent is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Agreement, then on and after that date such RVOs cease to be outstanding and no additional RVO Payments shall be made.

    SECTION 2.9. CANCELLATION. The Company at any time may deliver RVOs to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any RVOs surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all RVOs surrendered for registration of transfer, exchange, payment or cancellation and dispose of such RVOs in accordance with its internal policies. The Trustee shall provide evidence of destruction to the Company upon request. The Company may not issue new RVOs to replace RVOs it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange.

    SECTION 2.10. RVO PAYMENTS. RVO Payments on any RVO which are payable, and are punctually paid or duly provided for, on any Payment Date shall be paid to the Person in whose name such RVO (or one or more predecessor RVOs) is registered at the close of business on the regular record date for such RVO Payments.

    SECTION 2.11. CUSIP NUMBERS. The Company in issuing the RVOs may use "CUSIP" numbers (if then generally in use) and, if so, the Trustee shall use "CUSIP" numbers in notices as a convenience to Holders; PROVIDED, HOWEVER, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the RVOs or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the RVOs, and any such notice or action shall not be affected by any defect in or omission of such CUSIP numbers. The Company shall promptly notify the Trustee of any change in the CUSIP numbers.

                                  ARTICLE III
                                   COVENANTS

    SECTION 3.1. PAYMENT OF RVOS. The Company shall promptly pay the amounts payable, if any, on the RVOs on the dates and in the manner provided in the RVOs and in this Agreement. Amounts payable on the RVOs shall be considered paid on the date due if on such date the Trustee or the Paying Agent holds in accordance with this Agreement money sufficient to pay all such amounts then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders of the RVOs on that date pursuant to the terms of this Agreement.

    Notwithstanding anything to the contrary contained in this Agreement, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes or charges imposed by the United States of America from amounts payable hereunder or under the RVOs.

    SECTION 3.2. MAINTENANCE OF OFFICE OR AGENCY. The Company shall maintain in The City of New York, an office or agency where the RVOs may be presented or surrendered for payment, where, if applicable, the RVOs may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the RVOs and this Agreement may be served. The office or agency maintained by the Trustee in The City of New York (the "CORPORATE TRUST OFFICE"), shall be such office or agency of the Company, unless the Company shall designate and maintain some other office or agency for one or more of such purposes. The Company shall give prompt written notice to the Trustee of any change in the location of any such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands.

    The Company may also from time to time designate one or more other offices or agencies (in or outside of The City of New York) where the RVOs may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; PROVIDED, HOWEVER, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in The City of New York for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

    SECTION 3.3. CORPORATE EXISTENCE. Subject to ARTICLE IV, the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and the material corporate rights (charter and statutory) licenses and franchises of the Company; PROVIDED, HOWEVER, that the Company shall not be required to preserve any such right, license or franchise if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not, and will not be, disadvantageous in any material respect to the Holders, and provided, further, the Company may merge in accordance with SECTION 4.1.

    SECTION 3.4. COMPLIANCE CERTIFICATE. The Company shall deliver to the Trustee within 120 days after the end of each Fiscal Year of the Company an Officers' Certificate stating that in the course of the performance by the signers of their duties as Officers of the Company they would normally have knowledge of any Default or Event of Default and whether or not the signers know of any Default or Event of Default that occurred during such period. If one exists, the certificate shall describe the Default or Event of Default, its status and what action the Company is taking or proposes to take with respect thereto. The Company also shall comply with TIA Section 314(a)(4).

    SECTION 3.5. FURTHER INSTRUMENTS AND ACTS. Upon request of the Trustee, the Company will execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Agreement.

    SECTION 3.6. STATEMENT BY OFFICERS AS TO DEFAULT. The Company shall deliver to the Trustee, as soon as possible and in any event within five days after the Company becomes aware of the occurrence of any Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers' Certificate setting forth the details of such Event of Default or Default and the action which the Company proposes to take with respect thereto.

    SECTION 3.7. SERVICING OF RECEIVABLES. The Company shall, or shall cause its Affiliates to, service or arrange for the servicing of the receivables securitized pursuant to the Designated Securitization Transactions (subject to the right of Financial Security Assurance Inc. or any other Person under the Designated Securitization Transactions to terminate the servicer of the receivables) and any Other Transaction Receivables in accordance with customary business practices and the Company's applicable policies and procedures and, if the Company or any of its Subsidiaries is then servicing, or arranging for the servicing of, indirectly originated motor vehicle retail installment sales contracts, consistent in all material respects with such servicing.

    SECTION 3.8. AMENDMENT TO DESIGNATED SECURITIZATION TRANSACTIONS. The Company shall not, and shall not permit its Subsidiaries to, amend or modify the terms of any agreement entered into in connection with the Designated Securitization Transactions unless such an amendment or modification is made in accordance with reasonable business practices and with a good faith intent other than to reduce RVO Payments; PROVIDED, that the Company shall not, and shall not permit its Subsidiaries to, amend or modify the terms of any agreement entered into in connection with the Designated Securitization Transactions to increase the servicing fees payable thereunder unless such increased servicing fees are payable to a Person other than the Company and its Subsidiaries and the Company or its Subsidiaries have been terminated as servicer by Financial Security Assurance Inc. or any other Person in accordance with the terms of the Designated Securitization Transactions.

    SECTION 3.9. USE OF PROGRAM SPREAD ACCOUNT AND TAG ACCOUNTS. The Company and its subsidiaries on any day may not:

    (i) transfer from the Program Spread Account (as defined in the Spread Account Agreement) to any and all Tag Accounts (as defined in the Spread Account Agreement) amounts in excess of those required by the agreements entered into in connection with the Designated Securitization Transactions or specified in Section 2.09 of the Spread Account Agreement (provided that such amounts may be rounded up to the nearest thousand dollars); provided, that the Company and its Subsidiaries may transfer from the Program Spread Account to any and all Tag Accounts amounts consistent with the practices of Arcadia Financial Ltd. and its subsidiaries prior to the date of this Agreement, or

    (ii) keep on deposit in the Program Spread Account amounts in excess of those that may be necessary or advisable in the reasonable judgment of the Company for the transactions described in clause (i) above; provided, that the Company and its subsidiaries may keep on deposit in the Program Spread Accounts amounts consistent with the practices of Arcadia Financial Ltd. and its subsidiaries prior to the date of this Agreement.

    SECTION 3.10. DISCLOSURE. Unless the SEC shall require differently by rule, regulation, order or interpretation or otherwise, the Company shall publicly disclose in respect of each fiscal quarter of the Company, not later than the time it files its Quarterly Report on Form 10-Q with the SEC in respect of each of its first three fiscal quarters in each fiscal year and not later than the time it files its Annual Report on Form 10-K in respect of its fourth fiscal quarter in each fiscal year (or, in the event the Company is not then required to make such filings with the SEC, not later than the time it would be required to make such filings if it were so required), the information contemplated to be disclosed by the form of certificate attached hereto as Exhibit B, such disclosure to be substantially in the form of such certificate.

                                   ARTICLE IV
                               SUCCESSOR COMPANY

    SECTION 4.1. MERGER AND CONSOLIDATION. The Company shall not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

        (i) the resulting, surviving or transferee Person (the "SUCCESSOR COMPANY") shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by supplemental agreement, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations, duties, commitments and covenants of the Company under the RVOs and this Agreement;

        (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

        (iii) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental agreement, if any, comply with this Agreement and that all conditions precedent herein provided relating to such transaction have been complied with.

    For purposes of this SECTION 4.1, the sale, lease, conveyance, assignment, transfer, or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement.

    Notwithstanding anything in this SECTION 4.1 to the contrary, the Company may subject only to clauses (i) and (iii) above, merge with an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction to realize tax or other benefits.

    Any consolidation, merger, conveyance, transfer or lease in compliance with this SECTION 4.1 shall not be restricted by SECTION 4.2.

    SECTION 4.2. ASSIGNMENT. The Company shall not assign its obligations hereunder or under the RVOs to any Person, unless:

        (i) the assignee (the "ASSIGNEE COMPANY") shall be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Assignee Company shall expressly assume, by supplemental agreement, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Company under the RVOs and this Agreement;

        (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing;

        (iii) either (A) immediately after giving effect to such transaction, the Assignee Company shall have a consolidated net worth that is not less than the lower of (1) $1 billion or (2) the consolidated net worth of the Company at such time or (B) the Company shall remain secondarily liable, by guarantee or otherwise, for the payment obligations of the Assignee Company under this Agreement and the RVOs;

        (iv) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such assignment and such supplemental agreement comply with this Agreement and that all conditions precedent herein provided relating to such transaction have been complied with; and

        (v) the Assignee Company or one of its Affiliates shall be the successor to the Company's and its Subsidiaries' interest in the Residual Cash Flow and the Designated Securitization Transactions.

    The Assignee Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement.

    Nothing in this Agreement or in the RVOs other than this SECTION 4.2 shall restrict the Company's ability to assign its rights and/or obligations under this Agreement and/or the RVOs.

                                   ARTICLE V
                               REDEMPTION OF RVOS

    SECTION 5.1. OPTIONAL REDEMPTION. The RVOs may be redeemed on any Payment Date, in whole but not in part, at the option of the Company and subject to and in accordance with the terms and conditions set forth in this ARTICLE V and in
SECTION 6 of the form of RVOs attached as EXHIBIT A hereto, which are hereby incorporated by reference and made a part of this Agreement.

    SECTION 5.2. ELECTION TO REDEEM. The election of the Company to redeem the RVOs pursuant to SECTION 5.1 shall be evidenced by a Board Resolution.

    SECTION 5.3. NOTICE OF REDEMPTION. Notice of redemption shall be given in the manner provided for in SECTION 9.2 not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder. The Trustee shall give notice of redemption in the Company's name and at the Company's expense; PROVIDED, HOWEVER, that the Company shall deliver to the Trustee, at least 45 days prior to the Redemption Date, an Officers' Certificate notifying the Trustee of the Redemption Date, requesting that the Trustee give such notice of redemption to each Holder and setting forth the information to be stated in such notice.

    All notices of redemption shall state:

        (1) the Redemption Date,

        (2) the Optional Redemption Price,

        (3) that on the Redemption Date the Optional Redemption Price will become due and payable and, unless the Company defaults in making the redemption payment and any RVO Payment due and payable on the Redemption Date, that, following the Redemption Date, no further RVO Payments shall be made,

        (4) the place or places where the RVOs are to be surrendered for payment of the Optional Redemption Price, if any,

        (5) the name and address of the Paying Agent,

        (6) that RVOs must be surrendered to the Paying Agent to collect the Optional Redemption Price, and

        (7) the CUSIP number of the RVOs, and that no representation is made as to the accuracy or correctness of the CUSIP number, if any, listed in such notice or printed on the RVOs.

    SECTION 5.4. DEPOSIT OF REDEMPTION PRICE. Prior to the Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as its own Paying Agent, segregate and hold in trust as provided in SECTION 2.4) an amount of money sufficient to pay the Optional Redemption Price.

    SECTION 5.5. RVOS PAYABLE ON REDEMPTION DATE. Notice of redemption having been given as aforesaid, the RVOs shall, on the Redemption Date, become due and payable at the Optional Redemption Price and from and after such date (unless the Company shall default in the payment of the Optional Redemption Price and any RVO Payments due on and payable on such date) no further RVO Payments shall be made. Upon surrender of any such RVO for redemption in accordance with said notice, such RVO shall be paid by the Company at the Optional Redemption Price.

                                   ARTICLE VI
                             DEFAULTS AND REMEDIES

    SECTION 6.1.  EVENTS OF DEFAULT.  An "EVENT OF DEFAULT" occurs if:

        (1) the Company defaults in the payment of any RVO Payment on any RVO when the same becomes due and payable, and such default continues for a period of 30 days;

        (2) the Company defaults in the payment of the Optional Redemption Price on any RVO when the same becomes due and payable pursuant to ARTICLE V of this Agreement and SECTION 6 of the RVO;

        (3) the Company fails to comply with any of its other covenants or agreements in the RVOs or this Agreement and such failure continues for 60 days after the notice specified below (with such notice only given after the expiry of the periods permitted to perform an obligation);

        (4) by the order of a court of competent jurisdiction a Bankruptcy Custodian (as defined below) of the Company or of any of the property of the Company shall be appointed and such Bankruptcy Custodian shall not have been discharged within a period of 60 days, or, by decree of such a court, the Company shall be adjudicated bankrupt or insolvent or any substantial part of the property of the Company shall have been sequestered and such decree shall have continued undischarged and unstayed for a period of 60 days after the entry thereof, or a petition to declare bankrupt or to reorganize the Company pursuant to any of the provisions of the Bankruptcy Law (as defined below), as it now exists, or as it may hereafter be amended, or pursuant to any other similar statute applicable to the Company, as now or hereafter in effect, shall be filed against the Company (and, in the case of any such petition filed pursuant to any provision of a statute which requires the approval of such petition by a court, shall be approved by such a court) and shall not be dismissed within 60 days after such filing; or

        (5) the Company shall file a petition in voluntary bankruptcy under any provision of any bankruptcy law or shall consent to the filing of any bankruptcy or reorganization petition against it under any similar law, or (without limitation of the generality of the foregoing) the Company shall file a petition or answer or consent seeking relief or assisting in seeking relief for the Company in a proceeding under any of the provisions of the Bankruptcy Law, as it now exists or as it may hereafter be amended, or pursuant to any other similar statute applicable to the Company, as now or hereafter in effect, or an answer admitting the material allegations of a petition filed against it in such a proceeding, or the Company or its directors or stockholders shall take action looking to the dissolution or liquidation of the Company (except in connection with a consolidation, merger, sale or conveyance pursuant to
    ARTICLE IV hereof), or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a Bankruptcy Custodian of it or of all or any part of its property.

    The term "BANKRUPTCY LAW" means Title 11, UNITED STATES CODE, or any similar Federal law for the relief of debtors. The term "BANKRUPTCY CUSTODIAN" means any receiver, trustee, liquidator or similar official under any Bankruptcy Law.

    Notwithstanding the foregoing, a Default under clause (3) of this
SECTION 6.1 will not constitute an Event of Default until the Trustee or the Holders of at least 50% of the then outstanding RVOs notify the Company of the Default and the Company does not cure such Default within the time specified in said clause (3) after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default".

    SECTION 6.2. OTHER REMEDIES. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payments payable on the RVOs or to enforce the performance of any provision of the RVOs or this Agreement.

    The Trustee may maintain a proceeding even if it does not possess any of the RVOs or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative.

    SECTION 6.3. WAIVER OF PAST DEFAULTS. The Holders of a majority of the outstanding RVOs by notice to the Trustee may waive, by their consent (including, without limitation consents obtained in connection with a purchase of, or tender offer or exchange offer for, RVOs), an existing Default or Event of Default and its consequences except (i) a Default or Event of Default in the payment of amounts payable on a RVO or (ii) a Default or Event of Default in respect of a provision that under SECTION 8.2 cannot be amended without the consent of each Holder affected. When a Default or Event of Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any consequent right.

    SECTION 6.4. CONTROL BY MAJORITY. The Holders of a majority of the outstanding RVOs may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or this Agreement or, subject to SECTIONS 7.1 AND 7.2, that the Trustee determines is unduly prejudicial to the rights of other Holders or would involve the Trustee in personal liability; PROVIDED, HOWEVER, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. Prior to taking any action hereunder, the Trustee shall be entitled to reasonable indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

    SECTION 6.5. LIMITATION ON SUITS. Subject to SECTION 6.6, a Holder may not pursue any remedy with respect to this Agreement or the RVOs unless:

        (1) the Holder gives to the Trustee written notice stating that an Event of Default is continuing;

        (2) the Holders of at least 25% of the outstanding RVOs make a request to the Trustee to pursue the remedy;

        (3) such Holder or Holders offer to the Trustee reasonable security or indemnity against any loss, liability or expense;

        (4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of security or indemnity; and

        (5) the Holders of a majority of the outstanding RVOs do not give the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request during such 60-day period.

    A Holder may not use this Agreement to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

    SECTION 6.6. RIGHTS OF HOLDERS TO RECEIVE PAYMENT. Notwithstanding any other provision of this Agreement (including, without limitation, SECTION 6.5), the right of any Holder to receive payments on the RVOs held by such Holder, on or after the respective due dates expressed in the RVOs, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

    SECTION 6.7. COLLECTION SUIT BY TRUSTEE. If an Event of Default specified in SECTION 6.1(1) OR (2) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company for the whole amount then due and owing and the amounts provided for in
SECTION 7.7.

    SECTION 6.8. TRUSTEE MAY FILE PROOFS OF CLAIM. The Trustee may file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee and the Holders allowed in any judicial proceedings relative to the Company, its Subsidiaries or its or their respective creditors or properties and, unless prohibited by law or applicable regulations, may vote on behalf of the Holders in any election of a trustee in bankruptcy or other Person performing similar functions, and any Bankruptcy Custodian in any such judicial proceeding is hereby authorized by each Holder to make payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and its counsel, and any other amounts due the Trustee under SECTION 7.7.

    SECTION 6.9. PRIORITIES. If the Trustee collects any money or property pursuant to this ARTICLE VI, it shall pay out the money or property in the following order:

    FIRST: to the Trustee for amounts due under SECTION 7.7;

    SECOND: to Holders for amounts due and unpaid on the RVOs, ratably, without preference or priority of any kind, according to the amounts due and payable on the RVOs; and

    THIRD: to the Company.

    The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section. At least 15 days before such record date, the Company shall mail to each Holder and the Trustee a notice that states the record date, the payment date and amount to be paid.

    SECTION 6.10. UNDERTAKING FOR COSTS. In any suit for the enforcement of any right or remedy under this Agreement or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys' fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to SECTION 6.6 or a suit by Holders of more than 10% of the outstanding RVOs.

                                  ARTICLE VII
                                    TRUSTEE

    SECTION 7.1. DUTIES OF TRUSTEE. (a) If an Event of Default has occurred and is continuing, the Trustee shall exercise the rights and powers vested in it by this Agreement and use the same degree of care and skill in their exercise as a prudent Person would exercise or use under the circumstances in the conduct of such Person's own affairs.

        (b) Except during the continuance of an Event of Default:

        (1) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and no implied covenants or obligations shall be read into this Agreement against the Trustee; and

        (2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement. However, in the case of any such certificates or opinions which by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall examine such certificates and opinions to determine whether or not they conform on their face to the requirements of this Agreement (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

    (c) The Trustee may not be relieved from liability for its own negligent action, its own negligent failure to act or its own wilful misconduct, except that:

        (1) this paragraph does not limit the effect of paragraph (b) of this Section;

        (2) the Trustee shall not be liable for any error of judgment made in good faith by a Trust Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

        (3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to SECTION 6.4.

    (d) Every provision of this Agreement that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section.

    (e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company.

    (f) Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

    (g) No provision of this Agreement shall require the Trustee to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers, if it shall have reasonable grounds to believe that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

    (h) Every provision of this Agreement relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section and to the provisions of the TIA.

    (i) Unless otherwise specifically provided in this Agreement, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

    SECTION 7.2. RIGHTS OF TRUSTEE. Subject to SECTION 7.1, (a) The Trustee may conclusively rely on any document (whether in its original or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Trustee need not investigate any fact or matter stated in the document.

    (b) Before the Trustee acts or refrains from acting, it may require an Officers' Certificate and/or an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officers' Certificate or Opinion of Counsel.

    (c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

    (d) The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, unless the Trustee's conduct constitutes wilful misconduct or negligence.

    (e) The Trustee may consult with counsel of its selection, and the advice or opinion of counsel with respect to legal matters relating to this Agreement and the RVOs shall be full and complete authorization and protection from liability in respect to any action taken, omitted or suffered by it hereunder in good faith and in accordance with the advice or opinion of such counsel.

    SECTION 7.3. INDIVIDUAL RIGHTS OF TRUSTEE. The Trustee in its individual or any other capacity may become the owner or pledgee of RVOs and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee. Any Paying Agent, Registrar, co-registrar or co-paying agent may do the same with like rights. However, the Trustee must comply with SECTIONS
7.10 and 7.11.

    SECTION 7.4. TRUSTEE'S DISCLAIMER. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Agreement or the RVOs, it shall not be accountable for the Company's use of the proceeds from the RVOs, and it shall not be responsible for any statement of the Company in this Agreement or in any document issued in connection with the sale of the RVOs or in the RVOs other than the Trustee's certificate of authentication.

    SECTION 7.5. NOTICE OF DEFAULTS. If a Default or Event of Default occurs and is continuing and if a Trust Officer has actual knowledge thereof, the Trustee shall mail to each Holder notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default or Event of Default in payment of amounts payable on any RVO (including payments pursuant to the optional redemption provisions of such RVO), the Trustee may withhold the notice if and so long as its board of directors, a committee of its board of directors or a committee of its Trust Officers in good faith determines that withholding the notice is in the interests of Holders of RVOs.

    SECTION 7.6. REPORTS BY TRUSTEE TO HOLDERS. Within 60 days after each May 15, beginning with the May 15 following the date of this Agreement, the Trustee shall mail to each Holder of RVOs a brief report dated as of such May 15 in accordance with, and to the extent required under Section 313 of the TIA.

    The Company agrees to notify promptly the Trustee whenever the RVOs become listed on any stock exchange and of any delisting thereof.

    SECTION 7.7. COMPENSATION AND INDEMNITY. The Company shall pay to the Trustee from time to time reasonable compensation for its acceptance of this Agreement and services hereunder as the Company and the Trustee shall from time to time agree in writing. The Trustee's compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee upon request for all reasonable out-of-pocket expenses incurred or made by it, including costs of collection, costs of preparing and reviewing reports, certificates and other documents, costs of preparation and mailing of notices to Holders and reasonable costs and expenses of counsel retained by the Trustee, in addition to the compensation for its services. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of the Trustee's agents, counsel, accountants and experts.

    The Company shall indemnify the Trustee for and hold it harmless against any and all loss, liability, damages, claims or expense (including reasonable attorneys' fees and expenses) incurred by it without negligence or wilful misconduct on its part in connection with the acceptance and administration of this trust and the performance of its duties hereunder, including the costs and expenses of enforcing this Agreement (including this SECTION 7.7) and of defending itself against any claims (whether asserted by any Holder, the Company or otherwise). The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company need not reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee's own wilful misconduct or negligence.

    To secure the Company's payment obligations in this Section, the Trustee shall have a lien prior to the RVOs on all money or property held or collected by the Trustee other than money or property held in trust to make payments on particular RVOs.

    The Company's payment obligations pursuant to this Section shall survive the discharge of this Agreement. When the Trustee incurs expenses after the occurrence of a Default specified in SECTION 6.1(4) or (5) with respect to the Company, the expenses are intended to constitute expenses of administration under any Bankruptcy Law.

    SECTION 7.8. REPLACEMENT OF TRUSTEE. The Trustee may resign at any time by so notifying the Company. The Holders of a majority of the outstanding RVOs may remove the Trustee by so notifying the Trustee and may appoint a successor Trustee. The Company shall remove the Trustee if:

    (1) the Trustee fails to comply with SECTION 7.10;

    (2) the Trustee is adjudged bankrupt or insolvent;

    (3) a receiver or other public officer takes charge of the Trustee or its property; or

    (4) the Trustee otherwise becomes incapable of acting.

    If the Trustee resigns or is removed by the Company or by the Holders of a majority of the outstanding RVOs and such Holders do not reasonably promptly appoint a successor Trustee, or if a vacancy exists in the office of the Trustee for any reason (the Trustee in such event being referred to herein as the retiring Trustee), the Company shall promptly appoint a successor Trustee.

    A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Agreement. The successor Trustee shall mail a notice of its succession to Holders of RVOs. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in SECTION 7.7.

    If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee or the Holders of 10% of the outstanding RVOs may petition, at the Company's expense, any court of competent jurisdiction for the appointment of a successor Trustee.

    If the Trustee fails to comply with SECTION 7.10, any Holder of RVOs may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

    Notwithstanding the replacement of the Trustee pursuant to this Section, the Company's obligations under SECTION 7.7 shall continue for the benefit of the retiring Trustee.

    SECTION 7.9. SUCCESSOR TRUSTEE BY MERGER. If the Trustee consolidates with, merges or converts into, or transfers all or substantially all its corporate trust business or assets to, another Person, the resulting, surviving or transferee Person without any further act shall be the successor Trustee.

    In case at the time such successor or successors by merger, conversion or consolidation to the Trustee shall succeed to the trusts created by this Agreement, any of the RVOs shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee, and deliver such RVOs so authenticated; and in case at that time any of the RVOs shall not have been authenticated, any successor to the Trustee may authenticate such RVOs either in the name of any predecessor hereunder or in the name of the successor to the Trustee; and in all such cases such certificates shall have the full force which it is anywhere in the RVOs or in this Agreement provided that the certificate of the Trustee shall have.

    SECTION 7.10. ELIGIBILITY; DISQUALIFICATION. The Trustee shall at all times satisfy the requirements of TIA Section310(a). The Trustee shall have a combined capital and surplus of at least $50 million as set forth in its most recent published annual report of condition. The Trustee shall comply with TIA Section310(b); PROVIDED, HOWEVER, that there shall be excluded from the operation of TIA Section310(b)(1) any indenture or indentures under which other securities or certificates of interest or participation in other securities of the Company are outstanding if the requirements for such exclusion set forth in TIA Section310(b)(1) are met.

    SECTION 7.11. TRUSTEE'S APPLICATION FOR INSTRUCTION FROM THE COMPANY. Any application by the Trustee for written instructions from the Company may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Agreement and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable for any action taken or suffered by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three Business Days after the date any Officer actually receives such application, unless any such Officer shall have consented in writing to any earlier date) unless prior to taking any such action (or the effective date in the case of an omission), the Trustee shall have received written instructions in response to such application specifying the action to be taken, suffered or omitted.

                                  ARTICLE VIII
                                   AMENDMENTS

    SECTION 8.1. WITHOUT CONSENT OF HOLDERS. The Company and the Trustee may amend this Agreement or the RVOs without notice to or consent of any Holder:

        (1) to cure any ambiguity, omission, defect or inconsistency;

        (2) to comply with ARTICLE IV in respect of the assumption by a Successor Company or an Assignee Company of an obligation of the Company under this Agreement;

        (3) to provide for uncertificated RVOs in addition to or in place of certificated RVOs; PROVIDED, HOWEVER, that the uncertificated RVOs are issued in registered form for purposes of Section 163(f) of the Code or in a manner such that the uncertificated RVOs are described in
    Section 163(f)(2)(B) of the Code;

        (4) to add guarantees with respect to the RVOs or to secure the RVOs, including without limitation, as contemplated by SECTION 4.2;

        (5) to add to the covenants of the Company for the benefit of the Holders or to surrender any right or power herein conferred upon the Company;

        (6) to comply with any requirements of the SEC in connection with qualifying this Agreement under the TIA; or

        (7) to make any change that does not adversely affect the rights of any Holder.

    After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

    SECTION 8.2. WITH CONSENT OF HOLDERS. The Company and the Trustee may amend this Agreement or the RVOs without notice to any Holder but with the written consent of the Holders of at least a majority of the RVOs then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, RVOs). However, without the consent of each Holder affected, an amendment may not:

        (1) reduce the percentage of outstanding RVOs whose Holders must consent to an amendment;

        (2) reduce the amount of an RVO Payment or extend the stated time for payment of an RVO Payment;

        (3) reduce the amount payable upon the redemption of any RVO or change the time at which any RVO may or shall be redeemed as described above under
    ARTICLE V or any similar provision, whether through an amendment to or waiver of ARTICLE V, a definition or otherwise;

        (4) make any RVO payable in money other than that stated in the RVO;

        (5) impair the right of any Holder to receive any payment on such Holder's RVOs on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's RVOs; or

        (6) make any change to the amendment or waiver provisions which require each Holder's consent.

    It shall not be necessary for the consent of the Holders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent approves the substance thereof.

    After an amendment under this Section becomes effective, the Company shall mail to Holders a notice briefly describing such amendment. The failure to give such notice to all Holders, or any defect therein, shall not impair or affect the validity of an amendment under this Section.

    SECTION 8.3. COMPLIANCE WITH TRUST INDENTURE ACT. Every amendment to this Agreement or the RVOs shall comply with the TIA as then in effect.

    SECTION 8.4. REVOCATION AND EFFECT OF CONSENTS AND WAIVERS. A consent to an amendment or a waiver by a Holder shall bind the Holder and every subsequent Holder of that RVO or portion of the RVO that evidences the same debt as the consenting Holder's RVO, even if notation of the consent or waiver is not made on the RVO. However, any such Holder or subsequent Holder may revoke the consent or waiver as to such Holder's RVO or portion of the RVO if the Trustee receives the notice of revocation before the date the amendment or waiver becomes effective. After an amendment or waiver becomes effective, it shall bind every Holder. An amendment or waiver shall become effective upon the execution of such amendment or waiver by the Trustee.

    The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described above or required or permitted to be taken pursuant to this Agreement. If a record date is fixed, then notwithstanding the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date. No such consent shall become valid or effective more than 120 days after such record date.

    SECTION 8.5. NOTATION ON OR EXCHANGE OF RVOS. If an amendment changes the terms of a RVO, the Trustee may require the Holder of the RVO to deliver it to the Trustee. The Trustee may place an appropriate notation on the RVO regarding the changed terms and return it to the Holder. Alternatively, if the Company or the Trustee so determines, the Company in exchange for the RVO shall issue and the Trustee shall authenticate a new RVO that reflects the changed terms. Failure to make the appropriate notation or to issue a new RVO shall not affect the validity of such amendment.

    SECTION 8.6. TRUSTEE TO SIGN AMENDMENTS. The Trustee shall sign any amendment authorized pursuant to this ARTICLE VIII if the amendment does not adversely affect the rights, duties, liabilities or immunities of the Trustee. If it does, the Trustee may but need not sign it. In signing such amendment the Trustee shall be entitled to receive indemnity reasonably satisfactory to it and to receive, and (subject to SECTIONS 7.1 AND 7.2) shall be fully authorized, protected and incur no liability in relying upon, an Officers' Certificate and an Opinion of Counsel stating that such amendment is authorized or permitted by this Agreement.

    SECTION 8.7. PAYMENT FOR CONSENTS. Neither the Company nor any Affiliate of the Company shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Agreement or the RVOs unless such consideration is offered to be paid to all Holders that so consent, waive or agree to amend (and, if appropriate, tender their RVOs) in the time frame set forth in solicitation documents relating to such consent, waiver or agreement.

                                   ARTICLE IX
                                 MISCELLANEOUS

    SECTION 9.1. TRUST INDENTURE ACT CONTROLS. If any provision of this Agreement limits, qualifies or conflicts with another provision which is required or deemed to be included in this Agreement by the TIA, the provision required or deemed by the TIA shall control.

    SECTION 9.2. NOTICES. Any notice or communication shall be in writing and delivered in person or mailed by first-class mail addressed as follows:

                          if to the Company:

                          Associates First Capital Corporation
                          250 Carpenter Freeway
                          Irving, TX 75062
                          Attention: General Counsel
                          Fax: (972) 652-5798

                          With a copy to:

                          Simpson Thacher & Bartlett
                          425 Lexington Avenue
                          New York, NY 10017
                          Attn: Alan D. Schnitzer, Esq.
                          Fax: (212) 455-2502

                          if to the Trustee:

                          The Chase Manhattan Bank
                          Capital Markets Fiduciary Services
                          450 W. 33(rd) Street
                          New York, NY 10001
                          Attn: Andrew M. Deck
                          Fax: (212) 946-8162

    The Company or the Trustee by notice to the other may designate additional or different addresses for subsequent notices or communications.

    Any notice or communication mailed to a registered Holder shall be mailed to the Holder at the Holder's address as it appears on the registration books of the Registrar and shall be sufficiently given if so mailed within the time prescribed.

    Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed in the manner provided above, it is duly given, whether or not the addressee receives it.

    SECTION 9.3. COMMUNICATION BY HOLDERS WITH OTHER HOLDERS. Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Agreement or the RVOs. The Company, the Trustee, the Registrar and anyone else shall have the protection of TIA Section 312(c).

    SECTION 9.4. CERTIFICATE AND OPINION AS TO CONDITIONS PRECEDENT. Upon any request or application by the Company to the Trustee to take or refrain from taking any action under this Agreement, the Company shall furnish to the
Trustee:

        (1) an Officers' Certificate in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Agreement relating to the proposed action have been complied with; and

        (2) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

    SECTION 9.5. STATEMENTS REQUIRED IN CERTIFICATE OR OPINION. Each certificate or opinion with respect to compliance with a covenant or condition provided for in this Agreement shall include:

        (1) a statement that the individual making such certificate or opinion has read such covenant or condition;

        (2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

        (3) a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

        (4) a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

    In giving such Opinion of Counsel, counsel may rely as to factual matters on an Officers' Certificate or on certificates of public officials.

    SECTION 9.6. WHEN RVOS DISREGARDED. In determining whether the Holders of the required number of RVOs have concurred in any direction, waiver or consent, RVOs owned by the Company or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company shall be disregarded and deemed not to be outstanding, except that, for the purpose of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only RVOs which the Trustee knows are so owned shall be so disregarded. Also, subject to the foregoing, only RVOs outstanding at the time shall be considered in any such determination.

    SECTION 9.7. RULES BY TRUSTEE, PAYING AGENT AND REGISTRAR. The Trustee may make reasonable rules for action by, or a meeting of, Holders. The Registrar and the Paying Agent may make reasonable rules for their functions.

    SECTION 9.8. LEGAL HOLIDAYS. A "LEGAL HOLIDAY" is a Saturday, a Sunday or other day on which commercial banking institutions are authorized or required to be closed in New York City. If a payment date is a Legal Holiday, payment shall be made on the next succeeding day that is not a Legal Holiday, and no amounts shall accrue pursuant to Section 2(b)(i) of each RVO for the intervening period. If a record date is a Legal Holiday, the record date shall not be affected.

    SECTION 9.9. GOVERNING LAW. THIS AGREEMENT AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

    SECTION 9.10. NO RECOURSE AGAINST OTHERS. Except to the extent otherwise required by applicable law an incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company shall not have any liability for any obligations of the Company under the RVOs, this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting an RVO, each Holder of an RVO shall waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the RVOs.

    SECTION 9.11. SUCCESSORS. All agreements of the Company in this Agreement and the RVOs shall bind their respective successors. All agreements of the Trustee in this Agreement shall bind its successors.

    SECTION 9.12. MULTIPLE ORIGINALS. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Agreement.

    SECTION 9.13. VARIABLE PROVISIONS. The Company initially appoints the Trustee as Paying Agent and Registrar for the RVOs and as custodian with respect to any Global RVOs.

    SECTION 9.14. QUALIFICATION OF AGREEMENT. The Company shall qualify this Agreement under the TIA and shall pay all reasonable costs and expenses (including attorneys' fees and expenses for the Company, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Agreement and the RVOs and printing this Agreement and the RVOs. The Trustee shall be entitled to receive from the Company any such Officers' Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Agreement under the TIA.

    SECTION 9.15. SECURITY FOR PURPOSES OF UNIFORM COMMERCIAL CODE. The parties agree that the RVOs are securities governed by Article 8 of the Uniform Commercial Code in effect in the State of New York.

    SECTION 9.16. TABLE OF CONTENTS; HEADINGS. The table of contents, cross-reference sheet and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


                                             ASSOCIATES FIRST CAPITAL CORPORATION

                                             By:
                                                  ------------------------------------
                                                  Name:
                                                  Title:

                                             THE CHASE MANHATTAN BANK, as Trustee

                                             By:
                                                  ------------------------------------
                                                  Name:
                                                  Title:

                                                                       EXHIBIT A

                    [FORM OF FACE OF RESIDUAL VALUE OBLIGATION]

                       [Depository Legend, if applicable]

No. [    ]                                        Number of RVOs:

                                                             CUSIP NO. _________

                           RESIDUAL VALUE OBLIGATIONS

    Associates First Capital Corporation, a Delaware corporation (the
"Company"), promises to pay to [            ], or registered assigns, any
amounts payable on ______ of the Company's Residual Value Obligations ("RVOs") on each Payment Date, in accordance with the terms and conditions specified on the reverse hereof.

    Additional provisions of the RVOs are set forth on the other side of this RVO certificate.

                                          ASSOCIATES FIRST CAPITAL CORPORATION

                                          By:
--------------------------------------------------------------------------------

TRUSTEE'S CERTIFICATE OF AUTHENTICATION

The Chase Manhattan Bank as Trustee, certifies that this is one of the RVO certificates referred to in the Residual Value Obligations Agreement.

By ____________________________

    Authorized Signatory                          Date:

                                     B-1-1

                [FORM OF REVERSE SIDE OF RESIDUAL VALUE OBLIGATION]

                           RESIDUAL VALUE OBLIGATION

1. DEFINITIONS.

    (a) Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Residual Value Obligations Agreement, dated as of ______, 2000, between the Company and The Chase Manhattan Bank, as Trustee, as the same may be amended, modified or supplemented from time to time (the "RVO AGREEMENT").

    (b) As used in this RVO certificate, the following terms shall have the following meanings:

    "Accrued RVO Payment Amount" means the sum of (i) the aggregate of the amounts allocated pursuant to priority clause (D) of Section 2(a)(i) of this RVO certificate or priority clause (B) of Section 2(a)(ii) of this RVO certificate to make payments on the RVOs and (ii) interest accrued on such amounts pursuant to Section 2(b)(i) of this RVO certificate, PROVIDED, that the Accrued RVO Payment Amount shall be reduced on each Payment Date by the amount of the aggregate RVO Payments made on such Payment Date.

    "AFCC Amount" means $______ million [$512 million plus interest at 1.25% per month on $512 million (calculated on the basis of a 360-day year of twelve 30-day months) from September 30, 1999 up to but excluding the Closing Date, less the amount of Residual Cash Flow generated on and after September 30, 1999 and prior to the Closing Date]; PROVIDED, that such amount shall be
(i) INCREASED on each Securitization Distribution Date following the Closing Date by the amount of AFCC Amount Interest for the period ending on and including the day prior to such Securitization Distribution Date and beginning on and including the immediately preceding Securitization Distribution Date (or in the case of the initial Securitization Distribution Date occurring after the Closing Date, beginning on and including the Closing Date) and (ii) decreased on each Allocation Date by the amount of Residual Cash Flow allocated on such date pursuant to priority clause (C) of Section 2(a)(i) of this RVO certificate or priority clause (A) of Section 2(a)(ii) of this RVO certificate to the reduction of the AFCC Amount.

    "AFCC Amount Interest", for any period, means interest accrued during such period at the rate of 1.25% per month on the average daily AFCC Amount during such period (after giving effect to any increase in the AFCC Amount on the first day of such period). AFCC Amount Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

    "Damages" shall have the meaning set forth in the definition of "Litigation Expenses."

    "Designated Securitization Transactions" means each of the securitization transactions specified on Annex I to the RVO Agreement, including the transactions specified in the related Sale and Servicing Agreement or Pooling and Servicing Agreement, as the case may be, and the Related Documents (as defined in such Sale and Servicing Agreement or the Pooling and Servicing Agreement, as the case may be).

    "Designated Spread Accounts" means the Spread Accounts (as defined in the Spread Account Agreement) established in connection with the Designated Securitization Transactions.

    "Liquidated Other Transaction Receivables" means each Other Transaction Receivable as to which (i) 91 days have elapsed since the servicer (or the Company or any of its Subsidiaries, if there is no servicer of the Other Transaction Receivable) repossessed the related financed vehicle, (ii) the servicer (or the Company, if there is no servicer of the Other Transaction Receivable) has determined in good faith that all amounts it expects to recover have been received or (iii) all or any portion of a scheduled payment shall have become more than 180 days past due.

                                     B-1-2

    "Litigation Expenses" means the sum of (i) $10,000,000 (which amount shall be deemed to have been incurred, for purposes of Section 2(a)(i)(B) of this RVO certificate, on November 12, 1999) and (ii) the amount of all damages, judgments, settlements, defense costs and other expenses paid or incurred by Arcadia Financial Ltd, the Company or any of their Affiliates after November 12, 1999 in connection with any litigation brought by or on behalf of shareholders of Arcadia Financial Ltd. or by or in the right of Arcadia Financial Ltd., net of related insurance proceeds, if any (the amount referred to in this clause (ii) being referred to herein as "DAMAGES"); PROVIDED, that the aggregate amount of Damages shall be deemed to be INCREASED on each Securitization Distribution Date following the Closing Date by the amount of Litigation Interest for the period ending on and including the day prior to such Securitization Distribution Date and beginning on and including the immediately preceding Securitization Distribution Date (or, in the case of the initial Securitization Distribution Date occurring after the Closing Date, beginning on and including November 12, 1999).

    "Litigation Interest", for any period, means interest accrued during such period on the average daily amount of aggregate Damages during such period (regardless of whether incurred prior to or during such period and after giving effect to any increase in Damages on the first day of such period) at One-Month LIBOR; PROVIDED, that solely for the purpose of calculating Litigation Interest, the aggregate amount of Damages shall be DECREASED on each Allocation Date by the amount of Residual Cash Flow allocated on such date pursuant to priority clause (B) of Section 2(a)(i) of this RVO certificate to the reduction of Litigation Expenses; and, PROVIDED, FURTHER, that the aggregate amount of Damages shall not be so decreased on any Allocation Date as contemplated by the immediately preceding proviso unless, as of such date, the aggregate amount of Residual Cash Flow allocated to reduce Litigation Expenses pursuant to priority clause (B) of Section 2(a)(i) of this RVO certificate equals or exceeds $10,000,000.

    "Litigation Reserve Interest", for any period, means interest accrued during such period on the excess, if any, of (i) the aggregate amount of Residual Cash Flow, if any, allocated to reduce Litigation Expenses pursuant to priority clause (B) of Section 2(a)(i) of this RVO certificate over (ii) the aggregate amount of Damages (such excess being calculated as of the day after the Allocation Date during such period) at One-Month LIBOR.

    "Optional Redemption Price" shall have the meaning set forth in Section 6 of this RVO certificate.

    "One-Month LIBOR", for any period, means the rate per annum determined on the basis of the rate for deposits in U.S. dollars for a 30-day period commencing on the first day of such period appearing on Page 3750 of the Dow Jones Markets screen of 11:00 A.M., London time, two Business Days prior to the beginning of such period. In the event that such rate does not appear on Page 3750 of the Dow Jones Markets screen (or otherwise on such screen), One-Month LIBOR shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Company or, in the absence of such availability, by reference to the rate at which the Trustee is offered U.S. dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such period for the number of days comprised therein. All amounts calculated based on One-Month LIBOR shall be calculated on the basis of the actual number of days elapsed and a 360-day year.

    "Other Transaction Receivable" shall have the meaning set forth in the definition of "Residual Cash Flow."

    "Other Transaction Receivables Collected Funds" means, with respect to any period and without duplication, the amount of funds received by the Company or any of its Subsidiaries representing collections on the Other Transaction Receivables during such period, including, but not limited to, payments by or on behalf of the obligor, bankruptcy trustee payments, dealer payments, dealer refunds

                                     B-1-3
for life and/or disability insurance and other soft adds funded under the Other Transaction Receivables, GAP insurance or waiver proceeds from whatever source, comprehensive and physical damage insurance proceeds, sales tax refunds, legal proceeding recoveries, vendor single interest self-insurance proceeds, blanket vendor single interest insurance proceeds, warranty refunds and all Other Transaction Receivable Liquidation Proceeds.

    "Other Transaction Receivable Liquidation Proceeds" means all amounts realized by the Company or any of its Subsidiaries with respect to a Liquidated Other Transaction Receivable net of (i) reasonable expenses paid or reimbursed by the Company or any of its Subsidiaries to an auction house in connection with the repossession and disposition of the financed vehicle and (ii) amounts that are required to be refunded to the obligor on such Other Transaction Receivable; PROVIDED, HOWEVER, that the Other Transaction Receivable Liquidation Proceeds with respect to any Other Transaction Receivable shall in no event be less than zero.

    "Other Transaction Receivables Residual Cash Flow" means, with respect to any period and without duplication, the sum of (i) any Other Transaction Receivables Collected Funds received by the Company or any of its Subsidiaries during such period with respect to the Other Transaction Receivables (other than amounts which constitute Collected Funds as defined in the Sale and Servicing Agreements or Pooling and Servicing Agreements, as the case may be, entered into in connection with the Designated Securitization Transactions) and (ii) any proceeds received by the Company or any of its Subsidiaries during such period from the sale of any Other Transaction Receivable to a Person other than the Company or any of its Subsidiaries MINUS, without duplication,

    (v) all amounts received by the Company or any of its Subsidiaries during such period with respect to such Other Transaction Receivables that are allocable to principal in accordance with the terms of the Other Transaction Receivables;

    (w) for each Other Transaction Receivable that has become a Liquidated Other Transaction Receivable during such period, the Principal Balance outstanding on the date it became a Liquidated Other Transaction Receivable;

    (x) an amount to cover estimated servicing expenses and funding costs (including, without limitation, interest, credit enhancement insurance premiums and indenture and owner trustees', and other agents', fees) that would have been payable with respect to such Other Transaction Receivables for such period, assuming that each such Other Transaction Receivable continued to be subject to its related Designated Securitization Transaction, which estimates, in the case of the credit enhancement insurance premiums and other fees, shall be based on the contractual rate as in effect on the date such Receivable became an Other Transaction Receivable and, in the case of other funding costs, shall be based on the contractual rate that would have been in effect during such period assuming the Other Transaction Receivable continued to be subject to its related Designated Securitization Transaction;

    (y) if such period is the period in which a Receivable becomes an Other Transaction Receivable, any amount other than the Principal Balance of such Receivable that was paid to the related Designated Securitization Transaction in connection with its purchase from that Designated Securitization Transaction (determined at the time of such purchase in accordance with the Sale and Servicing Agreement or Pooling and Servicing Agreement, as the case may be, entered into in connection with the related Designated Securitization Transaction); and

    (z) if such period is the period in which the Company or any of its Subsidiaries sells such Other Transaction Receivable to a Person other than the Company or any of its Subsidiaries, an amount equal to (I) the Principal Balance of such Other Transaction Receivable on the date sold, PLUS (II) if the Other Transaction Receivable was not purchased from a Designated Securitization Transaction at the option of the Company, an amount equal to the reasonable costs incurred by the Company or any of its Subsidiaries in connection with the sale of such Other Transaction Receivable by the Company or its Subsidiaries; PROVIDED that (A) amounts shall be deducted pursuant to this clause (z) only if such sale is

                                     B-1-4
in accordance with reasonable business practices and with a good faith intent other than to reduce RVO Payments, (B) no amounts shall be deducted pursuant to this clause (z) if the Principal Balance of such Other Transaction Receivable has already been deducted pursuant to clause (w) above and (C) the amount deducted pursuant to this clause (z) with respect to any Other Transaction Receivable that had been purchased from a Designated Securitization Transaction at the option of the Company shall in no event exceed the gross amount realized by the seller upon the sale of such Other Transaction Receivable.

    "Payment Date" means the second Business Day after the Securitization Distribution Dates in April, July, October and January, commencing [Insert the first such day following the Effective Time (or, if the Effective Time is after the record date in respect of such first Payment Date, then on the next succeeding Payment Date)].

    "Principal Balance" means, with respect to any Other Transaction Receivable, as of any date of determination (i) the aggregate amount advanced under such Other Transaction Receivable (whether before or after such Receivable became an other Transaction Receivable) toward the purchase price of the financed vehicle and related costs, including amounts advanced in respect of accessories, insurance premiums, service and warranty contracts, other items customarily financed as part of retail automobile installment sale contracts or promissory notes and related costs (provided that the foregoing shall not include any Insurance Add-On Amounts, as defined in the Sale and Servicing Agreement or Pooling and Servicing Agreement, as the case may be, entered into in connection with the related Designated Securitization Transaction) MINUS (ii) (A) the portion of all amounts received on or prior to such date (whether before or after such Receivable became an Other Transaction Receivable) and allocable to principal in accordance with the terms of the Other Transaction Receivable and
(B) any Cram Down Loss (as defined in the Sale and Servicing Agreement or Pooling and Servicing Agreement, as the case may be, entered into in connection with the related Designated Securitization Transaction) in respect of such Other Transaction Receivable (whether before or after such Receivable became an Other Transaction Receivable).

    "Receivable" shall have the meaning ascribed thereto in the Spread Account Agreement.

    "Residual Cash Flow", as of any Allocation Date, means, without duplication, the sum of the following:

(a) the sum of (i) all cash actually released to the Company or its Subsidiaries on the immediately preceding Securitization Distribution Date from the Designated Spread Accounts pursuant to priority EIGHTH, clause SECOND of
    Section 3.03(b) of the Spread Account Agreement (as supplemented, in the case of each Designated Spread Account, by the related Spread Account Agreement Supplement), (ii) other than amounts included in clause (i) of this definition on a prior Allocation Date, all cash actually released to the Company or its Subsidiaries from the Designated Spread Accounts during the calendar month preceding the month in which such Allocation Date occurs (PROVIDED, that (x) the foregoing shall exclude any cash so released prior to the Closing Date and (y) in the case of the final Allocation Date, the period covered by this clause (ii) shall begin on the first day of the calendar month preceding the month in which the final Allocation Date occurs and shall continue to and include such final Allocation Date) and (iii) all cash actually released to the Company or its Subsidiaries from a Program Spread Account or a Tag Account (as defined in the Spread Account Agreement) during the calendar month preceding the month in which such Allocation Date occurs (PROVIDED, that (x) the foregoing shall exclude any cash so released prior to the Closing Date and (y) in the case of the final Allocation Date, the period covered by this clause (iii) shall begin on the first day of the calendar month preceding the month in which the final Allocation Date occurs and shall continue to and include such final Allocation Date), but only to the extent such cash would have been included as Residual Cash Flow but for clause (C) of the following proviso; PROVIDED, that Residual Cash Flow shall not include any of the foregoing amounts to the extent that (A) such amounts are contractually required, pursuant to one

                                     B-1-5
    or more agreements entered into in connection with the Designated Securitization Transactions, to be applied other than as provided pursuant to Sections 2(a)(i) and 2(a)(ii) of this RVO certificate, (B) such amounts are released to one of the Company's Subsidiaries and such Subsidiary is not permitted, pursuant to one or more agreements entered into in connection with the Designated Securitization Transactions, to dividend such amounts to its parent free from any liens or encumbrances or other contractual restrictions or (C) such amounts have been transferred to a Program Spread Account or Tag Account (as defined in the Spread Account Agreement) established in connection with the Designated Securitization Transactions;

(b) any Other Transaction Receivables Residual Cash Flow for the calendar month preceding the month in which such Allocation Date occurs (PROVIDED, that (x) the foregoing shall exclude any Other Transaction Receivable Residual Cash Flow received prior to the Closing Date and (y) in the case of the final Allocation Date, the period covered by this clause (b) shall begin on the first day of the calendar month preceding the month in which the final Allocation Date occurs and shall continue to and include such final Allocation Date) with respect to all Receivables which were securitized as of September 30, 1999 pursuant to the Designated Securitization Transactions but are no longer included, as of the end of such preceding calendar month, in the Designated Securitization Transactions for any reason ("Other Transaction Receivables"); and

(c) the amount of Litigation Reserve Interest, if any, for the period ending on and including the day prior to the Securitization Distribution Date immediately preceding such Allocation Date and beginning on and including the second Securitization Distribution Date immediately preceding such Allocation Date (it being understood that the amount of Litigation Reserve Interest as of the initial Allocation Date shall be zero).

    "RVO Expenses" means the sum of the following:

(a) the reasonable out-of-pocket fees and expenses paid or incurred directly or indirectly by the Company or its Subsidiaries relating to the issuance and administration of the RVOs (including, without limitation, fees and expenses of printing certificates representing the RVOs; fees and expenses of the Trustee, the Registrar and the Paying Agent for the RVOs and any other agents engaged in accordance with the RVO Agreement; and related legal expenses), but excluding accounting fees and expenses, audit fees, if any, the fees and expenses relating to the listing of the RVOs on a national securities exchange and legal expenses relating to the negotiating of the terms of the RVOs and the drafting of the RVO Agreement; and

(b) the reasonable actual or reasonably imputed cost to the Company or its Subsidiaries of providing alternative credit support in connection with the early release of cash to the Company or its Subsidiaries from the Designated Spread Accounts; PROVIDED, that such costs shall only be included as RVO Expenses to the extent that, in the Company's good faith judgment, such costs do not exceed the benefits of such release, and PROVIDED, FURTHER, that the costs referenced in this clause (b) shall be included as RVO Expenses as such costs are incurred (or deemed to be incurred if imputed) or, at the Company's election, in a lump sum calculated on a present value basis (discounted at the rate of 1.25% per month) at the time of the related release of cash.

    "RVO Payments" means the payments of Accrued RVO Payment Amounts pursuant to
Section 2(b) of this RVO certificate.

    "Spread Account Agreement" means the Spread Account Agreement, dated as of March 25, 1993, as amended and restated as of September 22, 1999, among Arcadia Financial Ltd., Arcadia Receivables Finance Corp., Financial Security
Assurance Inc., The Chase Manhattan Bank and Norwest Bank Minnesota, National Association, as such agreement may be amended from time to time.

    "Spread Account Agreement Supplements" means the Series Supplements to the Spread Account Agreement entered into in connection with each of the Designated Securitization Transactions, as in effect from time to time.

                                     B-1-6

2. RVO PAYMENTS

(a) ALLOCATIONS OF RESIDUAL CASH FLOW; DETERMINATION OF ACCRUED RVO PAYMENT AMOUNTS.

        (i) On the Business Day after each Securitization Distribution Date occurring on or after the Closing Date (each such day, an "ALLOCATION DATE"), the Company shall make the following allocations of the Residual Cash Flow as of such Allocation Date, if any, in the following order of priority:

       (A) 100% to reduce RVO Expenses incurred after the third preceding Securitization Distribution Date and on or prior to the second preceding Securitization Distribution Date (PROVIDED, that (i) in the case of the initial Allocation Date, the allocation shall be 100% to reduce RVO Expenses incurred on or after November 12, 1999 and on or prior to the second preceding Securitization Distribution Date and
           (ii) in the case of the final Allocation Date, the allocation shall be 100% of the remaining Residual Cash Flow, if any, to reduce
           (x) RVO Expenses incurred after the third preceding Securitization Distribution Date and on or prior to such Allocation Date and
           (y) RVO Expenses which the Company reasonably expects to incur thereafter), PLUS (except in the case of the initial Allocation Date) any RVO Expenses incurred on or prior to the third preceding Securitization Distribution Date and on or after November 12, 1999 which were not previously reduced by a prior allocation of Residual Cash Flow pursuant to this priority clause (A), until such amounts have been reduced to zero, then

       (B) 100% of the remaining Residual Cash Flow, if any, to reduce Litigation Expenses incurred after the third preceding Securitization Distribution Date and on or prior to the second preceding Securitization Distribution Date (PROVIDED that (i) in the case of the initial Allocation Date, the allocation shall be 100% of the remaining Residual Cash Flow, if any, to reduce Litigation Expenses incurred on or after November 12, 1999 and on or prior to the second preceding Securitization Distribution Date and (ii) in the case of the final Allocation Date, the allocation shall be 100% of the remaining Residual Cash Flow, if any, to reduce Litigation Expenses incurred after the third preceding Securitization Distribution Date and on or prior to such Allocation Date), PLUS (except in the case of the initial Allocation Date) any Litigation Expenses incurred on or prior to the third preceding Securitization Distribution Date and on or after November 12, 1999 which were not previously reduced by a prior allocation of Residual Cash Flow pursuant to this priority clause (B), until such amounts have been reduced to zero, then

       (C) 100% of remaining Residual Cash Flow, if any, to reduce the then-effective AFCC Amount until the then-effective AFCC Amount has been reduced to zero, then

       (D) 50% of the remaining Residual Cash Flow, if any, to increase the Accrued RVO Payment Amount.

        (ii) In addition to, and after giving effect to, the allocation of Residual Cash Flow pursuant to Section 2(a)(i) of this RVO certificate, on the second Allocation Date following the final disposition of all litigation giving rise to Damages and the final determination of all legal fees and expenses related thereto, an amount equal to the excess, if any, of (i) the aggregate amount of Residual Cash Flow allocated on or prior to such Allocation Date to reduce Litigation Expenses pursuant to priority clause (B) above OVER (ii) the aggregate amount of Damages (the "EXCESS LITIGATION RESERVE"), shall be allocated by the Company, in the following order of priority:

       (A) 100% to reduce the then-effective AFCC Amount (calculated after giving effect to the allocation of Residual Cash Flow pursuant to
           Section 2(a)(i) of this RVO certificate on such Allocation Date) until the AFCC Amount has been reduced to zero, then

                                     B-1-7

       (B) 50% of remaining Excess Litigation Reserve, if any, to increase the Accrued RVO Payment Amount.

(b) PAYMENTS ON PAYMENT DATES.

        (i) Except as provided in Section 9.8 of the RVO Agreement, amounts allocated on an Allocation Date pursuant to priority clause (D) of
    Section 2(a)(i) of this RVO certificate or priority clause (B) of
    Section 2(a)(ii) of this RVO certificate to increase the Accrued RVO Payment Amount shall accrue interest from and including such Allocation Date to but excluding the date such amounts are paid pursuant to Section 2(b)(ii) of this RVO certificate at a rate equal to One-Month LIBOR.

        (ii) On each Payment Date (including the Redemption Date, if any), the Company shall make a payment with respect to the RVOs represented hereby in an amount equal to the product of (A) the then-effective Accrued RVO Payment Amount and (B) the quotient of (i) the number of RVOs represented hereby divided by (2) the total number of RVOs outstanding. There shall be no minimum payment on the RVOs.

        (iii) Notwithstanding the foregoing, the Company shall not, except in connection with the payment of RVO Payments on a Redemption Date, be required to make payments on this RVO certificate if the amount of the payment that would otherwise be made on this RVO certificate would be less than $0.05 per RVO represented hereby. Any amounts not paid in accordance with this clause (iii) and any amounts not paid in breach of the terms hereof shall (A) be carried over to the next Payment Date and (B) continue to accrue interest as provided in Section 2(b)(i).

(c) APPLICATION OF FUNDS PURSUANT TO ALLOCATION PROVISIONS

    It is understood and agreed that the allocation provisions contained in
Section 2(a) of this RVO certificate do not require any actual or specific use of funds by the Company.

3. METHOD OF PAYMENT

    No later than 10:00 a.m. (New York City time) on the date on which an RVO Payment on this RVO certificate is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such RVO Payment. The Company will pay RVO Payments to the Persons who are registered Holders of RVOs at the close of business on the March 1, June 1, September 1, or December 1, respectively, next preceding each Payment Date even if RVOs are registered for transfer, cancelled, repurchased or redeemed after the record date and on or before the Payment Date. The Company will pay RVO Payments in money of the United States that at the time of payment is legal tender for payment of public and private debts and otherwise in accordance with the RVO Agreement.

4. PAYING AGENT AND REGISTRAR

    Initially, The Chase Manhattan Bank (the "TRUSTEE") will act as Trustee, Paying Agent and Registrar. The Company may appoint and change any Paying Agent, Registrar or co-registrar without notice to any Holder. The Company or any of its Subsidiaries may act as Paying Agent, Registrar or co-registrar.

5. RVO AGREEMENT

    The Company has issued this RVO certificate under the RVO Agreement. The terms of the RVOs include those stated in the RVO Agreement and those made part of the RVO Agreement by reference to the Trust Indenture Act of 1939 (15 U.S.C. SectionSection 77aaa-77bbbb), as amended and as in effect on the date of the RVO Agreement (the "ACT"). The RVOs are subject to all such terms, and Holders are referred to the RVO Agreement and the Act for a statement of those terms.

                                     B-1-8

    The RVOs are general unsecured obligations of the Company payable in the amounts determined hereunder.

6. OPTIONAL REDEMPTION

    Except as set forth below, the RVOs will not be redeemable at the option of the Company.

    At the Company's option, the outstanding RVOs will be redeemable, in whole but not in part, on any Payment Date when the total Aggregate Principal Balance (as defined in the Designated Securitization Transactions) of the Receivables that were securitized pursuant to the Designated Securitization Transactions as of the Closing Date is less than or equal to 5% of the total Aggregate Principal Balance of such Receivables as of the Closing Date, upon not less than 30 nor more than 60 days prior notice mailed by first-class mail to each Holder's registered address, at a redemption price equal to the fair value of the outstanding RVOs as of the date of the Board Resolution passed pursuant to
Section 5.2 of the RVO Agreement (which fair value shall be determined assuming the prior payment of the RVO Payment, if any, to be made on the Redemption
Date), as determined in good faith by the Board of Directors of the Company and set forth in the Board Resolution passed pursuant to Section 5.2 of the RVO Agreement (the "OPTIONAL REDEMPTION PRICE").

    After the redemption date, no further RVO Payments shall be made on the RVOs as long as the Company has satisfied its obligations under Section 5.4 of the RVO Agreement. If the Company shall not have satisfied its obligations under
Section 5.4 of the RVO Agreement, (i) the RVOs shall continue to be outstanding and RVO Payments shall continue to accrue thereon as provided in this RVO certificate and (ii) any RVO Payments payable on such redemption date that are not so paid shall be carried over to the next Payment Date and shall continue to accrue interest as provided in Section 2(b)(i) of this RVO certificate.

    Holders must surrender the certificates representing the RVOs to a Paying Agent to collect redemption payments.

7. DENOMINATIONS; TRANSFER; EXCHANGE

    The RVO certificates are in registered form without coupons in denominations of whole RVOs and integral multiples thereof. A Holder may transfer or exchange RVOs in accordance with the RVO Agreement. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the RVO Agreement.

8. PERSONS DEEMED OWNERS

    The registered Holder of this RVO may be treated as the owner of it for all purposes.

9. UNCLAIMED MONEY

    If money for the payment of an RVO Payment or the Optional Redemption Price remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its written request unless an abandoned property law designates another Person. After any such payment, Holders entitled to the money must look only to the Company and not to the Trustee or Paying Agent for payment.

10. AMENDMENT, WAIVER

    Subject to certain exceptions set forth in the RVO Agreement, (i) the RVO Agreement or the RVOs may be amended with the written consent of the Holders of at least a majority of the then outstanding RVOs and (ii) any Default (other than with respect to nonpayment or in respect of a provision that cannot be amended without the written consent of each Holder affected) or

                                     B-1-9
noncompliance with any provision may be waived with the written consent of the Holders of a majority of the then outstanding RVOs. Subject to certain exceptions set forth in the RVO Agreement, without the consent of any Holder, the Company and the Trustee may amend the RVO Agreement or the RVOs to cure any ambiguity, omission, defect or inconsistency, or to comply with ARTICLE IV of the RVO Agreement, or to provide for uncertificated RVOs in addition to or in place of certificated RVOs, or to add guarantees with respect to the RVOs or to secure the RVOs, or to add additional covenants of the Company, or surrender rights and powers conferred on the Company, or to comply with any request of the SEC in connection with qualifying the RVO Agreement under the Act, or to make any change that does not adversely affect the rights of any Holder.

11. DEFAULTS AND REMEDIES

    Under the RVO Agreement, Events of Default include (i) default for 30 days in payment of RVO Payments when due on the RVOs; (ii) default in payment of the Optional Redemption Price upon optional redemption pursuant to Article V of the RVO Agreement and paragraph 6 of the RVOs; (iii) the failure by the Company to comply for 60 days after notice with its other agreements contained in the RVO Agreement or under the RVOs (other than those referred to in (i) or (ii) above); or (iv) certain events of bankruptcy, insolvency or reorganization of the Company. However, a default under clause (iii) will not constitute an Event of Default until the Trustee or the Holders of at least 50% of the outstanding RVOs notify the Company of the default and the Company does not cure such default within the time specified in clause (iii) hereof after receipt of such notice.

    Holders may not enforce the RVO Agreement or the RVOs except as provided in the RVO Agreement. The Trustee may refuse to enforce the RVO Agreement or the RVOs unless it receives reasonable indemnity or security. Subject to certain limitations, Holders of a majority of the outstanding RVOs may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default with respect to payments on the RVOs) if it determines that withholding notice is in the Holders' interest.

12. TRUSTEE DEALINGS WITH THE COMPANY

    Subject to certain limitations set forth in the RVO Agreement, the Trustee under the RVO Agreement, in its individual or any other capacity, may become the owner or pledgee of RVOs and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

13. RESTRICTIVE COVENANTS.

    The RVO Agreement imposes certain limitations on the ability of the Company to, among other things, consolidate with or merge or into any Person or transfer all or substantially all of its properties and assets to another Person In addition, the RVO Agreement imposes (i) certain limitations on the ability of the Company to assign its obligations under the RVO Agreement or under the RVOs to another Person and (ii) certain obligations on the Company to arrange for the servicing of the receivables securitized pursuant to the Designated Securitization Transactions.

14. DETERMINATIONS.

    (a) The Company agrees that, in computing Collected Funds for purposes of the Designated Securitization Transactions or in computing Other Transaction Receivables Collected Funds, it shall include the proceeds paid to the Company or any of its Subsidiaries under the blanket GAP insurance policy maintained by Arcadia Financial Ltd., and it shall deduct the premiums on, and the costs to enforce, such policy. In addition, to the extent relevant in calculating Liquidation Proceeds for purposes

                                     B-1-10
of the Designated Securitization Transactions, the Company agrees that it shall not deduct repossession expenses, except for repossession expenses paid or reimbursed to an auction house.

    (b) Except to the extent that this RVO certificate or the RVO Agreement expressly provides to the contrary and except to the extent otherwise required by applicable law, the Company's calculations and determinations of all amounts and other matters in connection with the RVOs shall be final and conclusive in the absence of manifest error and the Trustee shall be fully authorized and protected and incur no liability in reliance thereon; PROVIDED, that the Company shall engage its independent auditors to review the calculations and determinations made by the Company hereunder and under the RVO Agreement substantially to the same extent as the Company engages its independent auditors to perform a similar function with respect to securitization transactions effected by or for the benefit of the Company and its Subsidiaries.

15. NO RECOURSE AGAINST OTHERS

    Except to the extent otherwise required by applicable law, an incorporator, director, officer, employee, stockholder or controlling person, as such, of the Company shall not have any liability for any obligations of the Company under the RVOs or the RVO Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a RVO, each Holder waives and releases all such liability. The waiver and release are part of the consideration for the issue of the RVOs.

16. AUTHENTICATION

    This RVO certificate shall not be valid until an authorized signatory of the Trustee (or an authenticating agent acting on its behalf) manually signs the certificate of authentication on the other side of this RVO certificate.

17. ABBREVIATIONS

    Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

18. CUSIP NUMBERS

    Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP numbers to be printed on the RVO certificates and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the RVO certificates or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19. GOVERNING LAW

    This RVO certificate shall be governed by, and construed in accordance with, the laws of the State of New York.

                                     B-1-11

                                ASSIGNMENT FORM

    To assign this RVO certificate, fill in the form below:

    I or we assign and transfer this RVO certificate to

                            ------------------------

             (Print or type assignee's name, address and zip code)

                            ------------------------

                 (Insert assignee's soc. sec. or tax I.D. No.)

and irrevocably appoint agent to transfer this RVO certificate on the books of the Company. The agent may substitute another to act for him.

Date:____________________________________ Your
Signature:____________________________________

Signature Guarantee:________________________________________________________
                         (Signature must be guaranteed)

--------------------------------------------------------------------------------

    Sign exactly as your name appears on the other side of this RVO certificate.

    The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to S.E.C. Rule 17Ad-15.

                                     B-1-12

                        [TO BE ATTACHED TO GLOBAL RVOs]

                SCHEDULE OF INCREASES OR DECREASES IN GLOBAL RVO

    The following increases or decreases in this Global RVO have been made:

                                                                        RVOS REPRESENTED BY
                         AMOUNT OF DECREASE    AMOUNT OF INCREASE         THIS GLOBAL RVO        SIGNATURE OF AUTHORIZED
                         IN RVOS REPRESENTED   IN RVOS REPRESENTED           FOLLOWING            SIGNATORY OF TRUSTEE
DATE OF EXCHANGE         BY THIS GLOBAL RVO    BY THIS GLOBAL RVO    SUCH DECREASE OR INCREASE        OR CUSTODIAN
----------------         -------------------   -------------------   -------------------------   -----------------------

                                     B-1-13

                                                                         Annex I

Olympic Automobile Receivables Trust, 1994-B

Olympic Automobile Receivables Trust, 1995-A

Olympic Automobile Receivables Trust, 1995-B

Olympic Automobile Receivables Trust, 1995-C

Olympic Automobile Receivables Trust, 1995-D

Olympic Automobile Receivables Trust, 1995-E

Olympic Automobile Receivables Trust, 1996-A

Olympic Automobile Receivables Trust, 1996-B

Olympic Automobile Receivables Trust, 1996-C

Olympic Automobile Receivables Trust, 1996-D

Olympic Automobile Receivables Trust, 1997-A

Arcadia Automobile Receivables Trust, 1997-B

Arcadia Automobile Receivables Trust, 1997-C

Arcadia Automobile Receivables Trust, 1997-D

Arcadia Automobile Receivables Trust, 1998-A

Arcadia Automobile Receivables Trust, 1998-B

Arcadia Automobile Receivables Trust, 1998-C

Arcadia Automobile Receivables Trust, 1998-D

Arcadia Automobile Receivables Trust, 1998-E

Arcadia Automobile Receivables Trust, 1999-A

Arcadia Automobile Receivables Trust, 1999-B

                                     B-1-14

                                   APPENDIX C
                FAIRNESS OPINION OF J.P. MORGAN SECURITIES, INC.

November 12, 1999

Board of Directors

Arcadia Financial Ltd.
7825 Washington Avenue South
Minneapolis, MN 55439

Attention:  Warren Kantor

            Chairman of the Board

Gentlemen:

    You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of Arcadia Financial Ltd. (the "Company") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of the Company with AFCC Newco Inc. ("Sub"), a wholly-owned subsidiary of Associates First Capital Corporation (the "Buyer"). Pursuant to the Agreement and Plan of Merger, dated as of November 12, 1999 (the "Agreement"), by and among the Company, the Buyer and Sub, Sub will merge with and into the Company, the Company will be the surviving corporation in the Merger, and each share of common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the effective time of the Merger (other than certain shares to be canceled pursuant to the Agreement and other than dissenting shares) will be converted into the right to receive $4.90 in cash and one residual value obligation (the "RVO") having the principal terms described in Exhibit A to the Agreement.

    In arriving at our opinion, we have reviewed (i) the Agreement;
(ii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to those of the Company, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and the consideration received for such companies; (iv) current and historical market prices of the common stock of the Company; (v) the audited financial statements of the Company for the fiscal year ended December 31, 1998, and the unaudited financial statements of the Company for the period ended September 30, 1999; (vi) certain agreements with respect to outstanding indebtedness or obligations of the Company; (vii) certain internal financial analyses and forecasts prepared by the Company and its management; and (viii) the terms of other business combinations that we deemed relevant.

    In addition, we have held discussions with certain members of the management of the Company and the Buyer with respect to certain aspects of the Merger, the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, the effects of the Merger on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry. We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion. In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

    Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the RVO will trade at any future time.

    We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In the past, J.P. Morgan has participated in the Company's conduit financing and securitizations, and has been an underwriter of the Company's bonds. As you are aware, in the past we and our affiliates have also provided financial advisory, capital markets and credit services to the Buyer, for which we and our affiliates have received customary fees. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or the Buyer for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

    On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be paid to the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

    This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. This opinion may be reproduced in full in any proxy or information statement mailed to stockholders of the Company.

Very truly yours,

J.P. MORGAN SECURITIES INC.

                 /s/ JOHN P. MULLEN
     -----------------------------------------
                Name: John P. Mullen
              Title: Managing Director
By:

                                   APPENDIX D
                              THE VOTING AGREEMENT

                                VOTING AGREEMENT

    This AGREEMENT, dated as of November 12, 1999, among ASSOCIATES FIRST CAPITAL CORPORATION, a Delaware corporation ("PARENT"), AFCC NEWCO, INC., a Minnesota corporation ("SUB"), on the one hand, and the other parties signatory hereto (each a "SHAREHOLDER", and collectively, the "SHAREHOLDERS"), on the other hand.

    WHEREAS Parent, Sub and ARCADIA FINANCIAL LTD., a Minnesota corporation ("COMPANY"), propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"; capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement) providing for a merger of Sub with and into Company, upon the terms and subject to the conditions set forth in the Merger Agreement; and

    WHEREAS each Shareholder beneficially owns the number of shares of Company Common Stock set forth opposite such Shareholder's name on the signature page of this Agreement (such shares of Company Common Stock, together with any other shares of Company Common Stock that such Shareholder acquires beneficial ownership of after the date hereof and during the term of this Agreement, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, or by means of purchase, dividend, distribution or otherwise, being collectively referred to herein as the "SUBJECT SHARES"); and

    WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent and Sub have requested that the Shareholders enter into this Agreement.

    NOW, THEREFORE, to induce Parent and Sub to enter into, and in consideration of its entering into, the Merger Agreement, and in consideration of the premises and the representations, warranties and agreements contained herein, the parties agree as follows:

    1. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS. Each Shareholder hereby, severally and not jointly, represents and warrants to Parent and Sub as of the date hereof as follows:

        (a) AUTHORITY; NO CONFLICTS. Such Shareholder has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by such Shareholder, and (assuming due authorization, execution and delivery by Parent and Sub) constitutes the valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). No filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby, except where the failure to make such filing or to obtain such permit, authorization, consent or approval would not prevent or delay the performance by the Shareholder of its obligations under this Agreement. None of the execution and delivery of this Agreement by such Shareholder, the consummation of the transactions contemplated hereby and compliance with the terms hereof by such Shareholder will conflict with, result in any violation of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of such Shareholder under, any of the terms, conditions or provision of any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or to such Shareholder's property or assets, except for any such conflicts, violations, defaults or other occurrences that would not prevent or delay the performance by the Shareholder of its obligations under this Agreement. If such Shareholder is married and such Shareholder's Subject Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding upon such Subject Shares, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Shareholder's spouse, enforceable against such spouse in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). No trust of which such Shareholder is a trustee requires the consent of any beneficiary to the execution and delivery of this Agreement or to the consummation of the transactions contemplated hereby.

        (b) THE SUBJECT SHARES. Such Shareholder is the beneficial owner of the Subject Shares. Such Shareholder does not beneficially own any shares of capital stock of Company or securities convertible or exchangeable for shares of capital stock of Company, other than the Subject Shares. Except to the extent such shares are pledged as of the date hereof, such Shareholder has the sole right and power to vote and dispose of the Subject Shares, and none of such Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Subject Shares, except as contemplated by this Agreement.

    2. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Each of Parent and Sub hereby represents and warrants to the Shareholders that it is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by each of Parent and Sub and (assuming due authorization, execution and delivery by the Shareholders) constitutes the valid and binding obligations of Parent and Sub, enforceable against each of them in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). No filing with, and no permit, authorization, consent or approval of, any Governmental Entity or any other person is necessary for the execution of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby, except where the failure to make such filing or to obtain such permit, authorization, consent or approval would not prevent or delay the performance by Parent of its obligations under this Agreement. None of the execution and delivery of this Agreement by Parent and Sub, the consummation of the transactions contemplated hereby nor the compliance with the terms hereof by Parent and Sub will conflict with, or result in any violation of, or default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any Lien upon any of the properties or assets of Parent or Sub under, any of the terms, conditions or provision of, the certificate or articles of incorporation or bylaws of Parent or Sub, as applicable, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Parent or Sub or to Parent's or Sub's property or assets, except for any such conflicts, violations, defaults or other occurrences that would not prevent or delay the performance by Parent of its obligations under this Agreement.

    3. COVENANTS OF THE SHAREHOLDERS. Until the termination of this Agreement in accordance with Section 7, each Shareholder, severally and not jointly, agrees as follows:

        (a) VOTING OF SUBJECT SHARES. At any meeting of shareholders of Company called to vote upon the Merger and/or the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote or other approval with respect to the Merger and/or the Merger Agreement is sought, such Shareholder shall vote the Subject Shares in favor of the Merger, the adoption by Company of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement. The agreements set forth in the immediately preceding sentence shall equally apply if such approvals were to be sought by the solicitation of written consents.

        At any meeting of shareholders of Company or at any adjournment thereof or in any other circumstances upon which such Shareholder's vote, consent or other approval is sought, such Shareholder shall vote the Subject Shares against (i) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Company under the Merger Agreement and (ii), except with the prior written consent of Parent, any action or agreement that would adversely effect or delay the Merger in any respect including, but not limited to: (A) any Transaction Proposal; (B) any amendment of Company's articles of incorporation or by-laws or other proposal or transaction involving Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of Company's capital stock; (C) any material change in the present capitalization or dividend policy of Company; or (D) any other material change in Company's corporate structure or business. Such Shareholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

        (b) PROXIES. Such Shareholder hereby grants to Parent, and to any officer of Parent designated by Parent, a proxy to vote the Subject Shares as indicated in Section 3(a) above. Such Shareholder agrees that this proxy shall be irrevocable and coupled with an interest and will take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and hereby revoke any proxy previously granted by such Shareholder with respect to the Subject Shares.

        (c) TRANSFER RESTRICTIONS. Such Shareholder agrees not to (i) sell, transfer, pledge (except to the extent that such Subject Shares are pledged as of the date hereof), encumber, assign or otherwise dispose of (including by gift) (collectively, "TRANSFER"), or enter into any contract, option or other arrangement or understanding (including any profit sharing arrangement) with respect to the Transfer of, any of the Subject Shares to any person other than pursuant to the Merger Agreement, (ii) enter into any voting arrangement or understanding, whether by proxy, voting agreement or otherwise or (iii) take any action that would make any of its representations or warranties contained herein untrue or incorrect or have the effect of preventing or disabling such Shareholder from performing its obligations under this Agreement.

        (d) APPRAISAL RIGHTS. Such Shareholder hereby irrevocably waives any rights of appraisal with respect to the Merger or rights to dissent from the Merger that such Shareholder may have.

        (e) NO SOLICITATION. Such Shareholder shall not (whether directly or indirectly through advisors, agents or other intermediaries), nor shall such Shareholder authorize or permit any of such Shareholder's agents, representatives or advisors to, (x) solicit, initiate, encourage (including by way of furnishing information) or take any action knowingly to facilitate the submission of any inquiries, proposals or offers (whether or not in writing) from any person other than Parent relating to a Transaction Proposal, or agree to, approve or endorse any Transaction Proposal or
    (y) enter into or participate in any discussions or negotiations regarding any of the foregoing, or otherwise cooperate in any way with, or knowingly assist or participate in, facilitate or encourage, any effort or attempt by any other person to do or seek any of the foregoing; PROVIDED, that such Shareholder may act as a representative of Company in connection with any activity the Company is permitted to undertake pursuant to Section 6.8 of the Merger Agreement. If such Shareholder receives or becomes aware of a Transaction Proposal, or a request for nonpublic information relating to Company or any of its Subsidiaries or for access to the properties, books or records of Company or any of its Subsidiaries by any Person who is considering making or has made a Transaction Proposal, it shall immediately inform Parent orally and shall as promptly as practicable (and in any event within one day) inform Parent in writing of the terms and conditions of such proposal and the identity of the person making it, forwarding a copy of any written communications relating thereto. Such Shareholder will keep Parent informed on as prompt a basis as is practicable of the status and details of any such Transaction Proposal or request and any related discussions or negotiations, including by forwarding copies of any material written communications relating thereto. Such Shareholder will immediately cease and cause its agents, representatives and advisors, to cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing. If such Shareholder is a member of the Board of Directors of Company, nothing in this Section 3(e) shall prohibit such Shareholder, acting in such capacity, from taking and disclosing to Company's shareholders a position with respect to a Transaction Proposal by a third party to the extent required under the Exchange Act, including
    Rules 14e-2 and 14d-9 thereunder, or from making such disclosure to Company's shareholders which Company's Board of Directors determines is required under applicable law pursuant to Section 6.8 of the Merger Agreement; PROVIDED, that nothing in this sentence shall affect the obligations of such Shareholder under any other provision of this Agreement.

    4. FURTHER ASSURANCES. Each of the Shareholders, severally and not jointly, agrees to, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

    5. STOP TRANSFER ORDER. Each of the Shareholders hereby authorizes Company's counsel to notify Company's transfer agent that there is a stop transfer order with respect to all of the Subject Shares (and that this Agreement places limits on the voting of the Subject Shares).

    6. ASSIGNMENT; THIRD PARTY BENEFICIARIES. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. This Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    7. TERMINATION. This Agreement shall terminate, and no party shall have any rights or obligations hereunder and this Agreement shall become null and void and have no further effect upon the first to occur of (a) the Effective Time and (b) the termination of the Merger Agreement pursuant to Section 8.1 of the Merger Agreement. Nothing in this Section 7 shall relieve any party of liability for breach of this Agreement.

    8.  GENERAL PROVISIONS.

        (a) AMENDMENTS. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        (b) NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to Parent and Sub in accordance with Section 9.3 of the Merger Agreement and to each Shareholder at the address set forth under such Shareholder's name on the signature page of this Agreement (or at such other address for a party as shall be specified by like notice).

        (c) INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". No provision of this Agreement shall be construed to require Parent, Sub or any of their respective Subsidiaries or affiliates, or any Shareholder to take any action which would violate any applicable law, rule or regulation.

        (d) COUNTERPARTS; FACSIMILE. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

        (e) GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

        (f) SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

        9. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Federal court or New York State court sitting in the Borough of Manhattan, City of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that such party will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than a Federal court sitting in the state of New York or a New York state court and (iv) waives any right to trial by jury with respect to any claim or proceeding related to or arising out of this Agreement or any of the transactions contemplated hereby.

    IN WITNESS WHEREOF, Parent, Sub, and each Shareholder has caused this Agreement to be executed on its behalf as of the date first written above.

                                                       ASSOCIATES FIRST CAPITAL CORPORATION

                                                       By:  /s/ ROY GUTHRIE
                                                            -----------------------------------------
                                                            Name:  Roy Guthrie
                                                            Title: Senior Executive Vice President and
                                                                   Chief Financial Officer

                                                       AFCC NEWCO, INC.

                                                       By:  /s/ ROY GUTHRIE
                                                            -----------------------------------------
                                                            Name:  Roy Guthrie
                                                            Title: Senior Executive Vice President and
                                                                   Chief Financial Officer

Number of Subject Shares:

430,282
                                                       /s/ WARREN KANTOR
                                                       ---------------------------------------------
                                                       Warren Kantor
                                                       7825 Washington Avenue South
                                                       Minneapolis, MN 55439

Number of Subject Shares:

799,387
                                                       /s/ ROBERT J. CRESCI
                                                       ---------------------------------------------
                                                       Robert J. Cresci
                                                       7825 Washington Avenue South
                                                       Minneapolis, MN 55439

Number of Subject Shares:

838,519
                                                       /s/ JAMES L. DAVIS
                                                       ---------------------------------------------
                                                       James L. Davis
                                                       7825 Washington Avenue South
                                                       Minneapolis, MN 55439

Number of Subject Shares:

579,449
                                                       /s/ RICH A. GREENAWALT
                                                       ---------------------------------------------
                                                       Rich A. Greenawalt
                                                       7825 Washington Avenue South
                                                       Minneapolis, MN 55439

                                   APPENDIX E

    SECTIONS 302A.471 AND 302A.473 OF THE MINNESOTA BUSINESS CORPORATION ACT

302A.471 RIGHTS OF DISSENTING SHAREHOLDERS.--Subdivision 1.

    Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

    (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

        (1) alters or abolishes a preferential right of the shares;

        (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

        (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

        (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

    (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

    (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a (1)CONSTITUENT ORGANIZATION, except as provided in subdivision 3;

    (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to be voted on the plan; or

    (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

    Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

    (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

    Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

    (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in sub division 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

    Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation. (Last amended by Ch. 85, L. '99, eff. 4-23-99.)

    302A.473 PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS.--Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

    (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

    (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

    (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1 up to and including the date of payment, calculated at the rate provided in section 549.09 for interest on verdicts and judgments.

    Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

    Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder WHO IS ENTITLED TO DISSENT UNDER SECTION 302A.471 AND who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

    Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

        (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain a payment and the date by which they must be received;

        (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

        (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

        (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

    (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

    Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivision 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

        (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

        (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

        (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

    (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivision 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction.

    The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

    (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

    Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

    Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except a otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

    Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

    (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

    (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any. (Last amended by Chd. 10, L. '97, eff. 8-1-97.)

                                   APPENDIX F
           FINANCIAL DATA RELATING TO THE RECEIVABLES UNDERLYING THE
                           RESIDUAL VALUE OBLIGATIONS

                      DESCRIPTIONS OF TABLES IN APPENDIX F

    1) CUMULATIVE DEFAULT RATES: This table shows each securitization trust's cumulative defaults divided by the original principal balance of each pool on a monthly basis.

    2) CUMULATIVE LOSS RATES: This table shows each securitization trust's cumulative losses divided by the original principal balance of each pool on a monthly basis.

    3) NOTEHOLDERS BALANCE BY MONTH/POOL: This table shows each securitization trust's pool balance, which is the sum of the principal balance of the receivables and the cash on deposit in prefunding accounts, on a monthly basis. The amount of cash in the prefunding account for each securitization trust is at any time equal to the proceeds from the sale of securities sold by the trust less principal balances of the receivables delivered to the trust on or prior to such date.

    4) POOL FACTOR: This table shows each securitization trust's outstanding pool balance divided by the original pool balance, at the beginning of the transaction, of each pool on a monthly basis.

    5) ABS PREPAYMENT LIFE-TO-DATE (%): This table shows each securitization trust's Life-to-Date ABS Prepayment Speeds on a monthly basis. On a monthly basis, ABS Prepayment Speed represents the number of contracts which prepaid that month as a percentage of the original number of contracts in the pool as of the origination of the contracts; ABS Prepayment Speed may also be equivalently calculated from the dollar amount of prepayments using the average amortized contract balance to impute the number of contracts which prepaid. Life-to-Date ABS Prepayment Speeds are calculated by solving for the average monthly ABS Prepayment Speed at which the pool would have had to prepay since inception in order to reach the current number of surviving contracts.

    6) SELECTED FINANCIAL DATA: This table shows the listed data for each pool as of September 30, 1999. The Life-to-Date Cumulative Loss Rate is the dollar amount of total losses for each pool divided by the original amount securitized. The Life-to-Date Cumulative Default Rate is the dollar amount of total defaulted loans for each pool divided by the original amount securitized.

    7)  SPREAD ACCOUNT INFORMATION:

        a) SPREAD ACCOUNT BALANCE ($): is the balance of the spread account as of the end of each monthly period. During 1998, Arcadia and its provider of asset-backed securities insurance entered into two separate agreements whereby Arcadia was allowed to receive an aggregate of $60 million of cash from certain spread accounts sooner than it would have absent such arrangement.

        b) SPREAD ACCOUNT DISTRIBUTION ($): is the amount of cash released from the spread account as of the end of each monthly period.

        c) SPREAD ACCOUNT DEPOSIT/(DRAW) ($): is the amount actually deposited into (or, if negative, withdrawn from) each of the spread accounts as of the end of each monthly period.

    8)  PROGRAM SPREAD TAG ACCOUNT INFORMATION:

    Pursuant to an arrangement between Arcadia and its provider of asset-backed securities insurance, if any insured securitization trust exceeds a specified portfolio performance test as defined within the trust agreement, Arcadia may, in lieu of retaining excess cash from that securitization trust in the related spread accounts, pledge an equivalent amount of cash, which has the effect of preventing the violation of the portfolio performance test. Restrictions on such pledged amounts may be lifted if the portfolio performance for the related securitization trusts tests are met and maintained as defined in the arrangement, the violations are waived, or the loans within the securitization trust are repurchased by Arcadia at the end of the securitization term.

        a) PROGRAM SPREAD TAG ACCOUNT BALANCE ($): is the balance of the program spread tag account as of the end of each monthly period.

        b) PROGRAM SPREAD TAG ACCOUNT ACTIVITY ($): is the amount actually deposited into (or, if negative, withdrawn from) each of the program spread tag accounts as of the end of each monthly period.

                             SECURITIZATION TRUSTS

CUMULATIVE DEFAULT RATES

MONTH                    1994-B     1995-A     1995-B     1995-C     1995-D     1995-E     1996-A     1996-B     1996-C     1996-D
-----                   --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
 1..........              0.00%      0.01%      0.00%      0.00%      0.01%      0.08%      0.02%      0.01%      0.00%      0.00%
 2..........              0.01%      0.03%      0.01%      0.03%      0.11%      0.38%      0.16%      0.04%      0.05%      0.04%
 3..........              0.05%      0.09%      0.03%      0.13%      0.29%      0.71%      0.55%      0.21%      0.15%      0.13%
 4..........              0.08%      0.22%      0.17%      0.37%      0.83%      1.20%      0.88%      0.56%      0.47%      0.52%
 5..........              0.17%      0.72%      0.53%      0.72%      1.40%      1.79%      1.31%      1.05%      0.91%      0.81%
 6..........              0.30%      1.09%      1.03%      1.25%      1.73%      2.17%      1.83%      1.59%      1.36%      1.39%
 7..........              0.49%      1.50%      1.53%      2.08%      2.31%      2.94%      2.42%      2.20%      1.92%      1.98%
 8..........              0.78%      2.03%      2.20%      2.71%      2.81%      3.51%      3.03%      2.71%      2.57%      2.24%
 9..........              1.08%      2.68%      2.93%      3.11%      3.29%      4.17%      3.69%      3.26%      3.13%      2.55%
 10.........              1.47%      3.32%      4.03%      3.53%      3.82%      4.73%      4.24%      3.78%      3.69%      3.25%
 11.........              1.79%      4.19%      4.22%      3.92%      4.26%      5.30%      4.74%      4.30%      4.02%      3.83%
 12.........              2.25%      4.41%      4.64%      4.39%      4.79%      5.85%      5.27%      4.92%      4.43%      4.42%
 13.........              2.59%      5.23%      5.38%      4.91%      5.33%      6.37%      5.72%      5.55%      4.99%      5.18%
 14.........              3.02%      5.57%      5.86%      5.45%      5.88%      6.89%      6.28%      5.97%      5.54%      5.86%
 15.........              3.47%      5.99%      6.36%      5.83%      6.41%      7.36%      6.89%      6.30%      6.13%      6.58%
 16.........              4.15%      6.38%      6.87%      6.30%      6.91%      7.85%      7.39%      6.87%      6.69%      7.26%
 17.........              4.56%      6.78%      7.84%      6.75%      7.25%      8.43%      7.92%      7.43%      7.27%      7.99%
 18.........              4.88%      7.11%      7.98%      7.19%      7.69%      8.92%      8.29%      7.94%      7.85%      8.58%
 19.........              5.13%      7.42%      8.27%      7.60%      8.11%      9.42%      8.80%      8.50%      8.50%      9.20%
 20.........              5.42%      7.82%      8.68%      8.06%      8.55%      9.79%      9.20%      9.09%      9.18%      9.75%
 21.........              5.67%      8.07%      9.03%      8.43%      8.94%     10.07%      9.63%      9.57%      9.74%     10.50%
 22.........              5.89%      8.34%      9.36%      8.73%      9.40%     10.48%     10.04%     10.07%     10.27%     11.05%
 23.........              6.11%      8.63%      9.87%      9.11%      9.78%     10.93%     10.50%     10.61%     10.81%     11.71%
 24.........              6.42%      9.07%      9.99%      9.49%     10.01%     11.33%     10.98%     11.06%     11.38%     12.13%
 25.........              6.70%      9.36%     10.12%      9.86%     10.40%     11.71%     11.45%     11.58%     11.88%     12.41%
 26.........              6.92%      9.67%     10.45%     10.20%     10.73%     12.13%     11.88%     11.96%     12.40%     12.91%
 27.........              7.17%      9.92%     10.75%     10.42%     11.00%     12.55%     12.28%     12.45%     12.84%     13.30%
 28.........              7.36%     10.32%     11.07%     10.70%     11.33%     12.93%     12.67%     12.83%     13.14%     13.66%
 29.........              7.55%     10.59%     11.29%     11.00%     11.69%     13.27%     13.00%     13.31%     13.60%     14.11%
 30.........              7.80%     10.81%     11.47%     11.33%     12.05%     13.58%     13.42%     13.67%     13.94%     14.59%
 31.........              8.06%     11.01%     11.73%     11.64%     12.38%     13.92%     13.72%     14.03%     14.24%     14.92%
 32.........              8.31%     11.19%     12.02%     11.89%     12.68%     14.21%     14.11%     14.43%     14.54%     15.26%
 33.........              8.53%     11.40%     12.27%     12.14%     12.99%     14.48%     14.35%     14.65%     14.89%     15.57%
 34.........              8.75%     11.62%     12.53%     12.39%     13.23%     14.79%     14.57%     14.86%     15.15%     15.91%
 35.........              8.91%     11.88%     12.71%     12.68%     13.46%     15.09%     14.84%     15.12%     15.44%     16.14%
 36.........              9.03%     12.04%     12.96%     12.96%     13.76%     15.33%     15.01%     15.42%     15.75%     16.41%
 37.........              9.19%     12.29%     13.21%     13.21%     14.00%     15.46%     15.20%     15.61%     16.04%
 38.........              9.35%     12.53%     13.45%     13.43%     14.26%     15.80%     15.40%     15.83%     16.26%
 39.........              9.52%     12.75%     13.74%     13.63%     14.45%     15.96%     15.66%     16.05%     16.49%
 40.........              9.71%     12.92%     13.95%     13.87%     14.57%     16.08%     15.82%     16.26%
 41.........              9.85%     13.07%     14.13%     14.21%     14.80%     16.22%     16.00%     16.41%
 42.........             10.02%     13.26%     14.33%     14.30%     14.97%     16.42%     16.18%     16.57%
 43.........             10.20%     13.45%     14.51%     14.62%     15.07%     16.58%     16.35%
 44.........             10.36%     13.64%     14.68%     14.86%     15.19%     16.74%     16.50%
 45.........             10.50%     13.84%     15.00%     14.86%     15.36%     16.90%     16.64%
 46.........             10.63%     14.01%     15.14%     14.89%     15.48%     17.05%
 47.........             10.77%     14.08%     15.36%     14.92%     15.61%     17.12%
 48.........             10.87%     14.18%     15.42%     15.08%     15.75%     17.24%
 49.........             10.98%     14.27%     15.41%     15.16%     15.86%
 50.........             11.12%     14.38%     15.45%     15.27%     15.93%
 51.........             11.29%     14.50%     15.54%     15.36%     16.01%
 52.........             11.43%     14.66%     15.63%     15.44%
 53.........             11.53%     14.72%     15.72%     15.60%
 54.........             11.57%     14.80%     15.82%     15.65%
 55.........             11.57%     14.89%     15.97%
 56.........             11.58%     14.96%     16.07%
 57.........             11.66%     15.10%     16.09%
 58.........             11.72%     15.14%
 59.........             11.78%
 60.........             11.83%
 61.........             11.86%
 62.........             11.91%
 63.........             11.97%

MONTH                   1997-A     1997-B     1997-C     1997-D     1998-A     1998-B     1998-C     1998-D     1998-E     1999-A
-----                  --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
 1..........             0.02%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%
 2..........             0.03%      0.00%      0.01%      0.00%      0.00%      0.01%      0.01%      0.00%      0.00%      0.00%
 3..........             0.09%      0.03%      0.03%      0.04%      0.05%      0.11%      0.10%      0.01%      0.02%      0.03%
 4..........             0.39%      0.21%      0.10%      0.13%      0.16%      0.28%      0.19%      0.12%      0.07%      0.18%
 5..........             0.49%      0.43%      0.27%      0.36%      0.41%      0.66%      0.47%      0.29%      0.25%      0.43%
 6..........             0.70%      0.81%      0.67%      0.77%      0.92%      1.08%      0.86%      0.62%      0.56%      0.87%
 7..........             1.20%      1.36%      1.24%      1.33%      1.65%      1.44%      1.33%      1.11%      1.00%      1.45%
 8..........             1.72%      2.08%      1.83%      1.89%      2.36%      2.07%      1.85%      1.58%      1.61%      1.87%
 9..........             2.34%      2.82%      2.43%      2.75%      3.01%      2.64%      2.37%      2.06%      2.21%      2.40%
 10.........             3.06%      3.59%      3.00%      3.58%      3.51%      3.15%      2.87%      2.67%      2.91%
 11.........             3.65%      4.41%      3.62%      4.38%      4.12%      3.71%      3.43%      3.27%      3.43%
 12.........             4.33%      5.14%      4.38%      5.01%      4.62%      4.25%      3.93%      3.68%      4.07%
 13.........             5.08%      5.75%      5.20%      5.40%      5.16%      4.70%      4.45%      4.05%
 14.........             5.79%      6.34%      5.84%      5.99%      5.68%      5.10%      4.91%
 15.........             6.50%      7.11%      6.39%      6.51%      6.25%      5.59%      5.48%
 16.........             7.16%      7.86%      6.80%      7.05%      6.68%      6.04%
 17.........             7.78%      8.64%      7.38%      7.59%      7.22%      6.48%
 18.........             8.53%      9.30%      7.84%      8.22%      7.80%      7.00%
 19.........             9.20%      9.70%      8.28%      8.65%      8.31%
 20.........             9.87%     10.30%      8.83%      9.12%      8.71%
 21.........            10.38%     10.80%      9.36%      9.68%      9.18%
 22.........            10.75%     11.30%      9.76%     10.18%
 23.........            11.26%     11.82%     10.15%     10.60%
 24.........            11.68%     12.33%     10.65%     11.07%
 25.........            12.14%     12.75%     11.14%
 26.........            12.62%     13.18%     11.75%
 27.........            13.11%     13.62%     11.98%
 28.........            13.50%     14.08%
 29.........            13.95%     14.42%
 30.........            14.24%     14.80%
 31.........            14.62%
 32.........            15.03%
 33.........            15.26%
 34.........
 35.........
 36.........
 37.........
 38.........
 39.........
 40.........
 41.........
 42.........
 43.........
 44.........
 45.........
 46.........
 47.........
 48.........
 49.........
 50.........
 51.........
 52.........
 53.........
 54.........
 55.........
 56.........
 57.........
 58.........
 59.........
 60.........
 61.........
 62.........
 63.........

MONTH                   1999-B     1999-C
-----                  --------   --------
 1..........             0.00%      0.00%
 2..........             0.02%      0.01%
 3..........             0.09%      0.08%
 4..........             0.30%
 5..........             0.59%
 6..........             1.01%
 7..........
 8..........
 9..........
 10.........
 11.........
 12.........
 13.........
 14.........
 15.........
 16.........
 17.........
 18.........
 19.........
 20.........
 21.........
 22.........
 23.........
 24.........
 25.........
 26.........
 27.........
 28.........
 29.........
 30.........
 31.........
 32.........
 33.........
 34.........
 35.........
 36.........
 37.........
 38.........
 39.........
 40.........
 41.........
 42.........
 43.........
 44.........
 45.........
 46.........
 47.........
 48.........
 49.........
 50.........
 51.........
 52.........
 53.........
 54.........
 55.........
 56.........
 57.........
 58.........
 59.........
 60.........
 61.........
 62.........
 63.........

                             SECURITIZATION TRUSTS

                        CUMULATIVE LOSS RATES
                        -----------------------------------------------------------------------------------------------------------
        MONTH            1994-B     1995-A     1995-B     1995-C     1995-D     1995-E     1996-A     1996-B     1996-C     1996-D
---------------------   --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
 1                        0.00%      0.00%      0.00%      0.00%      0.01%      0.08%      0.01%      0.01%      0.00%      0.00%
 2                        0.01%      0.01%      0.00%      0.02%      0.08%      0.35%      0.12%      0.03%      0.05%      0.03%
 3                        0.05%      0.06%      0.01%      0.09%      0.20%      0.50%      0.44%      0.17%      0.12%      0.11%
 4                        0.05%      0.13%      0.09%      0.24%      0.55%      0.81%      0.65%      0.44%      0.39%      0.44%
 5                        0.10%      0.49%      0.31%      0.35%      0.94%      1.02%      0.90%      0.77%      0.73%      0.62%
 6                        0.14%      0.48%      0.59%      0.61%      0.90%      1.00%      1.27%      1.15%      1.03%      1.04%
 7                        0.18%      0.70%      0.67%      1.05%      1.15%      1.39%      1.57%      1.53%      1.37%      1.40%
 8                        0.33%      0.75%      0.85%      1.24%      1.24%      1.68%      1.90%      1.85%      1.72%      1.41%
 9                        0.45%      0.95%      1.23%      1.20%      1.37%      2.01%      2.35%      2.13%      2.00%      1.44%
 10                       0.63%      1.19%      1.77%      1.34%      1.53%      2.24%      2.57%      2.32%      2.26%      1.64%
 11                       0.71%      1.58%      1.49%      1.33%      1.67%      2.41%      2.78%      2.59%      2.27%      1.90%
 12                       0.94%      1.37%      1.41%      1.45%      1.85%      2.74%      2.95%      2.84%      2.38%      2.23%
 13                       0.91%      1.66%      1.80%      1.63%      2.05%      2.92%      3.05%      3.07%      2.47%      2.75%
 14                       0.98%      1.66%      1.78%      1.89%      2.21%      3.12%      3.33%      3.10%      2.68%      3.18%
 15                       1.22%      1.67%      1.87%      1.99%      2.50%      3.21%      3.61%      3.06%      2.99%      3.49%
 16                       1.55%      1.83%      2.03%      2.06%      2.66%      3.35%      3.74%      3.13%      3.31%      3.80%
 17                       1.65%      1.88%      2.72%      2.20%      2.71%      3.60%      3.88%      3.35%      3.63%      4.06%
 18                       1.67%      1.99%      2.56%      2.43%      2.84%      3.74%      3.86%      3.59%      3.87%      4.29%
 19                       1.67%      2.10%      2.55%      2.61%      2.92%      3.84%      3.92%      3.91%      4.15%      4.49%
 20                       1.63%      2.25%      2.71%      2.87%      3.10%      3.86%      4.04%      4.26%      4.42%      4.65%
 21                       1.68%      2.27%      2.86%      2.99%      3.20%      3.85%      4.18%      4.36%      4.64%      4.97%
 22                       1.71%      2.38%      2.95%      2.94%      3.30%      3.90%      4.37%      4.53%      4.86%      5.12%
 23                       1.76%      2.43%      3.24%      3.09%      3.44%      4.10%      4.64%      4.72%      5.06%      5.46%
 24                       1.92%      2.72%      3.11%      3.23%      3.45%      4.26%      4.80%      4.95%      5.32%      5.62%
 25                       1.98%      2.68%      2.93%      3.33%      3.50%      4.44%      4.96%      5.15%      5.49%      5.76%
 26                       2.03%      2.74%      3.02%      3.38%      3.58%      4.65%      5.10%      5.27%      5.76%      6.04%
 27                       2.17%      2.82%      3.15%      3.39%      3.69%      4.81%      5.29%      5.47%      5.93%      6.22%
 28                       2.22%      2.99%      3.28%      3.39%      3.86%      4.94%      5.43%      5.62%      6.08%      6.39%
 29                       2.29%      3.08%      3.26%      3.48%      4.07%      5.05%      5.56%      5.88%      6.32%      6.63%
 30                       2.41%      3.14%      3.28%      3.61%      4.25%      5.17%      5.75%      6.02%      6.50%      6.89%
 31                       2.48%      3.17%      3.33%      3.78%      4.36%      5.30%      5.85%      6.27%      6.65%      7.06%
 32                       2.56%      3.14%      3.47%      3.89%      4.46%      5.40%      6.07%      6.50%      6.80%      7.23%
 33                       2.63%      3.25%      3.57%      3.99%      4.57%      5.55%      6.17%      6.58%      7.00%      7.29%
 34                       2.69%      3.37%      3.72%      4.07%      4.64%      5.69%      6.30%      6.66%      7.13%      7.51%
 35                       2.72%      3.54%      3.78%      4.19%      4.73%      5.85%      6.45%      6.79%      7.29%      7.67%
 36                       2.71%      3.59%      3.89%      4.31%      4.88%      5.96%      6.51%      6.95%      7.36%      7.81%
 37                       2.75%      3.69%      3.97%      4.39%      4.99%      6.00%      6.60%      7.05%      7.55%
 38                       2.78%      3.77%      4.06%      4.49%      5.12%      6.24%      6.72%      7.17%      7.69%
 39                       2.86%      3.85%      4.21%      4.58%      5.19%      6.31%      6.88%      7.19%      7.83%
 40                       2.94%      3.91%      4.29%      4.69%      5.25%      6.35%      6.97%      7.33%
 41                       3.01%      3.94%      4.39%      4.94%      5.39%      6.41%      7.06%      7.43%
 42                       3.07%      4.05%      4.48%      4.93%      5.49%      6.52%      7.06%      7.52%
 43                       3.14%      4.16%      4.55%      5.20%      5.51%      6.59%      7.18%
 44                       3.22%      4.21%      4.64%      5.37%      5.58%      6.70%      7.27%
 45                       3.29%      4.34%      4.90%      5.29%      5.68%      6.69%      7.35%
 46                       3.35%      4.43%      4.97%      5.27%      5.74%      6.79%
 47                       3.42%      4.46%      5.12%      5.26%      5.81%      6.84%
 48                       3.46%      4.50%      5.13%      5.34%      5.79%      6.91%
 49                       3.51%      4.55%      5.06%      5.37%      5.87%
 50                       3.58%      4.60%      5.08%      5.42%      5.91%
 51                       3.71%      4.69%      5.11%      5.37%      5.95%
 52                       3.80%      4.77%      5.15%      5.42%
 53                       3.87%      4.79%      5.21%      5.57%
 54                       3.86%      4.83%      5.18%      5.57%
 55                       3.82%      4.81%      5.30%
 56                       3.82%      4.85%      5.37%
 57                       3.86%      4.95%      5.36%
 58                       3.88%      4.96%
 59                       3.91%
 60                       3.86%
 61                       3.89%
 62                       3.93%
 63                       3.97%

                       CUMULATIVE LOSS RATES
                       -----------------------------------------------------------------------------------------------------------
        MONTH           1997-A     1997-B     1997-C     1997-D     1998-A     1998-B     1998-C     1998-D     1998-E     1999-A
---------------------  --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
 1                       0.02%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%
 2                       0.02%      0.00%      0.00%      0.00%      0.00%      0.01%      0.00%      0.00%      0.00%      0.00%
 3                       0.06%      0.01%      0.01%      0.02%      0.02%      0.04%      0.04%      0.01%      0.01%      0.01%
 4                       0.31%      0.09%      0.04%      0.06%      0.07%      0.11%      0.07%      0.06%      0.03%      0.06%
 5                       0.30%      0.20%      0.14%      0.17%      0.21%      0.27%      0.19%      0.11%      0.09%      0.15%
 6                       0.37%      0.43%      0.38%      0.43%      0.43%      0.44%      0.36%      0.24%      0.21%      0.32%
 7                       0.57%      0.82%      0.76%      0.78%      0.76%      0.63%      0.55%      0.46%      0.41%      0.57%
 8                       0.90%      1.31%      1.11%      1.07%      1.08%      0.95%      0.77%      0.65%      0.65%      0.76%
 9                       1.27%      1.73%      1.48%      1.50%      1.37%      1.17%      1.00%      0.85%      0.92%      1.00%
 10                      1.77%      2.17%      1.77%      1.83%      1.64%      1.39%      1.23%      1.14%      1.22%
 11                      2.13%      2.58%      2.02%      2.16%      1.93%      1.65%      1.47%      1.45%      1.50%
 12                      2.47%      2.95%      2.27%      2.42%      2.13%      1.89%      1.69%      1.66%      1.77%
 13                      2.82%      3.14%      2.54%      2.58%      2.37%      2.08%      1.92%      1.78%
 14                      3.10%      3.29%      2.81%      2.83%      2.59%      2.26%      2.18%
 15                      3.45%      3.54%      3.01%      3.03%      2.85%      2.44%      2.43%
 16                      3.64%      3.76%      3.18%      3.28%      3.03%      2.68%
 17                      3.83%      4.11%      3.48%      3.55%      3.31%      2.92%
 18                      4.12%      4.35%      3.67%      3.88%      3.55%      3.17%
 19                      4.34%      4.52%      3.88%      4.07%      3.82%
 20                      4.63%      4.83%      4.14%      4.31%      4.06%
 21                      4.85%      5.05%      4.44%      4.52%      4.29%
 22                      5.02%      5.31%      4.64%      4.80%
 23                      5.30%      5.57%      4.84%      5.06%
 24                      5.47%      5.82%      5.02%      5.30%
 25                      5.71%      6.03%      5.31%
 26                      5.96%      6.26%      5.76%
 27                      6.23%      6.40%      5.79%
 28                      6.44%      6.68%
 29                      6.66%      6.92%
 30                      6.71%      7.10%
 31                      6.94%
 32                      7.24%
 33                      7.32%
 34
 35
 36
 37
 38
 39
 40
 41
 42
 43
 44
 45
 46
 47
 48
 49
 50
 51
 52
 53
 54
 55
 56
 57
 58
 59
 60
 61
 62
 63

                       CUMULATIVE LOSS RATES
                       -------------------
        MONTH           1999-B     1999-C
---------------------  --------   --------
 1                       0.00%      0.00%
 2                       0.01%      0.00%
 3                       0.02%      0.03%
 4                       0.10%
 5                       0.22%
 6                       0.40%
 7
 8
 9
 10
 11
 12
 13
 14
 15
 16
 17
 18
 19
 20
 21
 22
 23
 24
 25
 26
 27
 28
 29
 30
 31
 32
 33
 34
 35
 36
 37
 38
 39
 40
 41
 42
 43
 44
 45
 46
 47
 48
 49
 50
 51
 52
 53
 54
 55
 56
 57
 58
 59
 60
 61
 62
 63

ARCADIA FINANCIAL LTD
NOTEHOLDERS BALANCES BY MONTH/POOL
AS OF NOVEMBER 30, 1999

                             SECURITIZATION TRUSTS

MONTH                    1994-B        1995-A        1995-B        1995-C        1995-D        1995-E        1996-A
-----                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Sep-94...............  375,148,268
Oct-94...............  369,909,316
Nov-94...............  362,030,669
Dec-94...............  352,655,114
Jan-95...............  341,725,120
Feb-95...............  330,145,153   158,408,371   300,000,000
Mar-95...............  316,597,687   153,807,411   295,117,684
Apr-95...............  305,631,109   149,033,083   286,195,483
May-95...............  294,581,696   144,310,883   277,249,555
Jun-95...............  284,809,195   139,483,091   268,587,376   470,000,000
Jul-95...............  275,779,582   134,966,019   260,408,419   463,374,585
Aug-95...............  265,243,252   130,712,959   250,824,472   450,179,726   525,000,000
Sep-95...............  256,375,874   126,097,125   242,819,671   434,914,503   517,467,986
Oct-95...............  246,521,545   121,768,601   232,874,435   422,175,193   501,875,871
Nov-95...............  237,258,894   117,244,803   224,023,619   407,043,569   488,940,216   599,999,888
Dec-95...............  228,275,793   112,738,238   215,325,582   393,459,570   475,129,727   588,666,333
Jan-96...............  219,320,878   108,631,935   208,457,193   379,528,859   459,642,011   572,140,906
Feb-96...............  211,559,822   105,143,186   201,172,476   366,584,267   445,206,808   555,129,664   600,000,000
Mar-96...............  203,194,372   100,502,513   192,603,432   354,546,055   429,205,237   537,365,371   589,436,548
Apr-96...............  194,792,603    96,694,018   184,562,501   341,424,639   413,606,902   517,980,347   570,399,655
May-96...............  187,155,223    92,942,991   177,386,313   328,277,034   399,144,290   501,018,410   552,529,496
Jun-96...............  180,174,488    89,373,224   170,365,724   315,982,566   385,292,938   483,413,206   536,424,816
Jul-96...............  172,825,033    86,005,519   162,014,059   304,508,582   371,065,147   466,532,322   519,026,351
Aug-96...............  165,722,288    82,676,591   156,241,059   292,039,920   357,338,951   450,090,975   501,295,707
Sep-96...............  158,986,658    79,719,249   150,857,656   281,494,966   344,506,655   434,913,057   485,417,259
Oct-96...............  152,553,655    76,707,925   144,699,982   271,280,758   330,886,396   418,666,488   468,748,995
Nov-96...............  146,880,937    73,966,383   139,144,270   260,637,181   319,253,738   404,059,801   452,653,437
Dec-96...............  141,300,082    71,511,446   134,341,041   251,650,787   307,926,086   389,884,546   437,667,137
Jan-97...............  135,794,069    68,650,165   129,058,023   242,987,062   297,783,249   376,507,213   423,440,882
Feb-97...............  130,079,980    65,882,083   123,359,713   234,049,204   287,179,351   363,163,575   409,327,369
Mar-97...............  123,802,198    63,454,184   118,119,859   224,988,446   274,600,725   348,491,921   393,449,383
Apr-97...............  117,629,217    60,808,075   112,330,723   215,514,217   261,871,989   331,607,276   376,499,263
May-97...............  112,215,332    58,065,715   106,990,956   205,409,933   250,654,203   317,164,065   361,839,918
Jun-97...............  106,782,426    55,239,158   101,915,402   196,171,695   238,602,865   303,396,949   347,651,552
Jul-97...............  101,640,081    52,703,042    97,637,309   187,281,413   228,372,690   291,789,650   333,566,747
Aug-97...............   97,069,417    50,511,759    93,962,646   179,229,541   219,916,747   281,461,248   322,263,672
Sep-97...............   92,403,078    48,479,224    89,869,281   172,327,308   210,568,772   270,137,721   309,872,183
Oct-97...............   87,783,733    46,418,113    85,738,990   165,148,558   201,436,939   258,777,510   298,380,078
Nov-97...............   83,816,329    44,177,430    82,218,206   157,728,372   193,944,296   249,130,886   288,228,608
Dec-97...............   79,468,023    42,313,790    78,284,356   151,213,191   185,513,128   238,681,443   276,938,084
Jan-98...............   75,730,447    40,352,476    75,018,129   144,447,245   177,141,924   228,446,383   266,774,091
Feb-98...............   71,956,883    38,571,182    71,246,325   138,408,537   168,945,459   218,756,120   256,025,813
Mar-98...............   67,631,542    36,752,359    67,350,785   132,355,498   160,505,714   207,925,611   243,860,596
Apr-98...............   63,784,873    34,733,788    64,195,304   125,871,366   153,151,480   198,749,352   233,297,497
May-98...............   60,485,752    33,084,116    60,929,904   119,612,965   145,941,947   190,170,147   223,200,105
Jun-98...............   56,791,208    31,417,501    57,725,083   113,784,767   138,554,339   180,934,231   212,822,288
Jul-98...............   53,326,112    29,731,521    54,793,123   107,635,380   131,564,361   172,387,483   203,270,300
Aug-98...............   50,304,226    28,095,308    51,959,561   102,150,706   124,891,323   164,124,438   193,940,612
Sep-98...............   47,280,388    26,624,963    49,291,836    97,027,195   119,030,886   156,212,369   185,612,395
Oct-98...............   44,292,554    25,057,273    46,693,329    92,203,765   112,879,115   148,531,710   176,459,246
Nov-98...............   41,282,970    23,455,237    43,768,245    86,841,839   107,220,395   141,486,233   168,485,879
Dec-98...............   38,647,256    22,093,535    41,373,437    82,804,012   102,390,075   135,316,550   161,129,513
Jan-99...............   36,105,103    20,941,112    38,866,079    77,858,867    97,304,647   128,502,723   154,093,142
Feb-99...............   33,856,609    19,808,284    36,782,187    73,434,292    92,054,200   122,183,933   147,117,232
Mar-99...............   31,467,030    18,665,868    34,557,432    70,048,487    86,753,826   115,328,269   139,095,325
Apr-99...............   29,335,844    17,426,788    32,516,095    65,778,309    81,806,618   109,354,322   132,119,031
May-99...............   27,285,434    16,295,412    30,696,448    62,053,929    77,107,713   103,868,157   125,290,099
Jun-99...............   25,148,282    15,124,406    28,501,057    58,386,346    72,384,465    97,629,435   118,392,738
Jul-99...............   23,183,180    14,086,033    26,635,587    54,736,000    68,005,399    92,208,394   112,295,199
Aug-99...............   21,304,136    13,156,170    24,767,400    51,290,882    63,521,384    86,294,267   105,581,677
Sep-99...............   19,675,855    12,216,699    22,925,437    47,904,238    59,748,775    81,199,602    99,875,569
Oct-99...............   18,106,850    11,428,391    21,263,713    45,033,978    56,428,343    76,785,761    94,718,131
Nov-99...............   16,390,753    10,509,811    19,816,451    41,942,295    52,642,314    72,087,035    89,265,741

MONTH                    1996-B        1996-C        1996-D        1997-A        1997-B        1997-C        1997-D
-----                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Sep-94...............
Oct-94...............
Nov-94...............
Dec-94...............
Jan-95...............
Feb-95...............
Mar-95...............
Apr-95...............
May-95...............
Jun-95...............
Jul-95...............
Aug-95...............
Sep-95...............
Oct-95...............
Nov-95...............
Dec-95...............
Jan-96...............
Feb-96...............
Mar-96...............
Apr-96...............
May-96...............  650,000,000
Jun-96...............  641,444,110
Jul-96...............  623,699,024
Aug-96...............  608,055,110   725,000,000
Sep-96...............  591,612,401   715,190,190
Oct-96...............  574,237,446   696,312,376
Nov-96...............  557,419,989   681,029,833   730,000,000
Dec-96...............  540,368,203   664,248,274   720,779,497
Jan-97...............  525,213,267   646,780,269   705,824,218
Feb-97...............  509,227,503   629,864,236   689,430,675   775,000,000
Mar-97...............  492,328,123   610,546,937   670,652,126   766,436,096
Apr-97...............  473,999,126   590,112,803   653,442,306   748,515,203
May-97...............  456,834,088   570,743,443   635,095,000   731,800,782   775,000,000
Jun-97...............  440,912,220   552,588,666   616,532,000   714,052,540   768,180,163
Jul-97...............  426,375,052   536,378,124   600,489,048   697,854,296   751,565,008
Aug-97...............  413,928,279   521,043,678   585,345,620   681,729,711   736,614,181   775,000,000
Sep-97...............  399,417,725   504,654,883   566,024,118   662,645,576   719,814,271   767,125,507
Oct-97...............  385,094,525   488,016,973   548,957,611   643,157,005   703,310,718   752,048,946
Nov-97...............  373,226,004   473,356,984   533,109,398   626,341,571   687,210,651   738,893,463   600,000,000
Dec-97...............  360,058,861   457,525,938   515,067,063   607,279,421   668,706,582   723,878,312   595,524,778
Jan-98...............  347,289,207   442,169,899   498,865,610   590,083,261   650,674,948   709,178,428   586,323,214
Feb-98...............  334,816,585   427,517,428   482,455,171   571,698,656   631,038,037   692,578,616   574,865,429
Mar-98...............  320,737,667   410,131,040   463,427,414   549,961,271   609,378,344   672,054,685   561,232,238
Apr-98...............  307,718,640   394,546,300   446,377,390   530,746,449   588,976,342   653,455,269   548,744,938
May-98...............  295,641,344   380,132,228   431,523,123   512,944,595   569,514,588   635,326,536   535,458,329
Jun-98...............  282,912,361   364,754,177   414,575,127   493,921,276   550,413,617   615,837,631   520,290,697
Jul-98...............  270,912,765   350,264,617   399,046,295   476,620,635   532,164,024   596,393,161   504,800,025
Aug-98...............  258,901,509   336,294,771   382,938,158   459,012,466   513,126,609   577,158,362   488,035,683
Sep-98...............  248,055,436   323,256,380   368,823,000   442,500,525   495,303,121   557,479,129   473,084,186
Oct-98...............  237,058,257   309,625,469   353,569,924   426,104,459   477,006,793   539,943,237   457,426,725
Nov-98...............  227,034,641   297,165,518   340,262,000   411,057,654   459,636,826   522,464,911   442,915,747
Dec-98...............  217,884,310   286,829,427   328,895,000   397,812,515   445,803,771   507,399,543   430,127,645
Jan-99...............  208,418,417   275,126,324   316,598,000   384,009,195   430,558,741   492,039,927   417,101,656
Feb-99...............  199,663,518   263,846,978   304,358,000   369,886,723   415,302,255   476,366,369   402,995,543
Mar-99...............  189,909,351   251,476,932   290,565,000   353,829,407   398,264,747   458,149,789   387,418,093
Apr-99...............  180,592,842   240,245,775   277,530,000   338,627,926   381,939,215   441,111,404   374,016,246
May-99...............  172,022,742   229,724,091   265,496,315   325,337,258   367,204,339   425,685,292   361,053,478
Jun-99...............  163,172,105   218,383,387   253,532,842   310,509,382   351,834,698   409,429,544   347,723,829
Jul-99...............  155,268,947   208,045,387   242,824,605   297,255,680   337,877,991   394,367,668   335,699,105
Aug-99...............  147,062,427   196,887,721   231,587,743   284,406,058   323,258,966   377,837,851   322,074,141
Sep-99...............  140,081,444   187,841,292   221,236,044   272,501,914   310,216,037   363,744,936   310,849,914
Oct-99...............  133,595,041   179,626,274   212,023,088   260,636,475   298,409,641   348,604,172   300,128,904
Nov-99...............  126,535,446   170,700,598   203,300,595   249,680,233   285,968,995   335,863,541   288,273,262

MONTH                    1998-A        1998-B        1998-C        1998-D        1998-E        1999-A        1999-B        1999-C
-----                  -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Sep-94...............
Oct-94...............
Nov-94...............
Dec-94...............
Jan-95...............
Feb-95...............
Mar-95...............
Apr-95...............
May-95...............
Jun-95...............
Jul-95...............
Aug-95...............
Sep-95...............
Oct-95...............
Nov-95...............
Dec-95...............
Jan-96...............
Feb-96...............
Mar-96...............
Apr-96...............
May-96...............
Jun-96...............
Jul-96...............
Aug-96...............
Sep-96...............
Oct-96...............
Nov-96...............
Dec-96...............
Jan-97...............
Feb-97...............
Mar-97...............
Apr-97...............
May-97...............
Jun-97...............
Jul-97...............
Aug-97...............
Sep-97...............
Oct-97...............
Nov-97...............
Dec-97...............
Jan-98...............
Feb-98...............  525,000,000
Mar-98...............  519,983,579
Apr-98...............  511,151,521
May-98...............  502,217,530   550,000,000
Jun-98...............  492,303,091   545,643,591
Jul-98...............  481,271,208   535,166,847
Aug-98...............  468,667,065   524,667,471   600,000,000
Sep-98...............  455,259,264   514,691,052   595,338,532
Oct-98...............  442,084,425   502,892,850   585,237,110   200,000,000
Nov-98...............  429,678,573   491,366,829   573,800,728   197,229,142   225,000,000
Dec-98...............  417,962,333   480,400,108   563,417,083   193,023,729   224,034,320
Jan-99...............  406,684,527   468,406,411   552,043,610   189,318,699   220,524,802
Feb-99...............  394,075,653   455,584,810   538,816,661   185,157,145   216,955,989   550,000,000
Mar-99...............  380,102,890   440,908,271   522,669,277   180,033,782   211,983,207   543,763,773
Apr-99...............  367,490,998   427,820,992   507,742,155   174,767,763   207,272,110   533,067,708
May-99...............  355,344,303   415,057,192   494,185,890   169,756,123   202,448,371   523,553,253   650,000,000
Jun-99...............  342,747,497   402,061,965   479,108,563   164,343,462   196,754,243   511,885,856   642,073,694
Jul-99...............  330,966,269   389,831,837   464,709,657   159,282,185   191,274,011   500,849,584   631,106,727
Aug-99...............  318,515,438   376,704,121   449,719,423   153,767,922   185,377,967   487,504,203   618,544,212   438,524,038
Sep-99...............  307,749,137   364,911,611   436,381,417   149,014,923   179,889,390   474,172,544   606,522,143   432,835,598
Oct-99...............  298,076,889   353,551,114   423,265,742   144,430,145   174,941,404   462,174,875   593,352,165   425,797,463
Nov-99...............  287,545,506   340,838,034   409,071,176   139,410,037   169,470,169   449,221,725   578,470,197   418,080,269

ARCADIA FINANCIAL LTD
POOL FACTORS
AS OF NOVEMBER 30, 1999

                             SECURITIZATION TRUSTS

                       430,000,000   158,400,000   300,000,000   470,000,000   525,000,000   600,000,000   600,000,000
MONTH                    1994-B        1995-A        1995-B        1995-C        1995-D        1995-E        1996-A
-----                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Sep-94...............      87.2%
Oct-94...............      86.0%
Nov-94...............      84.2%
Dec-94...............      82.0%
Jan-95...............      79.5%
Feb-95...............      76.8%        100.0%        100.0%
Mar-95...............      73.6%         97.1%         98.4%
Apr-95...............      71.1%         94.1%         95.4%
May-95...............      68.5%         91.1%         92.4%
Jun-95...............      66.2%         88.1%         89.5%        100.0%
Jul-95...............      64.1%         85.2%         86.8%         98.6%
Aug-95...............      61.7%         82.5%         83.6%         95.8%        100.0%
Sep-95...............      59.6%         79.6%         80.9%         92.5%         98.6%
Oct-95...............      57.3%         76.9%         77.6%         89.8%         95.6%
Nov-95...............      55.2%         74.0%         74.7%         86.6%         93.1%        100.0%
Dec-95...............      53.1%         71.2%         71.8%         83.7%         90.5%         98.1%
Jan-96...............      51.0%         68.6%         69.5%         80.8%         87.6%         95.4%
Feb-96...............      49.2%         66.4%         67.1%         78.0%         84.8%         92.5%        100.0%
Mar-96...............      47.3%         63.4%         64.2%         75.4%         81.8%         89.6%         98.2%
Apr-96...............      45.3%         61.0%         61.5%         72.6%         78.8%         86.3%         95.1%
May-96...............      43.5%         58.7%         59.1%         69.8%         76.0%         83.5%         92.1%
Jun-96...............      41.9%         56.4%         56.8%         67.2%         73.4%         80.6%         89.4%
Jul-96...............      40.2%         54.3%         54.0%         64.8%         70.7%         77.8%         86.5%
Aug-96...............      38.5%         52.2%         52.1%         62.1%         68.1%         75.0%         83.5%
Sep-96...............      37.0%         50.3%         50.3%         59.9%         65.6%         72.5%         80.9%
Oct-96...............      35.5%         48.4%         48.2%         57.7%         63.0%         69.8%         78.1%
Nov-96...............      34.2%         46.7%         46.4%         55.5%         60.8%         67.3%         75.4%
Dec-96...............      32.9%         45.1%         44.8%         53.5%         58.7%         65.0%         72.9%
Jan-97...............      31.6%         43.3%         43.0%         51.7%         56.7%         62.8%         70.6%
Feb-97...............      30.3%         41.6%         41.1%         49.8%         54.7%         60.5%         68.2%
Mar-97...............      28.8%         40.1%         39.4%         47.9%         52.3%         58.1%         65.6%
Apr-97...............      27.4%         38.4%         37.4%         45.9%         49.9%         55.3%         62.7%
May-97...............      26.1%         36.7%         35.7%         43.7%         47.7%         52.9%         60.3%
Jun-97...............      24.8%         34.9%         34.0%         41.7%         45.4%         50.6%         57.9%
Jul-97...............      23.6%         33.3%         32.5%         39.8%         43.5%         48.6%         55.6%
Aug-97...............      22.6%         31.9%         31.3%         38.1%         41.9%         46.9%         53.7%
Sep-97...............      21.5%         30.6%         30.0%         36.7%         40.1%         45.0%         51.6%
Oct-97...............      20.4%         29.3%         28.6%         35.1%         38.4%         43.1%         49.7%
Nov-97...............      19.5%         27.9%         27.4%         33.6%         36.9%         41.5%         48.0%
Dec-97...............      18.5%         26.7%         26.1%         32.2%         35.3%         39.8%         46.2%
Jan-98...............      17.6%         25.5%         25.0%         30.7%         33.7%         38.1%         44.5%
Feb-98...............      16.7%         24.4%         23.7%         29.4%         32.2%         36.5%         42.7%
Mar-98...............      15.7%         23.2%         22.5%         28.2%         30.6%         34.7%         40.6%
Apr-98...............      14.8%         21.9%         21.4%         26.8%         29.2%         33.1%         38.9%
May-98...............      14.1%         20.9%         20.3%         25.4%         27.8%         31.7%         37.2%
Jun-98...............      13.2%         19.8%         19.2%         24.2%         26.4%         30.2%         35.5%
Jul-98...............      12.4%         18.8%         18.3%         22.9%         25.1%         28.7%         33.9%
Aug-98...............      11.7%         17.7%         17.3%         21.7%         23.8%         27.4%         32.3%
Sep-98...............      11.0%         16.8%         16.4%         20.6%         22.7%         26.0%         30.9%
Oct-98...............      10.3%         15.8%         15.6%         19.6%         21.5%         24.8%         29.4%
Nov-98...............       9.6%         14.8%         14.6%         18.5%         20.4%         23.6%         28.1%
Dec-98...............       9.0%         13.9%         13.8%         17.6%         19.5%         22.6%         26.9%
Jan-99...............       8.4%         13.2%         13.0%         16.6%         18.5%         21.4%         25.7%
Feb-99...............       7.9%         12.5%         12.3%         15.6%         17.5%         20.4%         24.5%
Mar-99...............       7.3%         11.8%         11.5%         14.9%         16.5%         19.2%         23.2%
Apr-99...............       6.8%         11.0%         10.8%         14.0%         15.6%         18.2%         22.0%
May-99...............       6.3%         10.3%         10.2%         13.2%         14.7%         17.3%         20.9%
Jun-99...............       5.8%          9.5%          9.5%         12.4%         13.8%         16.3%         19.7%
Jul-99...............       5.4%          8.9%          8.9%         11.6%         13.0%         15.4%         18.7%
Aug-99...............       5.0%          8.3%          8.3%         10.9%         12.1%         14.4%         17.6%
Sep-99...............       4.6%          7.7%          7.6%         10.2%         11.4%         13.5%         16.6%
Oct-99...............       4.2%          7.2%          7.1%          9.6%         10.7%         12.8%         15.8%
Nov-99...............       3.8%          6.6%          6.6%          8.9%         10.0%         12.0%         14.9%

                       650,000,000   725,000,000   730,000,000   775,000,000   775,000,000   775,000,000   600,000,000
MONTH                    1996-B        1996-C        1996-D        1997-A        1997-B        1997-C        1997-D
-----                  -----------   -----------   -----------   -----------   -----------   -----------   -----------
Sep-94...............
Oct-94...............
Nov-94...............
Dec-94...............
Jan-95...............
Feb-95...............
Mar-95...............
Apr-95...............
May-95...............
Jun-95...............
Jul-95...............
Aug-95...............
Sep-95...............
Oct-95...............
Nov-95...............
Dec-95...............
Jan-96...............
Feb-96...............
Mar-96...............
Apr-96...............
May-96...............     100.0%
Jun-96...............      98.7%
Jul-96...............      96.0%
Aug-96...............      93.5%        100.0%
Sep-96...............      91.0%         98.6%
Oct-96...............      88.3%         96.0%
Nov-96...............      85.8%         93.9%        100.0%
Dec-96...............      83.1%         91.6%         98.7%
Jan-97...............      80.8%         89.2%         96.7%
Feb-97...............      78.3%         86.9%         94.4%        100.0%
Mar-97...............      75.7%         84.2%         91.9%         98.9%
Apr-97...............      72.9%         81.4%         89.5%         96.6%
May-97...............      70.3%         78.7%         87.0%         94.4%        100.0%
Jun-97...............      67.8%         76.2%         84.5%         92.1%         99.1%
Jul-97...............      65.6%         74.0%         82.3%         90.0%         97.0%
Aug-97...............      63.7%         71.9%         80.2%         88.0%         95.0%        100.0%
Sep-97...............      61.4%         69.6%         77.5%         85.5%         92.9%         99.0%
Oct-97...............      59.2%         67.3%         75.2%         83.0%         90.7%         97.0%
Nov-97...............      57.4%         65.3%         73.0%         80.8%         88.7%         95.3%        100.0%
Dec-97...............      55.4%         63.1%         70.6%         78.4%         86.3%         93.4%         99.3%
Jan-98...............      53.4%         61.0%         68.3%         76.1%         84.0%         91.5%         97.7%
Feb-98...............      51.5%         59.0%         66.1%         73.8%         81.4%         89.4%         95.8%
Mar-98...............      49.3%         56.6%         63.5%         71.0%         78.6%         86.7%         93.5%
Apr-98...............      47.3%         54.4%         61.1%         68.5%         76.0%         84.3%         91.5%
May-98...............      45.5%         52.4%         59.1%         66.2%         73.5%         82.0%         89.2%
Jun-98...............      43.5%         50.3%         56.8%         63.7%         71.0%         79.5%         86.7%
Jul-98...............      41.7%         48.3%         54.7%         61.5%         68.7%         77.0%         84.1%
Aug-98...............      39.8%         46.4%         52.5%         59.2%         66.2%         74.5%         81.3%
Sep-98...............      38.2%         44.6%         50.5%         57.1%         63.9%         71.9%         78.8%
Oct-98...............      36.5%         42.7%         48.4%         55.0%         61.5%         69.7%         76.2%
Nov-98...............      34.9%         41.0%         46.6%         53.0%         59.3%         67.4%         73.8%
Dec-98...............      33.5%         39.6%         45.1%         51.3%         57.5%         65.5%         71.7%
Jan-99...............      32.1%         37.9%         43.4%         49.5%         55.6%         63.5%         69.5%
Feb-99...............      30.7%         36.4%         41.7%         47.7%         53.6%         61.5%         67.2%
Mar-99...............      29.2%         34.7%         39.8%         45.7%         51.4%         59.1%         64.6%
Apr-99...............      27.8%         33.1%         38.0%         43.7%         49.3%         56.9%         62.3%
May-99...............      26.5%         31.7%         36.4%         42.0%         47.4%         54.9%         60.2%
Jun-99...............      25.1%         30.1%         34.7%         40.1%         45.4%         52.8%         58.0%
Jul-99...............      23.9%         28.7%         33.3%         38.4%         43.6%         50.9%         55.9%
Aug-99...............      22.6%         27.2%         31.7%         36.7%         41.7%         48.8%         53.7%
Sep-99...............      21.6%         25.9%         30.3%         35.2%         40.0%         46.9%         51.8%
Oct-99...............      20.6%         24.8%         29.0%         33.6%         38.5%         45.0%         50.0%
Nov-99...............      19.5%         23.5%         27.8%         32.2%         36.9%         43.3%         48.0%

                       525,000,000   550,000,000   600,000,000   199,999,999   224,999,999   549,999,998   650,000,000   600,000,000
MONTH                    1998-A        1998-B        1998-C        1998-D        1998-E        1999-A        1999-B        1999-C
-----                  -----------   -----------   -----------   -----------   -----------   -----------   -----------   -----------
Sep-94...............
Oct-94...............
Nov-94...............
Dec-94...............
Jan-95...............
Feb-95...............
Mar-95...............
Apr-95...............
May-95...............
Jun-95...............
Jul-95...............
Aug-95...............
Sep-95...............
Oct-95...............
Nov-95...............
Dec-95...............
Jan-96...............
Feb-96...............
Mar-96...............
Apr-96...............
May-96...............
Jun-96...............
Jul-96...............
Aug-96...............
Sep-96...............
Oct-96...............
Nov-96...............
Dec-96...............
Jan-97...............
Feb-97...............
Mar-97...............
Apr-97...............
May-97...............
Jun-97...............
Jul-97...............
Aug-97...............
Sep-97...............
Oct-97...............
Nov-97...............
Dec-97...............
Jan-98...............
Feb-98...............     100.0%
Mar-98...............      99.0%
Apr-98...............      97.4%
May-98...............      95.7%        100.0%
Jun-98...............      93.8%         99.2%
Jul-98...............      91.7%         97.3%
Aug-98...............      89.3%         95.4%        100.0%
Sep-98...............      86.7%         93.6%         99.2%
Oct-98...............      84.2%         91.4%         97.5%        100.0%
Nov-98...............      81.8%         89.3%         95.6%         98.6%        100.0%
Dec-98...............      79.6%         87.3%         93.9%         96.5%         99.6%
Jan-99...............      77.5%         85.2%         92.0%         94.7%         98.0%
Feb-99...............      75.1%         82.8%         89.8%         92.6%         96.4%        100.0%
Mar-99...............      72.4%         80.2%         87.1%         90.0%         94.2%         98.9%
Apr-99...............      70.0%         77.8%         84.6%         87.4%         92.1%         96.9%
May-99...............      67.7%         75.5%         82.4%         84.9%         90.0%         95.2%        100.0%
Jun-99...............      65.3%         73.1%         79.9%         82.2%         87.4%         93.1%         98.8%
Jul-99...............      63.0%         70.9%         77.5%         79.6%         85.0%         91.1%         97.1%
Aug-99...............      60.7%         68.5%         75.0%         76.9%         82.4%         88.6%         95.2%         73.1%
Sep-99...............      58.6%         66.3%         72.7%         74.5%         80.0%         86.2%         93.3%         72.1%
Oct-99...............      56.8%         64.3%         70.5%         72.2%         77.8%         84.0%         91.3%         71.0%
Nov-99...............      54.8%         62.0%         68.2%         69.7%         75.3%         81.7%         89.0%         69.7%

ABS PREPAYMENT LIFE-TO-DATE

                             SECURITIZATION TRUSTS

        MONTH            1994-B     1995-A     1995-B     1995-C     1995-D     1995-E     1996-A     1996-B     1996-C     1996-D
        -----           --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
 1                        0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%
 2                        0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%
 3                        0.00%      2.04%      2.04%      2.27%      1.47%      1.87%      2.02%      1.45%      1.16%      1.30%
 4                        0.00%      2.09%      2.01%      2.03%      1.58%      1.95%      1.90%      1.53%      1.28%      1.48%
 5                        0.00%      2.05%      1.96%      2.13%      1.73%      2.08%      1.94%      1.61%      1.36%      1.47%
 6                        1.71%      2.00%      2.06%      2.11%      1.76%      2.05%      1.99%      1.64%      1.38%      1.52%
 7                        1.95%      2.03%      2.03%      2.12%      1.85%      2.07%      1.96%      1.67%      1.47%      1.56%
 8                        1.89%      2.02%      2.12%      2.10%      1.91%      2.07%      1.97%      1.65%      1.56%      1.53%
 9                        1.94%      2.04%      2.15%      2.06%      1.92%      2.06%      1.97%      1.65%      1.62%      1.49%
 10                       1.92%      2.06%      2.17%      2.06%      1.93%      2.03%      1.95%      1.68%      1.64%      1.53%
 11                       1.88%      2.05%      2.11%      2.08%      1.94%      2.04%      1.93%      1.73%      1.62%      1.55%
 12                       1.88%      2.00%      2.08%      2.07%      1.94%      2.02%      1.91%      1.76%      1.60%      1.54%
 13                       1.89%      2.05%      2.11%      2.06%      1.94%      2.00%      1.93%      1.77%      1.60%      1.57%
 14                       1.91%      2.03%      2.12%      2.06%      1.95%      1.97%      1.97%      1.76%      1.61%      1.57%
 15                       1.91%      2.02%      2.11%      2.04%      1.93%      1.95%      1.97%      1.72%      1.60%      1.58%
 16                       1.91%      2.01%      2.10%      2.01%      1.91%      1.95%      1.97%      1.72%      1.60%      1.62%
 17                       1.94%      1.99%      2.13%      2.00%      1.88%      1.99%      1.97%      1.72%      1.60%      1.63%
 18                       1.88%      1.97%      2.09%      1.97%      1.86%      2.00%      1.93%      1.70%      1.59%      1.63%
 19                       1.88%      1.94%      2.05%      1.94%      1.87%      2.00%      1.92%      1.69%      1.62%      1.64%
 20                       1.87%      1.92%      2.04%      1.92%      1.89%      1.97%      1.90%      1.68%      1.62%      1.65%
 21                       1.90%      1.90%      2.02%      1.90%      1.89%      1.94%      1.87%      1.67%      1.62%      1.66%
 22                       1.84%      1.86%      1.98%      1.90%      1.90%      1.93%      1.86%      1.68%      1.63%      1.65%
 23                       1.83%      1.85%      1.96%      1.90%      1.89%      1.91%      1.84%      1.68%      1.63%      1.66%
 24                       1.85%      1.84%      1.95%      1.90%      1.87%      1.89%      1.83%      1.68%      1.63%      1.65%
 25                       1.84%      1.81%      1.93%      1.89%      1.87%      1.87%      1.83%      1.68%      1.63%      1.63%
 26                       1.82%      1.80%      1.94%      1.88%      1.84%      1.86%      1.82%      1.68%      1.63%      1.62%
 27                       1.76%      1.79%      1.93%      1.85%      1.82%      1.84%      1.81%      1.68%      1.62%      1.62%
 28                       1.77%      1.79%      1.92%      1.84%      1.81%      1.84%      1.80%      1.67%      1.61%      1.62%
 29                       1.75%      1.79%      1.90%      1.82%      1.79%      1.82%      1.79%      1.67%      1.60%      1.62%
 30                       1.73%      1.77%      1.87%      1.81%      1.79%      1.80%      1.78%      1.66%      1.59%      1.62%
 31                       1.73%      1.75%      1.85%      1.79%      1.78%      1.79%      1.77%      1.65%      1.59%      1.61%
 32                       1.73%      1.73%      1.84%      1.77%      1.76%      1.78%      1.76%      1.64%      1.59%      1.61%
 33                       1.72%      1.72%      1.82%      1.75%      1.75%      1.77%      1.75%      1.62%      1.58%      1.60%
 34                       1.71%      1.71%      1.80%      1.74%      1.74%      1.76%      1.73%      1.62%      1.58%      1.59%
 35                       1.70%      1.69%      1.78%      1.73%      1.73%      1.74%      1.71%      1.61%      1.58%      1.58%
 36                       1.69%      1.68%      1.77%      1.72%      1.72%      1.73%      1.70%      1.61%      1.58%      1.57%
 37                       1.68%      1.66%      1.76%      1.71%      1.71%      1.71%      1.69%      1.60%      1.56%
 38                       1.67%      1.66%      1.74%      1.70%      1.69%      1.69%      1.68%      1.59%      1.56%
 39                       1.66%      1.64%      1.73%      1.69%      1.68%      1.68%      1.67%      1.59%      1.55%
 40                       1.65%      1.63%      1.71%      1.67%      1.66%      1.67%      1.66%      1.58%
 41                       1.63%      1.62%      1.70%      1.67%      1.65%      1.65%      1.65%      1.56%
 42                       1.62%      1.61%      1.69%      1.65%      1.63%      1.64%      1.64%      1.55%
 43                       1.61%      1.60%      1.67%      1.64%      1.62%      1.63%      1.62%
 44                       1.61%      1.59%      1.66%      1.63%      1.61%      1.61%      1.62%
 45                       1.59%      1.59%      1.65%      1.61%      1.60%      1.61%      1.61%
 46                       1.59%      1.58%      1.63%      1.60%      1.59%      1.59%
 47                       1.58%      1.57%      1.62%      1.59%      1.58%      1.58%
 48                       1.57%      1.56%      1.61%      1.58%      1.58%      1.57%
 49                       1.56%      1.54%      1.60%      1.57%      1.55%
 50                       1.56%      1.54%      1.58%      1.56%      1.55%
 51                       1.55%      1.53%      1.57%      1.55%      1.54%
 52                       1.54%      1.52%      1.57%      1.53%
 53                       1.53%      1.51%      1.56%      1.52%
 54                       1.52%      1.50%      1.55%      1.52%
 55                       1.51%      1.50%      1.53%
 56                       1.50%      1.48%      1.53%
 57                       1.50%      1.48%      1.52%
 58                       1.49%      1.48%
 59                       1.49%
 60                       1.48%
 61                       1.47%
 62                       1.47%
 63                       1.47%

        MONTH           1997-A     1997-B     1997-C     1997-D     1998-A     1998-B     1998-C     1998-D     1998-E     1999-A
        -----          --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
 1                       0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%
 2                       0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%      0.00%
 3                       1.21%      0.98%      0.77%      0.97%      0.79%      1.00%      0.79%      0.90%      0.71%      0.84%
 4                       1.29%      1.11%      0.90%      1.15%      0.89%      0.96%      0.89%      1.02%      1.02%      1.05%
 5                       1.26%      1.14%      0.93%      1.16%      1.00%      1.06%      1.00%      1.23%      1.10%      1.08%
 6                       1.24%      1.15%      1.01%      1.20%      1.13%      1.10%      1.13%      1.36%      1.15%      1.21%
 7                       1.32%      1.23%      1.17%      1.29%      1.25%      1.11%      1.25%      1.42%      1.26%      1.28%
 8                       1.38%      1.27%      1.24%      1.37%      1.33%      1.15%      1.33%      1.49%      1.33%      1.30%
 9                       1.38%      1.34%      1.28%      1.46%      1.36%      1.21%      1.36%      1.53%      1.41%      1.34%
 10                      1.42%      1.42%      1.34%      1.49%      1.38%      1.29%      1.38%      1.60%      1.44%
 11                      1.43%      1.48%      1.39%      1.54%      1.38%      1.33%      1.38%      1.59%      1.45%
 12                      1.45%      1.51%      1.43%      1.55%      1.41%      1.36%      1.41%      1.61%      1.48%
 13                      1.52%      1.54%      1.47%      1.55%      1.47%      1.39%      1.47%      1.63%
 14                      1.55%      1.55%      1.48%      1.54%      1.49%      1.40%      1.49%
 15                      1.57%      1.58%      1.49%      1.56%      1.51%      1.43%      1.51%
 16                      1.59%      1.59%      1.48%      1.59%      1.53%      1.43%
 17                      1.60%      1.61%      1.48%      1.60%      1.54%      1.44%
 18                      1.61%      1.62%      1.47%      1.60%      1.56%      1.46%
 19                      1.62%      1.60%      1.50%      1.61%      1.55%
 20                      1.62%      1.59%      1.51%      1.61%      1.55%
 21                      1.62%      1.59%      1.51%      1.62%      1.55%
 22                      1.60%      1.60%      1.52%      1.60%
 23                      1.59%      1.61%      1.52%      1.60%
 24                      1.59%      1.61%      1.54%      1.60%
 25                      1.59%      1.61%      1.52%
 26                      1.60%      1.61%      1.54%
 27                      1.60%      1.61%      1.53%
 28                      1.60%      1.59%
 29                      1.60%      1.59%
 30                      1.60%      1.59%
 31                      1.58%
 32                      1.58%
 33                      1.58%
 34
 35
 36
 37
 38
 39
 40
 41
 42
 43
 44
 45
 46
 47
 48
 49
 50
 51
 52
 53
 54
 55
 56
 57
 58
 59
 60
 61
 62
 63

        MONTH           1999-B     1999-C
        -----          --------   --------
 1                       0.00%      0.00%
 2                       0.00%      0.00%
 3                       1.04%      0.87%
 4                       1.00%
 5                       1.05%
 6                       1.15%
 7
 8
 9
 10
 11
 12
 13
 14
 15
 16
 17
 18
 19
 20
 21
 22
 23
 24
 25
 26
 27
 28
 29
 30
 31
 32
 33
 34
 35
 36
 37
 38
 39
 40
 41
 42
 43
 44
 45
 46
 47
 48
 49
 50
 51
 52
 53
 54
 55
 56
 57
 58
 59
 60
 61
 62
 63

                             ARCADIA FINANCIAL LTD.
                            SELECTED FINANCIAL DATA
                              AS OF SEPT. 30, 1999

                                                            LIFE-TO-DATE   LIFE-TO-DATE
SECURITIZATION     ORIGINAL      REMAINING     MTHS SINCE    CUMULATIVE     CUMULATIVE
    TRUST        POOL BALANCE   POOL BALANCE   INCEPTION     LOSS RATES    DEFAULT RATES
--------------   ------------   ------------   ----------   ------------   -------------
 1994-B          430,000,000     23,024,937        61           3.89%           11.86%
 1995-A          158,400,000     11,428,391        56           4.85%           14.96%
 1995-B          300,000,000     22,925,431        55           5.30%           15.97%
 1995-C          470,000,000     45,033,978        52           5.42%           15.44%
 1995-D          525,000,000     59,748,726        49           5.87%           15.86%
 1995-E          600,000,000     81,199,490        46           6.79%           17.05%
 1996-A          600,000,000     99,861,708        43           7.18%           16.35%
 1996-B          650,000,000    140,081,410        40           7.33%           16.26%
 1996-C          725,000,000    187,841,283        37           7.55%           16.04%
 1996-D          730,000,000    221,229,611        34           7.51%           15.91%
 1997-A          775,000,000    272,501,908        31           6.94%           14.62%
 1997-B          775,000,000    310,216,034        28           6.68%           14.08%
 1997-C          775,000,000    363,744,934        25           5.31%           11.14%
 1997-D          600,000,000    310,849,912        22           4.80%           10.18%
 1998-A          525,000,000    307,749,137        19           3.82%            8.31%
 1998-B          550,000,000    364,911,601        16           2.68%            6.04%
 1998-C          600,000,000    436,366,999        13           1.92%            4.45%
 1998-D          200,000,000    149,014,883        11           1.45%            3.27%
 1998-E          225,000,000    179,889,389        10           1.22%            2.91%
 1999-A          550,000,000    474,172,544         7           0.57%            1.45%
 1999-B          650,000,000    606,522,143         4           0.10%            0.30%
 1999-C   (1)    600,000,000    432,835,598         1           0.00%            0.00%

------------------------

(1) At Sept. 30, 1999, $438.52 million of automobile loans had been delivered to the trust and the remaining prefunded portion will be delivered in the 4th quarter of 1999.

ARCADIA FINANCIAL LTD.
SPREAD ACCOUNT BALANCE

                             SECURITIZATION TRUSTS

        MONTH             1994-B      1995-A       1995-B       1995-C       1995-D       1995-E       1996-A       1996-B
---------------------   ----------   ---------   ----------   ----------   ----------   ----------   ----------   ----------
Sep-94
Oct-94
Nov-94                     986,231
Dec-94                   2,229,459
Jan-95                   4,755,156
Feb-95                   5,902,119     561,747
Mar-95                   6,969,021   1,204,243      441,323
Apr-95                   7,553,263   1,831,403    2,584,204
May-95                   8,203,028   2,379,086    4,090,212
Jun-95                   8,699,088   2,515,157    5,578,902    1,571,995
Jul-95                   9,456,976   3,125,026    6,382,926    4,384,750
Aug-95                   9,515,710   3,367,388    6,976,721    6,724,547
Sep-95                  10,770,263   3,876,778    8,157,181    8,807,255    2,247,696
Oct-95                  11,407,621   4,050,881    8,857,134   10,774,798    5,239,026
Nov-95                  11,455,618   4,174,800    8,906,041   12,030,582    7,360,261
Dec-95                  11,274,768   4,193,059    8,695,065   12,103,706    8,046,727    2,325,713
Jan-96                  11,759,127   5,032,355   10,739,466   13,486,568    8,576,825    5,252,197
Feb-96                  12,560,336   5,054,380   12,073,831   15,894,440   11,357,933    7,726,781
Mar-96                  13,233,594   5,395,738   12,121,164   17,170,376   12,086,187    8,861,910    2,598,782
Apr-96                  14,218,437   5,776,083   12,919,375   19,250,006   13,861,998   10,750,973    6,119,651
May-96                  14,783,513   5,952,228   12,417,042   18,958,954   15,480,790   14,061,066    7,472,032
Jun-96                  14,758,974   6,020,386   11,925,601   18,270,515   16,521,080   14,370,318    9,418,582    2,102,950
Jul-96                  14,156,944   5,787,361   11,340,984   17,522,395   17,883,030   15,490,598   11,208,929    6,769,370
Aug-96                  13,575,124   5,580,347   10,936,874   16,889,698   18,898,178   16,162,068   12,165,480    9,632,620
Sep-96                  13,023,375   5,369,555   10,560,036   16,276,846   19,613,419   17,274,336   13,083,170   11,333,778
Oct-96                  12,496,416   5,177,647   10,128,999   15,638,231   19,853,181   18,719,456   13,941,501   12,892,970
Nov-96                  12,031,736   5,005,801    9,740,099   15,099,047   19,155,233   19,038,762   14,005,891   13,741,706
Dec-96                  11,574,581   4,805,512    9,403,873   14,579,224   18,475,562   19,430,525   14,421,265   13,792,679
Jan-97                  11,123,557   4,611,746    9,034,062   14,042,952   17,866,992   20,366,710   15,645,297   14,773,897
Feb-97                  10,655,488   4,441,793    8,635,180   13,499,307   17,230,758   21,613,723   16,557,902   15,452,970
Mar-97                  10,141,244   4,256,565    8,268,390   12,930,853   16,476,041   20,909,509   18,122,991   16,967,559
Apr-97                   9,635,585   4,064,600    7,863,151   12,324,596   15,712,316   19,896,430   18,336,509   17,633,030
May-97                   9,192,107   3,866,741    7,489,367   11,770,302   15,039,249   19,029,837   18,507,226   18,374,372
Jun-97                   8,747,071   3,689,213    7,134,078   11,236,885   14,316,169   18,203,810   19,782,112   19,420,031
Jul-97                   8,325,836   3,535,823    6,834,612   10,753,772   13,702,359   17,507,372   20,013,173   21,762,262
Aug-97                   7,951,431   3,393,546    6,577,385   10,339,638   13,195,002   16,887,668   19,334,989   24,083,838
Sep-97                   7,569,188   3,249,268    6,290,850    9,908,913   12,634,123   16,208,257   18,591,499   23,965,062
Oct-97                   7,190,795   3,092,420    6,001,729    9,463,702   12,086,213   15,526,644   17,901,973   23,105,669
Nov-97                   6,865,806   2,961,965    5,755,274    9,072,791   11,636,655   14,947,846   17,292,885   22,393,558
Dec-97                   6,509,615   2,824,673    5,479,905    8,666,835   11,130,785   14,320,880   16,615,453   21,603,530
Jan-98                   6,203,452   2,699,983    5,251,269    8,304,512   10,628,513   13,706,776   16,005,614   20,837,350
Feb-98                   5,894,340   2,572,665    4,987,243    7,941,330   10,136,725   13,125,360   15,360,717   20,088,993
Mar-98                   5,540,031   2,431,365    4,714,555    7,552,282    9,630,340   12,475,530   14,630,804   19,244,258
Apr-98                   5,224,931   2,315,888    4,493,671    7,176,778    9,189,086   11,924,954   13,997,018   18,463,116
May-98                   4,954,684   2,199,225    4,265,093    6,827,086    8,756,514   11,410,202   13,391,175   17,738,479
Jun-98                   4,652,046   2,081,207    4,040,756    6,458,123    8,313,257   10,856,047   12,768,506   16,974,740
Jul-98                   4,368,203   1,966,672    3,835,519    6,129,042    7,893,859   10,343,242   12,195,386   16,254,764
Aug-98                   4,300,000   1,863,747    3,637,169    5,821,632    7,493,476    9,847,460   11,635,605   15,534,089
Sep-98                   4,300,000   1,754,009    3,450,429    5,532,226    7,141,850    9,372,735   11,135,912   14,883,324
Oct-98                   4,300,000   1,641,867    3,268,533    5,210,510    6,772,744    8,911,896   10,586,723   14,223,493
Nov-98                   4,300,000   1,584,084    3,063,774    4,968,241    6,433,221    8,489,167   10,108,321   13,622,076
Dec-98                   4,300,000   1,584,084    3,000,000    4,671,532    6,143,402    8,118,986    9,666,939   13,073,057
Jan-99                   4,300,000   1,584,084    3,000,000    4,700,000    5,838,276    7,710,156    9,244,757   12,505,103
Feb-99                   4,300,000   1,584,084    3,000,000    4,700,000    5,523,249    7,331,029    8,826,202   11,979,809
Mar-99                   4,300,000   1,584,083    3,000,000    4,700,000    5,250,000    6,919,689    8,344,888   11,394,559
Apr-99                   4,300,000   1,584,084    3,000,000    4,700,000    5,250,000    6,561,253    7,926,310   10,835,569
May-99                   4,300,000   1,584,084    3,000,000    4,700,000    5,975,844    8,049,774    9,504,649   10,321,362
Jun-99                   4,300,000   1,584,084    3,000,000    4,700,000    5,609,792    7,566,272    9,174,363    9,790,324
Jul-99                   4,300,000   1,584,084    3,000,000    4,700,000    5,270,415    7,146,142    8,701,804   12,033,341
Aug-99                   4,300,000   1,584,084    3,000,000    4,700,000    5,250,000    6,687,797    8,181,506   11,397,336
Sep-99                   4,300,000   1,584,084    3,000,000    4,700,000    5,249,999    6,292,960    7,739,282   10,856,309
Oct-99                   4,300,000   1,584,084    3,000,000    4,700,000    5,250,000    5,999,999    7,339,581   10,353,613
Nov-99                   4,300,000   1,584,084    3,000,000    4,700,000    5,250,000    5,999,999    6,917,021    9,806,494

        MONTH            1996-C       1996-D       1997-A       1997-B       1997-C       1997-D       1998-A       1998-B
---------------------  ----------   ----------   ----------   ----------   ----------   ----------   ----------   ----------
Sep-94
Oct-94
Nov-94
Dec-94
Jan-95
Feb-95
Mar-95
Apr-95
May-95
Jun-95
Jul-95
Aug-95
Sep-95
Oct-95
Nov-95
Dec-95
Jan-96
Feb-96
Mar-96
Apr-96
May-96
Jun-96
Jul-96
Aug-96
Sep-96                  9,641,904
Oct-96                 14,597,889
Nov-96                 18,194,743
Dec-96                 19,227,449    8,101,126
Jan-97                 20,836,140   14,202,019
Feb-97                 22,084,634   18,953,861
Mar-97                 23,098,110   21,523,578    7,899,536
Apr-97                 23,722,399   24,494,033   13,148,603
May-97                 24,848,403   25,496,574   18,534,113
Jun-97                 26,324,285   27,132,959   21,906,393   11,961,863
Jul-97                 29,649,235   31,477,489   27,174,901   18,057,977
Aug-97                 31,654,233   34,916,042   30,850,625   23,505,328
Sep-97                 34,202,296   37,639,441   34,198,379   28,922,358    1,163,323
Oct-97                 34,161,188   38,427,031   36,135,467   33,266,135    7,132,165
Nov-97                 33,134,988   37,317,656   36,820,132   35,712,130   12,295,619
Dec-97                 32,026,815   36,054,692   37,107,775   37,559,721   18,277,858      243,321
Jan-98                 30,951,892   34,920,593   38,639,037   38,719,845   23,334,135    4,851,082
Feb-98                 29,926,219   33,771,862   39,552,836   39,511,622   26,194,545    9,670,167            0
Mar-98                 28,709,172   32,439,919   38,497,289   40,633,029   28,561,870   14,373,994    1,314,142
Apr-98                 27,618,240   31,246,417   37,152,251   41,145,137   30,113,820   17,667,939    5,773,472
May-98                 26,609,255   22,206,619   26,906,121   31,866,021   31,638,459   20,106,266   10,205,455
Jun-98                 25,532,792   21,020,259   25,574,489   30,528,953   34,270,549   22,630,975   14,726,578    1,080,861
Jul-98                 24,518,523   19,933,241   24,363,444   29,251,481   36,924,097   24,946,607   18,301,766    6,267,824
Aug-98                 23,540,633   18,805,671   23,130,872   27,918,862   39,055,963   25,905,264   21,014,093   10,809,668
Sep-98                 22,627,946   17,817,626   21,975,036   26,671,218   39,023,539   27,515,091   23,183,874   15,179,400
Oct-98                 21,673,782   16,749,895   20,827,312   25,390,475   27,796,026   16,474,996   12,518,633   18,494,050
Nov-98                 20,801,586   15,818,306   19,774,035   24,174,578   26,572,544   18,437,037   14,746,163   21,962,128
Dec-98                 20,078,059   15,022,630   18,846,876   23,206,264   25,517,968   17,608,935   16,312,625   24,496,498
Jan-99                 19,258,842   14,161,806   17,880,643   22,139,112   24,442,795   16,697,116   15,967,917   26,956,973
Feb-99                 18,469,288   13,305,048   16,892,070   21,071,158   23,345,646   15,709,688   15,085,296   29,226,483
Mar-99                 17,603,385   12,339,559   15,768,058   19,878,532   22,070,485   14,619,266   14,107,202   31,980,010
Apr-99                 16,817,204   12,427,091   15,703,954   19,735,745   20,877,798   13,681,137   13,224,370   33,947,295
May-99                 16,080,686   12,584,270   15,773,608   19,704,303   19,797,970   12,773,743   12,374,101   33,204,575
Jun-99                 15,286,837   12,746,792   15,735,656   19,628,429   18,660,068   11,840,668   11,492,325   32,164,956
Jul-99                 18,203,971   17,246,617   15,807,897   19,651,459   17,605,737   10,998,937   10,667,639   31,186,546
Aug-99                 17,227,675   17,263,377   15,908,424   19,628,127   16,448,649   10,045,190    9,796,081   30,136,329
Sep-99                 16,436,112   17,357,591   16,075,133   19,715,122   15,462,145    9,259,494    9,042,440   29,192,928
Oct-99                 15,717,298   17,551,485   16,244,552   19,888,675   15,402,292    9,009,023    8,865,382   28,284,088
Nov-99                 14,936,302   17,692,124   20,847,020   25,022,287   15,510,448    9,179,128    9,128,185   27,267,042

        MONTH            1998-C       1998-D       1998-E       1999-A       1999-B       1999-C
---------------------  ----------   ----------   ----------   ----------   ----------   ----------
Sep-94
Oct-94
Nov-94
Dec-94
Jan-95
Feb-95
Mar-95
Apr-95
May-95
Jun-95
Jul-95
Aug-95
Sep-95
Oct-95
Nov-95
Dec-95
Jan-96
Feb-96
Mar-96
Apr-96
May-96
Jun-96
Jul-96
Aug-96
Sep-96
Oct-96
Nov-96
Dec-96
Jan-97
Feb-97
Mar-97
Apr-97
May-97
Jun-97
Jul-97
Aug-97
Sep-97
Oct-97
Nov-97
Dec-97
Jan-98
Feb-98
Mar-98
Apr-98
May-98
Jun-98
Jul-98
Aug-98
Sep-98                  1,462,661
Oct-98                  6,413,476
Nov-98                 12,051,054    1,924,323
Dec-98                 16,311,428    3,798,957    1,687,500
Jan-99                 20,889,195    5,790,838    3,978,145
Feb-99                 24,101,421    7,223,198    6,107,351
Mar-99                 27,652,261    8,812,416    8,202,693    1,995,485
Apr-99                 30,394,801   10,008,310    9,829,945    7,593,582
May-99                 32,707,891   10,875,784   11,209,694   12,072,977
Jun-99                 35,913,043   12,048,520   12,728,531   17,115,423    2,523,601
Jul-99                 38,250,922   12,947,696   13,758,522   20,940,420    8,462,489
Aug-99                 40,474,748   13,759,076   14,836,103   24,478,147   14,353,020
Sep-99                 39,274,328   13,411,343   15,660,931   27,075,786   18,935,209   25,850,901
Oct-99                 38,093,917   12,998,713   15,744,726   29,857,073   22,952,034   29,285,478
Nov-99                 36,816,406   12,546,903   15,252,315   32,763,194   27,158,766   32,423,344

ARCADIA FINANCIAL LTD.
SPREAD ACCOUNT DISTRIBUTIONS

                             SECURITIZATION TRUSTS

        MONTH            1994-B      1995-A     1995-B      1995-C      1995-D      1995-E      1996-A      1996-B      1996-C
        -----           ---------   --------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Sep-94
Oct-94
Nov-94
Dec-94
Jan-95
Feb-95
Mar-95
Apr-95
May-95
Jun-95
Jul-95
Aug-95
Sep-95
Oct-95
Nov-95
Dec-95
Jan-96
Feb-96
Mar-96
Apr-96                          0         0      243,223           0
May-96                          0         0    1,233,122   1,723,683
Jun-96                    612,710   208,336      840,094   1,581,669
Jul-96                  1,113,122   440,666            0   1,351,555
Aug-96                    607,340   411,719    1,790,892   1,931,625
Sep-96                    898,896   280,103    1,169,646   1,870,350           0           0
Oct-96                    971,613   503,116      729,081   1,537,688     688,528           0
Nov-96                    453,204   324,277      665,590     937,311     829,100           0
Dec-96                    490,960   289,161      468,773     651,088     832,761           0
Jan-97                    751,798    18,966      131,083     693,524   1,979,827           0
Feb-97                    376,087   454,947    1,268,895   1,105,094   1,177,919           0
Mar-97                    661,893   334,860    1,520,766   2,004,923   1,701,881   1,794,526
Apr-97                    583,408   287,945      652,173   1,023,558   1,011,506   1,177,132
May-97                    521,143   123,167      491,782     966,690   1,359,519   1,740,464
Jun-97                    661,038   273,374      515,980   1,161,921   1,481,454   2,029,745           0           0
Jul-97                    748,730   285,193      839,471   1,333,537   1,126,973   2,267,161     945,405           0
Aug-97                    826,794   285,965      642,280   1,281,446   1,535,428   2,179,326   2,436,223           0
Sep-97                    616,559   405,125      611,079   1,470,422   1,454,713   2,045,435   2,237,546   2,083,656
Oct-97                    647,920   184,009      348,398   1,569,548   1,175,550     955,967   1,517,451   1,592,866
Nov-97                    538,088    91,737      272,082     559,392     751,836     831,187   1,113,553     914,510
Dec-97                    359,360    55,984      271,726     467,399     643,885     952,406   1,189,921     909,275
Jan-98                    395,538   216,008      437,726     731,989     403,526     702,246     592,186     486,564           0
Feb-98                    307,045   108,850      290,407     599,791     354,366     764,135     970,180   1,802,782           0
Mar-98                    357,619   168,286      391,422     818,827     819,034   1,127,134   1,267,496   1,669,258   1,681,031
Apr-98                    242,611   102,587      240,189     465,971     689,409     986,419     962,891   1,089,840   1,164,600
May-98                    220,273   151,133       71,208     373,851     568,766     832,358     696,077     806,464   1,484,561
Jun-98                    343,692   204,335      290,401     712,711     881,992     906,573   1,072,499   1,146,674   1,798,832
Jul-98                    267,401    63,622      189,611     470,203     689,258     927,729     990,355   1,505,679   1,669,789
Aug-98                    141,533    42,319      211,509     469,359     307,526     583,890     517,906     810,741     926,580
Sep-98                     12,836   133,848      239,944     297,516     407,717     546,000     947,955   1,086,914   1,576,810
Oct-98                          0        (0)     144,302          (0)    299,341     344,886     195,099     254,070     799,284
Nov-98                      2,887         0            0     792,532     583,596     574,107     842,171     956,518   1,367,256
Dec-98                          0    46,659       47,642           0     464,033     856,869     475,848           0   1,103,408
Jan-99                          0    30,598            0           0     183,197           0     477,428     243,325     842,758
Feb-99                    217,317        (0)     157,885     749,845     289,253     641,301     853,227   1,011,928     884,610
Mar-99                    350,165         0      391,984     525,710     633,757     869,684     700,353   1,170,034   1,311,319
Apr-99                    165,875         0      128,238     399,154      78,651     557,990     397,332     644,506     950,143
May-99                          0         0        3,888           0           0     225,989           0     234,863     445,239
Jun-99                     73,712    38,504       54,712     247,465     530,789     668,639     565,263     943,856   1,279,844
Jul-99                     25,259         0           (0)     75,156     361,575     333,754     512,914     517,517     713,672
Aug-99                    306,217    89,265      226,199     554,277     499,970   1,000,212   1,153,260   1,365,051   1,651,397
Sep-99                     32,921         0            0      91,028           0     318,811     358,295     475,232     545,827
Oct-99                          0         0            0           0      73,058     414,957     304,492     509,323     659,000
Nov-99                          0    27,030      141,888     238,049     137,426       1,732     508,085     655,076     796,657

        MONTH            1996-D      1997-A      1997-B      1997-C      1997-D      1998-A      1998-B      1998-C      1998-D
        -----          ----------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Sep-94
Oct-94
Nov-94
Dec-94
Jan-95
Feb-95
Mar-95
Apr-95
May-95
Jun-95
Jul-95
Aug-95
Sep-95
Oct-95
Nov-95
Dec-95
Jan-96
Feb-96
Mar-96
Apr-96
May-96
Jun-96
Jul-96
Aug-96
Sep-96
Oct-96
Nov-96
Dec-96
Jan-97
Feb-97
Mar-97
Apr-97
May-97
Jun-97
Jul-97
Aug-97
Sep-97
Oct-97
Nov-97
Dec-97
Jan-98                          0
Feb-98                    123,381
Mar-98                  2,335,057
Apr-98                  2,036,213
May-98                 10,159,996
Jun-98                  2,685,217   2,077,389           0
Jul-98                  2,684,913   2,984,654           0
Aug-98                  1,245,434   1,892,215   1,453,935           0           0           0
Sep-98                  2,459,589   2,477,931   2,958,724   2,061,923           0           0
Oct-98                    931,223   1,590,132   1,830,613   3,065,332
Nov-98                  2,066,581   2,103,188   2,592,709   3,699,392           0           0
Dec-98                  1,757,781   1,950,093   2,426,763   3,025,605   2,787,952           0
Jan-99                  1,102,500   1,544,354   1,845,623   2,660,028   2,556,044   2,527,370
Feb-99                  1,439,152   1,905,091   1,961,865   2,744,199   2,676,822   2,891,027
Mar-99                  1,729,514   1,615,858   2,117,263   3,358,963   2,764,475   3,115,517
Apr-99                          0     189,643     596,358   2,106,949   2,043,214   2,616,740           0
May-99                          0           0     268,243   1,458,939   1,284,226   2,077,320   2,510,958
Jun-99                    459,616     724,626   1,180,514   2,964,581   2,789,048   3,180,349   3,923,972
Jul-99                     56,840       9,457     425,033   2,262,720   1,921,247   2,036,961   3,157,025
Aug-99                  1,174,902   1,511,478   1,256,859   2,512,944   2,181,552   2,357,584   3,444,186     507,833           0
Sep-99                          0           0          (0)  1,264,650   1,383,307   1,820,391   2,652,316   3,435,614           0
Oct-99                    169,330           0     123,535           0     838,582   1,169,405   2,143,645   2,715,037     495,956
Nov-99                    156,436     737,522           0   2,170,168     638,827     921,414   2,649,158   3,392,998   1,535,437

        MONTH           1998-E      1999-A      1999-B     1999-C
        -----          ---------   ---------   --------   --------
Sep-94
Oct-94
Nov-94
Dec-94
Jan-95
Feb-95
Mar-95
Apr-95
May-95
Jun-95
Jul-95
Aug-95
Sep-95
Oct-95
Nov-95
Dec-95
Jan-96
Feb-96
Mar-96
Apr-96
May-96
Jun-96
Jul-96
Aug-96
Sep-96
Oct-96
Nov-96
Dec-96
Jan-97
Feb-97
Mar-97
Apr-97
May-97
Jun-97
Jul-97
Aug-97
Sep-97
Oct-97
Nov-97
Dec-97
Jan-98
Feb-98
Mar-98
Apr-98
May-98
Jun-98
Jul-98
Aug-98
Sep-98
Oct-98
Nov-98
Dec-98
Jan-99
Feb-99
Mar-99
Apr-99
May-99
Jun-99
Jul-99
Aug-99                         0           0         0          0
Sep-99                         0           0         0          0
Oct-99                         0           0         0          0
Nov-99                   444,725           0         0          0

                             SECURITIZATION TRUSTS

ARCADIA FINANCIAL LTD.
SPREAD ACCOUNT DEPOSIT/(DRAW)

        MONTH           1994-B      1995-A     1995-B      1995-C      1995-D      1995-E      1996-A      1996-B      1996-C
---------------------  ---------   --------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Sep-94                        (0)
Oct-94                        (0)
Nov-94                   986,231
Dec-94                 1,243,228
Jan-95                 2,525,697
Feb-95                 1,146,963    561,747
Mar-95                 1,066,901    642,496     441,323
Apr-95                   584,242    627,160   2,142,881
May-95                   649,765    547,683   1,506,007
Jun-95                   496,061    136,071   1,488,690   1,571,995
Jul-95                   757,888    609,869     804,024   2,812,755
Aug-95                    58,734    242,362     593,796   2,339,797
Sep-95                 1,254,553    509,390   1,180,459   2,082,709   2,247,696
Oct-95                   637,358    174,103     699,953   1,967,542   2,991,330
Nov-95                    47,997    123,919      48,907   1,255,784   2,121,235
Dec-95                  (180,850)    18,259    (210,975)     73,124     686,466   2,325,713
Jan-96                   484,359    839,297   2,044,400   1,382,861     530,098   2,926,483
Feb-96                   801,209     22,025   1,334,366   2,407,873   2,781,108   2,474,584
Mar-96                   673,258    341,357      47,333   1,275,936     728,254   1,135,129   2,598,782
Apr-96                   984,843    380,346   1,041,433   2,079,630   1,775,811   1,889,064   3,520,869
May-96                   565,076    176,145     730,789   1,432,631   1,618,792   3,310,093   1,352,381
Jun-96                   588,171    276,494     348,653     893,230   1,040,291     309,252   1,946,550   2,102,950
Jul-96                   511,092    207,641    (584,616)    605,436   1,361,950   1,120,280   1,790,348   4,666,420
Aug-96                    25,520    204,705   1,386,782   1,298,927   1,015,148     671,470     956,551   2,863,250
Sep-96                   347,148     69,310     792,808   1,257,498     715,241   1,112,268     917,690   1,701,157   2,391,904
Oct-96                   444,654    311,208     298,044     899,073     928,290   1,445,120     858,331   1,559,192   4,955,985
Nov-96                   (11,477)   152,431     276,691     398,127     131,152     319,306      64,389     848,736   3,596,854
Dec-96                    33,805     88,872     132,547     131,265     153,090     391,762     415,374      50,973   1,032,706
Jan-97                   300,774   (174,800)   (238,728)    157,252   1,371,256     936,186   1,224,032     981,217   1,608,691
Feb-97                   (91,982)   284,994     870,014     561,448     541,685   1,247,012     912,605     679,073   1,248,494
Mar-97                   147,649    149,633   1,153,976   1,436,469     947,164   1,090,311   1,565,089   1,514,590   1,013,476
Apr-97                    77,748     95,980     246,934     417,301     247,782     164,054     213,518     665,471     624,288
May-97                    77,665    (74,692)    117,999     412,396     686,452     873,872     170,717     741,342   1,126,004
Jun-97                   216,002     95,846     160,691     628,505     758,374   1,203,718   1,274,886   1,045,659   1,475,882
Jul-97                   327,496    131,803     540,004     850,425     513,163   1,570,724   1,176,466   2,342,231   3,324,950
Aug-97                   452,388    143,687     385,054     867,312   1,028,071   1,559,622   1,758,038   2,321,576   2,004,998
Sep-97                   234,316    260,848     324,543   1,039,697     893,835   1,366,023   1,494,056   1,964,880   2,548,062
Oct-97                   269,527     27,161      59,278   1,124,337     627,640     274,354     827,925     733,474   1,300,143
Nov-97                   213,099    (38,718)     25,627     168,481     302,277     252,390     504,465     202,399      67,880
Dec-97                     3,169    (81,308)     (3,644)     61,442     138,014     325,440     512,489     119,247     538,350
Jan-98                    89,375     91,317     209,090     369,667     (98,746)     88,143     (17,654)   (279,616)    518,691
Feb-98                    (2,066)   (18,468)     26,381     236,608    (137,422)    182,719     325,284   1,054,425     503,111
Mar-98                     3,309     26,986     118,734     429,779     312,650     477,303     537,583     824,523     509,732
Apr-98                   (72,488)   (12,890)     19,306      90,467     248,155     435,844     329,105     308,699      73,668
May-98                   (49,974)    34,470    (157,370)     24,159     136,194     317,605      90,233      81,826     475,576
Jun-98                    41,054     86,317      66,063     343,748     438,736     352,418     449,830     382,935     722,368
Jul-98                   (16,442)   (50,913)    (15,626)    141,123     269,859     414,924     417,236     785,703     655,520
Aug-98                    73,330    (60,605)     13,159     161,948     (92,856)     88,107     (41,875)     90,066     (51,309)
Sep-98                    12,836     24,110      53,203       8,111      56,091      71,276     448,261     436,149     664,123
Oct-98                         0   (112,142)    (37,594)   (321,716)    (69,765)   (115,953)   (354,089)   (405,760)   (154,880)
Nov-98                     2,887    (57,783)   (204,759)    550,262     244,073     151,378     363,769     355,101     495,059
Dec-98                         0     46,659     (16,132)   (296,709)    174,214     486,688      34,466    (549,020)    379,882
Jan-99                         0     30,598          (0)     28,468    (121,929)   (408,830)     55,246    (324,629)     23,541
Feb-99                   217,317         (0)    157,885     749,845     (25,774)    262,174     434,672     486,634      95,055
Mar-99                   350,165         (1)    391,984     525,710     360,507     458,344     219,039     584,784     445,416
Apr-99                   165,875          0     128,238     399,154      78,651     199,553     (21,246)     85,515     163,962
May-99                         0         (0)      3,888          (0)    725,844   1,714,510   1,578,338    (279,343)   (291,279)
Jun-99                    73,712     38,505      54,712     247,465     164,738     185,138     234,977     412,818     485,995
Jul-99                    25,259          0          (0)     75,156      22,198     (86,377)     40,355   2,760,533   3,630,806
Aug-99                   306,217     89,265     226,199     554,277     479,555     541,867     632,962     729,045     675,101
Sep-99                    32,921          0          (0)     91,028          (0)    (76,025)    (83,929)    (65,795)   (245,736)
Oct-99                         0         (0)         (0)         (0)     73,058     121,996     (95,210)      6,627     (59,814)
Nov-99                         0     27,030     141,888     238,049     137,426       1,732      85,525     107,957      15,660

        MONTH           1996-D      1997-A      1997-B      1997-C      1997-D      1998-A      1998-B      1998-C      1998-D
---------------------  ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
Sep-94
Oct-94
Nov-94
Dec-94
Jan-95
Feb-95
Mar-95
Apr-95
May-95
Jun-95
Jul-95
Aug-95
Sep-95
Oct-95
Nov-95
Dec-95
Jan-96
Feb-96
Mar-96
Apr-96
May-96
Jun-96
Jul-96
Aug-96
Sep-96
Oct-96
Nov-96
Dec-96                   801,126
Jan-97                 6,100,894
Feb-97                 4,751,842
Mar-97                 2,569,717     149,536
Apr-97                 2,970,455   5,249,066
May-97                 1,002,541   5,385,510
Jun-97                 1,636,384   3,372,280     336,863
Jul-97                 4,344,531   5,268,508   6,096,115
Aug-97                 3,438,552   3,675,723   5,447,351
Sep-97                 2,723,399   3,347,754   5,417,030   1,163,323
Oct-97                 1,846,454   1,937,088   4,343,777   5,968,843
Nov-97                   681,985     684,665   2,445,995   5,163,453
Dec-97                  (128,048)    287,643   1,847,591   5,982,240     243,321
Jan-98                   390,148   1,531,262   1,160,124   5,056,277   4,607,760
Feb-98                   765,263     913,800     791,777   2,860,409   4,819,085
Mar-98                 1,003,114   1,115,791   1,121,408   2,367,325   4,703,827   1,314,142
Apr-98                   842,711   1,062,813     512,107   1,551,950   3,293,945   4,459,330
May-98                 1,120,197     581,387     976,038   1,524,639   2,438,327   4,431,983
Jun-98                 1,498,858   2,089,050   2,683,703   2,632,090   2,524,709   4,521,124   1,080,861
Jul-98                 1,597,895   1,773,609   2,768,399   2,653,549   2,315,632   3,575,188   5,186,962
Aug-98                   117,864     659,643   1,424,521   2,131,865     958,657   2,712,326   4,541,844
Sep-98                 1,471,543   1,322,095   1,711,080   2,029,499   1,609,827   2,169,782   4,369,732   1,462,661
Oct-98                  (136,508)    442,407     549,870   1,837,820   1,459,908   1,834,759   3,314,650   4,950,815
Nov-98                 1,134,992   1,049,912   1,376,811   2,475,909   1,962,041   2,227,530   3,468,078   5,637,578     424,323
Dec-98                   962,105   1,022,933   1,458,449   1,971,029   1,959,850   1,566,462   2,534,370   4,260,374   1,874,634
Jan-99                   241,676     578,122     778,471   1,584,855   1,644,225   2,182,662   2,460,476   4,577,767   1,991,881
Feb-99                   582,393     916,517     893,911   1,647,050   1,689,394   2,008,405   2,269,509   3,212,226   1,432,359
Mar-99                   764,025     491,846     924,637   2,083,802   1,674,053   2,137,423   2,753,527   3,550,841   1,589,219
Apr-99                    87,532     125,539     453,571     914,262   1,105,085   1,733,908   1,967,285   2,742,539   1,195,894
May-99                   157,179      69,653     236,801     379,111     376,832   1,227,051   1,768,238   2,313,090     867,474
Jun-99                   622,138     686,675   1,104,639   1,826,678   1,855,973   2,298,572   2,884,354   3,205,152   1,172,736
Jul-99                 4,556,664      81,698     448,063   1,208,388   1,079,516   1,212,275   2,178,615   2,337,879     899,176
Aug-99                 1,191,662   1,612,005   1,233,527   1,355,856   1,227,805   1,486,026   2,393,969   2,731,659     811,380
Sep-99                    94,214     166,709      86,995     278,146     597,611   1,066,750   1,708,915   2,235,194     627,736
Oct-99                   363,224     169,419     297,087     (59,853)    588,112     992,348   1,234,805   1,534,626     607,857
Nov-99                   297,075   5,339,989   5,133,613   2,278,324     808,932   1,184,217   1,632,111   2,115,487   1,083,627

        MONTH           1998-E      1999-A      1999-B      1999-C
---------------------  ---------   ---------   ---------   ---------
Sep-94
Oct-94
Nov-94
Dec-94
Jan-95
Feb-95
Mar-95
Apr-95
May-95
Jun-95
Jul-95
Aug-95
Sep-95
Oct-95
Nov-95
Dec-95
Jan-96
Feb-96
Mar-96
Apr-96
May-96
Jun-96
Jul-96
Aug-96
Sep-96
Oct-96
Nov-96
Dec-96
Jan-97
Feb-97
Mar-97
Apr-97
May-97
Jun-97
Jul-97
Aug-97
Sep-97
Oct-97
Nov-97
Dec-97
Jan-98
Feb-98
Mar-98
Apr-98
May-98
Jun-98
Jul-98
Aug-98
Sep-98
Oct-98
Nov-98
Dec-98
Jan-99                 2,290,645
Feb-99                 2,129,206
Mar-99                 2,095,342   1,995,485
Apr-99                 1,627,252   5,598,097
May-99                 1,379,749   4,479,395
Jun-99                 1,518,837   5,042,446   2,523,601
Jul-99                 1,029,991   3,824,998   5,938,889
Aug-99                 1,077,581   3,537,727   5,890,530
Sep-99                   824,828   2,597,638   4,582,189   2,117,320
Oct-99                   738,241   2,781,288   4,016,825   3,434,577
Nov-99                   985,368   2,906,120   4,206,732   3,316,645

PROGRAM SPREAD BALANCES
INCEPTION TO MONTH END NOV. 1999

                             SECURITIZATION TRUSTS

MONTH                                       1994-B     1995-A     1995-B      1995-C      1995-D      1995-E      1996-A
-----                                      --------   --------   ---------   ---------   ---------   ---------   ---------
Dec-97...................................     0             0      271,726           0           0           0           0
Jan-98...................................     0             0      709,451     731,989     403,526     702,246           0
Feb-98...................................     0             0      998,067   1,328,080     755,707   1,461,668           0
Mar-98...................................     0             0    1,387,815   2,143,404   1,571,238   2,583,981           0
Apr-98...................................     0             0    1,628,005   2,609,375   2,260,647   3,570,136           0
May-98...................................     0             0    1,699,212   2,983,226           0           0           0
Jun-98...................................     0             0    1,731,752   3,695,937           0           0           0
Jul-98...................................     0             0    1,643,794           0           0           0           0
Aug-98...................................     0             0           (0)          0           0     583,890           0
Sep-98...................................     0       133,848           (0)    297,516           0   1,129,891           0
Oct-98...................................     0       133,848      137,850     297,516           0   1,459,350           0
Nov-98...................................     0       133,848      137,850   1,054,715     557,578   2,007,862           0
Dec-98...................................     0       176,851      181,762           0     985,253   2,797,592           0
Jan-99...................................     0       205,594      181,762           0   1,157,339   2,797,592           0
Feb-99...................................     0       205,594      339,541     749,340   1,446,397   3,438,463     852,653
Mar-99...................................     0       205,594      731,405   1,274,886   2,079,956   4,307,876   1,552,787
Apr-99...................................     0        45,541      251,609   1,505,392   2,157,223   4,374,168   1,943,129
May-99...................................     0             0           (0)          0           0           0           0
Jun-99...................................     0             0           (0)          0           0           0           0
Jul-99...................................     0             0           (0)          0           0           0           0
Aug-99...................................     0             0           (0)          0           0           0           0
Sep-99...................................     0             0           (0)          0           0           0           0
Oct-99...................................     0             0           (0)          0           0           0           0
Nov-99...................................     0             0           (0)          0      14,227           0           0

MONTH                                       1996-B      1996-C      1996-D      1997-A       1997-B      1997-C      1997-D
-----                                      ---------   ---------   ---------   ---------   ----------   ---------   ---------
Dec-97...................................          0           0           0           0            0           0           0
Jan-98...................................          0           0           0           0            0           0           0
Feb-98...................................          0           0           0           0            0           0           0
Mar-98...................................          0           0           0           0            0           0           0
Apr-98...................................          0           0           0           0            0           0           0
May-98...................................          0           0           0           0    2,255,150           0           0
Jun-98...................................          0           0           0           0    6,275,921           0           0
Jul-98...................................          0           0           0           0   10,321,792           0           0
Aug-98...................................          0           0           0           0           (0)          0           0
Sep-98...................................          0           0           0           0           (0)          0           0
Oct-98...................................          0           0           0           0           (0)          0           0
Nov-98...................................          0           0           0           0           (0)          0           0
Dec-98...................................          0           0           0           0           (0)          0           0
Jan-99...................................          0           0           0           0           (0)          0           0
Feb-99...................................          0     884,015   1,438,184           0           (0)          0           0
Mar-99...................................          0   2,194,924   3,167,157           0           (0)          0           0
Apr-99...................................          0   3,128,352   4,052,842           0           (0)          0           0
May-99...................................    198,725   3,505,083   4,453,821           0           (0)          0           0
Jun-99...................................  1,142,581   4,784,928   5,913,438           0           (0)          0           0
Jul-99...................................          0           0           0   1,009,457           (0)          0           0
Aug-99...................................          0           0           0   3,520,935    2,256,859           0           0
Sep-99...................................          0           0           0   4,308,828    3,115,878           0           0
Oct-99...................................          0           0           0   4,624,011    4,265,505           0           0
Nov-99...................................          0     784,970           0           0           (0)  3,138,332   1,629,456

MONTH                                        TOTAL
-----                                      ----------
Dec-97...................................     271,726
Jan-98...................................   2,547,213
Feb-98...................................   4,543,523
Mar-98...................................   7,686,438
Apr-98...................................  10,068,162
May-98...................................   6,937,588
Jun-98...................................  11,703,611
Jul-98...................................  11,965,586
Aug-98...................................     583,890
Sep-98...................................   1,561,255
Oct-98...................................   2,028,564
Nov-98...................................   3,891,854
Dec-98...................................   4,141,458
Jan-99...................................   4,342,287
Feb-99...................................   9,354,186
Mar-99...................................  15,514,585
Apr-99...................................  17,458,257
May-99...................................   8,157,629
Jun-99...................................  11,840,947
Jul-99...................................   1,009,457
Aug-99...................................   5,777,794
Sep-99...................................   7,424,706
Oct-99...................................   8,889,516
Nov-99...................................   5,566,985

PROGRAM SPREAD ACTIVITY
INCEPTION TO MONTH END NOV. 1999

                             SECURITIZATION TRUSTS

MONTH                    1994-B      1995-A      1995-B       1995-C       1995-D       1995-E       1996-A       1996-B
-----                  ----------   --------   ----------   ----------   ----------   ----------   ----------   ----------
Dec-97...............                             271,726
Jan-98...............                             437,726      731,989      403,526      702,246
Feb-98...............                             288,616      596,091      352,180      759,422
Mar-98...............                             389,748      815,324      815,531    1,122,313
Apr-98...............                             240,189      465,971      689,409      986,155
May-98...............                              71,208      373,851   (2,260,647)  (3,570,136)
Jun-98...............                              32,540      712,711
Jul-98...............                             (87,959)  (3,695,937)
Aug-98...............                          (1,643,794)                               583,890
Sep-98...............                133,848                   297,516                   546,000
Oct-98...............                     --      137,850           --                   329,459
Nov-98...............                     --           --      757,199      557,578      548,512
Dec-98...............                 43,003       43,912   (1,054,715)     427,674      789,730
Jan-99...............                 28,743           --           --      172,086           --
Feb-99...............                     --      157,779      749,340      289,059      640,871      852,653
Mar-99...............                     --      391,865      525,546      633,558      869,413      700,134           --
Apr-99...............               (160,052)    (479,796)     230,505       77,267       66,292      390,342           --
May-99...............                (45,541)    (251,609)  (1,505,392)  (2,157,223)  (4,374,168)  (1,943,129)     198,725
Jun-99...............                                                                                              943,856
Jul-99...............                                                                                           (1,142,581)
Aug-99...............
Sep-99...............
Oct-99...............
Nov-99...............                                                        14,227

MONTH                    1996-C       1996-D       1997-A       1997-B       1997-C      1997-D        TOTAL
-----                  ----------   ----------   ----------   -----------   ---------   ---------   -----------
Dec-97...............                                                                                   271,726
Jan-98...............                                                                                 2,275,488
Feb-98...............                                                                                 1,996,309
Mar-98...............                                                                                 3,142,915
Apr-98...............                                                                                 2,381,724
May-98...............                                           2,255,150                            (3,130,574)
Jun-98...............                                           4,020,771                             4,766,022
Jul-98...............                                           4,045,871                               261,975
Aug-98...............                                         (10,321,792)                          (11,381,696)
Sep-98...............                                                                                   977,365
Oct-98...............                                                                                   467,309
Nov-98...............                                                                                 1,863,290
Dec-98...............                                                                                   249,604
Jan-99...............                                                                                   200,829
Feb-99...............     884,015    1,438,184                                                        5,011,900
Mar-99...............   1,310,909    1,728,973                                                        6,160,399
Apr-99...............     933,429      885,685                                                        1,943,671
May-99...............     376,731      400,980                                                       (9,300,627)
Jun-99...............   1,279,844    1,459,617                                                        3,683,317
Jul-99...............  (4,784,928)  (5,913,438)   1,009,457                                         (10,831,490)
Aug-99...............                             2,511,478     2,256,859                             4,768,337
Sep-99...............                               787,892       859,020                             1,646,912
Oct-99...............                               315,183     1,149,627                             1,464,810
Nov-99...............     784,970                (4,624,011)   (4,265,505)  3,138,332   1,629,456    (3,322,531)

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

    In accordance with the Delaware Law, the Restated Certificate of Incorporation of Associates contains a provision to limit the personal liability of the directors of Associates for violations of their fiduciary duty. This provision eliminates each director's liability to Associates for violations of their fiduciary duty. This provision eliminates each director's liability to Associates or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to Associates or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

    The directors and officers of Associates are covered by directors' and officers' insurance policies relating to Associates and its subsidiaries.

    The Restated Certificate of Incorporation of Associates provides for indemnification of the officers and directors of Associates to the full extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits

       EXHIBIT
       NUMBER                                   DESCRIPTION
---------------------   ------------------------------------------------------------
         2.1            -- Agreement and Plan of Merger, dated as of November 12,
                        1999, by and among Associates First Capital Corporation,
                           AFCC Newco, Inc. and Arcadia Financial Ltd. (included as
                           Appendix A to the proxy statement/prospectus contained in
                           this registration statement).

         2.2            -- Voting Agreement, dated as of November 12, 1999, by and among Associates First Capital Corporation and certain
                           affiliated shareholders of Arcadia Financial Ltd.
                           (included as Appendix D to the proxy statement/prospectus
                           contained in this registration statement).

           4            -- Form of Residual Value Obligations Agreement between
                        Associates First Capital Corporation and The Chase Manhattan
                           Bank, as Trustee (included as Appendix B to the proxy
                           statement/prospectus contained in this registration
                           statement).

           5            -- Opinion of Simpson Thacher & Bartlett as to the legality of the securities being registered.

          12            -- Statement regarding computation of ratio of earnings to fixed charges.

        23.1            -- Consent of PricewaterhouseCoopers LLP, Independent
                           Auditors.

        23.2            -- Consent of Ernst & Young LLP, Independent Auditors.

        23.3            -- Consent of Simpson Thacher & Bartlett (included in
                           Exhibit 5).

          24            -- Power of Attorney.

          25            -- Statement on Form T-1 of eligibility of Trustee.

          27            -- Financial Data Schedule.

        99.1            -- Opinion of J.P. Morgan Securities Inc. (included as
                        Appendix C to the proxy statement/ prospectus contained in this registration statement).

        99.2            -- Consent of J.P. Morgan Securities Inc.

        99.3            -- Form of Proxy Card of Arcadia Financial Ltd.

    (b) Schedules

    All schedules are omitted as the required information is presented in the Registrant's consolidated financial statements or related notes or such schedules are not applicable.

    (c) See Exhibit 99.1 in Item 21(a) above.

ITEM 22. UNDERTAKINGS.

    The undersigned Registrant hereby undertakes:

        (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
    Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (2) that, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act, such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

        (3) that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

        (4) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request; and

        (5) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

    Insofar as indemnification for liabilities arising under the Securities Act of may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF NEW YORK, STATE OF NEW YORK ON MARCH 1, 2000.

                                                       ASSOCIATES FIRST CAPITAL CORPORATION

                                                       By:  /s/ JOHN F. STILLO
                                                            -----------------------------------------
                                                            Name: John F. Stillo
                                                            Title:  Senior Vice President, Comptroller
                                                            and Principal Accounting Officer

    PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED.

               SIGNATURE                                  TITLE                          DATE
               ---------                                  -----                          ----

-------------------------------
Keith W. Hughes
                                         Chairman of the Board, Principal            March 1, 2000
                                           Executive Officer and Director

-------------------------------          Director                                    March 1, 2000
J. Carter Bacot

-------------------------------          Director                                    March 1, 2000
Eric S. Dobkin

-------------------------------          Director                                    March 1, 2000
William M. Issac

-------------------------------          Director                                    March 1, 2000
Judy Jolley Mohraz

-------------------------------          Director                                    March 1, 2000
H. James Toffey, Jr.

-------------------------------          Director                                    March 1, 2000
Kenneth Whipple

-------------------------------
Roy A. Guthrie
                                         Director, Senior Executive Vice             March 1, 2000
                                           President and Principal Financial
                                           Officer

-------------------------------
John F. Stillo
                                         Senior Vice President, Comptroller and      March 1, 2000
                                           Principal Accounting Officer

* by signing his name hereto, Chester D. Longenecker signs this document on behalf of each of the persons indicated above pursuant to powers of attorney duly executed by such persons.

By:  /s/ CHESTER D. LONGENECKER
     ---------------------------------------
     (ATTORNEY-IN-FACT)